As filed with the Securities and Exchange Commission on March 22, 2017

Registration No. 333-215183

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNOCO LOGISTICS PARTNERS L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4610	23-3096839
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3807 West Chester Pike

Newtown Square, Pennsylvania 19073

(866) 248-4344

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kathleen Shea-Ballay

Senior Vice President, General Counsel and Secretary

Sunoco Partners LLC

3807 West Chester Pike

Newtown Square, Pennsylvania 19073

(866) 248-4344

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Swidler Lande A. Spottswood Mike Rosenwasser Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, New York 10103 (212) 237-0000	James M. Wright, Jr. General Counsel Energy Transfer Partners, L.L.C. 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 (214) 981-0700	William N. Finnegan IV Ryan J. Maierson Debbie P. Yee Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. Sunoco Logistics Partners L.P. may not issue the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MARCH 22, 2017

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

                    , 2017

Dear Common Unitholders:

On November 20, 2016, Sunoco Logistics Partners L.P. (“SXL”), Energy Transfer Partners, L.P. (“ETP”) and certain of their affiliates entered into a merger agreement, as amended on December 16, 2016 (as so amended and as may be further amended from time to time, the “merger agreement”), pursuant to which SXL Acquisition Sub LP, a wholly owned subsidiary of SXL, will merge with ETP, with ETP continuing as the surviving entity and becoming a wholly owned subsidiary of SXL (the “merger”). Concurrently with the merger, Sunoco Partners LLC, the general partner of SXL (“SXL GP”), will merge with Energy Transfer Partners GP, L.P., the general partner of ETP (“ETP GP”), with ETP GP continuing as the surviving entity and becoming the general partner of SXL (the “GP merger” and, together with the merger, the “mergers”).

The board of directors (the “ETP Board”) of Energy Transfer Partners, L.L.C., the general partner of ETP GP, approved and agreed to submit the merger to a vote of ETP unitholders following the recommendation of the conflicts committee of the ETP Board (the “ETP Conflicts Committee”). The ETP Board and the ETP Conflicts Committee have determined that the merger agreement and the merger are advisable, fair and reasonable to and in the best interests of ETP and its common unitholders other than Energy Transfer Equity, L.P. (“ETE”), SXL and their affiliates, and have approved the merger agreement and the merger.

Under the terms of the merger agreement, subject to certain adjustments, holders of common units representing limited partner interests in ETP (“ETP common units” or “common units”) will receive, for each ETP common unit held, 1.5 common units representing limited partner interests in SXL (“SXL common units”). Additionally, the Class E units, Class G units, Class I units and Class K units of ETP issued and outstanding immediately prior to the effective time will be cancelled and converted automatically into an equal number of newly created classes of units representing limited partner interests in SXL, with the same rights, preferences, privileges, duties and obligations as such classes of ETP units had immediately prior to the closing of the merger. Under the terms of the merger agreement, ETP’s Class H units and incentive distribution rights will be cancelled for no consideration.

The merger consideration to be received by holders of ETP common units is valued at $39.29 per unit based on the closing price of SXL common units as of November 18, 2016, the last trading day before the public announcement of the merger, representing approximately a 0.2% discount to the closing price of ETP common units of $39.37 on November 18, 2016, a 5% premium to the volume-weighted average closing price of ETP common units for the five trading days ended November 18, 2016 and a 10% premium to the volume-weighted average closing price of ETP common units for the 30 trading days ended November 18, 2016. The merger consideration is valued at $         per unit based on the closing price of SXL common units as of                 , 2017, the most recent practicable trading day prior to the date of this proxy statement/prospectus, representing a     % premium to the closing price of ETP common units of $         on                     , 2017, and a     % premium to the volume-weighted average closing price of ETP common units for the five trading days ended                 , 2017.

Immediately following the completion of the merger, it is expected that ETP common unitholders will own approximately     % of the outstanding SXL common units, based on the number of SXL common units outstanding, on a fully diluted basis, as of                     , 2017. The common units of SXL and ETP are traded on the New York Stock Exchange (“NYSE”) under the symbols “SXL” and “ETP,” respectively. Following the consummation of the merger, it is expected that SXL will change its name to “Energy Transfer Partners, L.P.” and apply to continue the listing of its common units on the NYSE under the symbol “ETP,” and that ETP will change its name to “Energy Transfer, LP.”

ETP is holding a special meeting of its common unitholders at                     , on                  at                 , local time, to obtain the vote of its common unitholders to adopt the merger agreement and the transactions contemplated thereby. Your vote is very important regardless of the number of ETP common units you own. The merger cannot be completed unless the holders of at least a majority of the outstanding ETP common units vote for the adoption of the merger agreement and the transactions contemplated thereby at the special meeting. The ETP Board recommends that ETP common unitholders vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby, “FOR” the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the advisory compensation proposal. Pursuant to the merger agreement, ETE, which indirectly owns all of the incentive distribution rights, the general partner interest in ETP and approximately     % of the ETP common units outstanding as of                     , 2017, has agreed to vote all of the ETP common units owned beneficially or of record by ETE or its subsidiaries in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof. Whether or not you expect to attend the special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into the accompanying proxy statement/prospectus), which includes important information about the merger agreement, the proposed mergers and the special meeting. Please pay particular attention to the section titled “Risk Factors” beginning on page 29 of the accompanying proxy statement/prospectus.

On behalf of the ETP Board, we thank you for your continued support.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated                     , 2017 and is first being mailed to the common unitholders of ETP on or about                     , 2017.

Sincerely,
Kelcy L. Warren Chief Executive Officer of Energy Transfer Partners, L.L.C., on behalf of Energy Transfer Partners, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

NOTICE OF SPECIAL MEETING OF UNITHOLDERS

TO BE HELD ON                     , 2017

To the Common Unitholders of Energy Transfer Partners, L.P.:

Notice is hereby given that a special meeting of common unitholders of Energy Transfer Partners, L.P. (“ETP”), will be held at              , on                     , 2017 at             , local time, solely for the following purposes:

•	Merger proposal: To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 20, 2016, as amended by Amendment No. 1 thereto (the “amendment”), dated as of December 16, 2016 (as so amended and as may be further amended from time to time, the “merger agreement”), by and among Sunoco Logistics Partners L.P. (“SXL”), Sunoco Partners LLC, the general partner of SXL (“SXL GP”), SXL Acquisition Sub LLC, a wholly owned subsidiary of SXL (“SXL Merger Sub”), SXL Acquisition Sub LP, a wholly owned subsidiary of SXL (“SXL Merger Sub LP”), ETP, Energy Transfer Partners GP, L.P., the general partner of ETP (“ETP GP”), and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (“ETE”), a composite copy of which, incorporating the amendment into the text of the initial agreement, is attached as Annex A to the proxy statement/prospectus accompanying this notice, and the transactions contemplated thereby, including the merger of SXL Merger Sub LP with and into ETP (the “merger”);

•	Adjournment proposal: To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and the transactions contemplated thereby at the time of the special meeting; and

•	Advisory compensation proposal: To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the payments that will or may be paid by ETP to its named executive officers in connection with the merger.

These items of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement/prospectus. The board of directors (the “ETP Board”) of Energy Transfer Partners, L.L.C., the general partner of ETP GP (“ETP GP LLC”), and the conflicts committee of the ETP Board (the “ETP Conflicts Committee”) have determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair and reasonable to and in the best interests of ETP and its common unitholders other than ETE, SXL and their affiliates and the ETP Board recommends that ETP common unitholders vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby, “FOR” the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of such adoption and “FOR” the advisory compensation proposal.

Only common unitholders of record as of the close of business on                     , 2017 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of common unitholders entitled to vote at the special meeting will be available in our offices located at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225 during regular business hours for a period of 10 days before the special meeting, and at the place of the special meeting during the special meeting. Pursuant to the merger agreement, ETE has agreed to vote all of the common units representing limited partner interests in ETP (“ETP common units” or “common units”) owned beneficially or of record by ETE or its subsidiaries in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof, which includes the merger proposal and, if necessary, the adjournment proposal. As of                     , 2017, ETE and its subsidiaries collectively held              ETP common units, representing approximately     % of the ETP units entitled to vote at the special meeting.

Adoption of the merger agreement and the transactions contemplated thereby by the ETP unitholders is a condition to the consummation of the merger and requires the affirmative vote of holders of at least a majority of the outstanding ETP common units. Therefore, your vote is very important. Your failure to vote your units will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the transactions contemplated thereby.

By order of the board of directors,

James M. Wright, Jr. General Counsel

Dallas, Texas

                    , 2017

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If your ETP common units are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the adjournment vote, the advisory (non-binding) vote on the payments that will or may be paid by ETP to its named executive officers in connection with the merger, the special meeting or the accompanying proxy statement/prospectus or would like additional copies of the accompanying proxy statement/prospectus or need help voting your ETP common units, please contact ETP’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll free: (800) 322-2855

Collect: (212) 929-5500

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about SXL and ETP from other documents filed with the Securities and Exchange Commission (the “SEC”), that are not included in or delivered with this proxy statement/prospectus.

Documents incorporated by reference are available to you without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers.

Sunoco Logistics Partners L.P. Investor Relations 3807 West Chester Pike Newtown Square, Pennsylvania 19073 (866) 248-4344	Energy Transfer Partners, L.P. Investor Relations 8111 Westchester Drive, Suite 600 Dallas, Texas 75225 (214) 981-0795

To receive timely delivery of the requested documents in advance of the special meeting, you should make your request no later than                     , 2017.

For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information.”

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the SEC by SXL (File No. 333-215183), constitutes a prospectus of SXL under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the common units representing limited partner interests in SXL (“SXL common units”) to be issued pursuant to the merger agreement. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the special meeting of ETP common unitholders, at which ETP common unitholders will be asked to consider and vote on, among other matters, a proposal to adopt the merger agreement and the transactions contemplated thereby.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated                     , 2017. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to ETP common unitholders nor the issuance by SXL of its common units pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning SXL contained in this proxy statement/prospectus or incorporated by reference has been provided by SXL, and the information concerning ETP contained in this proxy statement/prospectus or incorporated by reference has been provided by ETP.

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QUESTIONS AND ANSWERS

Set forth below are questions that you, as a common unitholder of ETP, may have regarding the merger, the adjournment proposal, the advisory compensation proposal and the special meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety, including the composite merger agreement, which incorporates the text of the amendment into the text of the initial agreement and is attached as Annex A to this proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus, because this section may not provide all of the information that is important to you with respect to the merger and the special meeting. You may obtain a list of the documents incorporated by reference into this proxy statement/prospectus in the section titled “Where You Can Find More Information.”

Q: Why am I receiving this proxy statement/prospectus?

A: SXL and ETP have agreed to a merger, pursuant to which SXL Merger Sub LP, a wholly owned subsidiary of SXL, will merge with ETP. ETP will continue its existence as the surviving entity and become a wholly owned subsidiary of SXL, but will cease to be a publicly traded limited partnership. In order to complete the merger, ETP common unitholders must vote to adopt the merger agreement and the transactions contemplated thereby. ETP is holding a special meeting of its common unitholders to obtain such unitholder approval. ETP common unitholders will also be asked to approve, on an advisory (non-binding) basis, the payments that will or may be paid by ETP to its named executive officers in connection with the merger.

In the merger, SXL will issue SXL common units as the consideration to be paid to holders of ETP common units. This document is being delivered to you as both a proxy statement of ETP and a prospectus of SXL in connection with the merger. It is the proxy statement by which the ETP Board is soliciting proxies from you to vote on the adoption of the merger agreement and the transactions contemplated thereby at the special meeting or at any adjournment or postponement of the special meeting. It is also the prospectus by which SXL will issue SXL common units to you in the merger.

Q: What will happen in the merger?

A: In the merger, SXL Merger Sub LP will merge with ETP. ETP will be the surviving limited partnership in the merger and will become a wholly owned subsidiary of SXL, but ETP will cease to be a publicly traded limited partnership. Following the consummation of the merger, it is expected that SXL will change its name to “Energy Transfer Partners, L.P.” and ETP will change its name to “Energy Transfer, LP.”

Q: What will I receive in the merger?

A: If the merger is completed, each of your ETP common units will be cancelled and converted automatically into the right to receive 1.5 (the “exchange ratio”) SXL common units (the “merger consideration”). ETP common unitholders will not receive any fractional SXL common units in the merger. Instead, each holder of ETP common units that are converted pursuant to the merger agreement who otherwise would have received a fraction of an SXL common unit will instead be entitled to receive a whole SXL common unit. Based on the closing price of SXL common units on the New York Stock Exchange (the “NYSE”) on November 18, 2016, the last trading day prior to the public announcement of the merger, the merger consideration represented approximately $39.29 in value for each ETP common unit. Based on the closing price of $         for SXL common units on the NYSE on                     , 2017, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the merger consideration represented approximately $         in value for each ETP common unit. The market price of SXL common units will fluctuate prior to the merger, and the market price of SXL common units when received by ETP common unitholders after the merger is completed could be greater or less than the current market price of SXL common units. See “Risk Factors.”

Q: What will happen to my ETP restricted units and cash units in the merger?

A: If the merger is completed, each outstanding restricted unit of ETP (an “ETP restricted unit”) will be converted into the right to receive an award of restricted units relating to SXL common units on the same terms and conditions as were applicable to the corresponding award of ETP restricted units (including the right to receive distribution equivalents with respect to such award), except that the number of SXL common units covered by the award will be equal to the number of ETP common units covered by the corresponding award of ETP restricted units multiplied by the exchange ratio, rounded up to the nearest whole unit. In addition, each outstanding award of cash units issued under the Energy Transfer Partners, L.P. Long-Term Incentive Cash Restricted Unit Plan (the “ETP cash unit plan”) representing the right to a cash payment based on the value of ETP common units (“ETP cash units”) will be converted into the right to receive an award of restricted cash units relating to SXL common units on the same terms and conditions as were applicable to the award of ETP cash units, except that the number of notional SXL common units relating to the award will be equal to the number of notional ETP common units relating to the corresponding award of ETP cash units multiplied by the exchange ratio, rounded up to the nearest whole unit.

Q: What will happen to the other series and classes of ETP units in the merger?

A: If the merger is completed, the outstanding Class E units representing limited partner interests in ETP (the “Class E units”), Class G units representing limited partner interests in ETP (the “Class G units”), Class I units representing limited partner interests in ETP (the “Class I units”) and Class K units representing limited partner interests in ETP (the “Class K units”) will be cancelled and converted automatically into an equal number of newly created classes of units representing limited partner interests in SXL, with the same rights, preferences, privileges, duties and obligations as such classes of ETP units had immediately prior to the closing of the merger.

If the merger is completed, each outstanding Class H unit representing a limited partner interest in ETP (a “Class H unit”) and the incentive distribution rights in ETP will be cancelled for no consideration.

Q: What happens if the merger is not completed?

A: If the merger agreement and the transactions contemplated thereby are not adopted by ETP common unitholders holding at least a majority of the outstanding ETP common units, or if the merger is not completed for any other reason, you will not receive any form of consideration for your ETP units in connection with the merger. Instead, ETP will remain an independent publicly traded limited partnership and its common units will continue to be listed and traded on the NYSE. If the merger agreement is terminated under specified circumstances, including if ETP unitholder approval is not obtained, ETP will be required to pay all of the reasonably documented out-of-pocket expenses incurred by SXL and its affiliates in connection with the merger agreement and the transactions contemplated thereby, up to a maximum amount of $30.0 million. In addition, if the merger agreement is terminated under specified circumstances, including due to an adverse recommendation change having occurred, ETP may be required to pay SXL a termination fee of $630.0 million, less any expenses previously paid by ETP to SXL. Following payment of the termination fee, ETP will not be obligated to pay any additional expenses incurred by SXL or its affiliates. Please read “Proposal 1: The Merger Agreement—Expenses” and “—Termination Fee” beginning on page 119 of this proxy statement/prospectus.

Q: Will I continue to receive future distributions on my ETP common units?

A: Before completion of the merger, ETP expects to continue to pay its regular quarterly cash distribution on its common units, which was $1.0550 per ETP common unit for the quarter ended December 31, 2016. However, SXL and ETP will coordinate the timing of distribution declarations leading up to the merger so that, in any quarter, a holder of ETP common units will either receive distributions in respect of its ETP common units or distributions in respect of the SXL common units that such holder will receive in the merger (but will not receive distributions in respect of both in any quarter). Receipt of the regular quarterly distribution will not reduce the merger consideration you receive. After completion of the merger, you will be entitled only to distributions on any SXL common units you receive in the merger and hold through the applicable distribution record date. While SXL provides no assurances as to the level or payment of any future distributions on its common units, and SXL determines the amount of its distributions each quarter, for the quarter ended December 31, 2016, SXL paid a cash distribution of $0.52 per SXL common unit on February 14, 2017 to holders of record as of the close of business on February 7, 2017

The current annualized distribution rate for each ETP common unit is $4.22 (based on the quarterly distribution rate of $1.0550 for each ETP common unit that was paid with respect to the quarter ended December 31, 2016). Based on the exchange ratio, the annualized distribution rate for each ETP common unit exchanged for 1.5 SXL common units would be approximately $3.12 (based on the quarterly distribution rate of $0.52 per SXL common unit that was paid with respect to the quarter ended December 31, 2016). Accordingly, based on the distribution rates for the quarter ended December 31, 2016, and the exchange ratio, an ETP common unitholder would initially receive approximately 26.0% less in quarterly cash distributions on an annualized basis after giving effect to the merger. For additional information, please read “Comparative Unit Prices and Distributions.”

Q: What am I being asked to vote on?

A: ETP’s common unitholders are being asked to vote on the following proposals:

•	Merger proposal: To adopt the merger agreement, a composite copy of which, incorporating the amendment into the text of the initial agreement, is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby, including the merger;

•	Adjournment proposal: To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting; and

•	Advisory compensation proposal: To approve, on an advisory (non-binding) basis, the payments that will or may be paid by ETP to its named executive officers in connection with the merger.

The approval of the merger proposal by ETP common unitholders holding at least a majority of the outstanding ETP common units is a condition to the obligations of SXL and ETP to complete the merger. Neither the adjournment proposal nor the advisory compensation proposal is a condition to the obligations of SXL or ETP to complete the merger.

Q: Does the ETP Board recommend that ETP common unitholders adopt the merger agreement and the transactions contemplated thereby?

A: Yes. The ETP Board and the ETP Conflicts Committee have approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that these transactions are advisable and fair and reasonable to, and in the best interests of, ETP and the unaffiliated ETP unitholders. Therefore, the ETP Board recommends that you vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby at the special meeting. See “The Merger—Recommendation of the ETP Board; Reasons for the Merger” beginning on page 76 of this proxy statement/prospectus. In considering the recommendation of the ETP Board with respect to the merger agreement and the transactions contemplated thereby, including the merger, you should be aware that directors and executive officers of ETP are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or in addition to, your interests as a unitholder of ETP. You should consider these interests in voting on the merger proposal. These different interests are described under “The Merger—Interests of Directors and Executive Officers of ETP in the Merger” beginning on page 100 of this proxy statement/prospectus.

Q: What are the related compensation payments to ETP named executive officers and why am I being asked to vote on them?

A: The SEC has adopted rules that require ETP to seek an advisory (non-binding) vote on the compensation payments related to the merger. The related compensation payments are certain compensation payments that are tied to or based on the merger and that will or may be paid by ETP to its named executive officers in connection with the merger. This proposal is referred to as the advisory compensation proposal.

Q: Does the ETP Board recommend that unitholders approve the advisory compensation proposal?

A: Yes. The ETP Board unanimously recommends that you vote “FOR” the advisory compensation proposal. See “Proposal 3: Advisory Vote on Related Compensation” beginning on page 181 of this proxy statement/prospectus.

Q: What happens if the advisory compensation proposal is not approved?

A: Approval of the advisory compensation proposal is not a condition to completion of the merger. The vote is an advisory vote and is not binding. If the merger is completed, ETP will or may pay the related compensation to its named executive officers in connection with the merger even if ETP unitholders fail to approve the advisory compensation proposal.

Q: What unitholder vote is required for the approval of each proposal?

A: The following are the vote requirements for the ETP proposals:

•	Merger proposal. The affirmative vote of the holders of at least a majority of the outstanding ETP common units. Accordingly, abstentions, broker non-votes and an ETP common unitholder’s failure to vote will have the same effect as votes “AGAINST” the proposal.

•	Adjournment proposal. If a quorum is present at the special meeting, the affirmative vote of the holders of at least a majority of the outstanding ETP common units. If a quorum is not present at the meeting, the affirmative vote of holders of a majority of the outstanding ETP common units, represented thereat either in person or by proxy, will be required to approve the proposal. Accordingly, if a quorum is present, abstentions, broker non-votes and an ETP common unitholder’s failure to vote will have the same effect as votes “AGAINST” the proposal. If a quorum is not present, abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal, but an ETP common unitholder’s failure to vote will have no effect on the adoption of the proposal.

•	Advisory compensation proposal. The affirmative vote of a majority of the votes cast on the advisory compensation proposal by the holders of the ETP common units. Accordingly, voting against the advisory compensation proposal increases the number of votes required to approve the proposal, but abstentions or failures to vote do not.

Pursuant to the merger agreement, ETE, which directly and indirectly owns all of the incentive distribution rights and the general partner interest in ETP, has agreed to vote all of the ETP common units owned beneficially or of record by ETE or its subsidiaries in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof, which includes the merger proposal and, if necessary, the adjournment proposal. As of                     , 2017, ETE and its subsidiaries collectively held              ETP common units, representing approximately     % of the ETP units entitled to vote at the special meeting.

Q: What constitutes a quorum for the special meeting?

A: The holders of at least a majority of the outstanding ETP common units must be represented in person or by proxy at the special meeting in order to constitute a quorum.

Q: When is this proxy statement/prospectus being mailed?

A: This proxy statement/prospectus and the proxy card are first being sent to ETP common unitholders on or about                     , 2017.

Q: Who is entitled to vote at the special meeting?

A: Holders of outstanding ETP common units outstanding as of the close of business on                     , 2017, the record date, are entitled to one vote per unit at the special meeting.

As of the record date, there were approximately              ETP common units outstanding, all of which are entitled to vote at the special meeting.

Q: When and where is the special meeting?

A: The special meeting will be held at                     , on                     , 2017, at             , local time.

Q: How do I vote my common units at the special meeting?

A: There are four ways you may cast your vote. You may vote:

•	In Person. If you are a common unitholder of record, you may vote in person at the special meeting. Common units held by a bank, broker or other nominee may be voted in person by you only if you obtain a legal proxy from the record holder (which is your bank, broker or other nominee) giving you the right to vote the units;

•	Via the Internet. You may cause your common units to be voted at the special meeting by submitting your proxy electronically via the Internet by accessing the Internet address provided on each proxy card (if you are a common unitholder of record) or vote instruction card (if your common units are held by a bank, broker or other nominee);

•	By Telephone. You may cause your common units to be voted at the special meeting by submitting your proxy by using the toll-free telephone number listed on the enclosed proxy card (if you are a common unitholder of record) or vote instruction card (if your common units are held by a bank, broker or other nominee); or

•	By Mail. You may cause your common units to be voted at the special meeting by submitting your proxy by filling out, signing and dating the enclosed proxy card (if you are a common unitholder of record) or vote instruction card (if your common units are held by a bank, broker or other nominee) and returning it by mail in the prepaid envelope provided.

Even if you plan to attend the special meeting in person, you are encouraged to submit your proxy as described above so that your vote will be counted if you later decide not to attend the special meeting.

If your common units are held by a bank, broker or other nominee, also known as holding units in “street name,” you should receive instructions from the bank, broker or other nominee that you must follow in order to have your common units voted. Please review such instructions to determine whether you will be able to submit your proxy via Internet or by telephone. The deadline for submitting your proxy by telephone or electronically through the Internet is 11:59 p.m., Eastern Time, on                     , 2017 (the “telephone/internet deadline”).

Q: If my common units are held in “street name” by my broker, will my broker automatically vote my common units for me?

A: No. If your common units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your common units by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your common units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. In these cases, the broker can register your common units as being present at the special meeting for purposes of determining a quorum, but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals, at the special meeting, including the merger proposal. A broker non-vote will have the same effect as a vote “AGAINST” the merger proposal and the adjournment proposal.

Q: How will my ETP common units be represented at the special meeting?

A: If you submit your proxy by telephone, the Internet website or by signing and returning your proxy card, the officers named in your proxy card will vote your common units in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your common units, your proxy will be voted as the ETP Board recommends, which is:

•	Merger proposal: “FOR” the adoption of the merger agreement and the transactions contemplated thereby;

•	Adjournment proposal: “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting; and

•	Advisory compensation proposal: “FOR” the approval, on an advisory (non-binding) basis, of the payments that will or may be paid by ETP to its named executive officers in connection with the merger.

Q: Who may attend the special meeting?

A: ETP common unitholders (or their authorized representatives) and ETP’s invited guests may attend the special meeting. All attendees at the special meeting should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.

Q: Is my vote important?

A: Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for ETP to obtain the necessary quorum to hold the special meeting. In addition, an abstention or your failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the transactions contemplated thereby. If you hold your common units through a bank, broker or other nominee, your bank, broker or other nominee will not be able to cast a vote on such adoption without instructions from you. The ETP Board recommends that ETP common unitholders vote “FOR” the ETP merger proposal.

Q: Can I revoke my proxy or change my voting instructions?

A: Yes. If you are a common unitholder of record, you may revoke or change your vote at any time before the telephone/internet deadline or before the polls close at the special meeting by:

•	sending a signed, written notice to Energy Transfer Partners, L.P. at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, Attention: Corporate Secretary, that bears a date later than the date of the proxy and is received prior to the special meeting and states that you revoke your proxy;

•	submitting a valid proxy by telephone or internet that bears a date later than the date of the proxy, but no later than the telephone/internet deadline and is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your ETP common units through a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee in order to revoke your proxy or change your voting instructions.

Q: What happens if I sell my common units after the record date but before the special meeting?

A: The record date for the special meeting is earlier than the date of the special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your ETP common units after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by ETP’s common unitholders in the merger. In order to receive the merger consideration, you must hold your ETP common units through completion of the merger.

Q: What does it mean if I receive more than one proxy card or vote instruction card?

A: Your receipt of more than one proxy card or vote instruction card may mean that you have multiple accounts with ETP’s transfer agent or with a bank, brokerage firm or other nominee. If voting by mail, please sign and return all proxy cards or vote instruction cards to ensure that all of your ETP common units are voted. Each proxy card or vote instruction card represents a distinct number of units and it is the only means by which those particular units may be voted by proxy.

Q: Is completion of the merger subject to any conditions?

A: Yes. In addition to the adoption of the merger agreement by the holders of at least a majority of the outstanding ETP common units, completion of the merger requires the receipt of the necessary governmental clearances and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement.

Q: When do you expect to complete the merger?

A: SXL and ETP are working towards completing the merger promptly. SXL and ETP currently expect to complete the merger shortly following the conclusion of the meeting, subject to receipt of ETP unitholder approval, regulatory approvals and clearances and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Q: What are the expected U.S. federal income tax consequences to an ETP unitholder as a result of the transactions contemplated by the merger agreement?

A: Although for state law purposes ETP will become a wholly owned subsidiary of SXL in the merger, for U.S. federal income tax purposes, ETP (rather than SXL) will be treated as the continuing partnership following the merger. As a result, for U.S. federal income tax purposes, SXL will be deemed to contribute all of its assets to ETP in exchange for ETP units and the assumption of SXL’s liabilities, followed by a liquidation of SXL in which ETP units are distributed to SXL unitholders. In addition, as a result of the merger, SXL unitholders immediately prior to the merger, who will be deemed to have received ETP units in the merger, will be deemed to become limited partners of ETP for U.S. federal income tax purposes and will be allocated a share of ETP’s nonrecourse liabilities.

It is anticipated that no gain or loss should be recognized by an ETP unitholder solely as a result of the merger, except to the extent any net decrease in such unitholder’s share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the “Code”), exceeds such unitholder’s adjusted tax basis in its ETP units at the closing of the merger. Each ETP common unitholder’s share of ETP’s nonrecourse liabilities will be recalculated following the merger. Any resulting increase or decrease in an ETP common unitholder’s nonrecourse liabilities will result in a corresponding increase or decrease in such unitholder’s adjusted tax basis in its ETP common units. A reduction in a common unitholder’s share of nonrecourse liabilities would, if such reduction exceeds the unitholder’s tax basis in his or her ETP common units, under certain circumstances, result in the recognition of taxable gain by an ETP common unitholder. In addition, an ETP unitholder would recognize such unitholder’s distributive share of any gain recognized by ETP as a result of the merger. However, it is not anticipated that gain or loss should be recognized by ETP solely as a result of the merger. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to ETP and ETP Common Unitholders” and “Risk Factors—Risk Factors Relating to the Merger.”

Q: What are the expected U.S. federal income tax consequences for an ETP common unitholder of the ownership of SXL common units after the merger is completed?

A: Each ETP common unitholder who becomes a holder of SXL common units as a result of the merger will, as is the case for existing SXL common unitholders, be allocated such unitholder’s distributive share of SXL’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which SXL conducts business or owns property following the merger, or in which the unitholder is a resident. Please read “Material U.S. Federal Income Tax Consequences of SXL Common Unit Ownership.”

Q: What do I need to do now?

A: Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your ETP common units in accordance with the instructions described above.

If you hold ETP common units through a bank, broker or other nominee, please instruct your bank, broker or nominee to vote your common units by following the instructions that the bank, broker or nominee provides to you with these materials.

Q: Should I send in my unit certificates now?

A: No. ETP common unitholders should not send in their unit certificates at this time. After completion of the merger, SXL’s exchange agent will send you a letter of transmittal and instructions for exchanging your ETP common units for the merger consideration.

Q: Are holders of ETP common units entitled to dissenters’ rights or appraisal rights?

A: No. Neither dissenters’ rights nor appraisal rights are available in connection with the merger under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), the merger agreement or the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as amended (the “ ETP partnership agreement”).

Q: Whom should I call with questions?

A: ETP common unitholders who have questions about the merger or the special meeting, or desire additional copies of this proxy statement/prospectus or additional proxy cards or voting instruction forms should contact MacKenzie Partners, Inc., ETP’s proxy solicitor, at:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Toll free: (800) 322-2855

Collect: (212) 929-5500

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meeting. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties (See page 40)

Sunoco Logistics Partners L.P. is a Delaware limited partnership with common units traded on the NYSE under the symbol “SXL.” SXL owns and operates a logistics business consisting of a geographically diverse portfolio of complementary pipeline, terminalling, and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, natural gas liquids (“NGLs”) and refined products. Sunoco Partners LLC, a Pennsylvania limited liability company, is SXL’s general partner, and SXL Acquisition Sub LLC, a Delaware limited liability company, and SXL Acquisition Sub LP, a Delaware limited partnership, are each a wholly owned subsidiary of SXL.

Energy Transfer Partners, L.P., is a Delaware limited partnership with common units traded on the NYSE under the symbol “ETP.” ETP is engaged in the transportation and storage of natural gas, NGLs and crude oil, and terminalling services and acquisition and marketing activities through SXL. ETP holds a controlling ownership interest in SXL through its ownership of a 99.9% membership interest in SXL GP, which owns 100% of the general partner interest and incentive distribution rights in SXL. Energy Transfer Partners GP, L.P., a Delaware limited partnership, is ETP’s general partner.

Energy Transfer Equity, L.P. is a Delaware limited partnership with common units traded on the NYSE under the symbol “ETE.” ETE indirectly owns all of the incentive distribution rights and general partner interest in ETP. Additionally, ETE directly owns approximately 3.3% of the outstanding ETP common units and indirectly owns a 0.1% membership interest in SXL GP, which owns 100% of the general partner interest and incentive distribution rights in SXL, as well as all of the ETP Class H units, which entitle ETE to receive 90.05% of the distributions paid to ETP with respect to SXL’s incentive distribution rights and general partner interest. ETE is a party to the merger agreement solely for purposes of certain provisions therein.

The Merger (See page 63)

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for the merger of SXL Merger Sub LP with ETP (the “merger”). ETP will survive the merger and become a wholly owned subsidiary of SXL, but ETP will cease to be a publicly traded limited partnership. Following the consummation of the merger, it is expected that SXL will change its name to “Energy Transfer Partners, L.P.” and ETP will change its name to “Energy Transfer, LP.”

The GP Merger (See page 63)

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law and Pennsylvania law, and concurrently with the merger, SXL GP will merge with ETP GP (the “GP merger” and, together with the merger, the “mergers”). ETP GP will survive the GP merger and become the general partner of SXL, owning the general partner interest and incentive distribution rights in SXL, which will remain unchanged following the mergers.

Merger Consideration (See page 117)

Common Units. The merger agreement provides that, at the effective time, each ETP common unit issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time will be converted into the right to receive 1.5 SXL common units.

Other Classes of ETP Units. The merger agreement provides that, at the effective time, each Class E unit, Class G unit, Class I unit and Class K unit of ETP issued and outstanding immediately prior to the effective time will be converted into an equal number of newly created classes of SXL units, with the same rights, preferences, privileges, duties and obligations as such classes of ETP units had immediately prior to the closing of the merger.

Treatment of Restricted Units and Cash Units (See page 117)

Restricted Units. At the effective time, each outstanding award of ETP restricted units will, by virtue of the merger and without any action on the part of the holder of any such ETP restricted units, cease to relate to or represent a right to receive ETP common units and will be converted into the right to receive an award of SXL restricted units, on the same terms and conditions as were applicable to the corresponding award of ETP restricted units (including the right to receive distribution equivalents with respect to such award), except that the number of SXL common units covered by each such award will be equal to the number of ETP common units subject to the corresponding award of ETP restricted units multiplied by the exchange ratio, rounded up to the nearest whole unit.

Cash Units. At the effective time, each outstanding award of ETP cash units will, automatically and without any action on the part of the holder of such ETP cash units, be converted into the right to receive an award of restricted cash units relating to SXL common units on the same terms and conditions as were applicable to the award of ETP cash units, except that the number of notional SXL common units related to the award will be equal to the number of notional ETP common units relating to the corresponding award of ETP cash units multiplied by the exchange ratio, rounded up to the nearest whole unit.

Treatment of General Partner Interest; Incentive Distribution Rights and Class H Units (See page 117)

In connection with the mergers, ETP GP will transfer the 0.6% general partner interest in ETP to SXL Merger Sub and SXL Merger Sub will assume the rights and duties of the general partner of ETP. As a result of the merger and the related transactions, the 100% limited partner interest in SXL Merger Sub LP will convert into a 99.4% limited partner interest in ETP, the non-economic general partner interest in SXL Merger Sub LP will be cancelled and SXL Merger Sub will become the general partner of ETP, holding a 0.6% general partner interest. In addition, the incentive distribution rights in ETP and the Class H units outstanding immediately prior to the effective time will be cancelled.

The Special Meeting; Units Entitled to Vote; Required Vote (See page 58)

Meeting. The special meeting will be held at                     , on                     , 2017, at             , local time. At the special meeting, ETP common unitholders will be asked to vote on the following proposals:

•	Merger proposal: To adopt the merger agreement, a composite copy of which, incorporating the amendment into the text of the initial agreement, is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby, including the merger;

•	Adjournment proposal: To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting; and

•	Advisory compensation proposal: To approve, on an advisory (non-binding) basis, the payments that will or may be paid by ETP to its named executive officers in connection with the merger.

Record Date. Only ETP common unitholders of record at the close of business on                     , 2017 will be entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date of                     , 2017, there were approximately              ETP common units outstanding and entitled to vote at the meeting. Each holder of ETP common units is entitled to one vote for each common unit owned as of the record date.

Required Vote. To adopt the merger agreement and the transactions contemplated thereby, holders of at least a majority of the outstanding ETP common units must vote in favor of such adoption. ETP cannot complete the merger unless its common unitholders adopt the merger agreement and the transactions contemplated thereby. Because approval is based on the affirmative vote of at least a majority of the outstanding ETP common units, an ETP common unitholder’s failure to vote, an abstention from voting or the failure of an ETP common unitholder who holds his or her units in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, which we refer to as a broker non-vote, will have the same effect as a vote “AGAINST” adoption of the merger agreement.

If a quorum is present at the special meeting, to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, holders of at least a majority of the outstanding ETP common units must vote in favor of the proposal. Therefore, if a quorum is present at the meeting, abstentions, broker non-votes and an ETP common unitholder’s failure to vote will have the same effect as a vote “AGAINST” approval of this proposal. If a quorum is not present at the special meeting, to approve the adjournment of the meeting, holders of at least a majority of the outstanding ETP common units represented thereat either in person or by proxy must vote in favor of the proposal. Therefore, if a quorum is not present, abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the adjournment proposal, but an ETP common unitholder’s failure to vote will have no effect on the outcome of the proposal.

To approve, on an advisory (non-binding) basis, the payments that will or may be paid by ETP to its named executive officers in connection with the merger, the affirmative vote of a majority of the votes cast on the advisory compensation proposal by the holders of ETP common units is required. Because approval of this proposal is based on the affirmative vote of at least a majority of the votes cast by the holders of the ETP common units, an ETP common unitholder’s failure to vote, an abstention from voting or a broker non-vote will have no effect on the outcome of the proposal.

Unit Ownership of and Voting by ETP’s Directors, Executive Officers and Affiliates. As of                     , 2017, ETP’s directors and executive officers and their affiliates (including ETE and its subsidiaries) beneficially owned and had the right to vote              ETP common units at the special meeting, which represent     % of the ETP common units entitled to vote at the special meeting. It is expected that ETP’s directors and executive officers will vote their units “FOR” the adoption of the merger agreement and the transactions contemplated thereby, although none of them has entered into any agreement requiring them to do so. Additionally, under the terms of the merger agreement, ETE has agreed to vote all of the ETP common units owned beneficially or of record by ETE or its subsidiaries in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof.

Recommendation of the ETP Board; Reasons for the Merger (See page 76)

The ETP Board recommends that ETP common unitholders vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby.

In the course of reaching their decisions to approve the merger agreement and the transactions contemplated by the merger agreement, the ETP Conflicts Committee and the ETP Board considered a number of factors in its deliberations. For a more complete discussion of these factors, see “The Merger—Recommendation of the ETP Board; Reasons for the Merger.”

Opinion of the Financial Advisor to the ETP Conflicts Committee (See page 81)

In connection with the proposed transaction, the ETP Conflicts Committee received, on November 20, 2016, an oral opinion from Barclays Capital Inc. (“Barclays”), which was subsequently confirmed in a written opinion, dated November 20, 2016, from Barclays, as to the fairness, as of the date of the opinion and based upon and subject to the qualifications, limitations and assumptions stated therein, from a financial point of view, to the holders of the ETP common units, other than ETE, SXL and their Affiliates (as defined in the merger agreement) (the “unaffiliated ETP unitholders”), of the exchange ratio to be offered to such unaffiliated ETP unitholders in the proposed transaction.

The full text of Barclays’ written opinion, which is attached to this proxy statement/prospectus as Annex B, sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully and in its entirety. Barclays’ opinion was provided for the information of the ETP Conflicts Committee in connection with its evaluation of the exchange ratio to be offered to unaffiliated ETP unitholders from a financial point of view and did not address any other aspects or implications of the proposed transaction. Barclays expressed no view as to, and its opinion does not in any manner address, the underlying business decision to proceed with or effect the proposed transaction, the likelihood of consummation of the proposed transaction or the relative merits of the proposed transaction as compared to any other transaction or business strategy in which ETP might engage. In addition, Barclays expressed no view as to, and its opinion does not in any manner address, the fairness of the amount or the nature of (i) any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the exchange ratio in the proposed transaction or otherwise; (ii) the fairness of any portion or aspect of the proposed transaction to the holders of any class of securities, creditors or other constituencies of ETP or any other person, or to any other person, other than the fairness, from a financial point of view, of the exchange ratio to be offered to the unaffiliated ETP unitholders; or (iii) any portion or aspect of the proposed transaction to any one class or group of ETP’s or any other person’s equity security holders vis a vis any other class or group of ETP’s security holders or any other person’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders). The summary of Barclays’ opinion provided in this proxy statement/prospectus is qualified in its entirety by reference to the full opinion. Barclays’ opinion is not intended to be and does not constitute a recommendation to any unaffiliated ETP unitholder as to how such unaffiliated ETP unitholder should vote or act with respect to the proposed transaction or any other matter.

No SXL Unitholder Approval Required (See page 105)

SXL unitholders are not required to adopt the merger agreement or approve the merger or the issuance of SXL common units in connection with the merger.

Directors and Executive Officers of SXL After the Merger (See page 107)

Following the consummation of the GP merger, ETP GP, as the general partner of SXL, will have direct responsibility for conducting SXL’s business and for managing its operations. Therefore, after the closing of the mergers, the board of directors and officers of ETP GP will make decisions on SXL’s behalf. SXL expects that the directors and executive officers of SXL GP immediately prior to the merger will continue in management roles of ETP GP after the merger, except that (i) Kelcy L. Warren, Chief Executive Officer of ETP, is expected to become the Chief Executive Officer of SXL, (ii) Marshall S. (Mackie) McCrea, III, Group Chief Operating Officer and Chief Commercial Officer of ETE, is expected to become the Chief Commercial Officer of SXL, (iii) Matthew S. Ramsey, President and Chief Operating Officer of ETP, is expected to become the President of SXL, and (iv) Thomas E. Long, Chief Financial Officer of ETP, is expected to become the Chief Financial Officer of SXL. SXL also expects that Michael J. Hennigan, the current President and Chief Executive Officer of SXL, and other members of the SXL management team will continue in management roles of the combined company with the current SXL business operations continuing to be headquartered in Philadelphia. Specifically, Mr. Hennigan is expected to serve as President, Crude, NGL and Refined Products following the merger.

Ownership of SXL After the Merger (See page 107)

SXL will issue approximately              million SXL common units to former ETP common unitholders pursuant to the merger agreement. Based on the number of SXL common units outstanding as of the date of this proxy statement/prospectus, immediately following the completion of the merger, SXL expects to have approximately              million common units outstanding. ETP unitholders are therefore expected to hold approximately     % of the aggregate number of SXL common units outstanding immediately after the merger and approximately     % of SXL’s total units of all classes. Holders of SXL common units (similarly to holders of ETP common units) are not entitled to elect SXL’s general partner or the directors of the board of directors (the “SXL Board”) of SXL’s general partner and have only limited voting rights on matters affecting SXL’s business.

Interests of Directors and Executive Officers of ETP in the Merger (See page 100)

ETP’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of ETP unitholders generally. The members of the ETP Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to ETP’s unitholders that the merger agreement be adopted.

These interests include:

•	Certain members of the ETP Board are also members of the ETE board of directors and/or the SXL Board and are executives of ETE and/or ETP.

•	The members of the ETP Board are expected to serve as members of the ETP Board following the merger, when the ETP Board becomes responsible for managing ETP GP as the general partner of SXL.

•	Certain executive officers of ETP have been offered roles at SXL following the completion of the merger.

•	As with all holders of ETP restricted units, the ETP restricted units held by executive officers and directors of ETP will be converted into the right to receive an award of restricted units relating to SXL common units on the same terms and conditions as were applicable to the ETP restricted units, except that the number of SXL common units covered by the award will be equal to the number of ETP common units multiplied by the exchange ratio, rounded up to the nearest whole unit.

Interests of ETE and ETP in the Merger (See page 105)

ETE holds a controlling ownership interest in ETP. ETE controls ETP through ETE’s ownership of ETP GP LLC, which is the general partner of ETP GP. ETE also owns all of the limited partner interests of ETP GP. ETP GP owns 100% of the general partner interest and incentive distribution rights in ETP. ETE also owns all of the

Class H units and Class I units in ETP, as well as approximately 3.3% of the outstanding ETP common units. In addition, ETE indirectly owns a 0.1% membership interest in SXL GP, which owns 100% of the general partner interest and incentive distribution rights in SXL. ETE has different economic interests in the merger than ETP common unitholders generally due to, among other things, ETE’s ownership of economic interests in ETP other than ETP common units and ETE’s ongoing ownership of the general partner interest and incentive distribution rights in SXL following the merger.

ETP holds a controlling ownership interest in SXL through its ownership of a 99.9% membership interest in SXL GP, which owns 100% of the general partner interest and incentive distribution rights in SXL. ETP also owns all of the Class B units in SXL and approximately 21% of the outstanding SXL common units.

Under the terms of the merger agreement, ETE has agreed to vote all of the ETP common units owned beneficially or of record by ETE and its subsidiaries in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof.

Risk Factors Relating to the Merger and Ownership of SXL Common Units (See page 29)

ETP unitholders should consider carefully all the risk factors together with all of the other information included or incorporated by reference in this proxy statement/prospectus before deciding how to vote. Risks relating to the merger and ownership of SXL common units are described in the section titled “Risk Factors.” Some of these risks include, but are not limited to, those described below:

•	Because the market price of SXL common units will fluctuate prior to the consummation of the merger, ETP unitholders cannot be sure of the market value of the SXL common units they will receive as merger consideration relative to the value of ETP common units they exchange.

•	SXL and ETP may be unable to obtain the regulatory clearances required to complete the merger or, in order to do so, SXL and ETP may be required to comply with material restrictions or satisfy material conditions.

•	The merger agreement contains provisions that limit ETP’s ability to pursue alternatives to the merger, which could discourage a potential competing acquirer of ETP from making a favorable alternative transaction proposal and, in specified circumstances, including if unitholder approval is not obtained or if the merger agreement is terminated due to an adverse recommendation change having occurred, could require ETP to reimburse up to $30.0 million of SXL’s out-of-pocket expenses and pay a termination fee to SXL of $630.0 million, less any previous expense reimbursements by ETP. Following payment of the termination fee, ETP will not be obligated to pay any additional expenses incurred by SXL or its affiliates.

•	Directors and officers of ETP have certain interests that are different from those of ETP unitholders generally.

•	ETP unitholders will have a reduced ownership in the combined organization after the merger.

•	SXL common units to be received by ETP unitholders as a result of the merger have different rights from ETP common units.

•	No ruling has been requested with respect to the U.S. federal income tax consequences of the merger.

•	The intended U.S. federal income tax consequences of the merger are dependent upon SXL and ETP being treated as partnerships for U.S. federal income tax purposes.

•	ETP GP is owned by ETE and SXL GP is owned by ETP and ETE. This may result in conflicts of interest.

•	SXL common unitholders have limited voting rights and are not entitled to elect SXL’s general partner or the directors of SXL’s general partner.

•	SXL’s tax treatment following the merger will depend on its status as a partnership for U.S. federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states or local entities. If the IRS were to treat SXL as a corporation or SXL were to become subject to a material amount of entity-level taxation for state or local tax purposes, the amount of cash available for payment for distributions on the SXL common units would be substantially reduced.

Material U.S. Federal Income Tax Consequences of the Merger (See page 135)

Tax matters associated with the merger are complicated. The U.S. federal income tax consequences of the merger to an ETP common unitholder will depend, in part, on such unitholder’s own personal tax situation. The tax discussions contained herein focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their ETP common units as capital assets, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. ETP common unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger that will be applicable to them.

The expected U.S. federal income tax consequences of the merger are dependent upon SXL and ETP being treated as partnerships for U.S. federal income tax purposes at the time of the merger. Whether each of SXL and ETP will be treated as partnerships for U.S. federal income tax purposes at the time of the merger will depend, in part, on whether at least 90% of the gross income of each of them for the calendar year that immediately proceeds the merger and the calendar year that includes the closing date of the merger is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In connection with the merger, ETP expects to receive an opinion from Latham & Watkins LLP to the effect that (i) ETP should not recognize any income or gain as a result of the merger; (ii) no gain or loss should be recognized by holders of ETP common units as a result of the merger (other than any gain resulting from the distribution of cash or from any decrease in partnership liabilities pursuant to Section 752 of the Code); and (iii) at least 90% of the gross income of ETP for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. The requirement to deliver such opinion may be waived.

In connection with the merger, SXL expects to receive an opinion from Vinson & Elkins L.L.P. to the effect that (i) for U.S. federal income tax purposes SXL should not recognize any income or gain as a result of the merger (other than any gain resulting from a disguised sale attributable to contributions of cash or other property to SXL after the date of the merger agreement and prior to the effective time of the merger); (ii) for U.S. federal income tax purposes no gain or loss should be recognized by holders of SXL common units as a result of the merger (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code and (B) a disguised sale attributable to contributions of cash or other property to SXL after the date of the merger agreement and prior to the effective time of the merger); (iii) at least 90% of the gross income of SXL for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and (iv) at least 90% of the combined gross income of each of SXL and ETP for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. The requirement to deliver such opinion may be waived.

Opinions of counsel, however, are subject to certain limitations and are not binding on the Internal Revenue Service (“IRS”) and no assurance can be given that the IRS would not successfully assert a contrary position regarding the merger and the opinions of counsel. In addition, such opinions will be based upon certain factual assumptions and representations made by the officers of SXL, SXL GP, ETP, ETP GP and any of their respective affiliates. If either SXL or ETP waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited. Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger.

Accounting Treatment of the Merger (See page 105)

ETP controls SXL through its ownership of SXL GP and therefore currently consolidates the operations of SXL into ETP’s financial statements. For accounting purposes, the merger will result in ETP being considered the surviving consolidated entity, rather than SXL, which is the surviving consolidated entity for legal and reporting purposes. Subsequent to the merger, SXL will present consolidated financial statements that reflect the historical consolidated financial statements of ETP. The merger will be accounted for as an equity transaction and will be reflected in the consolidated financial statements as ETP’s acquisition of SXL’s noncontrolling interest. The carrying amounts of SXL’s and ETP’s assets and liabilities will not be adjusted, nor will a gain or loss be recognized as a result of the merger.

Listing of SXL Common Units; Delisting and Deregistration of ETP Common Units (See page 107)

SXL common units are currently listed on the NYSE under the ticker symbol “SXL.” It is a condition to closing that the SXL common units to be issued in the merger to ETP unitholders be approved for listing on the NYSE, subject to official notice of issuance. Following the consummation of the merger, it is expected that SXL will change its name to “Energy Transfer Partners, L.P.” and apply to continue the listing of its common units on the NYSE under the symbol “ETP.”

ETP common units are currently listed on the NYSE under the ticker symbol “ETP.” If the merger is completed, ETP common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act. Following the consummation of the merger, it is expected that ETP will change its name to “Energy Transfer, LP.”

No Dissenters’ Rights or Appraisal Rights (See page 105)

Neither dissenters’ rights nor appraisal rights are available in connection with the merger under the Delaware LP Act, the merger agreement or the ETP partnership agreement.

Conditions to Consummation of the Mergers (See page 110)

SXL and ETP currently expect to complete the merger shortly following the conclusion of the meeting, subject to receipt of required ETP unitholder approval and regulatory approvals and clearances and to the satisfaction or waiver of the other conditions to the transactions contemplated by the merger agreement described below.

As more fully described in this proxy statement/prospectus, each party’s obligation to complete the transactions contemplated by the merger agreement depends on a number of customary closing conditions being satisfied or, where legally permissible, waived, including the following:

•	the merger agreement and the transactions contemplated thereby must have been adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding ETP common units;

•	any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) must have been terminated or expired, and any approval or consent under any other applicable antitrust law must have been obtained;

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the merger agreement or making the consummation of such transactions illegal;

•	the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to any stop order or proceedings initiated or threatened by the SEC;

•	the SXL common units to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance;

•	ETP having received from Latham & Watkins LLP, tax counsel to ETP, a written opinion regarding certain U.S. federal income tax matters, as described under “Proposal 1: The Merger Agreement— Conditions to Consummation of the Mergers”; and

•	SXL having received from Vinson & Elkins L.L.P., tax counsel to SXL, a written opinion regarding certain U.S. federal income tax matters, as described under “Proposal 1: The Merger Agreement— Conditions to Consummation of the Mergers.”

The obligations of SXL, SXL Merger Sub and SXL Merger Sub LP to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of ETP and ETP GP in the merger agreement being true and correct in all respects both when made and at and as of the date of the closing of the merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “Proposal 1: The Merger Agreement—Conditions to Consummation of the Mergers”;

•	ETP and ETP GP having performed, in all material respects, all obligations required to be performed by them under the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of ETP GP certifying that the two preceding conditions have been satisfied

•	SXL having received from Vinson & Elkins L.L.P., tax counsel to SXL, a written opinion regarding certain U.S. federal income tax matters, as described under “Proposal 1: The Merger Agreement— Conditions to Consummation of the Mergers”; and

•	ETP GP, as the GP surviving entity and the successor to SXL GP as general partner of SXL, having executed and delivered to SXL a joinder agreement by which ETP GP agrees to assume the rights and duties of the general partner of SXL under the Fourth Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., a form of which is attached to this proxy statement/prospectus as Annex C (the “SXL partnership agreement”), and to be bound by the provisions therein.

The obligations of ETP and ETP GP to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of SXL, SXL GP, SXL Merger Sub and SXL Merger Sub LP in the merger agreement being true and correct in all respects both when made and at and as of the date of the closing of the merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “Proposal 1: The Merger Agreement—Conditions to Consummation of the Mergers”;

•	SXL, SXL GP, SXL Merger Sub and SXL Merger Sub LP having performed, in all material respects, all obligations required to be performed by them under the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of SXL GP and an authorized signatory of SXL Merger Sub certifying that the two preceding conditions have been satisfied;

•	ETP having received from Latham & Watkins LLP, tax counsel to ETP, a written opinion regarding certain U.S. federal income tax matters, as described under “Proposal 1: The Merger Agreement— Conditions to Consummation of the Mergers”; and

•	SXL GP having executed and delivered to ETP the SXL partnership agreement, as described under “Proposal 1: The Merger Agreement—Conditions to Consummation of the Mergers.”

SXL Amended and Restated Partnership Agreement (See page 106)

In conjunction with the merger, SXL GP will execute and deliver to ETP the SXL partnership agreement, and ETP GP will execute and deliver to SXL a joinder agreement by which ETP GP will agree to assume the rights and duties of the general partner of SXL under the SXL partnership agreement. The amendments to the current SXL partnership agreement contained within the SXL partnership agreement will provide for, among other things, (i) the reduction by ETE, as the indirect holder of SXL’s incentive distribution rights following the consummation of the merger, in quarterly distributions in respect of such rights equal to the amount of the reduction in quarterly distributions in respect of ETP’s incentive distribution rights set forth in the ETP partnership agreement prior to the date of the merger agreement, (ii) the creation of new, unissued Class J units representing limited partner interests in SXL (the “SXL Class J units”), with the same rights, preferences, privileges, duties and obligations that the Class J units representing limited partner interests in ETP (the “Class J units”) had immediately prior to the merger, (iii) the creation and issuance of the Class E, Class G, Class I and Class K units and (iv) a change in the definition of “Operating Surplus” in the SXL partnership agreement to provide that such term will include an amount equal to the accumulated and undistributed operating surplus of ETP as of the closing of the merger. See “The Merger—SXL Amended and Restated Partnership Agreement.”

Regulatory Approvals and Clearances Required for the Merger (See page 106)

Consummation of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act, if any, and obtaining any approval or consent under any other applicable antitrust law. There is no filing requirement under the HSR Act for the merger, and therefore no waiting period applies. Further, no approvals or consents are required under any other antitrust law. Therefore, there are no regulatory approvals or clearances required to consummate the merger. See “The Merger—Regulatory Approvals and Clearances Required for the Merger.”

No Solicitation by ETP of Alternative Proposals (See page 114)

The merger agreement contains detailed provisions prohibiting ETP from seeking an alternative proposal to the merger. Under these “no solicitation” provisions, ETP has agreed that it will not, and will cause its subsidiaries not to, and use its reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an alternative proposal;

•	grant any waiver or release of any standstill or similar agreement with respect to any units of ETP or of any of its subsidiaries; or

•	except as permitted by the merger agreement, enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an alternative proposal.

In addition, the merger agreement requires ETP and its subsidiaries to (i) cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the merger agreement regarding an alternative proposal, (ii) request the return or destruction of all confidential information previously provided to any such persons and (iii) immediately prohibit any access by any persons (other than SXL and its representatives) to any physical or electronic data room relating to a possible alternative proposal.

Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances at any time prior to ETP unitholders voting in favor of adopting the merger agreement, ETP may furnish information, including confidential information, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes a written alternative proposal that the ETP Board (upon the recommendation of the ETP Conflicts Committee) believes is bona fide so long as (after consultation with its financial advisors and outside legal counsel) the ETP Board (upon the recommendation of the ETP Conflicts Committee) determines in good faith that (i) such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal, (ii) failure to furnish such information or participate in such discussions would be inconsistent with the ETP Board’s duties under the ETP partnership agreement or applicable law and (iii) such alternative proposal did not result from a material breach of the no solicitation provisions in the merger agreement.

ETP has also agreed in the merger agreement that it (i) will promptly, and in any event within 24 hours after receipt, notify SXL of any alternative proposal or any request for information or inquiry with regard to any alternative proposal and the identity of the person making any such alternative proposal, request or inquiry (including providing SXL with copies of any written materials received from or on behalf of such person relating to such proposal, offer, request or inquiry) and (ii) will provide SXL with the terms, conditions and nature of any such alternative proposal, request or inquiry. In addition, ETP agrees to keep SXL reasonably informed of all material developments affecting the status and terms of any such alternative proposals, offers, inquiries or requests (and promptly provide SXL with copies of any written materials received by it or that it has delivered to any third party making an alternative proposal that relate to such proposals, offers, requests or inquiries) and of the status of any such discussions or negotiations.

Change in ETP Board Recommendation (See page 115)

The merger agreement provides that ETP will not, and will cause its subsidiaries and use reasonable best efforts to cause its representatives not to, directly or indirectly, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to SXL, the recommendation of the ETP Board that its unitholders adopt the merger agreement or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any alternative proposal, or fail to recommend against acceptance of any tender offer or exchange offer for ETP units within ten business days after commencement of such offer, or resolve or agree to take any of the foregoing actions. In addition, subject to certain limitations, if ETP receives an alternative proposal it will, within five business days of receipt of a written request from SXL, publicly reconfirm the recommendation of the ETP Board that its unitholders adopt the merger agreement and ETP may not unreasonably withhold, delay (beyond the five business day period) or condition such public reconfirmation.

ETP’s taking or failing to take, as applicable, any of the actions described above is referred to as an “adverse recommendation change.”

Subject to the satisfaction of specified conditions in the merger agreement described under “Proposal 1: The Merger Agreement—Change in ETP Board Recommendation,” the ETP Board and the ETP Conflicts Committee may, at any time prior to the adoption of the merger agreement by the ETP unitholders, effect an adverse recommendation change in response to either (i) an alternative proposal constituting a superior proposal or (ii) a changed circumstance that was not known to or reasonably foreseeable by the ETP Board prior to the date of the merger agreement, in each case if the ETP Board, upon the recommendation of the ETP Conflicts Committee and after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under the ETP partnership agreement or applicable law.

Termination of the Merger Agreement (See page 118)

The merger agreement may be terminated at any time prior to the effective time:

•	by mutual written consent of SXL and ETP;

•	by either SXL or ETP:

•	if the merger has not been consummated on or before May 20, 2017 (the “outside date”); provided, that the right to terminate is not available to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under the merger agreement or if the other party has filed and is pursuing an action seeking specific performance pursuant to the terms of the merger agreement;

•	if any governmental authority has issued a final and nonappealable law, injunction, judgment or ruling that enjoins or otherwise prohibits the consummation of the transactions contemplated by the merger agreement or makes the transactions contemplated by the merger agreement illegal; provided, however, that the right to terminate is not available to a party if such final law, injunction, judgment or rule was due to the failure of such party to perform any of its obligations under the merger agreement; or

•	if the ETP unitholders do not adopt the merger agreement at the special meeting or any adjournment or postponement of such meeting;

•	by SXL:

•	if an adverse recommendation change by the ETP Board shall have occurred;

•	if prior to the adoption of the merger agreement by ETP unitholders, ETP is in willful breach of its obligations to (i) duly call, give notice of, convene and hold a special meeting of ETP unitholders for the purpose of obtaining unitholder approval of the merger agreement, use its reasonable best efforts to solicit proxies from the ETP unitholders in favor of such adoption and, through the ETP Board, recommend the adoption of the merger agreement to ETP unitholders or (ii) comply with the requirements described under “Proposal 1: The Merger Agreement—No Solicitation by ETP of Alternative Proposals,” in each case, subject to certain exceptions discussed in “Proposal 1: The Merger Agreement—Termination of the Merger Agreement”; or

•	if there is a breach by ETP of any of its representations, warranties, covenants or agreements in the merger agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice from SXL of such breach, subject to certain exceptions discussed in “Proposal 1: The Merger Agreement—Termination of the Merger Agreement”;

•	by ETP:

•	if there is a breach by SXL of any of its representations, warranties, covenants or agreements in the merger agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice from ETP of such breach, subject to certain exceptions discussed in “Proposal 1: The Merger Agreement—Termination of the Merger Agreement”; or

•	prior to the adoption of the merger agreement by ETP’s unitholders, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for a superior proposal in accordance with the requirements described under “Proposal 1: The Merger Agreement—No Solicitation by ETP of Alternative Proposals,” including payment of the termination fee.

Expenses (See page 120)

Generally, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be the obligation of the party incurring such fees and expenses.

In addition, following a termination of the merger agreement in specified circumstances, including if ETP unitholder approval is not obtained, ETP will be required to pay all of the reasonably documented out-of-pocket expenses incurred by SXL and its affiliates in connection with the merger agreement and the transactions contemplated thereby, up to a maximum amount of $30.0 million. Following payment of the termination fee, ETP will not be obligated to pay any additional expenses incurred by SXL or its affiliates.

Termination Fee (See page 119)

Following termination of the merger agreement under specified circumstances, including due to an adverse recommendation change having occurred, ETP will be required to pay SXL a termination fee of $630.0 million, less any expenses of SXL and its affiliates previously reimbursed by ETP to SXL pursuant to the merger agreement. Following payment of the termination fee, ETP will not be obligated to pay any additional expenses incurred by SXL or its affiliates.

Comparison of Rights of SXL Unitholders and ETP Unitholders (See page 157)

ETP unitholders will own SXL common units following the completion of the merger, and their rights associated with those SXL common units will be governed by the SXL partnership agreement, which differs in a number of respects from the ETP partnership agreement, and the Delaware LP Act.

Litigation Relating to the Merger (See page 108)

Between January 6, 2017 and February 8, 2017, seven purported ETP common unitholders (“Plaintiffs”) separately filed seven putative unitholder class action lawsuits challenging the merger and the disclosures made in connection with the merger. Two of these lawsuits have been voluntarily dismissed. With respect to the five remaining lawsuits, Plaintiffs allege causes of action challenging the preliminary joint proxy statement/prospectus filed in connection with the merger. According to Plaintiffs, the preliminary joint proxy statement/prospectus is allegedly misleading because, among other things, it fails to disclose certain information concerning, in general, (a) the background and process that led to the merger; (b) ETE’s, ETP’s, and SXL’s financial projections; (c) the financial analysis and fairness opinion provided by Barclays; and (d) alleged conflicts of interest concerning Barclays, ETE, and certain officers and directors of ETP and ETE. Plaintiffs also assert, in general, that the terms of the merger (including, among other terms, the merger consideration) are unfair to ETP common unitholders and resulted from an unfair and conflicted process. Based on these assertions, one Plaintiff also alleges causes of action for (a) breaches of the covenant of good faith and/or fiduciary duties, and (b) aiding and abetting those alleged breaches. Defendants cannot predict the outcome of these or any other lawsuits that might be filed subsequent to the date of the filing of this joint proxy statement/prospectus, nor can

Defendants predict the amount of time and expense that will be required to resolve such litigation. Defendants believe the lawsuits are without merit and intend to defend vigorously against the lawsuits and any other actions challenging the merger.

Corporate Structure Prior to and Following the Mergers

The following represents the simplified corporate structure of ETE, SXL and ETP prior to the mergers:

The following represents the simplified corporate structure of ETE, SXL and ETP following the completion of the mergers:

(1)	Following the consummation of the merger, it is expected that SXL will change its name to “Energy Transfer Partners, L.P.” and apply to continue the listing of its common units on the NYSE under the symbol “ETP.”
(2)	Following the consummation of the merger, it is expected that ETP will change its name to “Energy Transfer, LP.”

Selected Historical Consolidated Financial Data of SXL

The following table shows SXL’s selected historical consolidated financial data for each of the years ended December 31, 2016, 2015, 2014, and 2013, the period from acquisition, October 5, 2012 to December 31, 2012, and the period from January 1, 2012 to October 4, 2012, are derived from SXL’s audited historical consolidated financial statements.

You should read the following historical financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in SXL’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

	Successor					Predecessor
(Dollars in millions, except per unit data)	Year Ended December 31,				Period from Acquisition, October 5, 2012 to December 31, 2012	Period from January 1, 2012 to October 4, 2012
	2016	2015	2014	2013
Income Statement Data:
Revenues:
Sales and other operating revenue:
Unaffiliated customers	$8,715	$9,971	$17,018	$15,073	$2,989	$9,460
Affiliates	436	515	1,070	1,566	200	461
Gain on divestment and related matters	—	—	—	—	—	11

Total revenues	$9,151	$10,486	$18,088	$16,639	$3,189	$9,932
Operating income	$815	$530	$367	$560	$159	$460
Other income	$37	$22	$25	$21	$5	$18
Income before income tax expense	$736	$418	$325	$504	$150	$413
Net Income	$709	$397	$300	$474	$142	$389
Net income attributable to noncontrolling interests	(3)	(3)	(9)	(11)	(3)	(8)
Net income attributable to redeemable noncontrolling interests	(1)	(1)	—	—	—	—

Net Income Attributable to Sunoco Logistics Partners L.P.	$705	$393	$291	$463	$139	$381

Net Income Attributable to Sunoco Logistics Partners L.P. per Limited Partner unit:
Basic	$0.98	$0.42	$0.52	$1.63	$0.55	$1.57
Diluted	$0.98	$0.42	$0.51	$1.63	$0.55	$1.57
Cash distributions per unit to Limited Partners:
Paid	$1.98	$1.715	$1.426	$1.174	$0.259	$0.659
Declared	$2.02	$1.794	$1.495	$1.232	$0.273	$0.707

Selected Historical Consolidated Financial Data of ETP

The following summary historical consolidated balance sheet data as of December 31, 2016, 2015, 2014, 2013, and 2012 and the summary historical consolidated statement of operations for the years ended December 31, 2016, 2015, 2014, 2013, and 2012 are derived from ETP’s audited historical consolidated financial statements.

You should read the following historical consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in ETP’s Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

	Historical
(Dollars in millions, except per unit data)	Year Ended December 31,
	2016	2015	2014	2013	2012
Statement of Operations Data:
Total revenues	$21,827	$34,292	$55,475	$48,335	$16,964
Operating income	1,802	2,259	2,443	1,619	1,425
Income from continuing operations	624	1,521	1,235	713	1,754
Basic net income (loss) per limited partner unit	(2.06)	(0.09)	1.58	(0.23)	4.93
Diluted net income (loss) per limited partner unit	(2.06)	(0.10)	1.58	(0.23)	4.91
Cash distributions per unit	4.22	4.16	3.86	3.61	3.58
Balance Sheet Data (at period end):
Total assets	70,191	65,173	62,518	49,900	48,394
Long-term debt, less current maturities	31,741	28,553	24,831	19,761	17,599
Total equity	26,527	27,031	25,311	18,694	19,982
Other Financial Data:
Capital expenditures:
Maintenance (accrual basis)	368	485	444	391	347
Growth (accrual basis)	5,442	7,682	5,050	2,936	3,186
Cash paid for acquisitions	1,227	804	2,367	1,737	1,364

Selected Unaudited Pro Forma Financial Information

The following selected unaudited pro forma condensed consolidated balance sheet data as of December 31, 2016 reflects the merger as if it occurred on December 31, 2016. The unaudited pro forma condensed consolidated statement of continuing operations data for the year ended December 31, 2016 reflects the merger as if it occurred on January 1, 2016.

The following selected unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined organization’s condensed financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined organization. Future results may vary significantly from the results reflected because of various factors. The following selected unaudited pro forma combined financial information should be read in conjunction with the section entitled “Sunoco Logistics Partners L.P. Unaudited Pro Forma Financial Information” and related notes included in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet Data as of December 31, 2016 (in millions)

	ETP Historical	Pro Forma Adjustments	SXL Pro Forma for Merger
Total assets	$70,191	$(25)	$70,166

Total equity	26,527	(25)	26,502

Total liabilities and equity	$70,191	$(25)	$70,166

Unaudited Pro Forma Condensed Consolidated Statement of Continuing Operations for the Year Ended December 31, 2016

	ETP Historical	Pro Forma Adjustments	SXL Pro Forma for Merger
Net income (in millions)	$624	$—	$624

Net income (loss) per common unit:
Basic	$(2.06)		$(0.41)

Diluted	$(2.06)		$(0.41)

Weighted average number of common units (in millions):
Basic	505.5		986.3

Diluted	505.5		986.3

Unaudited Comparative Per Unit Information

The table below sets forth historical and unaudited pro forma combined per unit information of SXL and ETP.

Historical Per Unit Information of SXL and ETP

The historical per unit information of SXL and ETP set forth in the table below is derived from the audited consolidated financial statements as of and for the year ended December 31, 2016 for each of SXL and ETP.

Pro Forma Combined Per Unit Information of SXL

The unaudited pro forma combined per unit information of SXL set forth in the table below gives effect to the merger under the purchase method of accounting, as if the merger had been effective on January 1, 2016, in the case of income from continuing operations per unit and cash distributions data, and December 31, 2016, in the case of book value per unit data, and, in each case, assuming that a number of SXL common units equal to 1.5 have been issued in exchange for each outstanding ETP common unit, after giving effect to the settlement of outstanding ETP restricted units and ETP cash units in accordance with the merger agreement. The unaudited pro forma combined per unit information of SXL is derived from the audited consolidated financial statements as of and for the year ended December 31, 2016 for each of SXL and ETP.

Equivalent Pro Forma Combined Per Unit Information of ETP

The unaudited ETP equivalent pro forma per unit amounts set forth in the table below are calculated by multiplying the unaudited pro forma combined per unit amounts of SXL by the sum of the exchange ratio of 1.5.

General

You should read the information set forth below in conjunction with the selected historical financial information of SXL and ETP included elsewhere in this proxy statement/prospectus and the historical financial statements and related notes of SXL and ETP that are incorporated into this proxy statement/prospectus by reference. See “—Selected Historical Consolidated Financial Data of SXL,” “—Selected Historical Consolidated Financial Data of ETP” and “Where You Can Find More Information.”

The unaudited pro forma per unit information of SXL does not purport to represent the actual results of operations that SXL would have achieved or distributions that would have been declared had the companies been combined during these periods or to project the future results of operations that SXL may achieve or the distributions it may pay after the merger.

As of and for the Year Ended December 31, 2016
(in millions, except per unit data)
Historical—SXL
Income from continuing operations	$709
Distribution per common unit declared for the period	$2.019
Book value per limited partner unit	$24

As of and for the Year Ended December 31, 2016
(in millions, except per unit data)
Historical—ETP
Income from continuing operations	$624
Distribution per common unit declared for the period	$4.22
Book value per limited partner unit	$36

As of and for the Year Ended December 31, 2016
(in millions, except per unit data)
Pro Forma Combined
Income from continuing operations	$624
Distribution per common unit declared for the period(1)	$2.019
Book value per limited partner unit	$23

(1)	Pro forma combined distributions per common unit are assumed to be consistent with the historical distributions per common unit declared by SXL.

Comparative Unit Prices and Distributions

SXL common units are currently listed on the NYSE under the ticker symbol “SXL.” ETP common units are currently listed on the NYSE under the ticker symbol “ETP.” The table below sets forth, for the calendar quarters indicated, the high and low sale prices per SXL common unit on the NYSE and per ETP common unit on the NYSE. The table also shows the amount of cash distributions declared on SXL common units and ETP common units, respectively, for the calendar quarters indicated.

	SXL Common Units			ETP Common Units
	High	Low	Cash Distributions	High	Low	Cash Distributions
2017
First quarter (through March 21, 2017)(1)	$26.73	$22.90	$—	$39.71	$34.08	$—

2016
Fourth quarter	$28.61	$22.07	$0.5200	$40.70	$32.67	$1.0550
Third quarter	31.49	26.88	0.5100	43.50	35.02	1.0550
Second quarter	29.77	22.63	0.5000	41.29	29.86	1.0550
First quarter	28.72	15.43	0.4890	35.39	18.62	1.0550

2015
Fourth quarter	$32.89	$21.41	$0.4790	$47.53	$27.44	$1.0550
Third quarter	38.65	25.44	0.4580	54.64	36.84	1.0550
Second quarter	44.90	37.10	0.4380	59.37	51.73	1.0350
First quarter	46.72	36.62	0.4190	66.58	53.25	1.0150

(1)	Cash distributions in respect of the first quarter of 2017 have not been declared or paid.

The following table presents per unit closing prices of SXL common units and ETP common units on (i) November 18, 2016, the last trading day before the public announcement of the merger, and (ii) on                     , 2017, the most recent practicable trading day before the date of this proxy statement/prospectus. This table also presents the equivalent market value per ETP common unit on such dates. The equivalent market value per ETP common unit has been determined by multiplying the closing price of SXL common units on those dates by the exchange ratio if the merger had been effective on such date.

	SXL Common Units		ETP Common Units		Equivalent Market Value per ETP Common Unit
November 18, 2016		$26.19		$39.37		$39.29
, 2017	$		$		$

Although the exchange ratio is fixed, the market prices of SXL common units and ETP common units will fluctuate prior to the consummation of the merger and the market value of the merger consideration ultimately received by ETP common unitholders will depend on the closing price of SXL common units on the day the merger is consummated. Thus, ETP common unitholders will not know the exact market value of the merger consideration they will receive until the closing of the merger.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the adoption of the merger agreement and the transactions contemplated thereby. You should also read and carefully consider the risks associated with each of SXL and ETP and their respective businesses. These risks can be found in SXL’s and ETP’s respective Annual Reports on Form 10-K for the year ended December 31, 2016 as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, please see the section titled “Where You Can Find More Information.” Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on SXL’s, ETP’s or the combined organization’s businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective common units.

Risk Factors Relating to the Merger

Because the market price of SXL common units will fluctuate prior to the consummation of the merger, ETP common unitholders cannot be sure of the market value of the SXL common units they will receive as merger consideration relative to the value of ETP common units they exchange.

The market value of the merger consideration that ETP common unitholders will receive in the merger will depend on the trading price of SXL’s common units at the closing of the merger. The exchange ratio that determines the number of SXL common units that ETP common unitholders will receive as consideration in the merger is fixed. This means that there is no mechanism contained in the merger agreement that would adjust the number of SXL common units that ETP common unitholders will receive as the merger consideration based on any decreases in the trading price of SXL common units. Unit price changes may result from a variety of factors (many of which are beyond SXL’s or ETP’s control), including:

•	changes in SXL’s business, operations and prospects;

•	changes in market assessments of SXL’s business, operations and prospects;

•	interest rates, general market, industry and economic conditions and other factors generally affecting the price of SXL common units; and

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which SXL operates.

Because the merger will be completed after the special meeting, at the time of the meeting, you will not know the exact market value of the SXL common units that you will receive upon completion of the merger. If SXL’s common unit price at the closing of the merger is less than SXL’s common unit price on the date that the merger agreement was signed, then the market value of the merger consideration received by ETP unitholders will be less than contemplated at the time the merger agreement was signed.

The fairness opinion rendered to the ETP Conflicts Committee by Barclays was based on Barclays’ financial analysis and considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to Barclays, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion, including the amendment to the merger agreement. The ETP Conflicts Committee has not obtained, and does not expect to obtain, an updated fairness opinion from Barclays reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinion rendered to the ETP Conflicts Committee by Barclays was provided in connection with, and at the time of, the evaluation of the merger and the merger agreement by the ETP Conflicts Committee. The opinion was based on the financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Barclays, as of the date of the opinion, which may have changed, or may change, after the date of the opinion. The ETP Conflicts Committee has not obtained an updated opinion as of the date of the amendment to the merger agreement or as of the date of this proxy statement/prospectus from Barclays and does not expect to obtain an updated opinion prior to completion of the merger. Changes in the operations and prospects of SXL or ETP, general market and economic conditions and other factors that may be beyond the control of SXL and ETP, and on which the fairness opinion was based, may have altered the value of SXL or ETP or the prices of SXL common units or ETP common units since the date of such opinion, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that Barclays rendered to the ETP Conflicts Committee, please refer to “The Merger—Opinion of the Financial Advisor to the ETP Conflicts Committee.”

ETP is subject to provisions that limit its ability to pursue alternatives to the merger, which could discourage a potential competing acquirer of ETP from making a favorable alternative transaction proposal and, in specified circumstances under the merger agreement, would require ETP to reimburse up to $30.0 million of SXL’s out-of-pocket expenses and pay a termination fee to SXL of $630.0 million less any previous expense reimbursements.

Under the merger agreement, ETP is restricted from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in “Proposal 1: The Merger Agreement—No Solicitation by ETP of Alternative Proposals”), ETP is restricted from soliciting, initiating, knowingly facilitating, knowingly encouraging or knowingly inducing or negotiating, any inquiry, proposal or offer for a competing acquisition proposal with any person. In addition, ETP may not grant any waiver or release any standstill or similar agreement with respect to any units of ETP or any of its subsidiaries. Under the merger agreement, in the event of a potential change by the ETP Board of its recommendation with respect to the proposed merger in light of a superior proposal, ETP must provide SXL with five days’ notice to allow SXL to propose an adjustment to the terms and conditions of the merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of ETP from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per unit market value than the merger consideration, or might result in a potential competing acquirer of ETP proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

If the merger agreement is terminated under specified circumstances, including if the ETP unitholder approval is not obtained, then ETP will be required to pay all of the reasonably documented out-of-pocket expenses incurred by SXL and its affiliates in connection with the merger agreement and the transactions contemplated thereby, up to a maximum amount of $30.0 million. In addition, if the merger agreement is terminated under specified circumstances, including due to an adverse recommendation change having occurred, ETP will be required to pay SXL a termination fee of $630.0 million, less any expenses previously paid by ETP. Following payment of the termination fee, ETP will not be obligated to pay any additional expenses incurred by SXL or its affiliates. Please read “Proposal 1: The Merger Agreement—Expenses” and “—Termination Fee.” If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of ETP. For a discussion of the restrictions on soliciting or entering into an alternative transaction and the ability of the ETP Board to change its recommendation, see “Proposal 1: The Merger Agreement—No Solicitation by ETP of Alternative Proposals” and “—Change in ETP Board Recommendation.”

Directors and executive officers of ETP have certain interests that are different from those of ETP unitholders generally.

Directors and executive officers of ETP are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or in addition to, your interests as a unitholder of ETP. You should consider these interests in voting on the merger. These different interests are described under “The Merger—Interests of Directors and Executive Officers of ETP in the Merger.”

SXL or ETP may have difficulty attracting, motivating and retaining executives and other employees in light of the merger.

Uncertainty about the effect of the merger on SXL or ETP employees may have an adverse effect on the combined organization. This uncertainty may impair these companies’ ability to attract, retain and motivate personnel until the merger is completed. Employee retention may be particularly challenging during the pendency of the merger, as employees may feel uncertain about their future roles with the combined organization. In addition, SXL or ETP may have to provide additional compensation in order to retain employees. If employees of SXL or ETP depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of the combined organization, the combined organization’s ability to realize the anticipated benefits of the merger could be adversely affected.

SXL and ETP are subject to business uncertainties and contractual restrictions while the proposed merger is pending, which could adversely affect each party’s business and operations.

In connection with the pending merger, it is possible that some customers, suppliers and other persons with whom SXL or ETP have business relationships may delay or defer certain business decisions, or might decide to seek to terminate, change or renegotiate their relationship with SXL or ETP as a result of the merger, which could negatively affect SXL’s and ETP’s respective revenues, earnings and cash available for distribution, as well as the market price of SXL common units and ETP common units, regardless of whether the merger is completed.

Under the terms of the merger agreement, each of SXL and ETP is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the merger. Furthermore, the process of planning to integrate two businesses and organizations for the post-merger period can divert management attention and resources and could ultimately have an adverse effect on each party. For a discussion of these restrictions, see “Proposal 1: The Merger Agreement—Conduct of Business Pending the Consummation of the Merger.”

SXL and ETP will incur substantial transaction-related costs in connection with the merger.

SXL and ETP expect to incur a number of non-recurring transaction-related costs associated with completing the merger, combining the operations of the two organizations and achieving desired synergies. These fees and costs will be substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration of the businesses of SXL and ETP. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction-related costs over time. Thus, any net benefit may not be achieved in the near term, the long term or at all.

Failure to successfully combine the businesses of SXL and ETP in the expected time frame may adversely affect the future results of the combined organization, and, consequently, the value of the SXL common units that ETP common unitholders receive as part of the merger consideration.

The success of the proposed merger will depend, in part, on the ability of SXL to realize the anticipated benefits and synergies from combining the businesses of SXL and ETP. To realize these anticipated benefits, the businesses must be successfully combined. If the combined organization is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the merger may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger. These integration difficulties could result in declines in the market value of SXL’s common units and, consequently, result in declines in the market value of the SXL common units that ETP common unitholders receive as part of the merger consideration.

The merger is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. Failure to complete the merger, or significant delays in completing the merger, could negatively affect the trading prices of SXL common units and ETP common units and the future business and financial results of SXL and ETP.

The completion of the merger is subject to a number of conditions. The completion of the merger is not assured and is subject to risks, including the risk that approval of the merger by ETP common unitholders or by governmental agencies is not obtained or that other closing conditions are not satisfied. If the merger is not completed, or if there are significant delays in completing the merger, the trading prices of SXL common units and ETP common units and the respective future business and financial results of SXL and ETP could be negatively affected, and each of them will be subject to several risks, including the following:

•	the parties may be liable for damages to one another under the terms and conditions of the merger agreement;

•	negative reactions from the financial markets, including declines in the price of SXL common units or ETP common units due to the fact that current prices may reflect a market assumption that the merger will be completed;

•	having to pay certain significant costs relating to the merger, including, in certain circumstances, the reimbursement by ETP of up to $30.0 million of SXL’s expenses and a termination fee of $630.0 million less any previous expense reimbursements by ETP, as described in “Proposal 1: The Merger Agreement—Expenses” and “—Termination Fee”; and

•	the attention of management of SXL and ETP will have been diverted to the merger rather than each organization’s own operations and pursuit of other opportunities that could have been beneficial to that organization.

If a governmental authority asserts objections to the merger, SXL and ETP may be unable to complete the merger or, in order to do so, SXL and ETP may be required to comply with material restrictions or satisfy material conditions.

The closing of the merger is subject to the condition that there is no law, injunction, judgment or ruling by a governmental authority in effect enjoining, restraining, preventing or prohibiting the merger contemplated by the merger agreement. If a governmental authority asserts objections to the merger, SXL or ETP may be required to divest assets or accept other remedies in order to complete the merger. There can be no assurance as to the cost, scope or impact of the actions that may be required to address any governmental authority objections to the merger. If SXL or ETP takes such actions, it could be detrimental to it or to the combined organization following the consummation of the merger. Furthermore, these actions could have the effect of delaying or preventing completion of the proposed merger or imposing additional costs on or limiting the revenues or cash available for distribution of the combined organization following the consummation of the merger. See “Proposal 1: The Merger Agreement—Regulatory Matters.”

Additionally, state attorneys general could seek to block or challenge the merger as they deem necessary or desirable in the public interest at any time, including after completion of the transaction. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. SXL may not prevail and may incur significant costs in defending or settling any action under the antitrust laws.

If the merger is approved by ETP common unitholders, the date that ETP unitholders will receive the merger consideration is uncertain.

As described in this proxy statement/prospectus, completing the proposed merger is subject to several conditions, not all of which are controllable or waivable by SXL or ETP. Accordingly, if the proposed merger is approved by ETP unitholders, the date that ETP common unitholders will receive the merger consideration depends on the completion date of the merger, which is uncertain.

ETP’s and SXL’s financial estimates are based on various assumptions that may not prove to be correct.

The financial estimates set forth in the forecast included under “The Merger—Unaudited Financial Projections of ETP” and “—Unaudited Financial Projections of SXL” are based on assumptions of, and information available to, ETP and SXL at the time they were prepared and provided to the ETP Board and SXL Board, as applicable, and the ETP Conflicts Committee and SXL Conflicts Committee, as applicable, and their respective financial advisors. Neither ETP nor SXL knows whether such assumptions will prove correct. Any or all of such estimates may turn out to be wrong. Such estimates can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond ETP’s and SXL’s control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining ETP’s and SXL’s future results. As a result of these contingencies, actual future results may vary materially from ETP’s and SXL’s estimates. In view of these uncertainties, the inclusion of ETP’s and SXL’s financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecast results will be achieved.

ETP’s and SXL’s financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and ETP and SXL undertake no obligation, other than as required by applicable law, to update their respective financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The financial estimates included in this proxy statement/prospectus have been prepared by, and are the responsibility of, ETP and SXL alone. Moreover, neither ETP’s or SXL’s independent accountants, Grant Thornton LLP, nor any other independent accountants, have compiled, examined or performed any procedures with respect to ETP’s or SXL’s prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and, accordingly, Grant Thornton LLP assumes no responsibility for, and disclaims any association with, ETP’s or SXL’s prospective financial information. The reports of Grant Thornton LLP incorporated by reference herein relate exclusively to the historical financial information of the entities named in those reports and do not cover any other information in this proxy statement/prospectus and should not be read to do so. See “The Merger—Unaudited Financial Projections of ETP” for more information.

The number of outstanding SXL common units will increase as a result of the merger, which could make it more difficult for SXL to pay the current level of quarterly distributions.

As of                 , 2017, there were more than          million SXL common units outstanding. SXL will issue approximately          million common units in connection with the merger. Accordingly, the aggregate dollar amount required to pay the current per unit quarterly distribution on all SXL common units will increase, which could increase the likelihood that SXL will not have sufficient funds to pay the current level of quarterly distributions to all SXL unitholders. Using a $0.52 per SXL common unit distribution (the amount SXL paid with respect to the fourth fiscal quarter of 2016 on February 14, 2017 to holders of record as of February 7, 2017), the aggregate cash distribution paid to SXL unitholders totaled approximately $272 million, including a distribution of $105 million to SXL GP in respect of its general partner interest and ownership of incentive distribution rights. Using the same $0.52 per SXL common unit distribution, the combined pro forma SXL distribution with respect to the fourth fiscal quarter of 2016, had the merger been completed prior to such distribution, would have resulted in total cash distributions of approximately $796 million, including a distribution of $233 million to SXL GP in respect of its general partner interest and incentive distribution rights.

ETP common unitholders will have a reduced ownership after the merger.

When the merger occurs, each ETP common unitholder that receives SXL common units will become a unitholder of SXL with a percentage ownership of the combined organization that is smaller than such unitholder’s percentage ownership of ETP. Assuming that the merger had been completed on December 31, 2016, current ETP common unitholders would have owned approximately 75.6% of the combined entity based on the number of ETP and SXL common units outstanding at that date.

SXL common units to be received by ETP common unitholders as a result of the merger have different rights from ETP common units.

Following completion of the merger, ETP common unitholders will no longer hold ETP common units, but will instead be unitholders of SXL. There are important differences between the rights of ETP unitholders and the rights of SXL unitholders. See “Comparison of Rights of SXL Unitholders and ETP Unitholders” for a discussion of the different rights associated with SXL common units and ETP common units.

A downgrade in SXL’s or its subsidiaries’ credit ratings following the merger could impact the combined entity’s access to capital and costs of doing business, and maintaining credit ratings is under the control of independent third parties.

Following the merger, SXL will be a more leveraged entity on a consolidated basis than it is prior to the merger, and the merger may cause rating agencies to reevaluate SXL and its subsidiaries’ ratings. A downgrade of SXL or its subsidiaries’ credit ratings might increase SXL and its subsidiaries’ cost of borrowing and could require SXL to post collateral with third parties, negatively impacting its available liquidity. SXL and its subsidiaries’ ability to access capital markets could also be limited by a downgrade of its credit ratings and other disruptions.

Credit rating agencies perform independent analysis when assigning credit ratings. The analysis includes a number of criteria including, but not limited to, business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are not recommendations to buy, sell or hold investments in the rated entity. Ratings are subject to revision or withdrawal at any time by the rating agencies, and SXL cannot assure you that it will maintain its current credit ratings.

No ruling has been obtained with respect to the U.S. federal income tax consequences of the merger.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the merger. Instead, SXL and ETP are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the merger, and such counsel’s conclusions may not be sustained if challenged by the IRS. Please read “Material U.S. Federal Income Tax Consequences of the Merger.”

The expected U.S. federal income tax consequences of the merger are dependent upon SXL and ETP being treated as partnerships for U.S. federal income tax purposes.

If either SXL or ETP were to be treated as a corporation for U.S. federal income tax purposes, the consequences of the merger would be materially different. If SXL were to be treated as a corporation for U.S. federal income tax purposes, the merger would likely be a fully taxable transaction to ETP common unitholders.

ETP common unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

Although for state law purposes ETP will become a wholly owned subsidiary of SXL in the merger, for U.S. federal income tax purposes, ETP (rather than SXL) will be treated as the continuing partnership following the merger. As a result, for U.S. federal income tax purposes, SXL will be deemed to contribute all of its assets to ETP in exchange for ETP units and the assumption of SXL’s liabilities, followed by a liquidation of SXL in which ETP units are distributed to SXL unitholders. In addition, as a result of the merger, SXL unitholders will become limited partners of ETP for U.S. federal income tax purposes and will be allocated a share of ETP’s nonrecourse liabilities. No ETP common unitholder should recognize any income, gain or loss, for U.S. federal income tax purposes as a result of the merger other than any gain recognized as a result of decreases in partnership liabilities pursuant to Section 752 of the Code. Each ETP common unitholder’s share of ETP’s nonrecourse liabilities will be recalculated following the merger. Any resulting increase or decrease in an ETP common unitholder’s nonrecourse liabilities will result in a corresponding increase or decrease in such unitholder’s adjusted tax basis in its ETP common units. A reduction in a common unitholder’s share of nonrecourse liabilities would, if such reduction exceeds the unitholder’s tax basis in his or her ETP common units, under certain circumstances, result in the recognition of taxable gain by an ETP common unitholder. While there can be no assurance, ETP does not expect any ETP common unitholders to recognize gain in this manner. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to ETP and Its Unitholders” and “Risk Factors Relating to the Merger.”

Tax Risks Related to Owning Common Units in SXL Following the Merger

For U.S. federal income tax purposes, the merger is intended to be a “merger” of SXL and ETP within the meaning of Treasury Regulations promulgated under Section 708 of the Code. Assuming the merger is treated as such, although for state law purposes ETP will become a wholly owned subsidiary of SXL in the merger, for U.S. federal income tax purposes, ETP (rather than SXL) will be treated as the continuing partnership following the merger and SXL will be treated as the terminated partnership. As a result, each holder of SXL common units, including SXL common unitholders and the ETP common unitholders that will receive SXL common units in the merger, will be treated as a partner of ETP for U.S. federal income tax purposes following the merger.

Following the merger, in addition to the risks described above, deemed holders of ETP common units, for U.S. federal income tax purposes, will continue to be subject to the risks that holders of ETP common units are currently subject to, which are described in ETP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference in this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference contain forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” or the negative of those terms or other variations of them or comparable terminology. Forward-looking statements are also found under “The Merger—Unaudited Financial Projections of ETP.” In particular, statements, express or implied, concerning future actions, conditions or events, future operating results, the ability to generate sales, income or cash flow, to realize cost savings or other benefits associated with the merger, to service debt or to make distributions are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine actual results are beyond the ability of SXL or ETP to control or predict. Specific factors which could cause actual results to differ from those in the forward-looking statements include:

•	the ability to complete the merger;

•	the ability to obtain requisite regulatory and unitholder approval and the satisfaction of the other conditions to the consummation of the merger;

•	the potential impact of the announcement or consummation of the merger on relationships, including with employees, suppliers, customers, competitors, lenders and credit rating agencies;

•	SXL’s ability to successfully integrate ETP’s operations and employees and to realize synergies and cost savings;

•	any distribution increases by SXL or ETP;

•	the amount of natural gas, NGLs, crude oil and refined products transported in the pipelines and gathering systems of SXL or ETP;

•	volatility in the price of crude oil, refined products, natural gas and NGLs;

•	SXL’s and ETP’s access to capital to fund organic growth projects and acquisitions, including significant acquisitions and their ability to obtain debt or equity financing on satisfactory terms;

•	declines in the credit markets and the availability of credit for producers connected to SXL’s and ETP’s respective pipelines, ETP’s gathering and processing facilities, and for customers of SXL’s and ETP’s contract services business;

•	changes in the financial condition or operating results of joint ventures or other holdings in which SXL or ETP have an equity ownership interest;

•	the level of creditworthiness of, and performance by, the customers and counterparties of SXL and ETP;

•	the use of derivative financial instruments to hedge commodity and interest rate risks;

•	the amount of collateral required to be posted from time to time in transactions;

•	changes in commodity prices and the projected demand for and supply of natural gas, crude oil, NGLs and refined products, interest rates and demand for the services of SXL and ETP;

•	any impairment write-downs of SXL’s or ETP’s assets;

•	changes in governmental regulation or enforcement practices with respect to the midstream sector of the natural gas industry, especially with respect to environmental, health and safety matters;

•	improvements in energy efficiency and development of technology resulting in reduced demand for refined petroleum products;

•	the occurrence of unusual weather and other natural phenomena or operating conditions including force majeure events;

•	environmental risks affecting the production, gathering and processing of natural gas;

•	industry changes including the impact of consolidations and changes in competition among natural gas midstream companies;

•	the ability of SXL and ETP to acquire midstream assets and new sources supply and connections to third-party pipelines on satisfactory terms;

•	non-performance by or disputes with major customers, suppliers or other business partners;

•	the ability of SXL and ETP to retain existing or acquire new natural gas midstream customers;

•	regulation of transportation rates on SXL’s and ETP’s pipelines;

•	risks related to labor relations and workplace safety;

•	the age of, and changes in the reliability and efficiency of, SXL’s or ETP’s operating facilities;

•	the ability to obtain indemnification related to cleanup liabilities and to clean up any released hazardous materials on satisfactory terms;

•	delays related to construction of, or work on, new or existing facilities and the ability to obtain required approvals for construction or modernization of SXL’s or ETP’s facilities and the timing of production from such facilities;

•	uncertainties relating to the effects of regulatory guidance on permitting under the Clean Water Act and the outcome of current and future litigation regarding mine permitting;

•	risks and uncertainties relating to general domestic and international economic (including inflation, interest rates and financial and credit markets, disruptions in the crude oil, natural gas, NGLs and refined petroleum products markets, from terrorist activities, international hostilities and other events, and the government’s response thereto) and political conditions;

•	the occurrence of operational hazards or unforeseen interruptions for which SXL or ETP may not be adequately insured;

•	the amount of SXL’s and ETP’s debt, which could limit the ability to borrow additional funds, which could create a competitive disadvantage compared to competitors that have less debt, or have other adverse consequences;

•	the effect of changes in accounting principles and tax laws, and interpretations of both; and

•	unfavorable results of litigation and the fruition of contingencies referred to in the notes to the financial statements contained in the reports incorporated by reference into this proxy statement/prospectus.

Unless expressly stated otherwise, forward-looking statements are based on the expectations and beliefs of the respective managements of SXL and ETP, based on information currently available, concerning future events affecting SXL and ETP. Although SXL and ETP believe that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to SXL’s and ETP’s operations and business environments, all of which are difficult to predict and many of which are beyond SXL’s and ETP’s control. Any or all of the forward-looking statements in this proxy statement/prospectus may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this proxy statement/prospectus, including the risks outlined under the caption “Risk Factors” contained in SXL’s and

ETP’s Exchange Act reports incorporated herein by reference, will be important in determining future results, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on SXL’s and ETP’s results of operations, financial condition, cash flows or distributions. In view of these uncertainties, SXL and ETP caution that investors should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, SXL and ETP undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect new information or the occurrence of anticipated or unanticipated events or circumstances.

RECENT DEVELOPMENTS

Class K Unit Issuance. On December 29, 2016, ETP GP adopted Amendment No. 15 to the ETP partnership agreement which provided for the issuance of a new class of units (the “Class K units”) and set forth the terms and provisions of the Class K Units, which were issued on December 29, 2016 to indirect subsidiaries of ETP, in exchange for cash contributions and the exchange of outstanding common units representing limited partner interests in ETP. Please read “Comparison of Rights of SXL Unitholders and ETP Unitholders” for additional information on the terms of the Class K units.

ETP Common Unit Private Placement. On January 6, 2017, ETE entered into a common unit purchase agreement with certain institutional investors to sell 32,222,225 of its common units in a private placement transaction at a purchase price of $18.00 per unit (the “ETE private placement”). The ETE private placement closed on January 12, 2017, and ETE received net proceeds of approximately $568 million, which ETE used to purchase 15,785,056 newly issued common units representing limited partner interests in ETP (the “ETP private placement”). ETP used the proceeds from the ETP private placement to repay existing indebtedness under its amended and restated revolving credit facility and for general partnership purposes.

Series A Unit Repurchase. On January 18, 2017, ETP entered into and completed a purchase and sale agreement with MTP Energy Master Fund Ltd., Magnetar Capital Fund II LP and MTP Energy Infrastructure Finance Special Fund, LLC pursuant to which ETP repurchased all of its 1,912,569 outstanding Series A Cumulative Convertible Preferred Units of ETP (the “Series A Units”) for cash in the aggregate amount of approximately $52.5 million (the “Series A unit repurchase”). Following the Series A unit repurchase, ETP no longer has any Series A units outstanding. Because there are no Series A units outstanding as of the record date for the special meeting, the Series A units will not be entitled to vote on the merger agreement and the transactions contemplated thereby. Furthermore, as no Series A units will be outstanding as of the closing date of the merger, no SXL Series A preferred units will be issued in exchange for the Series A Units; therefore, the form of SXL partnership agreement attached as Annex C to this proxy statement/prospectus has been revised to remove the references to the Series A preferred units of SXL.

THE PARTIES

Sunoco Logistics Partners L.P.

SXL is a publicly traded Delaware limited partnership that owns and operates a logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminalling, and acquisition and marketing assets, which are used to facilitate the purchase and sale of crude oil, NGLs and refined products. SXL conducts business activities in 37 states located throughout the United States. SXL GP, a Pennsylvania limited liability company and the general partner of SXL, is a consolidated subsidiary of ETP. SXL GP holds no assets other than its investment in SXL and notes receivable and other amounts receivable from affiliates of ETP.

SXL’s reporting segments are as follows:

•	Crude Oil. The crude oil segment provides transportation, terminalling and acquisition and marketing services to crude oil markets throughout the southwest, midwest and northeastern United States. Included within the segment is approximately 6,100 miles of crude oil trunk and gathering pipelines in the southwest and midwest United States and equity ownership interests in three crude oil pipelines. SXL’s crude oil terminalling services operate with an aggregate storage capacity of approximately 33 million barrels, including approximately 26 million barrels at SXL’s Gulf Coast terminal in Nederland, Texas and approximately 3 million barrels at SXL’s Fort Mifflin terminal complex in Pennsylvania. SXL’s crude oil acquisition and marketing activities utilize its pipeline and terminal assets, its proprietary fleet crude oil tractor trailers and truck unloading facilities, as well as third-party assets, to service crude oil markets principally in the mid-continent United States.

•	Natural Gas Liquids. The natural gas liquids segment transports, stores, and executes acquisition and marketing activities utilizing a complementary network of pipelines, storage and blending facilities, and strategic off-take locations that provide access to multiple NGLs markets. The segment contains approximately 900 miles of NGLs pipelines, primarily related to SXL’s Mariner systems located in the northeast and southwest United States. Terminalling services are facilitated by approximately 5 million barrels of NGLs storage capacity, including approximately 1 million barrels of storage at SXL’s Nederland, Texas terminal facility and 3 million barrels at SXL’s Marcus Hook, Pennsylvania terminal facility (the “Marcus Hook Industrial Complex”). This segment also carries out SXL’s NGLs blending activities, including utilizing SXL’s patented butane blending technology.

•	Refined Products. The refined products segment provides transportation and terminalling service, through the use of approximately 1,800 miles of refined products pipelines and approximately 40 active refined products marketing terminals. SXL’s marketing terminals are located primarily in the northeast, midwest and southeast United States, with approximately 8 million barrels of refined products storage capacity. The refined products segment includes SXL’s Eagle Point facility in New Jersey, which has approximately 6 million barrels of refined products storage capacity. The segment also includes SXL’s equity ownership interests in four refined products pipeline companies. The segment also performs terminalling activities at the Marcus Hook Industrial Complex. The refined products segment utilizes SXL’s integrated pipeline and terminalling assets, as well as acquisition and marketing activities, to service refined products markets in several regions of the United States.

The address of SXL’s and SXL GP’s principal executive offices is 3807 West Chester Pike, Newtown Square, Pennsylvania 19073, and the telephone number at this address is (866) 248-4344.

Energy Transfer Partners, L.P.

ETP, a Delaware limited partnership, is one of the largest publicly traded master limited partnerships in the United States in terms of equity market capitalization (approximately $20.97 billion as of January 31, 2017). ETP is managed by its general partner, ETP GP, and ETP GP is managed by its general partner, ETP GP LLC, which is owned by ETE, another publicly traded master limited partnership. The primary activities in which ETP is engaged, all of which are in the United States, are as follows:

•	Natural gas operations, including the following:

•	natural gas midstream and intrastate transportation and storage; and

•	interstate natural gas transportation and storage through Energy Transfer Interstate Holdings, LLC (“ET Interstate”) and Panhandle Eastern Pipe Line Company, LP (“Panhandle”). ET Interstate is the parent company of Transwestern Pipeline Company, LLC, ETC Fayetteville Express Pipeline, LLC, ETC Tiger Pipeline, LLC, CrossCountry Energy, LLC, ETC Midcontinent Express Pipeline, LLC and ET Rover Pipeline LLC. Panhandle is the parent company of Trunkline Gas Company, LLC and Sea Robin Pipeline Company LLC.

•	Liquids operations, including NGL transportation, storage and fractionation services; and

•	Product and crude oil transportation, terminalling services and acquisition and marketing activities through SXL.

The address of ETP’s and ETP GP’s principal executive offices is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700.

Energy Transfer Equity, L.P.

Energy Transfer Equity, L.P. is a Delaware limited partnership, publicly traded on the NYSE under the symbol “ETE.” ETE directly and indirectly owns equity interests in SXL and ETP.

The address of ETE’s principal executive offices is 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, and the telephone number at this address is (214) 981-0700.

SXL Acquisition Sub LLC

SXL Acquisition Sub LLC is a Delaware limited liability company and a wholly owned subsidiary of SXL. SXL Merger Sub was formed on November 21, 2016 solely for the purpose of consummating the merger and has no operating assets. SXL Merger Sub has not carried on any activities to date, except for activities incidental to its and SXL Merger Sub LP’s formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The address of SXL Merger Sub’s principal executive offices is 3807 West Chester Pike, Newtown Square, Pennsylvania 19073, and the telephone number at this address is (866) 248-4344.

SXL Acquisition Sub LP

SXL Acquisition Sub LP is a Delaware limited partnership and a wholly owned subsidiary of SXL. SXL Merger Sub LP was formed on December 14, 2016 solely for the purpose of consummating the merger and has no operating assets. SXL Merger Sub LP has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The address of SXL Merger Sub LP’s principal executive offices is 3807 West Chester Pike, Newtown Square, Pennsylvania 19073, and the telephone number at this address is (866) 248-4344.

EXECUTIVE COMPENSATION

Overview

The following discussion provides certain executive compensation information for the individuals who are expected to be the named executive officers of the combined company and is based on the compensation arrangements maintained by ETP and SXL for 2016 and prior years, where applicable. Neither ETP nor SXL have officers or directors. Instead, ETP and SXL are managed by the boards of directors of their respective general partners and the executive officers of the respective general partners perform all of the management functions. For 2016, compensation for these officers was administered by ETP GP, except where noted herein.

Compensation Discussion and Analysis

Named Executive Officers

The executive officers referred to in this discussion as the “named executive officers” are the following officers with the roles they held for 2016:

•	Kelcy L. Warren, Chairman and Chief Executive Officer;

•	Thomas E. Long, Chief Financial Officer and Group Chief Financial Officer of ETE’s general partner;

•	Matthew S. Ramsey, President and Chief Operating Officer;

•	James M. Wright, General Counsel and Assistant Secretary; and

•	Michael J. Hennigan, President and Chief Executive Officer of SXL GP.

During 2016, Mr. Long provided services to each of the ETE, ETP, SXL and Sunoco LP (SUN) partnerships in his role as Group CFO of ETE’s general partner. Decisions with respect to Mr. Long’s compensation during 2016 were made by the ETE Compensation Committee in consultation as appropriate with the ETP Compensation Committee. For 2016 Mr. Hennigan’s primary business responsibilities related to ETP’s investment in SXL and its consolidated subsidiaries. For 2016, the compensation committee of SXL GP set the components of Mr. Hennigan’s compensation, including salary, long-term incentive awards and annual bonus utilizing the same philosophy and methodology adopted by ETP GP.

ETP GP’s Philosophy for Compensation of Executives

In general, ETP GP’s executive compensation philosophy is based on the premise that a significant portion of each executive’s compensation should be incentive-based or “at-risk” compensation and that executives’ total compensation levels should be highly competitive in the marketplace for executive talent and abilities. ETP GP seeks a total compensation program for the named executive officers that provides for a slightly below the median market annual base compensation rate (i.e. approximately the 40th percentile of market) but incentive-based compensation composed of a combination of compensation vehicles to reward both short and long-term performance that are both targeted to pay-out at approximately the top-quartile of market. ETP GP believes the incentive-based balance is achieved by (i) the payment of annual discretionary cash bonuses that consider the achievement of ETP’s financial performance objectives for a fiscal year set at the beginning of such fiscal year and the individual contributions of the named executive officers to the success of ETP and the achievement of the annual financial performance objectives and (ii) the annual grant of time-based restricted unit awards under the equity incentive plan(s), which awards are intended to provide a longer term incentive and retention value to the key employees to focus their efforts on increasing the market price of the publicly traded units and to increase the cash distribution paid to unitholders.

ETP GP grants restricted unit awards that vest, based generally upon continued employment, at a rate of 60% after the third anniversary of the award and the remaining 40% after the fifth anniversary of the award. ETP

GP believes that these equity-based incentive arrangements are important in attracting and retaining executives, including the named executive officers, and key employees as well as motivating these individuals to achieve business objectives. The equity-based compensation also reflects the importance of aligning the interests of the executives, including the named executive officers with those of ETP’s unitholders.

While ETP is responsible for the direct payment of the compensation of the named executive officers as employees of the ETP GP, ETP or its controlled affiliates, ETP does not participate or have any input in any decisions as to the compensation policies of ETP GP or the compensation levels of the executive officers of ETP GP. The compensation committee of the board of directors of ETP GP (the “ETP Compensation Committee”) is responsible for the approval of the compensation policies and the compensation levels of these executive officers. ETP directly pays these executive officers in lieu of receiving an allocation of overhead related to executive compensation from ETP GP. For a more detailed description of the compensation of the named executive officers, please see “Compensation Tables” below. Both the ETE Compensation and the compensation committee of SXL GP (the “SXL Compensation Committee”) follow a substantially similar executive compensation philosophy for executives as the ETP Compensation Committee.

Compensation Philosophy

The compensation program is structured to achieve the following:

•	reward executives with an industry-competitive total compensation package of targeted base salaries and significant incentive opportunities yielding a total compensation package approaching the top-quartile of the market;

•	attract, retain and reward talented executive officers and key management employees by providing total compensation competitive with that of other executive officers and key management employees employed by publicly traded limited partnerships of similar size and in similar lines of business;

•	motivate executive officers and key employees to achieve strong financial and operational performance;

•	emphasize performance-based or “at-risk” compensation; and

•	reward individual performance.

Components of Executive Compensation

For the year ended December 31, 2016, the compensation paid to the named executive officers, other than the Chief Executive Officer, consisted of the following components:

•	annual base salary;

•	non-equity incentive plan compensation consisting solely of discretionary cash bonuses;

•	time-vested restricted unit awards under the equity incentive plan(s);

•	payment of distribution equivalent rights (“DERs”) on unvested time-based restricted unit awards under the equity incentive plan(s);

•	vesting of previously issued time-based restricted unit/phantom restricted unit awards issued pursuant to the ETP equity incentive plan(s) or the equity incentive plan(s) of its affiliates; and

•	401(k) plan employer contributions.

Mr. Warren, the Chief Executive Officer, has voluntarily elected not to accept any salary, bonus or equity incentive compensation (other than a salary of $1.00 per year plus an amount sufficient to cover his allocated employee premium contributions for health and welfare benefits).

Methodology

The ETP Compensation Committee considers relevant data available to it to assess the competitive position with respect to base salary, annual short-term incentives and long-term incentive compensation for executive officers, including the named executive officers. The ETP Compensation Committee also considers individual performance, levels of responsibility, skills and experience.

Periodically, the compensation committee of the general partner of ETE (the “ETE Compensation Committee”) or the ETP Compensation Committee engages a third-party consultant to provide market information for compensation levels at peer companies in order to assist in the determination of compensation levels for the executives, including the named executive officers. Most recently, Longnecker & Associates (“Longnecker”) evaluated the market competitiveness of total compensation levels of a number of executives of ETE, ETP and SXL to provide market information with respect to compensation of those executives during the year ended December 31, 2015. In particular, the 2015 review by Longnecker was designed to (i) evaluate the market competitiveness of total compensation levels for certain members of senior management, including the named executive officers; (ii) assist in the determination of appropriate compensation levels for senior management, including the named executive officers; and (iii) confirm that the compensation programs were yielding compensation packages consistent with the overall compensation philosophy.

In conducting its review, Longnecker specifically considered the larger size of the combined ETE and ETP entities from an energy industry perspective, to form a public peer group, inclusive of energy and non-energy related peers, against which ETE and ETP can compare total compensation for its executives, including the named executive officers. During 2015, Longnecker assisted in the development of the final “peer group” of leading companies in the energy industry that most closely reflect ETP’s profile in terms of revenues, assets and market value as well as competition for talent at the senior management level and similarly situated general industry companies with similar revenues, assets and market value. The identified companies were:

Energy Peer Group:
• Conoco Phillips	• Anadarko Petroleum
• Enterprise Products Partners, L.P.	• Marathon Oil Corporation
• Plains All American Pipeline, L.P.	• Kinder Morgan Energy Partners, L.P.
• Halliburton Company	• The Williams Companies, Inc.
• Valero Energy Corporation
General Industry Peer Group:
• The Boeing Company	• United Technologies Corporation
• Dow Chemical Company	• United Parcel Service, Inc.
• Caterpillar Inc.	• FedEx Corporation
• Lockheed Martin Corporation	• Honeywell International Inc.
• Deere & Company

The compensation analysis provided by Longnecker in 2015 covered all major components of total compensation, including annual base salary, annual short-term cash bonus and long-term incentive awards for the senior executives of these companies. In preparing the review materials, Longnecker utilized generally accepted compensation principles as determined by WorldatWork and gathered data from the public peer companies and published salary surveys.

Following Longnecker’s 2015 review, the ETP Compensation Committee reviewed the information provided, including Longnecker’s specific conclusions and recommended considerations for all compensation going forward, but focused specifically on the industry related data to compare the levels of annual base salary, annual short-term cash bonus and long-term equity incentive awards at these other companies with those of the named executive officers to ensure that compensation of the named executive officers is both consistent with the compensation philosophy and competitive with the compensation for executive officers of these other companies. The ETP Compensation Committee considered and reviewed the results of the study performed by Longnecker to determine if the results indicated that the compensation programs were yielding a competitive total compensation model prioritizing incentive-based compensation and rewarding achievement of short and long-term performance objectives. The ETP Compensation Committee also specifically evaluated benchmarked results for the annual base salary, annual short-term cash bonus or long-term equity incentive awards of the named executive officers to the compensation levels at the identified “energy peer group” companies and considered Longnecker’s conclusions and recommendations. While Longnecker found that ETP is achieving its stated objectives with respect to the “at-risk” approach, they also found that certain adjustments should be implemented to allow ETP to achieve its targeted percentiles on base compensation and incentive compensation (short and long-term).

Longnecker provided some limited market updates during 2016 for situations where there were changes to roles and responsibilities of a previously benchmarked executive, but did not provide a full update to their market analysis from 2015. In 2016, Longnecker also provided information related to market trends on long-term equity incentive awards for industry based peer group companies. The information focused on the continued market competitiveness of using time-vested restricted units and the specific targeted annual value of the long-term equity incentive pools.

For 2016, the ETP Compensation Committee continued to use the results of the 2015 Longnecker compensation analysis (updated as described in the preceding paragraph), adjusted to account for general inflation and information obtained from other sources, such as 2016 third party survey results, in its determination of compensation levels for executives, including the named executive officers. Longnecker did not provide any non-executive compensation services for ETP during 2016.

In respect of SXL, the SXL Compensation Committee continued to rely principally on Longnecker’s 2015 review of various metrics in order to recognize that the SXL structure is unique given that (i) in certain respects, SXL operated as a significant operational division of ETP; (ii) for certain corporate functions SXL received certain shared-service support from ETE and ETP; and (iii) in other operational related functions, SXL operated as an independent publicly-traded organization. As such, during 2015 Longnecker reviewed certain of the executives, including the named executive officers of SXL, in their specific functions to determine the appropriate benchmarking technique. In all circumstances, Longnecker considered SXL annual revenues and market capitalization levels in its benchmarking.

In conducting its 2015 review with respect to SXL’s executives that were considered to have roles consistent with those of an executive at an independent publicly-traded entity, Longnecker worked with ETP and SXL to identify a “peer group” of companies in the energy industry that most closely reflect SXL’s profile in terms of revenues, assets and market value as well as compete with SXL for talent at the senior management level. The identified companies included:

Energy Peer Group:
• Buckeye Partners, L.P.	• PBF Energy Inc.
• Enbridge Energy Partners, L.P.	• Plains All American Pipeline, L.P.
• HollyFrontier Corporation	• Spectra Energy Corp.
• MarkWest Energy Partners, L.P.	• Targa Resources Corp.
• NGL Energy Partners LP	• Tesoro Corporation
• ONEOK Inc.

The compensation analysis provided by Longnecker in 2015 covered all major components of total compensation, including annual base salary, annual short-term cash bonus and long-term incentive awards for the senior executives for certain companies in the oil and gas industry. The SXL Compensation Committee utilized the information provided by Longnecker to ensure that the total compensation is both competitive with the market information received and consistent with ETE’s compensation philosophy. While Longnecker found that SXL is achieving its stated objectives with respect to the “at-risk” approach, they also found that certain adjustments should be implemented to allow SXL to achieve its targeted percentiles on base compensation and incentive compensation (short and long-term). As noted above, for 2016, the SXL Compensation Committee continued to use the results of the 2015 Longnecker compensation analysis (together with limited market updates provided by Longnecker during 2016), adjusted to account for general inflation and information obtained from other sources, such as 2016 third party survey results, in its determination of compensation levels for executives, including the named executive officers.

Base Salary. Base salary is designed to provide for a competitive fixed level of pay that attracts and retains executive officers, and compensates them for their level of responsibility and sustained individual performance (including experience, scope of responsibility and results achieved). The salaries of the named executive officers are reviewed on an annual basis. As discussed above, the base salaries of the named executive officers are targeted to yield an annual base salary slightly below the median level of market (i.e. approximately the 40th percentile of market) and are determined by the ETP Compensation Committee after taking into account the recommendations of Mr. Warren. During the 2016 merit review process in July, the ETP Compensation Committee approved an increase to Mr. Ramsey’s base salary of 2.0% to $637,500 from its prior level of $625,000 and a 2.0% increase to Mr. Wright’s base salary to $382,500 from its prior level of $375,000. The CEO (who has voluntarily elected to forgo nearly all base compensation) did not receive any base salary adjustment during 2016.

In the case of Mr. Long, the ETE Compensation Committee approved an increase to Mr. Long’s base salary of 2.0% to $459,000 from its prior level of $450,000.

In the case of Mr. Hennigan, the SXL Compensation Committee, in consultation with ETP GP, approved an increase to his base salary of 2.0% to $637,500 from its prior level of $625,000.

The 2% increase to each of the named executive officers’ base salary reflects a base salary increase consistent with the 2% annual merit increase pool established for all employees of the ETP GP, ETP, SXL and its and their affiliates for 2016 by the respective compensation committees.

Annual Bonus. In addition to base salary, the ETE Compensation Committee and the ETP Compensation Committee make determinations whether to make discretionary annual cash bonus awards to executives, including the named executive officers, other than the CEO (who has voluntarily elected to forgo any annual bonuses), following the end of the year under the Energy Transfer Partners, L.L.C. Annual Bonus Plan (the “Bonus Plan”). The ETE Compensation Committee will consider a 2016 annual cash bonus for Mr. Long and the ETP Compensation Committee will consider 2016 annual cash bonus awards for Messrs. Ramsey and Wright.

These discretionary bonuses, if awarded, are intended to reward the named executive officers for the achievement of financial performance objectives during the year for which the bonuses are awarded in light of the contribution of each individual to profitability and success during such year. The ETE Compensation Committee and the ETP Compensation Committee also consider the recommendation of the CEO in determining the specific annual cash bonus amounts for each of the other named executive officers. The ETE Compensation Committee and the ETP Compensation Committee do not establish their own financial performance objectives in advance for purposes of determining whether to approve any annual bonuses, and do not utilize any formulaic approach to determine annual bonuses.

For 2016, annual bonuses to be awarded to Messrs. Ramsey, Long and Wright will be determined under the Bonus Plan. The ETE Compensation Committee’s and the ETP Compensation Committee’s evaluation of performance and determination of an overall available bonus pool is based on an internal earnings target generally based on targeted EBITDA (the “Earnings Target”) budget and the performance of each department compared to the applicable departmental budget (with such performance measured based on the specific dollar amount of general and administrative expenses set for each department). The two performance criteria are weighted 75% on the internal Earnings Target budget criteria and 25% on internal department financial budget criteria. Internal Earnings Target is the primary performance factor in determining annual bonuses, while internal department financial budget criteria is considered to ensure that general and administrative costs are being effectively managed in a prudent manner.

The internal financial budgets are generally developed for each business segment, and then aggregated with appropriate corporate level adjustments, to reflect an overall performance objective that is reasonable in light of market conditions and opportunities based on a high level of effort and dedication across all segments of the business. The evaluation of performance versus the internal financial budget is based on EBITDA for a calendar year.

In general, both the ETE Compensation Committee and the ETP Compensation Committee believe that performance at or above the internal Earnings Target and at or below internal department financial budgets would support bonus pools to the named executive officers ranging from 105% to 140% of their annual base earnings (which amount reflects the actual base salary earned during the calendar year to reflect periods before and after any base salary adjustments) ,with the ability to fund up to an additional 20% above each named executive officer’s target bonus pool upon achievement of 110% of the internal Earnings Target and 110% of the internal department financial budgets. For 2016, the short-term annual cash bonus pool targets for each of the named executive officers were as follows: for Mr. Ramsey, 140% of his annual base earnings; for Mr. Long, 130% of his annual base earnings, which represents an increase from his previous target of 125%; and for Mr. Wright, 105% of his annual base earnings. The increase for Mr. Long was based on and related to his full-year of additional responsibilities as the Group Chief Financial Officer of ETE’s general partner and Chief Financial Officer of the ETP GP.

For 2016, SXL annual bonuses were determined under the Sunoco Partners LLC Amended and Restated Annual Short-Term Incentive Bonus Plan (the “SXL Bonus Plan”). Mr. Hennigan’s target for 2016 was 140% of his annual base earnings.

In February 2017, the ETP Compensation Committee certified 2016 performance results under the Bonus Plan, which resulted in a bonus payout of 95% of target, which reflected achievement of 93.9% of the internal Earnings Target and 100% of the budget criteria. Based on the approved results, the ETP Compensation Committee approved a cash bonus relating to the 2016 calendar year to Messrs. Ramsey, Long and Wright in the amounts of $838,901, $560,865 and $377,506, respectively.

In February 2017, in respect of 2016 performance under the SXL Bonus Plan, the SXL Compensation Committee approved a cash bonus relating to the 2016 calendar year to Mr. Hennigan in the amount of $830,092, which represents 132% of his 2016 base earnings. In approving 2016 bonuses, the SXL Compensation Committee took into account the achievement by SXL of all of its targeted performance objectives for 2016 and the individual performances of its executives with respect to (i) promoting SXL’s financial, strategic and operating objectives, (ii) SXL’s success in exceeding its internal financial budget, (iii) the development of new projects that are expected to result in increased cash flows from operations in future years, (iv) the completion of mergers, acquisitions or similar transactions that are expected to be accretive to SXL and increase distributable cash flow, and (v) the overall management of SXL’s business. The cash bonuses awarded to the named executive officers in respect of 2016 performance are consistent with the partnerships’ applicable bonus pool targets.

Equity Awards. ETP currently has two incentive plans: (i) the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Incentive Plan (the “2008 Incentive Plan”) and (ii) the Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan (the “2011 Incentive Plan”). Each of the 2008 Incentive Plan and 2011 Incentive Plan authorizes the ETP Compensation Committee, in its discretion, to grant awards of restricted units, phantom units, unit options and other awards related to ETP common units upon such terms and conditions as it may determine appropriate and in accordance with general guidelines as defined by each such plan. The ETP Compensation Committee determined and/or approved the terms of the unit grants awarded to the named executive officers, including the number of common units subject to the restricted unit award and the vesting structure of those restricted unit awards. All of the awards granted to the named executive officers under these equity incentive plans have consisted of restricted unit awards that are subject to vesting over a specified time period. Upon vesting of any restricted unit award, ETP common units are issued. During 2016, Mr. Hennigan participated in the Sunoco Partners LLC Long-Term Incentive Plan, as amended, (the “SXL Plan”) under which restricted units are awarded, which restricted units have the same vesting terms as awards under the 2008 Incentive Plan.

For 2016, the annual long-term incentive targets for the named executive officers were 600% of annual base salary for Mr. Ramsey, 500% of annual base salary for Mr. Long, which represents an increase from his previous target of 400%, 250% of annual base salary for Mr. Wright, and 600% of annual base salary for Mr. Hennigan. The ETE Compensation Committee approved the increase to Mr. Long’s long-term incentive target in recognition of his additional responsibilities during 2016 as the Group Chief Financial Officer of ETE’s general partner and Chief Financial Officer of the ETP GP. In approving long-term incentive awards for Mr. Long, the ETP Compensation Committee, the SXL Compensation Committee and the compensation committee of the SUN’s general partner utilized the targets set by the ETE Compensation Committee.

In December 2016, the ETP Compensation Committee approved grants of restricted unit awards to Messrs. Ramsey, Long and Wright of 95,625 units, 28,688 units, and 23,906 units, respectively, under the 2008 Incentive Plan related to ETP common units.

As described below in the section titled “Subsidiary Equity Awards,” for 2016, in discussions between the ETE Compensation Committee and ETP Compensation Committees, as well as, the SXL Compensation Committee and the compensation committees of the general partners of Sunoco LP, it was determined that a portion of Mr. Long’s total long-term incentive award target value would be composed of restricted units awarded under the 2008 Incentive Plan as well as restricted/restricted phantom units under the SXL Plan and Sunoco LP equity plan in consideration for his role and responsibilities at those partnerships. Mr. Long’s total 2016 long-term awards were allocated 50% to the 2008 Incentive Plan, 20% to the SXL Plan and 30% to the Sunoco LP equity plan. Mr. Long serves as a financial advisor in matters related to mergers and acquisitions and financing activities to both SXL and SUN, and certain personnel responsible for the accounting and financial reporting functions provided to SUN report into his organization.

The restricted unit awards provide for vesting over a five-year period, with 60% vesting at the end of the third year and the remaining 40% vesting at the end of the fifth year, generally subject to continued employment through each specified vesting date. The restricted unit awards entitle the recipients of the restricted unit awards to receive, with respect to each ETP common unit subject to such award that has not either vested or been forfeited, a DER cash payment promptly following each such distribution by ETP to its unitholders. In approving the grant of such restricted unit awards, the ETP Compensation Committee considered several factors, including the long-term objective of retaining such individuals as key drivers of ETP’s future success, the existing level of equity ownership of such individuals and the previous awards to such individuals of equity awards subject to vesting. Vesting of the 2014, 2015 and 2016 awards would accelerate in the event of the death or disability of the named executive officer or in the event of a change in control of ETP as that term is defined under the 2008 Incentive Plan.

In the case of Mr. Hennigan, he received a long-term incentive award under the SXL Plan for 2016 of 133,508 restricted units, which was awarded by the SXL Compensation Committee. This award was awarded on identical terms and conditions with respect to vesting and the right to DER payments, as those awarded to Mr. Long, Ramsey and Wright under the 2008 Incentive Plan in 2016.

The issuance of common units pursuant to the equity incentive plans is intended to serve as a means of incentive compensation; therefore, no consideration will be payable by the plan participants upon vesting and issuance of the common units.

The restricted unit awards for 2016 under the 2008 Incentive Plan as well as awards under the SXL Plan and Sunoco LP equity incentive plan generally require the continued employment of the recipient during the vesting period, provided however, the unvested awards will be accelerated in the event of a change in control of the applicable partnership (other than a change in control to an affiliate) or the death or disability of the award recipient prior to the applicable vesting period being satisfied. In addition, in the event of a change in control of ETP, the awards granted in 2014 and 2015 under the 2008 Incentive Plan and the 2011 Incentive Plan, as applicable, would be accelerated. For awards previously granted under the 2008 Incentive Plan prior to December 2014, unvested awards may also become vested upon a change in control at the discretion of the ETP Compensation Committee. Under the SXL Plan and Sunoco LP equity incentive plan, awards granted in 2014 and 2015 would be accelerated in the event of a change in control of the applicable partnership (other than a change in control to an affiliate). The merger discussed in this proxy statement/prospectus will not be considered a change in control under any of these equity incentive plans and therefore will not result in any vesting acceleration for the named executive officers.

As discussed below under “Potential Payments Upon a Termination or Change of Control,” certain equity awards automatically accelerate upon a change in control event, which means vesting automatically accelerates upon a change of control irrespective of whether the officer is terminated. In addition, the 2015 award to Mr. Ramsey in accordance with the terms of his offer letter and the 2014 award to Mr. Hennigan included a provision in the applicable award agreement for acceleration of unvested restricted unit awards upon a termination of employment without “cause” by the general partner of the applicable partnership issuing the award. For purposes of the awards the term “cause” shall mean: (i) a conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised), (ii) willful refusal without proper cause to perform duties (other than any such refusal resulting from incapacity due to physical or mental impairment), (iii) misappropriation, embezzlement or reckless or willful destruction of property of the partnership or any of its affiliates, (iv) knowing breach of any statutory or common law duty of loyalty to the partnership or any of its or their affiliates, (v) improper conduct materially prejudicial to the business of the partnership or any of its or their affiliates, (vi) material breach of the provisions of any agreement regarding confidential information entered into with the partnership or any of its or their affiliates or (vii) the continuing failure or refusal to satisfactorily perform essential duties to the partnership or any of its or their affiliate.

Permitting the accelerated vesting of equity awards upon a change in control creates an important retention tool by enabling employees to realize value from these awards in the event of a change in control transaction.

Unit Ownership Guidelines. In December 2013, the ETP Board adopted the ETP Executive Unit Ownership Guidelines (the “Guidelines”), which set forth minimum ownership guidelines applicable to certain executives of ETP with respect to common units representing limited partnership interests in ETP. The applicable unit ownership guidelines are denominated as a multiple of base salary, and the amount of common units required to be owned increases with the level of responsibility. Under these guidelines, the President and Chief Operating Officer is expected to own common units having a minimum value of five times his base salary, while each of the remaining named executive officers (other than the CEO) are expected to own common units having a minimum value of four times their respective base salary. In addition to the named executive officers, these guidelines also apply to other covered executives, which executives are expected to own either directly or indirectly in accordance with the terms of the Guidelines, common units having minimum values ranging from two to four times their respective base salary. The Guidelines do not apply to the CEO, who receives a salary of $1.00 per year plus an amount sufficient to cover his allocated payroll deductions for health and welfare benefits.

ETP GP and the ETP Compensation Committee believe that the ownership of the common units, as reflected in the Guidelines, is an important means of tying the financial risks and rewards for the executives to total unitholder return, aligning the interests of such executives with those of ETP’s unitholders, and promoting ETP’s interest in good corporate governance.

Covered executives are generally required to achieve their ownership level within five years of becoming subject to the guidelines. Mr. Ramsey will be required to be compliant with the Guidelines in November 2020, Mr. Long beginning December 2018 and Mr. Wright for his current role in 2021.

Covered executives may satisfy the guidelines through direct ownership of common units or indirect ownership by certain immediate family members. Direct or indirect ownership of ETE, SXL and Sunoco LP common units shall count on a one-to-one ratio for purposes of satisfying minimum ownership requirements; however, unvested unit awards may not be used to satisfy the minimum ownership requirements.

Covered executives who have not yet met their respective guideline must retain and hold all common units (less common units sold to cover the executive’s applicable taxes and withholding obligation) received in connection with long-term incentive awards. Once the required ownership level is achieved, ownership of the required common units must be maintained for as long as the covered executive is subject to the guidelines. However, those individuals who have met or exceeded their applicable ownership guideline may dispose of common units in a manner consistent with applicable laws, rules and regulations, including regulations of the SEC and ETP’s internal policies, but only to the extent that such individual’s remaining ownership of common units would continue to exceed the applicable ownership guideline.

Affiliate and Subsidiary Equity Awards. In addition to his role as an officer of ETP GP, Mr. Long serves as financial advisor in matters related to mergers and acquisitions and financing activities to both SXL and SUN, and certain personnel responsible for the accounting and financial reporting functions provided to SUN report into his organization. In connection with his role at SXL, in December 2016, the SXL Compensation Committee awarded Mr. Long time-based restricted units of SXL in the amount of 16,021 units. In connection with his role at Sunoco LP, in December 2016, the compensation committee of Sunoco LP’s general partner awarded Mr. Long time-based restricted phantom units of Sunoco LP in the amount of 22,210 units. The terms and conditions of the restricted unit/restricted phantom unit awards to Mr. Long under the SXL Plan and SUN equity plan are identical to the terms and conditions of the restricted unit awards under ETP’s equity plan applicable to Mr. Long.

Qualified Retirement Plan Benefits. The Energy Transfer Partners GP, L.P. 401(k) Plan (the “ETP 401(k) Plan”) is a defined contribution 401(k) plan, which covers substantially all of ETP’s employees, including the named executive officers. Employees may elect to defer up to 100% of their eligible compensation after applicable taxes, as limited under the Code. Matching contributions are not less than the aggregate amount of matching contributions that would be credited to a participant’s account based on a rate of match equal to 100% of each participant’s elective deferrals up to 5% of covered compensation. The amounts deferred by the participant are fully vested at all times, and the amounts contributed by ETP become vested based on years of service. This benefit is provided as a means to incentivize employees and provide them with an opportunity to save for their retirement.

ETP provides a 3% profit sharing contribution to employee 401(k) accounts for all employees with a base compensation below a specified threshold. The contribution is in addition to the 401(k) matching contribution and employees become vested based on years of service.

Health and Welfare Benefits. All full-time employees, including the named executive officers, may participate in the health and welfare benefit programs including medical, dental, vision, flexible spending, life insurance and disability insurance.

Termination Benefits. The named executive officers do not have any employment agreements that call for payments of termination or severance benefits or that provide for any payments in the event of a change in control of ETP GP, and the named executive officers are not expected to enter into any employment agreements in connection with the merger. The 2008 Incentive Plan and 2011 Incentive Plan provide the ETP Compensation Committee with the discretion, unless otherwise specified in the applicable award agreement, to provide for immediate vesting of all unvested restricted unit awards in the event of (i) a change of control, as defined in the applicable plan; (ii) death or (iii) disability, as defined in the applicable plan. In the case of the December 2014, 2015 and 2016 long-term incentive awards to the named executive officers under the 2008 Incentive Plan or, as applicable, the SXL Plan and the Sunoco LP equity plan, the restricted stock unit awards would immediately and fully vest in the event of a change of control, as defined in the applicable plan. Please refer to “Compensation Tables—Potential Payments Upon a Termination or Change of Control” for additional information.

In addition, ETP GP has also adopted the ETP GP Severance Plan and Summary Plan Description effective as of June 12, 2013, (the “Severance Plan”), which provides for payment of certain severance benefits in the event of Qualifying Termination (as that term is defined in the Severance Plan). In general, the Severance Plan provides payment of two weeks of annual base salary for each year or partial year of employment service, up to a maximum of fifty-two weeks or one year of annual base salary (with a minimum of four weeks of annual base salary) and up to three months of continued group health insurance coverage. The Severance Plan also provides that additional benefits in addition to those provided under the Severance Plan may be paid based on special circumstances, which additional benefits shall be unique and non-precedent setting. The Severance Plan is available to all salaried employees on a nondiscriminatory basis; therefore, amounts that would be payable to the named executive officers upon a Qualified Termination have been excluded from “Compensation Tables—Potential Payments Upon a Termination or Change of Control” below.

ETP Deferred Compensation Plan. ETP maintains a deferred compensation plan (“DC Plan”), which permits eligible highly compensated employees to defer a portion of their salary and/or bonus until retirement or termination of employment or other designated distribution. Under the DC Plan, each year eligible employees are permitted to make an irrevocable election to defer up to 50% of their annual base salary, 50% of their quarterly non-vested unit distribution income, and/or 50% of their discretionary performance bonus compensation to be earned for services performed during the following year. Pursuant to the DC Plan, ETP may make annual discretionary matching contributions to participants’ accounts; however, ETP has not made any discretionary contributions to participants’ accounts and currently has no plans to make any discretionary contributions to participants’ accounts. All amounts credited under the DC Plan (other than discretionary credits) are immediately 100% vested. Participant accounts are credited with deemed earnings or losses based on hypothetical investment fund choices made by the participants among available funds.

Participants may elect to have their accounts distributed in one lump sum payment or in annual installments over a period of three or five years upon retirement, and in a lump sum upon other termination. Participants may also elect to take lump-sum in-service withdrawals five years or longer in the future, and such scheduled in-service withdrawals may be further deferred prior to the withdrawal date. Upon a change in control (as defined in the DC Plan) of ETP, all DC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the DC Plan’s normal distribution provisions unless a participant has elected to receive a change of control distribution pursuant to his deferral agreement.

ETP Deferred Compensation Plan for Former Sunoco Executives. The ETP Deferred Compensation Plan for Former Sunoco Executives (“SXL DC Plan”) is a deferred compensation plan established by ETP in connection with ETP’s acquisition of SXL. In 2012, Mr. Hennigan waived any future rights or benefits to which he otherwise would have been entitled under both the Sunoco, Inc. Executive Retirement Plan (“SERP”), a non-qualified, unfunded plan that provided supplemental pension benefits over and above the benefits under the Sunoco, Inc. Retirement Plan (“SCIRP”), a qualified defined benefit plan sponsored by Sunoco, Inc., under which benefits are subject to IRS limits for pay and amount, and SXL’s pension restoration plan, in return for which, $2,789,413 of such deferred compensation benefits was credited to Mr. Hennigan’s account under the SXL DC Plan. Mr. Hennigan is the only named executive officer eligible to participate in the SXL DC Plan. Mr. Hennigan’s account is 100 percent vested and will be distributed in one lump sum payment upon his retirement or termination of employment, or other designated distribution event, including a change of control (as defined in the SXL DC Plan). His account is credited with deemed earnings (or losses) based on hypothetical investment fund choices made by him among available funds.

Risk Assessment Related to Compensation Structure. ETP believes the compensation plans and programs for the named executive officers, as well as other employees, are appropriately structured and are not reasonably likely to result in material risk to ETP. ETP believes the compensation plans and programs are structured in a manner that does not promote excessive risk-taking that could harm value or reward poor judgment. ETP also believes that compensation is allocated among base salary and short and long-term compensation in such a way as to not encourage excessive risk-taking. In particular, ETP generally does not adjust base annual salaries for the executive officers and other employees significantly from year to year, and therefore the annual base salary of employees is not generally impacted by ETP’s overall financial performance or the financial performance of an operating segment. Whether, and to what extent, the named executive officers receive a cash bonus is generally determined based on the achievement of specified financial performance objectives as well as the individual contributions of the named executive officers to ETP’s success. Restricted units rather than unit options are used for equity awards because restricted units retain value even in a depressed market so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over five years for long-term incentive awards ensures that employees’ interests align with those of the unitholders for the long-term performance of ETP.

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Equity Awards (2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
Kelcy L. Warren (5)	2016	$5,920	$—	$—	$—	$—	$—	$58	$5,978
Chief Executive Officer	2015	6,338	—	—	—	—	—	—	6,338
	2014	6,921	—	—	—	—	—	—	6,921
Thomas E. Long	2016	454,154	560,865	2,007,697	—	—	—	14,679	3,037,395
Chief Financial Officer	2015	399,207	480,296	1,447,063	—	—	—	14,282	2,340,848
	2014	326,221	391,465	777,850	—	—	—	14,032	1,509,568
Matthew S. Ramsey (6)	2016	630,769	838,901	3,433,894	—	—	—	87,375	4,990,939
President and Chief Operating Officer	2015	72,115	200,000	2,749,161	—	—	—	2,587	3,023,863
James M. Wright, Jr.	2016	378,462	377,506	858,464	—	—	47,766	14,447	1,676,645
General Counsel
Michael J. Hennigan	2016	630,769	830,092	3,088,040	—	—	360,066	14,818	4,923,785
President and Chief Executive Officer of Sunoco Partners LLC	2015 2014	611,537 600,000	856,152 810,000	3,009,815 3,941,118	— —	— —	— 263,923	16,770 27,192	4,494,274 5,642,233

(1)	The discretionary cash bonus amounts for the named executive officers for 2016 reflect cash bonuses approved by the ETE Compensation Committee, the ETP Compensation Committee and the SXL Compensation Committee in February 2017 that were paid in March 2017.

(2)	Equity award amounts reflect the aggregate grant date fair value of unit awards granted for the periods presented, computed in accordance with FASB ASC Topic 718. For Messrs. Long, Ramsey and Wright, amounts include equity awards of ETP’s subsidiaries and affiliates, as reflected in the “Grants of Plan-Based Awards Table.”
(3)	During 2016, Mr. Wright had a gain of $47,766 under the DC Plan and Mr. Hennigan had a gain of $360,066 under the SXL DC Plan.
(4)	The amounts reflected for 2016 in this column include (i) matching contributions to the 401(k) plan made by ETP on behalf of the named executive officers of $13,250 for each Messrs. Long, Ramsey, Wright and Hennigan, (ii) the dollar value of life insurance premiums paid for the benefit of the named executive officers and (iii) $72,557 in relocation costs for Mr. Ramsey. The amounts deferred by the executive officers under the applicable 401(k) plan are fully vested at all times.

The amounts reflected for all periods exclude distribution payments in connection with distribution equivalent rights on unvested unit awards, because the dollar value of such distributions are factored into the grant date fair value reported in the “Equity Awards” column of the Summary Compensation Table at the time that the unit awards and distribution equivalent rights were originally granted. For 2016, distribution payments in connection with distribution equivalent rights totaled $206,848 for Mr. Long, $325,742 for Mr. Ramsey, $148,223 for Mr. Wright, and $775,758 for Mr. Hennigan. For Mr. Hennigan, the amounts of “All Other Compensation” reported in SXL’s Annual Report on Form 10-K in prior years have reflected such distribution payments; however, those distribution payments are excluded from the amounts reported above to conform with the amounts presented for the other ETP named executive officers.

(5)	Mr. Warren voluntarily determined that his salary would be reduced to $1.00 per year (plus an amount sufficient to cover his allocated payroll deductions for health and welfare benefits). He does not accept a cash bonus or any equity awards under the equity incentive plans.
(6)	Mr. Ramsey serves as a member of the board of directors of ETE.

Grants of Plan-Based Awards Table

Name	Grant Date	All Other Unit Awards: Number of Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Unit)	Grant Date Fair Value of Unit Awards(1)
ETP Unit Awards:
Kelcy L. Warren	N/A	—	—	$—	$—
Thomas E. Long	12/29/2016	28,688	—	—	1,030,186
Matthew S. Ramsey	12/26/2016	95,625	—	—	3,433,894
James M. Wright, Jr.	12/29/2016	23,906	—	—	858,464
Michael J. Hennigan	N/A	—	—	—	—
SXL Unit Awards:
Thomas E. Long	12/29/2016	16,021	—	—	384,504
Michael J. Hennigan	12/12/2016	133,508	—	—	3,088,040
SUN Unit Awards:
Thomas E. Long	12/29/2016	22,210	—	—	593,007

(1)	The grant date fair value of unit awards is computed in accordance with FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

A description of material factors necessary to understand the information disclosed in the tables above with respect to salaries, bonuses, equity awards, nonqualified deferred compensation earnings, and 401(k) plan contributions can be found in the Compensation Discussion and Analysis that precedes these tables.

Outstanding Equity Awards at Year-End Table

		Unit Awards
Name	Grant Date(1)	Equity Incentive Plan Awards: Number of Units That Have Not Vested(1)(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Units That Have Not Vested(3) ($)
ETP Unit Awards:
Kelcy L. Warren	N/A	—	$—
Thomas E. Long	12/29/2016	28,688	1,027,317
	12/9/2015	18,525	663,380
	12/16/2014(4)	13,651	488,842
	12/5/2013(4)	4,344	155,559
	12/5/2012(4)	4,124	147,680
Matthew S. Ramsey	12/29/2016	95,625	3,424,331
	12/9/2015	77,190	2,764,174
James M. Wright, Jr.	12/29/2016	23,906	856,074
	12/9/2015	14,620	523,542
	12/16/2014	9,104	326,014
	12/30/2013	2,960	105,998
	1/10/2013	2,400	85,944
Michael J. Hennigan	N/A	—	—

SXL Unit Awards:
Thomas E. Long	12/29/2016	16,021	384,824
	12/4/2015	11,208	269,216
Michael J. Hennigan	12/12/2016	133,508	3,206,862
	12/4/2015	116,750	2,804,335
	12/5/2014	74,043	1,778,513
	1/29/2014	4,000	96,080
	12/5/2013	34,960	839,739
	1/24/2013	16,000	384,320
	12/5/2012	36,000	864,720
SUN Unit Awards:
Thomas E. Long	12/29/2016	22,210	597,227
	12/16/2015	14,125	379,821
Matthew S. Ramsey	1/2/2015	2,035	54,721
	11/10/2014	747	20,087

(1)	ETP common unit awards outstanding vest as follows:

•	at a rate of 60% in December 2019 and 40% in December 2021 for awards granted in December 2016;
•	at a rate of 60% in December 2018 and 40% in December 2020 for awards granted in December 2015;
•	at a rate of 60% in December 2017 and 40% in December 2019 for awards granted in December 2014;
•	at a rate of 60% in December 2016 and 40% in December 2018 for awards granted in December 2013;
•	at a rate of 60% in December 2015 and 40% in December 2017 for awards granted in January 2013; and
•	ratably in December of each year through 2017 for awards granted in December 2012.

SXL common unit awards outstanding vest as follows:

•	at a rate of 60% in December 2019 and 40% in December 2021 for awards granted in December 2016;
•	at a rate of 60% in December 2018 and 40% in December 2020 for awards granted in December 2015;
•	at a rate of 60% in December 2017 and 40% in December 2019 for awards granted in December 2014;
•	at a rate of 60% in December 2016 and 40% in December 2018 for awards granted in January 2014 and awards granted in December 2013; and
•	ratably in December of each year through 2017 for awards granted in January 2013 and December 2012.

Sunoco LP common unit awards outstanding vest as follows:

•	at a rate of 60% in December 2019 and 40% in December 2021 for awards granted in December 2016;
•	at a rate of 60% in December 2018 and 40% in December 2020 for awards granted in December 2015; and
•	at a rate of 60% in December 2017 and 40% in December 2019 for awards granted in November 2014 and January 2015.

(2)	SXL unit amounts reflect the two-for-one split of SXL common units in June 2014.
(3)	Market value was computed based on the number of unvested awards as of December 31, 2016 multiplied by the closing price of the applicable common units on December 31, 2016.
(4)	Upon the April 30, 2015 merger (the “Regency Merger”) between a wholly-owned subsidiary of ETP and Regency Energy Partners LP (“Regency”), each outstanding unvested Regency unit award converted into 0.4124 ETP unit awards, maintaining the same terms as the original Regency award terms, which were similar to those of ETP. These outstanding unit awards represent Regency awards that converted to ETP awards.

Option Exercises and Units Vested Table

	Unit Awards
Name	Number of Units Acquired on Vesting(1)(2) (#)	Value Realized on Vesting(1) ($)
ETP Unit Awards:
Kelcy L. Warren	—	$—
Thomas E. Long	8,372	294,937
Matthew S. Ramsey	—	—
James M. Wright, Jr.	6,040	212,783
Michael J. Hennigan	—	—
SXL Unit Awards:
Michael J. Hennigan	110,440	2,559,999

(1)	Amounts presented represent the number of unit awards vested during 2016 and the value realized upon vesting of these awards, which is calculated as the number of units vested multiplied by the closing price of the applicable common units upon the vesting date.
(2)	SXL unit amounts reflect the two-for-one split of SXL common units in June 2014.

ETP has not issued option awards.

Nonqualified Deferred Compensation

The following table provides the voluntary salary deferrals made by the named executive officers in 2016 under the DC Plan and, in the case of Mr. Hennigan, the SXL DC Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kelcy L. Warren	$—	$—	$—	$—	$—
Thomas E. Long	—	—	—	—	—
Matthew S. Ramsey	—	—	—	—	—
James M. Wright, Jr.	—	—	47,766	—	73,467
Michael J. Hennigan	—	—	360,066	—	3,682,582

A description of the key provisions of the DC Plan and the SXL DC Plan can be found in the Compensation Discussion and Analysis above.

Potential Payments Upon a Termination or Change of Control

Equity Awards. As discussed in the Compensation Discussion and Analysis above, the restricted unit awards under the 2008 Incentive Plan, the 2011 Incentive Plan, as well as, the SXL Plan and Sunoco LP equity plan, generally require the continued employment of the recipient during the vesting period, provided however, the unvested awards will be accelerated in the event of the death or disability of the award recipient prior to the applicable vesting period being satisfied. In addition, in the event of a change in control, all awards granted in 2014, 2015 and 2016 under the 2008 Incentive Plan or the 2011 Incentive Plan, as applicable, and/or SXL Plan and the Sunoco LP equity plan would be accelerated. For awards granted under the 2008 Incentive Plan or the SXL Plan and the Sunoco LP equity plan prior to December 2014, unless otherwise specified in the applicable award agreement, unvested awards may also become vested upon a change in control at the discretion of the applicable compensation committee. This discussion assumes a scenario in which the ETP Compensation Committee, the SXL Compensation Committee or the compensation committee of the general partner of Sunoco LP did not exercise their discretion to accelerate unvested awards in connection with a change in control.

The awards under the 2008 Incentive Plan, the 2011 Incentive Plan and the 2014, 2015 and 2016 awards under the SXL Plan and Sunoco LP equity incentive plan all provide for acceleration of vesting in the event of the death or disability of the award recipient. In addition, the ETP Compensation Committee has approved a retirement provision, which provides that employees with at least ten years of service with ETP GP, who leave ETP GP voluntarily due to retirement, are eligible for accelerated vesting of 40% of his or her award for named executive officers age 65 to 68, or 50% of his or her award for named executive officers over age 68. Under the assumption described above, none of the restricted units granted in December 2016 would vest upon a named executive officer’s retirement because none of such officers met the age criteria for vesting at such time. For 2015 and 2016 awards, the SXL Compensation Committee included a provision in their award agreements which provided that an employee with at least ten years of service, who leaves employment voluntarily due to retirement, is eligible for accelerated vesting of 40% of his or her award from age 65 to 68 or 50% of his or her award over age 68.

In the event of death, the named executive officers participate in the life insurance plans offered to all employees (i.e., life insurance benefits equal to one and one-half times the named executive officer’s annual base salary, up to a maximum of $750,000 plus any supplemental life insurance elected and paid for by the named executive officer).

Deferred Compensation Plans. As discussed in the Compensation Discussion and Analysis above, all amounts under the DC Plan and the SXL DC Plan (other than discretionary credits) are immediately 100%

vested. Upon a change in control (as defined in the DC Plan and/or the SXL DC Plan), distributions from the respective plans would be made in accordance with the normal distribution provisions of the respective plan. A change in control is generally defined in the DC Plan and the SXL DC Plan as any change in control event within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Director Compensation

The following discussion provides information about the compensation arrangements for ETP GP’s non-employee directors who are expected to serve as directors of SXL GP following the merger. The ETP Compensation Committee periodically reviews and makes recommendations regarding the compensation of the directors of ETP GP. In 2016, non-employee directors each received an annual fee of $50,000 in cash. Additionally, the Chairman of the Audit Committee receives an annual fee of $15,000 and the members of the Audit Committee receive an annual fee of $10,000. The Chairman of the Compensation Committee receives an annual fee of $7,500 and the members of the Compensation Committee receive an annual fee of $5,000. In 2016, members of the Conflicts Committee received cash payments on a to-be-determined basis for each Conflicts Committee assignment. Employee directors, including Mr. Warren, do not receive any fees for service as directors. In addition, the non-employee directors participate in the 2008 Incentive Plan. Each director who is not also (i) a shareholder or a direct or indirect employee of any parent, or (ii) a direct or indirect employee of the general partner of ETP GP, ETP, or a subsidiary, who is elected or appointed to the board for the first time shall automatically receive, on the date of his or her election or appointment, an award of 2,500 unvested ETP common units. In 2016, non-employee directors received annual grants of restricted ETP common units equal to an aggregate of $100,000 divided by the closing price of ETP common units on the date of grant, which will vest 60% after the third year and the remaining 40% after the fifth year after the grant date.

The compensation paid to the non-employee directors of ETP GP in 2016 is reflected in the following table:

Name	Fees Paid in Cash(1) ($)	Unit Awards(2) ($)	All Other Compensation ($)	Total ($)
Ted Collins, Jr.	$87,852	$100,001	$—	$187,853
Michael K. Grimm	132,352	100,001	—	232,353
David K. Skidmore	128,865	100,001	—	228,866

(1)	Fees paid in cash are based on amounts paid during the period.
(2)	Unit award amounts reflect the aggregate grant date fair value of awards based on the market price of ETP common units as of the grant date.

As of December 31, 2016, Messrs. Collins and Grimm each had 6,600 unit awards outstanding, and Mr. Skidmore had 7,176 unit awards outstanding.

THE SPECIAL MEETING

ETP is providing this proxy statement/prospectus to its common unitholders in connection with the solicitation of proxies to be voted at the special meeting of common unitholders that ETP has called for, among other things, the purpose of holding a vote upon a proposal to adopt the merger agreement and the transactions contemplated thereby and at any adjournment or postponement thereof. This proxy statement/prospectus constitutes a proxy statement of ETP in connection with the special meeting of ETP common unitholders and a prospectus for SXL in connection with the issuance by SXL of its common units in connection with the merger. This proxy statement/prospectus is first being mailed to ETP’s common unitholders on or about                 , 2017, and provides ETP common unitholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of ETP common unitholders.

Date, Time and Place

The special meeting will be held at                     , on                     , 2017, at                     , local time.

Purpose

At the special meeting, ETP common unitholders will be asked to vote solely on the following proposals:

•	Merger proposal: To adopt the merger agreement, a composite copy of which, incorporating the amendment into the text of the initial agreement, is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby, including the merger;

•	Adjournment proposal: To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting; and

•	Advisory compensation proposal: To approve, on an advisory (non-binding) basis, the payments that will or may be paid by ETP to its named executive officers in connection with the merger.

Recommendation of the ETP Board

The ETP Board recommends that common unitholders of ETP vote:

•	Merger proposal: “FOR” the adoption of the merger agreement and the transactions contemplated thereby;

•	Adjournment proposal: “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting; and

•	Advisory compensation proposal: “FOR” the approval on an advisory (non-binding) basis, of the payments that will or may be paid by ETP to its named executive officers in connection with the merger.

The ETP Board and the ETP Conflicts Committee have (i) determined that the merger agreement and the merger are advisable and fair and reasonable to, and in the best interests of, ETP and the unaffiliated ETP unitholders, and (ii) approved the merger and the merger agreement, and the ETP Board has resolved to recommend adoption of the merger agreement and the transactions contemplated thereby to the ETP unitholders. See “The Merger—Recommendation of the ETP Board; Reasons for the Merger.”

In considering the recommendation of the ETP Board with respect to the merger agreement and the transactions contemplated thereby, you should be aware that some of ETP’s directors and executive officers may have interests that are different from, or in addition to, the interests of ETP unitholders more generally. See “The Merger—Interests of Directors and Executive Officers of ETP in the Merger.”

Record Date; Outstanding Units; Units Entitled to Vote

The record date for the special meeting is                     , 2017. Only ETP common unitholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting.

As of the close of business on the record date of                     , 2017, there were approximately          ETP common units outstanding and entitled to vote at the meeting. Each ETP common unit is entitled to one vote.

If at any time any person or group (other than ETP GP and its affiliates, including ETE) beneficially owns 20% or more of any class of ETP units, such person or group loses voting rights on all of its units and such units will not be considered “outstanding.” This loss of voting rights does not apply to (i) any person or group who acquired 20% or more of any class of ETP units from ETP GP or its affiliates, (ii) any person or group who directly or indirectly acquired 20% or more of any class of ETP units from that person or group described in clause (i) provided ETP GP notified such transferee that such loss of voting rights did not apply, or (iii) any person or group who acquired 20% or more of any class of units issued by ETP with the prior approval of the ETP Board.

A complete list of ETP common unitholders entitled to vote at the special meeting will be available for inspection at the principal place of business of ETP during regular business hours for a period of no less than 10 days before the special meeting and at the place of the special meeting during the meeting.

Quorum

A quorum of ETP unitholders represented in person or by proxy at the special meeting is required to vote on adoption of the merger agreement at the special meeting, but not to vote on approval of any adjournment of the meeting. The holders of at least a majority of the outstanding ETP common units must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions and broker non-votes will be counted in determining whether a quorum is present at the special meeting.

Required Vote

To adopt the merger agreement and the transactions contemplated thereby, holders of at least a majority of the outstanding ETP common units must vote in favor of such adoption. ETP cannot complete the merger unless its common unitholders adopt the merger agreement and the transactions contemplated thereby. Because approval is based on the affirmative vote of at least a majority of the outstanding ETP common units an ETP common unitholder’s failure to vote, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement.

If a quorum is present at the special meeting, to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, holders of at least a majority of the outstanding ETP common units must vote in favor of the proposal. Therefore, if a quorum is present at the meeting, abstentions, broker non-votes and an ETP common unitholder’s failure to vote will have the same effect as a vote “AGAINST” approval of this proposal. If a quorum is not present at the special meeting, to approve the adjournment of the meeting, holders of at least a majority of the outstanding ETP common units represented thereat either in person or by proxy must vote in favor of the proposal. Therefore, if a quorum is not present, abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the adjournment proposal, but an ETP common unitholder’s failure to vote will have no effect on the outcome of the proposal.

To approve, on an advisory (non-binding) basis, the payments that will or may be paid by ETP to its named executive officers in connection with the merger, the affirmative vote of a majority of the votes cast on the advisory compensation proposal by the holders of ETP common units is required. Because approval of this proposal is based on the affirmative vote of at least a majority of the votes cast by the holders of the ETP common units, an ETP common unitholder’s failure to vote, an abstention from voting or a broker non-vote will have no effect on the outcome of the proposal.

Unit Ownership of and Voting by ETP’s Directors, Executive Officers and Affiliates

As of                     , 2017, ETP’s directors and executive officers and their affiliates (including ETE and its subsidiaries) beneficially owned and had the right to vote          ETP common units at the special meeting, which represent     % of the ETP common units entitled to vote at the special meeting. It is expected that ETP’s directors and executive officers will vote their units “FOR” the adoption of the merger agreement and the transactions contemplated thereby, although none of them has entered into any agreement requiring them to do so. Additionally, under the terms of the merger agreement, ETE has agreed to vote all of the ETP common units owned beneficially or of record by ETE or its subsidiaries in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof.

Voting of Units by Holders of Record

If you are entitled to vote at the special meeting and hold your ETP common units in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, ETP encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting in order to ensure that your ETP common units are voted. A proxy is a legal designation of another person to vote your ETP common units on your behalf. If you hold units in your own name, you may submit a proxy for your ETP common units by:

•	calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;

•	accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a common unitholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. ETP encourages its unitholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

All ETP common units represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If an ETP common unitholder executes a proxy card without giving instructions, the ETP common units represented by that proxy card will be voted as the ETP Board recommends, which is:

•	Merger proposal: “FOR” the adoption of the merger agreement and the transactions contemplated thereby;

•	Adjournment proposal: “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting; and

•	Advisory compensation proposal: “FOR” the approval, on an advisory (non-binding) basis, of the payments that will or may be paid by ETP to its named executive officers in connection with the merger.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on                 , 2017.

Voting of Units Held in Street Name

If your units are held in an account at a bank, broker or through another nominee, you must instruct the bank, broker or other nominee on how to vote your ETP common units by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your ETP common units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. In these cases, the bank, broker or other nominee can register your ETP common units as being present at the special meeting for purposes of determining a quorum, but will not be able to vote your ETP common units on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals, including the ETP merger proposal. A broker non-vote of an ETP common unit will have the same effect as a vote “AGAINST” the ETP merger proposal and the ETP adjournment proposal.

If you hold ETP common units through a bank, broker or other nominee and wish to vote your ETP common units in person at the special meeting, you must obtain a proxy from your bank, broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your voting instructions at any time before your proxy is voted at the special meeting. If you are a ETP common unitholder of record, you can do this by:

•	sending a written notice to Energy Transfer Partners, L.P. at 8111 Westchester Drive, Suite 600, Dallas, Texas 75225, Attention: Corporate Secretary, that bears a date later than the date of the proxy and is received prior to the special meeting and states that you revoke your proxy;

•	submitting a valid proxy by mail, telephone or internet that bears a date later than the date of the proxy, but no later than the telephone/internet deadline, and is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your ETP common units through a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee in order to revoke your proxy or change your voting instructions.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the ETP Board to be voted at the special meeting. ETP will bear all costs and expenses in connection with the solicitation of proxies. ETP has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the meeting and ETP estimates it will pay MacKenzie Partners, Inc. a fee of approximately $50,000 for these services. ETP has also agreed to reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify MacKenzie Partners, Inc. against certain losses, costs and expenses. In addition, ETP may reimburse brokerage firms and other persons representing beneficial owners of ETP common units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of ETP’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Unitholders should not send unit certificates with their proxies.

A letter of transmittal and instructions for the surrender of ETP common units will be mailed to ETP common unitholders shortly after the completion of the merger.

No Other Business

Under the ETP partnership agreement, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to ETP unitholders provided with this proxy statement/prospectus.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. If a quorum exists, an adjournment may be made from time to time with approval of the holders of at least a majority of the outstanding ETP common units. If a quorum does not exist, an adjournment may be made from time to time with the approval of the holders of at least a majority of the ETP common units entitled to vote at such meeting and represented thereat either in person or by proxy. ETP is not required to notify unitholders of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, ETP may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by ETP unitholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact MacKenzie Partners, Inc. toll-free at (800) 322-2855 (banks and brokers call collect at (212) 929-5500).

THE MERGER

This section of the proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the merger agreement and the amendment thereto, for a more complete understanding of the merger. A copy of the composite merger agreement, which incorporates the amendment into the text of the initial agreement, is attached as Annex A hereto. In addition, important business and financial information about each of SXL and ETP is included in or incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information.”

Effect of the Merger and the GP Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for (i) the merger of SXL Merger Sub LP with ETP and (ii) the merger of SXL GP with ETP GP. ETP, which is sometimes referred to following the merger as the surviving entity, and ETP GP, which is sometimes referred to following the GP merger as the GP merger surviving entity, will survive the mergers, and the separate limited partnership and limited liability company existence of SXL Merger Sub LP and SXL GP, respectively, will cease. As a result of the merger and the transactions contemplated thereby, SXL and SXL Merger Sub will become the sole limited partner and sole general partner, respectively, of ETP and, as a result, SXL will own, directly or indirectly, all of the outstanding general and limited partner interests in ETP. Further, ETP GP will become the sole general partner of SXL. After the completion of the merger, the certificate of limited partnership of ETP in effect immediately prior to the effective time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law, and the ETP partnership agreement in effect immediately prior to the effective time will be the agreement of limited partnership of the surviving entity (except to the extent the limited partnership agreement is amended to reflect the admission of SXL Merger Sub as the sole general partner of ETP), until amended in accordance with its terms and applicable law. After the completion of the GP merger, the certificate of limited partnership of ETP effective immediately prior to the effective time of the GP merger will be the certificate of limited partnership of the GP surviving entity, until amended in accordance with its terms and applicable law, and the limited partnership agreement of ETP GP in effect immediately prior to the effective time of the GP merger will be the limited partnership agreement of the GP merger surviving entity, until amended in accordance with its terms and applicable law.

The merger agreement provides that, at the effective time, each ETP common unit issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time will be converted into the right to receive 1.5 SXL common units. At the effective time, the other classes of ETP units (other than the ETP incentive distribution rights and Class H units, which shall be cancelled) will automatically convert into SXL units as follows:

•	Each Class E unit issued and outstanding as of immediately prior to the effective time will be converted into a unit representing a limited partner interest in SXL having the same rights, preferences, privileges, duties and obligations that the Class E unit had immediately prior to the closing of the merger (the “SXL Class E units”);

•	Each Class G unit issued and outstanding as of immediately prior to the effective time will be converted into a unit representing a limited partner interest in SXL having the same rights, preferences, privileges, duties and obligations that the Class G unit had immediately prior to the closing of the merger (the “SXL Class G units”);

•	Each Class I unit issued and outstanding as of immediately prior to the effective time will be converted into a unit representing a limited partner interest in SXL having the same rights, preferences, privileges, duties and obligations that the Class I unit had immediately prior to the closing of the merger (the “SXL Class I units”); and

•	Each Class K unit issued and outstanding as of immediately prior to the effective time will be converted into a unit representing a limited partner interest in SXL having the same rights, preferences, privileges, duties and obligations that the Class K unit had immediately prior to the closing of the merger (the “SXL Class K units”).

Any SXL securities that are owned by ETP or any of its subsidiaries, excluding SXL GP, immediately prior to the effective time (including the 9,416,196 Class B units representing limited partner interests in SXL (“SXL Class B units”) and 67,061,274 SXL common units indirectly owned by ETP) will be cancelled without any conversion or payment of consideration in respect thereof. SXL’s common units had a value of $26.19 per unit, based on the closing price of SXL common units on the NYSE, as of November 18, 2016, the last trading day prior to the public announcement of the merger, and a value of $         per unit, based on the closing price of SXL common units on                     , 2017, the most recent practicable trading day prior to the date of this proxy statement/prospectus.

Because the exchange ratio was fixed at the time the merger agreement was executed and because the market value of SXL common units and ETP common units will fluctuate prior to the consummation of the merger, ETP common unitholders cannot be sure of the value of the merger consideration they will receive relative to the value of ETP common units that they are exchanging. For example, decreases in the market value of SXL common units will negatively affect the value of the merger consideration that ETP common unitholders receive, and increases in the market value of ETP common units may mean that the merger consideration that such unitholders receive will be worth less than the market value of the ETP common units that they are exchanging. See “Risk Factors—Risk Factors Relating to the Merger.”

SXL will not issue any fractional units in the merger. Instead, each holder of ETP common units that are converted pursuant to the merger agreement who otherwise would have received a fraction of an SXL common unit will instead be entitled to receive a whole SXL common unit.

At the effective time, each outstanding award of ETP restricted units will, by virtue of the merger and without any action on the part of the holder of any such ETP restricted units, cease to relate to or represent a right to receive ETP common units and will be converted into the right to receive an award of SXL restricted units, on the same terms and conditions as were applicable to the corresponding award of ETP restricted units (including the right to receive distribution equivalents with respect to such award), except that the number of SXL restricted units covered by each such award will be equal to the number of ETP common units subject to the corresponding award of ETP restricted units multiplied by the exchange ratio, rounded up to the nearest whole unit. With respect to each ETP restricted unit, any distribution equivalent amounts accrued but unpaid as of the closing will carry over and be paid to the holder as soon as practicable following the closing.

At the effective time, each outstanding award of ETP cash units will, automatically and without any action on the part of the holder of such cash unit, be converted into the right to receive an award of restricted cash units relating to SXL common units on the same terms and conditions as were applicable to the award of ETP cash units, except that the number of notional SXL common units related to the award will be equal to the number of notional ETP common units related to the corresponding award of ETP cash units multiplied by the exchange ratio, rounded up to the nearest whole unit. Prior to the effective time, the ETP Board will adopt an amendment to the ETP cash unit plan to permit the treatment of ETP cash units as provided in the merger agreement.

In connection with the mergers, ETP GP will transfer the 0.6% general partner interest in ETP to SXL Merger Sub and SXL Merger Sub will assume the rights and duties of the general partner of ETP. As a result of the merger and the related transactions, the 100% limited partner interest in SXL Merger Sub LP will convert into a 99.4% limited partner interest in ETP, the non-economic general partner interest in SXL Merger Sub LP will be cancelled and SXL Merger Sub will become the general partner of ETP, holding a 0.6% general partner interest. In addition, the incentive distribution rights in ETP and the Class H units outstanding immediately prior to the effective time will be cancelled.

Background of the Merger

The senior management and boards of directors of each of ETP and SXL regularly review operational and strategic opportunities to maximize value for their respective investors. In connection with these reviews, the management and boards of directors of ETP and SXL from time to time evaluate potential transactions that would further their respective strategic objectives. As noted in more detail in the following paragraphs, ETP and SXL routinely, and in connection with preparation for semi-annual board meetings, considered potential synergistic transactions, including joint ventures, in an effort to increase unitholder value. The potential for further synergies was evidenced in successful joint ventures undertaken in advance of the commencement of discussions regarding a merger between ETP and SXL.

As part of ETP’s and SXL’s strategy to maximize value for investors, both ETP and SXL have from time to time evaluated transactions with each other. For example, ETP and SXL collectively own a 38.25% economic interest in the Dakota Access Pipeline and ETCO Pipeline joint ventures, a combined pipeline system that will deliver crude oil from the Bakken/Three Forks production area in North Dakota to the Gulf Coast. Phillips 66 owns a 25% economic interest in this pipeline system and a joint venture owned by Marathon Petroleum Corporation and Enbridge Energy Partners, L.P. owns the remaining 36.75% economic interest. In addition, in 2015, ETP and SXL entered into the Bayou Bridge Pipeline joint venture with Phillips 66 Partners, with ETP and SXL each holding a 30% interest and Phillips 66 Partners owning 40%. The Bayou Bridge Pipeline will deliver crude oil from Phillips 66 Partners’ and SXL’s terminals in Nederland, Texas to refinery markets in Louisiana. Finally, in the fourth quarter of 2014, ETP and SXL commenced operations on the joint Mariner South project, where a subsidiary of ETP uses SXL’s Mariner South pipeline to deliver export-grade propane and butane products from its Mont Belvieu, Texas storage and fractionation complex to SXL’s marine terminal in Nederland, Texas.

In early October 2016, management of ETE, ETP and SXL commenced preparation for semi-annual meetings of the board of directors of each of these entities to be held between October 17 and October 19. In connection with these preparations, management of each of these entities reviewed information related to current and projected financial performance, including projected financial performance under various assumptions related to future crude oil, natural gas and natural gas liquids prices, expected timing for completion of capital expenditure projects, projected debt levels and leverage ratios and other matters. Based on this information, management of ETE analyzed various options to improve the distribution coverage ratios and leverage ratios at ETP and SXL under various assumptions related to future financial performance, including the possibility of a merger of ETP and SXL. Specifically, ETE analyzed potential reductions in ETP and SXL quarterly cash distribution levels, common equity issuances by ETP and SXL and/or preferred equity issuances by ETP and SXL, with the intention in each case of improving financial metrics with respect to distribution coverage and leverage of the two partnerships. ETE also concluded that the combination of ETP and SXL would create scope and scale of business, as well as cost and commercial synergies and other financial benefits that could not be achieved through any of the other alternatives considered.

On October 19, 2016, ETE management had an informal discussion with the ETP Board and the board of directors of LE GP, LLC, the general partner of ETE (the “ETE Board”), regarding the possibility of a merger of ETP and SXL.

On October 31, 2016, ETP contacted a representative of Latham & Watkins LLP (“Latham”) regarding the potential engagement of Latham as legal advisor to the ETP Board. ETP and the representative of Latham discussed a potential structure for the proposed transaction whereby ETP would merge with and into a wholly owned subsidiary of SXL subject to the necessary approval of the ETP Board, the SXL Board and the ETP unitholders, as well as customary regulatory approvals.

On October 31, 2016, Kelcy L. Warren, Chairman of the Board of Directors of LE GP, LLC, the general partner of ETE, met with Michael J. Hennigan, President and Chief Executive Officer of SXL, regarding the possibility of a merger between ETP and SXL. Mr. Warren subsequently contacted Steven R. Anderson, as Chairman of the standing SXL Conflicts Committee, to discuss the proposed transaction. On November 1, 2016,

Mr. Hennigan held a call with Mr. Anderson, Scott Angelle and Basil Bray, the members of the standing SXL Conflicts Committee, to advise them of his discussions with Mr. Warren.

On November 1, 2016, the ETP Board and ETE Board held a joint meeting to discuss ETP management’s analysis related to a potential merger transaction between ETP and SXL and the expected structure for such transaction. The ETP Board determined that any such transaction would be subject to review and approval of the ETP Conflicts Committee and determined to appoint David K. Skidmore and Michael K. Grimm to the ETP Conflicts Committee and delegate to the ETP Conflicts Committee the authority to (i) review and evaluate the proposed transaction, (ii) negotiate the terms and conditions of the proposed transaction and (iii) determine whether to approve the proposed transaction and to recommend approval of the proposed transaction to the ETP Board. The formal resolutions establishing the ETP Conflicts Committee, appointing Messrs. Skidmore and Grimm to serve on such committee and delegating authority to the ETP Conflicts Committee to review the proposed transaction (consistent with the motions approved by the ETP Board on November 1, 2016) were adopted on November 14, 2016. The resolutions did not authorize the ETP Conflicts Committee to pursue alternative transactions with third parties or other strategic alternatives to the proposed transaction.

On November 1, 2016, the ETP Conflicts Committee held a telephonic meeting with Thomas P. Mason, Executive Vice President and General Counsel of ETE, James M. Wright, General Counsel of ETP, and representatives of Latham to discuss potential legal advisors to the ETP Conflicts Committee. The ETP Conflicts Committee authorized Latham to speak with Potter Anderson & Corroon LLP (“Potter Anderson”), which had served as legal counsel to various conflicts committees of the ETE Board on prior matters, to two special committees of the board of directors of the general partner of Sunoco LP (formerly Susser Petroleum Partners LP) on prior matters, and to ETE in connection with the merger of ETP and Regency Energy Partners LP, about their potential engagement as legal advisor to the ETP Conflicts Committee.

On November 1, 2016, representatives of Latham had a telephonic discussion with Potter Anderson about the proposed transaction and arranged for Potter Anderson to speak directly with Mr. Skidmore to discuss the potential engagement of Potter Anderson as legal counsel to the ETP Conflicts Committee. On November 1, 2016, Mr. Skidmore had a telephonic discussion with Potter Anderson to discuss the potential engagement of Potter Anderson as legal counsel to the ETP Conflicts Committee. On November 2, 2016, representatives of Latham had a telephonic discussion with Potter Anderson to further discuss the proposed transaction.

On November 2, 2016, SXL contacted a representative of Vinson & Elkins L.L.P. (“V&E”) regarding the potential engagement of V&E as legal advisor to the SXL Board.

On November 2, 2016, the ETP Conflicts Committee held a telephonic meeting with Potter Anderson and determined to engage Potter Anderson as legal counsel to the ETP Conflicts Committee. An engagement letter dated November 11, 2016 detailing the terms of Potter Anderson’s engagement was subsequently executed. The ETP Conflicts Committee and Potter Anderson discussed and confirmed Mr. Skidmore’s and Mr. Grimm’s satisfaction of the qualifications to serve as members of the ETP Conflicts Committee under the ETP partnership agreement and discussed and confirmed that Mr. Skidmore and Mr. Grimm were not otherwise subject to any potential conflicting interests in connection with the proposed transaction. Among other things, (i) the ETP Conflicts Committee discussed and considered Mr. Skidmore’s ownership interests in common units of ETE and Series A Convertible Preferred Units of ETE (the “ETE convertible units”), and determined such ownership interests would not impact Mr. Skidmore’s ability to serve as a member of the ETP Conflicts Committee and were not material to Mr. Skidmore, and (ii) the ETP Conflicts Committee discussed and considered that Mr. Grimm serves as a member (and chairman) of the board of directors of RSP Permian, Inc., along with Mr. Matthew S. Ramsey, the President and Chief Operating Officer of ETP and a member of each of the ETP Board, the ETE Board and the board of directors of Sunoco LP, and Mr. Ted Collins, Jr., a member of the ETP Board, and determined that such membership would not impact Mr. Grimm’s ability to serve as a member of the ETP Conflicts Committee or constitute a material conflict for Mr. Grimm. The ETP Conflicts Committee and Potter Anderson discussed potential financial advisors to the ETP Conflicts Committee. The ETP Conflicts Committee also determined to request from ETP management information regarding prior engagements of financial advisors by ETP and its affiliates. Latham subsequently provided to Potter Anderson a list of financial advisors who had been engaged over the past several years by ETP and its affiliates and describing the nature of such engagements.

On November 4, 2016, the SXL Board held a meeting to discuss the proposed transaction. The SXL Board determined that any such transaction would be subject to review and approval of the standing SXL Conflicts Committee and delegated to the SXL Conflicts Committee the authority to (i) review and evaluate any potential conflicts arising in connection with the proposed transaction, (ii) review and evaluate the terms and conditions of the proposed transaction and (iii) make any recommendations to the SXL Board regarding the proposed transaction in light of the potential conflicts of interest in connection with the proposed transaction. The formal resolutions delegating authority to the SXL Conflicts Committee to review the transaction were adopted later that day. The SXL Conflicts Committee selected Richards, Layton & Finger, P.A. (“RLF”) as legal counsel to the SXL Conflicts Committee and Citigroup Global Markets Inc. (“Citi”) as financial advisor to the SXL Conflicts Committee.

On November 4, 2016, the ETP Conflicts Committee held a telephonic meeting with Potter Anderson to discuss potential financial advisors to the ETP Conflicts Committee, the qualities the ETP Conflicts Committee should consider in evaluating and selecting among financial advisor candidates, the strengths and weaknesses of certain financial advisor candidates, and the desire to limit outbound contacts in order to maintain the confidentiality of the process. The ETP Conflicts Committee determined to further explore engaging Barclays Capital Inc. (“Barclays”) in light of, among other things, Barclays’ prior exemplary service as financial advisor to the ETP Conflicts Committee in connection with the merger transaction between ETP and Regency Energy Partners LP, Barclays’ intimate knowledge of ETP and the other affiliated Energy Transfer entities, and Barclays’ leading position as advisor in the energy, MLP and M&A spaces. The ETP Conflicts Committee determined to contact Barclays in order to seek additional information regarding Barclays’ prior engagements by ETP and its affiliates, including the nature of such work and the fees earned, the individual team members who would advise the ETP Conflicts Committee if engaged, and the scope of advisory services that Barclays could offer the ETP Conflicts Committee.

On November 4, 2016, Mr. Skidmore and Potter Anderson held a telephonic meeting with representatives of Barclays to discuss the potential engagement of Barclays as financial advisor to the ETP Conflicts Committee.

On November 5, 2016, the ETP Conflicts Committee held a telephonic meeting with representatives from Potter Anderson to discuss the potential engagement of Barclays as financial advisor to the ETP Conflicts Committee. The ETP Conflicts Committee determined to engage Barclays, subject to receipt of the final results of Barclays’ internal conflicts and independence review and successful negotiation of an engagement letter and fees. Potter Anderson and the ETP Conflicts Committee also discussed the draft formal resolutions of the ETP Board delegating authority to, and establishing the mandate of, the ETP Conflicts Committee that had been provided to Potter Anderson by Latham. Subsequent to the meeting, Barclays provided to Potter Anderson a draft engagement letter and precedent investment banker fee information.

On November 6, 2016, Mr. Skidmore and Potter Anderson held a telephonic meeting with representatives of Barclays to discuss the potential engagement of Barclays as financial advisor to the ETP Conflicts Committee. During the call, Barclays informed Mr. Skidmore that Barclays had received formal conflicts approval earlier that afternoon and that Barclays and its individual team members did not hold material interests in the ETE family of entities. Mr. Skidmore and Barclays then negotiated and agreed upon Barclays’ fee.

On November 7, 2016, representatives of Barclays had a call with Mr. Long to discuss initial due diligence and the business rationale of the proposed transaction.

On November 8, 2016, the ETP Conflicts Committee held a telephonic meeting with representatives of Potter Anderson, Barclays, Latham, Mr. Mason, Mr. Long, and Bradford Whitehurst, Executive Vice President and Head of Tax of LE GP, LLC to discuss the structure and rationale of the proposed transaction, the role of ETE in connection therewith, the exchange of diligence information, including financial projections, and the anticipated process regarding exchange of proposals and negotiations between the ETP Conflicts Committee and the SXL Conflicts Committee.

On November 8, 2016, V&E sent Latham and ETP a presentation containing a proposed structure and transaction steps for the mergers, which steps had previously been shared with SXL, and representatives of V&E, Latham and ETP discussed the proposed structure and transaction steps telephonically.

On November 9, 2016, the ETP Conflicts Committee held a telephonic meeting with representatives of Potter Anderson to discuss process matters and to update the ETP Conflicts Committee as to the status of negotiations with Barclays regarding the terms of the Barclays engagement letter. Over the following days, the ETP Conflicts Committee, Potter Anderson and Barclays negotiated the remaining terms of Barclays’ engagement letter. The engagement letter detailing the terms of Barclays’ engagement was entered into on November 19, 2016.

On November 10, 2016, ETP furnished Barclays with a financial model for purposes of Barclays’ analysis. In its subsequent presentations to the ETP Conflicts Committee, Barclays adjusted, upon the advice of ETP management, the projected ETP EBITDA to remove 90.05% of the cash distributions related to the SXL incentive distribution rights and general partner interest of SXL received by ETP (which is payable by ETP to ETE through distributions on the ETP Class H units that are owned by ETE).

On November 11, 2016, the ETP Conflicts Committee held a meeting with representatives of Potter Anderson and Barclays during which Barclays provided a preliminary financial review of ETP and SXL, a preliminary analysis of the proposed transaction and other background information. Barclays also reviewed for informational purposes potential strategic alternatives that could be considered by ETP, including maintaining the status quo, reducing distributions paid in respect of ETP common units, increasing ETP incentive distribution subsidies, modifying ETP incentive distribution rights by permanently resetting the mandatory quarterly distribution amount and target distribution levels, and eliminating ETP incentive distribution rights through a simplification transaction between ETP and ETE. The ETP Conflicts Committee, after consultation with its advisors, noted that none of the alternatives other than maintaining the status quo or reducing distributions paid in respect of ETP common units would be achievable without support from ETE. During the meeting, Potter Anderson presented a review of the duties and powers of the ETP Conflicts Committee in connection with the proposed transaction pursuant to the ETP partnership agreement and the draft resolutions of the ETP Board delegating authority to the ETP Conflicts Committee.

On November 11, 2016, Mr. Warren sent a letter to the SXL Board, which indicated that ETE believed that it would be advisable for SXL to consider making a proposal to acquire ETP in an all equity transaction in which the equity exchange ratio would be based on a volume weighted average price for the common units of each of SXL and ETP, with an appropriate premium being offered to the ETP common unitholders based on SXL’s analysis. The letter also indicated that, as SXL would be the acquiring entity in this transaction, the existing structure of incentive distribution rights in SXL embedded in the current SXL partnership agreement would continue following the closing of the transaction. The letter also indicated that ETE would evaluate and assist with any transaction that SXL would consider proposing to ETP and, in light of ETE’s various rights under the partnership agreements and limited liability company agreements related to the general partners of each of SXL and ETP, ETE would be prepared to take appropriate action to consent to a transaction between SXL and ETP that ETE determines is beneficial to the unitholders of ETE. Following the delivery of this letter, Mr. Mason had telephonic conversations with Mr. Hennigan, and a representative of RLF to clarify that, based on this transaction structure, the then-existing SXL incentive distribution subsidies would continue following the closing of the proposed transaction but that, due to the extinguishment of the incentive distribution rights in ETP in connection with ETP being merged with a subsidiary of SXL pursuant to the proposed transaction structure, the corresponding ETP incentive distribution subsidies provided for in the ETP partnership agreement would also be extinguished.

On November 14, 2016, representatives of ETP, SXL, ETE, Latham, V&E, Potter Anderson, RLF, Barclays and Citi, as well as the members of the ETP Conflicts Committee and the SXL Conflicts Committee, attended a meeting at which Matthew S. Ramsey, President and Chief Operating Officer of ETP, Thomas E. Long, Chief Financial Officer of ETP, and Dylan Bramhall, Senior Vice President-Finance and Treasurer of ETP, provided a presentation to the group regarding ETP’s business and operations, including a review of each of ETP’s business segments and future expected growth projects. The representatives of ETP also reviewed the financial projections for the business and later provided SXL, the SXL Conflicts Committee and Citi with electronic copies of the presentation, which included the financial projections. Following ETP’s presentation and extensive questions and answers, the parties agreed that representatives of ETP would further discuss the financial projections and address follow-up questions in a subsequent meeting.

At the November 14th meeting, following the ETP presentation, Mr. Hennigan and Peter Gvazdauskas, Chief Financial Officer and Treasurer of SXL, also provided a presentation to the group regarding SXL’s business and operations, including a review of SXL’s crude oil projects, NGL projects and refined products projects. The representatives of SXL also reviewed the financial projections for the business and later provided ETP, the ETP Conflicts Committee and Barclays with electronic copies of the presentation, which included the financial projections. Following SXL’s presentation and extensive questions and answers, the parties agreed that representatives of SXL would further discuss the financial projections and address follow-up questions in a subsequent meeting.

On November 14, 2016, the ETP Conflicts Committee held an in-person meeting with Mr. Long, Mr. Wright, and Jason Healy, Associate General Counsel and Secretary of ETP, as well as representatives of Barclays, Potter Anderson and Latham, to discuss SXL’s management presentation and financial projections. The participants agreed that representatives of Barclays would meet with representatives of Citi to discuss in greater detail SXL’s and ETP’s financial projections and the assumptions used to calculate the financial projections.

Through the course of several meetings on November 15 and 16, 2016, Barclays engaged in a series of diligence discussions with ETP management and representatives of SXL management and Citi.

On November 15, 2016, the ETP Conflicts Committee held a series of in-person meetings with Barclays and Potter Anderson to discuss the financial analysis being performed by Barclays with respect to the proposed transaction and the ETP and SXL financial projections. During these meetings, the ETP Conflicts Committee and its advisors discussed the authority delegated to the ETP Conflicts Committee, which did not include the authority to pursue alternative transactions with third parties or other strategic alternatives to the proposed transaction, and ETE’s expressed lack of support for a modification of ETP incentive distribution rights or an elimination of ETP incentive distribution rights through a simplification transaction between ETP and ETE. The ETP Conflicts Committee discussed its understanding that these potential strategic alternatives would not be achievable without ETE’s support. Also during these meetings, the ETP Conflicts Committee discussed, among other things, the projected cash distribution coverage ratio shortfalls that would result if ETP were to continue to make quarterly cash distributions at the current distribution level as well as ETP’s possible efforts and alternatives to address those projected shortfalls. As a result of those discussions, the ETP Conflicts Committee questioned whether ETP could sustain its current level of cash distributions per common unit during the periods covered by the ETP projections, and also questioned whether ETE’s ability to provide additional ETP incentive distribution subsidies would be significantly constrained by, among other things, ETE’s credit metrics. Accordingly, the ETP Conflicts Committee determined that further input from ETP and ETE management was necessary in order for the ETP Conflicts Committee to assess any merger proposal.

On November 16, 2016, the ETP Conflicts Committee held a meeting with representatives from Potter Anderson and Barclays during which Barclays previewed preliminary merger consequences analyses in respect of the proposed transaction in anticipation of a proposal from SXL, including a review of the ETP distribution cut scenarios. During the meeting, the ETP Conflicts Committee and its advisors discussed some potential advantages of a proposed transaction, including with respect to simplification of structure, reduction of cost of capital, reduction of debt levels and improvement of debt ratios, expected impact on credit ratings, and equity market perception. The ETP Conflicts Committee and its advisors also discussed potential disadvantages of a proposed transaction, including the likelihood that a transaction would be dilutive to distributions per ETP common unit compared to current cash distribution levels.

From November 14, 2016 to November 16, 2016, the SXL Conflicts Committee held a series of in-person meetings each day, together with its legal and financial advisors, to discuss and consider the proposed transaction, including discussions regarding (i) the potential benefits and considerations of making a proposal with respect to the proposed transaction, (ii) certain legal and financial matters regarding the proposed transaction, (iii) the terms of the merger agreement being prepared for the proposed transaction, and (iv) other related matters. In discussions relating to the terms of the merger agreement, the SXL Conflicts Committee considered, among other things, the contemplated transaction structure and the implications thereof with respect to the proposed transaction, including (i) required ETP unitholder approvals and (ii) the absence of any required SXL unitholder approval. The SXL Conflicts Committee also invited Messrs. Hennigan and Gvazdauskas, Kathleen Shea-Ballay, Senior Vice President, General Counsel and Secretary of SXL, and representatives of V&E to attend portions of its meetings to solicit management’s views on the effect of possible terms of the proposed transaction on SXL’s operations, including growth plans, and determined that the proposed transaction could result in meaningful potential cost savings and commercial synergies. Following such discussions, the SXL Conflicts Committee determined that it was in the best interests of SXL and its common unitholders that are not affiliated with ETP, ETE and their affiliates to make a proposal regarding the proposed transaction to the ETP Conflicts Committee. The SXL Conflicts Committee then determined to propose that SXL acquire ETP (the “SXL Initial Proposal”) in a transaction in which (i) ETP common unitholders would receive a number of SXL common units at an exchange ratio reflecting a 5.0% discount to the spot trading price for the ETP common units, (ii) all non-affiliated holders of SXL common units would receive a one-time special distribution of $2.00 per SXL common unit prior to the closing of the merger, which would be funded through borrowings under SXL’s credit facility, (iii) in addition to any required ETP approvals, the transaction would be conditioned on obtaining the approval of holders of a majority of outstanding SXL common units, (iv) ETE would approve additional SXL incentive distribution subsidies in the amount of $125.0 million per quarter for the first four quarters following the closing of the merger and $40.0 million per quarter for the fifth through twelfth quarters following the closing of the merger and (v) all existing ETP incentive distribution subsidies and SXL incentive distribution subsidies currently in place would remain in place following the closing of the merger.

On November 16, 2016, the SXL Conflicts Committee and the ETP Conflicts Committee held an in-person meeting during which the SXL Conflicts Committee delivered the SXL Initial Proposal to the ETP Conflicts Committee.

On November 16, 2016, the ETP Conflicts Committee shared the terms of the SXL Initial Proposal with Potter Anderson, Barclays, ETP management and Latham. The ETP Conflicts Committee held various in-person meetings with Barclays, Potter Anderson and Mr. Long to discuss the SXL Initial Proposal. The ETP Conflicts Committee sought guidance from Mr. Long regarding the willingness of ETE to maintain the ETP incentive distribution subsidies (in addition to the existing SXL incentive distribution subsidies) in the combined company, and ETE’s willingness to provide additional incentive distribution subsidies to the combined company. The ETP Conflicts Committee also reiterated its need for formal guidance from ETP management regarding the ability of ETP to maintain its projected distributions per common unit (and the related coverage shortfalls), and the likely approach to be taken by ETP management to resolve such shortfalls. In subsequent meetings with Potter Anderson and Barclays, the ETP Conflicts Committee considered various aspects of the SXL Initial Proposal, including (i) the dilutive impact of the proposed exchange ratio on distributions per ETP common unit compared to current distribution levels, (ii) that the proposed one-time special distribution of $2.00 per SXL unit would increase debt at the ETE level and would be counter to the goal of reducing leverage metrics and improving credit ratings on a consolidated and entity basis, and (iii) that the vote of the SXL unitholders, as proposed in the SXL Initial Proposal, was not legally required. The ETP Conflicts Committee and its advisors also discussed the possibility of synergies available to the pro forma entity, and the ETP Conflicts Committee directed Barclays to explore possible synergies with ETP management and SXL.

Later on November 16, 2016, Mr. Long had an initial telephonic discussion with Mr. Warren regarding the incentive distribution subsidies contemplated by the SXL Initial Proposal, and Mr. Warren informed Mr. Long that ETE would be unwilling to continue the existing ETP incentive distribution subsidies provided for in the ETP Partnership Agreement or provide any additional SXL incentive distribution subsidies over and above existing levels in the current SXL partnership agreement.

On November 17, 2016, V&E sent an initial draft of the merger agreement (which did not address the economic terms of the merger) to Latham, Potter Anderson, ETP and ETE. Consistent with the SXL Initial Proposal, the draft merger agreement included a requirement that holders of a majority of outstanding SXL common units vote to approve the transaction. The draft merger agreement also contained a “no shop” covenant that would permit the ETP Board to change its recommendation to the ETP unitholders that they vote in favor of the merger only upon changed circumstances and would not allow the ETP Board to respond to any inquiries from third parties regarding an alternative transaction.

On November 17, 2016, representatives of Latham and Potter Anderson met in person to discuss issues identified in the initial draft of the merger agreement and related matters.

On November 17 through November 18, 2016, representatives of Latham held various in-person meetings with Messrs. Mason, Wright and Healy to discuss issues identified in SXL’s initial draft of the merger agreement. The key issues discussed included (i) the “no shop” covenant, (ii) the requirement that holders of a majority of outstanding SXL common units vote to approve the transaction, (iii) the restrictions on ETP’s and SXL’s ability to engage in certain business activities after the execution of the merger agreement and prior to closing, (iv) the representations and warranties given by ETP and SXL and (v) the remedies and termination provisions.

On November 17, 2016, the ETP Conflicts Committee held a series of meetings with Barclays and Potter Anderson, and with Messrs. Long and Mason, to discuss the SXL Initial Proposal. At one of the meetings on November 17, 2016, Messrs. Long and Mason reported to the ETP Conflicts Committee that ETE had determined it would be willing to maintain all existing ETP incentive distribution subsidies and SXL incentive distribution subsidies following the closing of the merger. Messrs. Long and Mason, however, reiterated that ETE would not be willing to approve additional SXL incentive distribution subsidies. The unwillingness on the part of ETE to approve additional SXL incentive distribution subsidies was due to the significant level of existing incentive distribution subsidies by ETE in favor of ETP, and the need for ETE, for the benefit of the holders of its publicly traded common units, to responsibly manage its own credit metrics and distribution coverage ratios. Also during these meetings, among other matters discussed, the participants discussed the unsustainability of ETP’s current level of cash distributions per common unit for 2017, 2018 and 2019, with the understanding that, absent a merger transaction, ETP would likely need to reduce distributions per common unit in order to reduce its leverage ratios and increase its cash distribution coverage ratios to levels that would support the longer term financial health and future cash distribution growth potential at ETP. As detailed further below in “Unaudited Financial Projections of ETP,” an assumed 20% reduction in distributions in respect of ETP common units in 2017, and thereafter on a basis that results in ETP maintaining a cash coverage ratio of approximately 1.1x, and a hypothetical removal of a distribution subsidy would allow ETP to maintain a debt-to-EBITDA ratio of 5.1x in 2017, 4.2x in 2018 and 3.9x in 2019, in line with management’s desire for ETP to maintain its investment grade rating. Additionally, such reductions were deemed necessary by ETP management to maintain cash distribution coverage ratios of approximately 1.0x. The ETP Conflicts Committee and Barclays requested formal guidance from ETP management respecting the likelihood and range of future distribution cuts by ETP.

On November 17, 2016, Barclays held several discussions with ETP management and representatives of SXL and Citi regarding synergies and other efficiencies that could be achieved in connection with a combination of ETP and SXL.

On November 18, 2016, the ETP Conflicts Committee held a series of meetings with representatives from Barclays and Potter Anderson to further discuss the merits of the SXL Initial Proposal and possible responses thereto. The ETP Conflicts Committee, Barclays and Potter Anderson discussed the terms of the SXL Initial Proposal and its pro forma effects on the ETP unitholders, including the expected effect on distributions to former ETP unitholders. The ETP Conflicts Committee, Barclays and Potter Anderson also discussed the possibility of splitting the incentive distribution subsidies for the pro forma entity surviving the proposed transaction between the former ETP unitholders and the current SXL unitholders and the impact a range of such splits could have on the potential premium offered in the proposed transaction. The ETP Conflicts Committee determined it would not be productive to pursue a split of incentive distribution subsidies. During one of the ETP Conflicts Committee meetings held on November 18, Messrs. Long and Mason reported to Barclays and the ETP Conflicts Committee that it was ETP management’s belief that it is likely that ETP would need to reduce its quarterly distributions by 15% to 25% from the current distribution levels for 2017, 2018 and 2019, and that assuming reductions in this range, ETE would likely seek to renegotiate the ETP incentive distribution subsidies currently in effect for 2017, 2018 and 2019 in order for ETE to satisfy the leverage ratio covenants in ETE’s existing debt agreements (it being understood that ETP has no obligation to renegotiate such incentive distribution subsidies). Also after further inquiry from the ETP Conflicts Committee, representatives of ETE and ETP management again reiterated that ETE would not be willing to approve additional incentive distribution subsidies. The ETP Conflicts Committee and its advisors also discussed the recent fluctuations in the market price of SXL common units and ETP common units, and the impact on the premium or discount reflected in various possible exchange ratios, particularly with respect to a premium or discount determined by reference to the spot trading price. Following such discussions, the ETP Conflicts Committee determined to deliver to the SXL Conflicts Committee a counterproposal (the “ETP Counterproposal”), pursuant to which (i) ETP common unitholders would receive SXL common units at an exchange ratio that would equal a 10% premium to the spot trading price for the ETP common units, (ii) SXL would not make a one-time special cash distribution to the SXL unitholders prior to the closing of the transaction, (iii) no SXL unitholder vote would be required to approve the transaction and (iv) all existing ETP incentive distribution subsidies and SXL incentive distribution subsidies would remain in place following the closing of the merger. Mr. Grimm delivered the ETP Counterproposal to the SXL Conflicts Committee on November 18, 2016.

On November 18, 2016, the SXL Conflicts Committee met in person, together with its legal and financial advisors, to discuss possible responses to and related matters regarding the ETP Counterproposal. Following discussion, the SXL Conflicts Committee determined to propose (the “SXL Revised Proposal”) that ETP common unitholders would receive 1.475 SXL common units for each ETP common unit and that all ETP incentive distribution subsidies and SXL incentive distribution subsidies would remain in place following the closing of the merger. In deciding upon the terms of the SXL Revised Proposal, the SXL Conflicts Committee determined that the SXL Conflicts Committee’s focus should be on obtaining the most attractive exchange ratio for SXL and that, to do so, the SXL Conflicts Committee should not insist on an SXL unitholder vote as a condition to the proposed transaction.

On the evening of November 18, 2016, Mr. Anderson, the chairman of the SXL Conflicts Committee, held a telephone call with Mr. Skidmore during which he conveyed the SXL Revised Proposal.

On November 19, 2016, the ETP Conflicts Committee held a telephonic meeting with representatives of Barclays and Potter Anderson to discuss the SXL Revised Proposal and possible responses thereto. At this meeting, Barclays discussed its analysis regarding the range of exchange ratios that may be appropriate given the anticipated status quo of ETP in the absence of the proposed transaction and the effect on ETP, SXL, and ETE. The ETP Conflicts Committee also discussed the impact of recent trading prices on the premiums reflected in possible exchange ratios. Following discussion, the ETP Conflicts Committee determined to propose that ETP common unitholders would receive 1.50 SXL common units for each ETP common unit (the “ETP Revised Counterproposal”), and Mr. Skidmore conveyed the ETP Revised Counterproposal to Mr. Anderson shortly after the meeting.

On November 19, 2016, representatives of Latham and Potter Anderson held a telephonic meeting to discuss issues regarding the draft merger agreement.

On November 19, 2016, the SXL Conflicts Committee held a series of in-person meetings, together with its legal and financial advisors, to discuss possible responses to and related matters regarding the ETP Revised Counterproposal. Following discussion, the SXL Conflicts Committee determined that it would reiterate its proposal that SXL would acquire ETP at a 1.475 exchange ratio.

On November 19, 2016, Mr. Anderson conveyed to Mr. Skidmore that the SXL Conflicts Committee rejected the ETP Revised Counterproposal and reiterated its proposal that SXL would acquire ETP at a 1.475 exchange ratio.

On November 19, 2016, the ETP Conflicts Committee held a telephonic meeting with representatives of Barclays and Potter Anderson to discuss SXL’s response to the ETP Revised Counterproposal. During this meeting, the ETP Conflicts Committee also discussed with its advisors a list of merger agreement issues that Latham had provided to Potter Anderson, including the SXL Conflicts Committee’s agreement to forego its request that the proposed transaction be conditioned on the approval of a majority of the SXL unitholders, as well as a written statement from ETP management regarding the likelihood of future distribution cuts by ETP. The ETP Conflicts Committee and Barclays further discussed the amount of increased incentive distribution subsidies that would likely be necessary to account for the differential between the ETP Conflicts Committee’s proposed exchange ratio of 1.500 and the SXL Conflicts Committee’s proposed exchange ratio of 1.475, and the benefits ETP would obtain if ETE agreed to additional incentive distribution subsidies. Following this discussion, the ETP Conflicts Committee determined to reject the SXL Conflicts Committee’s proposal of a 1.475 exchange ratio and to reiterate its proposal of a 1.500 exchange ratio. Following this meeting, Mr. Skidmore communicated such proposal to Mr. Anderson.

On November 19, 2016, the SXL Conflicts Committee held another in-person meeting, together with its legal and financial advisors, to discuss possible responses to and related matters regarding ETP’s proposal of a 1.500 exchange ratio. Following discussion, the SXL Conflicts Committee determined that it would accept the proposed 1.500 exchange ratio, subject to final documentation of the transaction prior to opening of the market on Monday, November 21, 2016.

On November 19, 2016, Mr. Anderson conveyed to Mr. Skidmore the SXL Conflicts Committee’s acceptance of the proposed 1.500 exchange ratio, subject to final documentation of the transaction prior to opening of the market on Monday, November 21, 2016.

On November 19, 2016, the ETP Conflicts Committee held a telephonic meeting with representatives of Barclays and Potter Anderson to discuss SXL’s response to the ETP Revised Counterproposal, and determined to accept such terms. Barclays and the ETP Conflicts Committee also discussed the expectation that the proposed transaction would strengthen the pro forma entity’s balance sheet.

On November 19, 2016, Latham sent a revised draft of the merger agreement to V&E, RLF, SXL, ETP, ETE and Potter Anderson. Consistent with the ETP Revised Counterproposal, the draft merger agreement provided for an exchange ratio of 1.500 SXL common units per ETP common unit.

On November 19, 2016, representatives of Latham, V&E, ETP, Potter Anderson and RLF held a telephonic meeting to discuss issues regarding the revised merger agreement, including the revised “no shop” covenant, which would allow the ETP Board to respond to inquiries from third parties regarding an alternative transaction, and the remedies and termination provisions.

On November 20, 2016, V&E provided additional comments to the merger agreement to Latham, including a proposed termination fee in the amount of 3.5% of the ETP equity value in the event the merger agreement was terminated under certain circumstances. Thereafter, Latham sent a revised draft of the merger agreement to V&E, RLF, SXL, ETP, ETE and Potter Anderson.

On November 20, 2016, the ETP Conflicts Committee held a telephonic meeting with representatives from Potter Anderson and Barclays. During the meeting, Barclays presented the ETP Conflicts Committee with its financial analysis of the terms agreed to in the proposed transaction, including the 1.500 exchange ratio, and Potter Anderson discussed certain material terms of the merger agreement and the SXL partnership agreement, including the proposed treatment of existing incentive distribution subsidies.

On November 20, 2016, Potter Anderson provided comments to the merger agreement and the SXL partnership agreement to Latham.

On November 20, 2016, the ETP Conflicts Committee held a telephonic meeting with Barclays, Potter Anderson, Latham and Mr. Whitehurst to consider and discuss the proposed transaction. Representatives of Latham summarized the terms of the merger agreement, including the closing conditions (including the required vote of the ETP common unitholders), the representations and warranties, the operating covenants, and the deal protections (including the no shop provisions and exceptions thereto, the ETP Conflicts Committee’s ability to change its recommendation and to negotiate alternative proposals, termination events, termination fees, and expense reimbursement) as well as the amendment and waiver provisions, and the governing law. The representatives of Latham also summarized the SXL partnership agreement for the ETP Conflicts Committee and its advisors, including the anticipated duration of certain incentive distribution subsidies.

On November 20, 2016, ETP management finalized its written statement regarding the likelihood of distribution cuts by ETP and provided the statement to Potter Anderson and Barclays. The ETP Conflicts Committee then reconvened its meeting with Barclays and Potter Anderson, during which (i) Barclays presented the ETP Conflicts Committee with its financial analysis of the terms agreed to in the proposed transaction in light of such written statement of ETP management, (ii) Potter Anderson discussed certain terms related to the merger agreement and the SXL partnership agreement, including the anticipated duration of certain incentive distribution subsidies, and (iii) the ETP Conflicts Committee discussed and considered factors that supported approving the proposed transaction and factors that did not support approving the proposed transaction (which merger agreement terms and factors are discussed in the “Recommendation of the ETP Board; Reasons for the Merger” section). Upon the request of the ETP Conflicts Committee, Barclays delivered an oral fairness opinion as of November 20, 2016, which was subsequently confirmed by delivery of a written opinion dated as of such date, to the effect that the Exchange Ratio (as defined in the merger agreement) to be offered to the unaffiliated ETP unitholders was fair, from a financial point of view, to such unaffiliated ETP unitholders. Following such discussion and receipt of the Barclays fairness opinion, the ETP Conflicts Committee unanimously (i) determined in good faith that the proposed transaction, including the merger agreement and the transactions contemplated thereby, on the terms set forth in the merger agreement and the form of the SXL partnership agreement attached thereto, were advisable and fair and reasonable to, and in the best interests of ETP and the unaffiliated ETP unitholders, (ii) approved the proposed transaction (including the merger agreement) upon the terms and conditions set forth in the merger agreement and the SXL partnership agreement, and (iii) recommended that the ETP Board approve the merger agreement (including the consummation of the transactions contemplated thereby) and the proposed transaction, submit the merger agreement to the limited partners of ETP for approval and cause ETP to enter into the merger agreement and consummate the proposed transaction upon the terms and conditions set forth in the merger agreement and the SXL partnership agreement (subject to obtaining the requisite approval of limited partners of ETP).

On November 20, 2016, the ETP Board held a joint board meeting with the ETE Board, at which representatives from ETE management, ETP management and Latham attended as guests. All members of the ETP Board and ETE Board were present other than Marshall S. McCrea (member of the ETP Board and the ETE Board) and James R. Perry (former member of the ETP Board). Representatives of Latham summarized the terms of the merger agreement for the ETP Board and the ETE Board. The ETP Conflicts Committee then advised the ETP Board that it had approved the merger agreement and recommended that the ETP Board approve the merger agreement and submit the merger agreement to ETP’s limited partners for approval. Following this recommendation, and after a discussion of various financial, legal and other considerations relating to the proposed transaction, including factors that supported approving the proposed transaction and factors that did not support approving the proposed transaction, the ETP Board determined that it was in the best interests of ETP GP and its partners and ETP and its partners, and declared it advisable, for ETP GP and ETP to enter into the merger agreement, and the ETP Board approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. Thereafter, the ETE Board determined that it was in the best interests of ETE and its partners, and declared it advisable, for ETE to enter into the merger agreement, and the ETE Board approved and adopted the merger agreement and the transactions contemplated thereby.

On November 20, 2016, the SXL Conflicts Committee held a meeting, together with its legal and financial advisors, to discuss the proposed transaction. At this meeting, among other matters, RLF reviewed with the SXL Conflicts Committee the terms of the merger agreement and Citi discussed with the SXL Conflicts Committee Citi’s financial perspectives regarding the Exchange Ratio. Following a discussion regarding the proposed transaction, the merger agreement, the SXL partnership agreement and related matters, the SXL Conflicts Committee approved, and recommended that the SXL Board approve, the proposed transaction, including the merger agreement and the SXL partnership agreement. The SXL Conflicts Committee then advised the SXL

Board that it had approved the merger agreement and recommended that the SXL Board approve the merger agreement. Following this recommendation, and after discussion with the SXL Conflicts Committee members regarding the SXL Conflicts Committee’s process and rationale for its recommendation, and discussion with the SXL Board’s advisors, the SXL Board approved the proposed transaction, including the merger agreement and the SXL partnership agreement.

On November 20, 2016, the parties finalized and executed the merger agreement.

On November 21, 2016, prior to the opening of trading on the NYSE, the parties issued a press release announcing the transaction.

From November 22, 2016 to December 8, 2016, ETP, SXL, Latham, V&E, Potter Anderson and RLF had various discussions regarding alternative structures for the proposed transaction, and in particular, the structure of the GP merger.

On December 9, 2016, V&E sent an initial draft of the amendment to the merger agreement (the “Amendment”) to Latham, ETP and ETE reflecting a change in the merger structure, whereby SXL GP would merge with ETP GP, with ETP GP surviving the GP merger as an indirect wholly owned subsidiary of ETE and the general partner of SXL.

On December 12, 2016, representatives of Latham and Potter Anderson held a telephonic meeting to discuss issues identified in the initial draft of the Amendment.

On December 13, 2016, Latham sent a revised draft of the Amendment to V&E and SXL.

On December 14, 2016, V&E sent a revised draft of the Amendment to Latham, ETP, ETE and Potter Anderson, which was in near final form. Representatives of Latham, Potter Anderson and V&E held various telephonic meetings to discuss and finalize the Amendment.

On December 15, 2016, the ETP Conflicts Committee held a meeting with Potter Anderson, during which Potter Anderson discussed certain terms related to the Amendment, including the changes to the structure of the GP merger, representations and warranties, and indemnification provisions, as well as the revisions to the SXL partnership agreement. Following such discussion, the ETP Conflicts Committee unanimously (i) determined in good faith that the Amendment was advisable and fair and reasonable to, and in the best interests of ETP and the unaffiliated ETP unitholders, (ii) approved the Amendment upon the terms and conditions set forth therein, and (iii) recommended that the ETP Board approve the Amendment and cause ETP to enter into the Amendment.

On December 16, 2016, the SXL Conflicts Committee held a meeting, together with its legal and financial advisors, to discuss the Amendment. Following discussion, the SXL Conflicts Committee approved, and recommended that the SXL Board approve, the Amendment. The SXL Conflicts Committee then advised the SXL Board that it had approved the Amendment and recommended that the SXL Board approve the Amendment.

On December 16, 2016, the ETP Board executed a unanimous written consent whereby the ETP Board determined in good faith that it was in the best interests of ETP GP and its partners and ETP and the unaffiliated ETP unitholders, and declared it advisable, for ETP GP and ETP to enter into the Amendment, and the ETP Board approved and adopted the Amendment.

On December 16, 2016, the ETE Board executed a unanimous written consent whereby the ETE Board determined that it was in the best interest of ETE and its partners, and declared it advisable, for ETE to enter into the Amendment, and the ETE Board approved and adopted the Amendment.

On December 16, 2016, the SXL Board executed a unanimous written consent whereby the SXL Board approved and adopted the Amendment.

Recommendation of the ETP Board; Reasons for the Merger

The ETP Conflicts Committee consists of two independent directors, Michael K. Grimm and David K. Skidmore, neither of whom are officers or controlling unitholders of ETP or its affiliates. The ETP Board authorized the ETP Conflicts Committee to (i) review and evaluate any potential conflicts arising in connection with the merger or other related arrangements and agreements, (ii) review, evaluate and negotiate with SXL the terms and conditions of the merger, together with the form, terms and provisions of the merger agreement, on behalf of ETP and the unaffiliated ETP unitholders, (iii) determine whether the merger and related arrangements are advisable and fair and reasonable to, and in the best interests of, ETP and the unaffiliated ETP unitholders, (iv) determine whether or not to approve, and to recommend that the ETP Board approve, the merger agreement and related arrangements, with any such approval and related recommendation of the ETP Conflicts Committee constituting “Special Approval” (as defined in the ETP partnership agreement and in the Fourth Amended and Restated Limited Liability Company Agreement of ETP GP LLC) of the merger.

The ETP Conflicts Committee retained and was advised by Potter Anderson & Corroon LLP as its outside legal counsel and Barclays as its financial advisor. The ETP Conflicts Committee oversaw the performance of financial and legal due diligence by its advisors, conducted an extensive review and evaluation of SXL’s proposal and maintaining the status quo, and conducted, with the assistance of its advisors, extensive negotiations with SXL and its representatives with respect to SXL’s proposal, the merger agreement and other related agreements. ETP retained Latham & Watkins LLP as its outside legal counsel.

The ETP Conflicts Committee, by unanimous vote at a meeting held on November 20, 2016, (i) determined in good faith that the proposed merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair, and reasonable to, and in the best interests of, ETP and the unaffiliated ETP unitholders, (ii) approved the merger agreement and the transactions contemplated thereby upon the terms set forth in the merger agreement and the SXL partnership agreement, (iii) recommended that the ETP Board approve the merger agreement and the transactions contemplated thereby, submit the merger agreement to the limited partners of ETP for approval and cause ETP to enter into the merger agreement and consummate the merger upon the terms and conditions set forth in the merger agreement and the SXL partnership agreement, subject to obtaining the requisite approval of the limited partners of ETP, with such approval and recommendation constituting “Special Approval” (as defined in the ETP partnership agreement and in the Fourth Amended and Restated Limited Liability Company Agreement of ETP GP LLC) of the merger agreement and the transactions contemplated thereby, including the merger.

The ETP Conflicts Committee, by unanimous vote at a meeting held on December 15, 2016, (i) determined in good faith that the amendment to the merger agreement is advisable and fair and reasonable to, and in the best interests of, ETP and the unaffiliated ETP unitholders, (ii) approved the amendment to the merger agreement and (iii) recommended that the ETP Board approve the amendment to the merger agreement and authorize the entry into the amendment to the merger agreement, with such approval and recommendation constituting “Special Approval” (as defined in the ETP partnership agreement and in the Fourth Amended and Restated Limited Liability Company Agreement of ETP GP LLC) of the amendment to the merger agreement.

Based on the ETP Conflicts Committee’s recommendation, the ETP Board (with Marshall S. (Mackie) McCrea, III and James R. (Rick) Perry not in attendance), at a meeting held on November 20, 2016, (i) determined that the merger is in the best interests of ETP and the unaffiliated ETP unitholders, (ii) approved the merger, the merger agreement and the execution, delivery and performance of the merger agreement, (iii) directed that the merger agreement be submitted to a vote of the limited partners of ETP and (iv) resolved to recommend that the ETP common unitholders vote in favor of the adoption of the merger agreement and the transactions contemplated thereby.

Further, based on the ETP Conflicts Committee’s recommendation, the ETP Board, by unanimous written consent dated December 16, 2016, (i) determined in good faith that the amendment to the merger agreement is in the best interests of ETP and the unaffiliated ETP unitholders and (ii) approved the amendment to the merger agreement and the execution, delivery and performance thereof. The amendment to the merger agreement was undertaken in order to simplify the resulting debt structure of the Energy Transfer family of partnerships by minimizing the conveyances of certain equity interests. As originally structured, the merger would have required additional debt restructuring to achieve the intended outcome. As amended, the merger has a reduced impact on the existing debt structure of the Energy Transfer family of partnerships.

The ETP Conflicts Committee and the ETP Board viewed the following factors as being generally positive or favorable in coming to their determinations and recommendation with respect to the merger:

•	The financial terms offered to the holders of ETP common units, including:

•	The consideration to be paid to holders of ETP common units, 1.5 SXL common units for each ETP common unit, represents:

•	a 9.85% premium to the 30-day volume-weighted average closing price (“VWAP”) for the period ended on November 18, 2016 (the last trading day before the announcement of the merger agreement);

•	a 6.59% premium to the 20-day VWAP for the period ended on November 18, 2016 (the last trading day before the announcement of the merger agreement);

•	a 6.33% premium to the 10-day VWAP for the period ended on November 18, 2016 (the last trading day before the announcement of the merger agreement);

•	a 5.10% premium to the 5-day VWAP for the period ended on November 18, 2016 (the last trading day before the announcement of the merger agreement); and

•	a 6.80% premium to the closing price on November 16, 2016, the date of SXL’s initial proposal.

•	The fact that the exchange ratio is fixed and therefore the market value of the consideration payable to ETP common unitholders would increase in the event that the market price of SXL common units increases relative to any change in the market price of ETP common units prior to the closing of the mergers.

•	The fact that the merger consideration generally will not be taxable for U.S. federal income tax purposes to ETP’s common unitholders.

•	Holders of ETP common units would be entitled to the right to receive SXL common units at the exchange ratio, which is a price the ETP Conflicts Committee viewed as fair and reasonable in light of ETP’s recent and projected financial performance and recent trading prices of the ETP common units and in light of the strengths of the surviving entity and benefits to be received by the holders of ETP common units, including:

•	The likelihood that ETP would not be able to sustain quarterly distributions at current amounts per unit, taking into account ETP management’s projections indicating increasing leverage, significant additional equity issuances, constrained cash flow, and a sub-1.0x distribution coverage ratio for the last two quarters of 2016 and for the years 2017 and 2018 at current distribution amounts.

•	The ETP Conflicts Committee’s belief that the public trading price of the ETP common units may have been supported by the market’s perception that ETP would be able to maintain current distribution levels.

•

The prospects that cash distributions with respect to ETP common units would likely be reduced in light of the ETP Management Written Statement (as more fully described in the section entitled “Unaudited Financial Projections of ETP”) to the effect that, if the merger is not consummated and ETE is unwilling or unable to provide additional incentive distribution subsidies, ETP management would likely consider a reduction in quarterly cash distributions in the range of 15% to 25% in order to reduce ETP’s leverage ratios and increase its distribution coverage ratio to maintain its investment grade rating, support its longer term financial health and promote its future cash distribution growth potential, and to the effect that, in the event of such reductions, ETP management believed that it was likely that ETE would seek to negotiate a reduction in the incentive distribution subsidies currently in effect in order to preserve ETE’s existing credit ratings.

•	The opinion of Barclays, dated November 20, 2016, that based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio was fair to the unaffiliated ETP unitholders, from a financial point of view, including the various analyses undertaken by Barclays in connection with its opinion.

•	The expectation that the merger will be accretive to SXL’s distributable cash flow per SXL common unit and distributable cash flow per SXL common unit, which will inure to the benefit of the current holders of ETP common units.

•	ETE’s agreement to cause SXL GP to execute and deliver the SXL partnership agreement providing for, among other things, a reduction in distributions paid by SXL in respect of the incentive distribution rights in SXL in an amount equal to the amount of reductions in distributions paid by ETP in respect of the incentive distribution rights in ETP as set forth in the ETP partnership agreement.

•	ETP unitholders’ receipt of the equity ownership in an entity with a diversified platform of assets and substantially lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions that would provide for higher distribution growth.

•	The expectation that, on a pro forma basis after giving effect to the merger, the pro forma entity will be the second largest midstream master limited partnership (“MLP”) in the United States as measured by enterprise value.

•	The expected benefits from the merger resulting from the increased size and scale of midstream assets across multiple basins, the addition of builds, a major presence in the Marcellus and Utica basins, an increased presence in the Permian and Eagle Ford basins, the prospects for an increased upside to ETP’s intrastate gas system, the prospects for significant synergies for the combined company and the increased financial capacity to make additional accretive capital investments.

•	The expectation that the merger will create operating and regulatory efficiencies and cost savings in administrative and interest costs, tax savings, and other combined benefits.

•	SXL, as the combined entity, is expected to have a strong balance sheet and maintain an investment grade rating. SXL’s balance sheet and lower cost of capital will allow ETP’s unitholders to benefit from the investment grade rating of the combined entity.

•	The strength of ETP’s and the ETP Conflicts Committee’s negotiations and the value obtained therefrom, including:

•	The exchange ratio of 1.5 SXL common units for each ETP common unit represents an increase to the 1.334 ratio implied in SXL’s initial proposal, which reflected a 5% discount to the spot trading price for ETP common units as of November 16, 2016.

•	In response to the SXL Conflicts Committee’s reiteration of its proposed exchange ratio of 1.475 SXL common units for each ETP common unit, the ETP Conflicts Committee reiterated its proposed exchange ratio of 1.5 SXL common units for each ETP common unit, which the SXL Conflicts Committee ultimately accepted.

•	The conclusion reached by the ETP Conflicts Committee that the exchange ratio of 1.5 SXL common units for each ETP common unit was likely the highest price SXL was willing to pay at the time of the ETP Conflicts Committee’s determination to approve and recommend to the ETP Board.

•	Though initially requested by the SXL Conflicts Committee, the final merger agreement does not require a vote of the SXL unitholders.

•	The SXL Conflicts Committee originally requested a special distribution of $2.00 per SXL common unit to the public, unaffiliated unitholders of SXL, which the ETP Conflicts Committee rejected.

•	The ETP Conflicts Committee’s belief that any potential alternative transactions with third parties, simplification transactions, and incentive distribution right modification transactions were not achievable due to lack of support from ETE (and ETE’s control of ETP GP and ETP GP LLC) and the ETP Conflicts Committee’s consideration of maintaining the status quo and the potential impact maintaining the status quo would have on the ability of ETP to maintain its current distribution level.

•	The following procedural safeguards involved in the negotiation of the merger agreement:

•	The ETP Conflicts Committee consisted solely of directors who are not officers or controlling unitholders of ETE or its affiliates and who satisfied the requirements under the ETP partnership agreement for service on the ETP Conflicts Committee.

•	The ETP Conflicts Committee was charged with evaluating and negotiating the terms and conditions of the proposed transaction on behalf of ETP and the unaffiliated ETP unitholders, with the power to decline to pursue a transaction, and that the ETP Board had resolved not to approve a proposed transaction without the prior approval and recommendation of the ETP Conflicts Committee.

•	Other than with respect to any awards under the ETP equity plans or the ETP cash unit plan described below at “—Interests of Directors and Executive Officers of ETP in the Merger—Treatment of ETP Equity-Based Awards,” the members of the ETP Conflicts Committee will not personally benefit from the completion of the merger in a manner different from the unaffiliated ETP unitholders.

•	The members of the ETP Conflicts Committee were appropriately compensated for their services and their compensation was in no way contingent on their approving the merger agreement or the merger.

•	The terms and conditions of the merger agreement and the merger were determined through arms’-length negotiations between the ETP Conflicts Committee and the SXL Conflicts Committee, with the assistance of their respective representatives and advisors.

•	The ETP Conflicts Committee retained and was advised by experienced and qualified advisors, consisting of legal counsel, Potter Anderson & Corroon LLP, and financial advisor, Barclays.

•	The terms of the merger agreement, principally:

•	Holders of ETP common units will receive the right to receive 1.5 SXL common units for each ETP common unit.

•	The requirement that the merger agreement and the merger be approved by a vote of the holders of at least a majority of the outstanding ETP common units and the requirement that ETE vote or cause to be voted all ETP common units then owned beneficially or of record by it or any of its subsidiaries, as of the record date, in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof.

•	The provisions allowing the ETP Conflicts Committee and the ETP Board to withdraw or change their recommendation of the merger agreement in the event of a superior proposal from a third party (other than ETE or its affiliates) or a change of circumstance if the ETP Board (upon the recommendation of the ETP Conflicts Committee) makes a good faith determination that the failure to change its recommendation would be inconsistent with its duties under the ETP partnership agreement or applicable law and complies with the terms of the merger agreement.

•	The provisions allowing ETP to provide information to, and participate in discussions and negotiations with, a third party (other than ETE or its affiliates) in response to an unsolicited alternative proposal, which may, in certain circumstances, result in a superior proposal.

•	The operating covenants to which SXL is subject provide protection to ETP unitholders by restricting SXL’s ability to take certain actions prior to the closing of the merger that could reduce the value of SXL common units received by ETP unitholders in the merger.

•	The limited conditions and exceptions to the closing conditions.

•	Under the terms of the merger agreement, prior to the effective time of the merger, ETP is prohibited from revoking or diminishing the authority of the ETP Conflicts Committee.

•	Any amendments to the merger agreement require consultation with the ETP Conflicts Committee, and the ETP Conflicts Committee is permitted to rescind its approval of the merger agreement, with such rescission resulting in the rescission of “Special Approval” (as defined in the ETP partnership agreement and in the Fourth Amended and Restated Limited Liability Company Agreement of ETP GP LLC), if the ETP Board takes or authorizes any amendment that is counter to any recommendation by the ETP Conflicts Committee.

•	If the ETP Board (i) waives any inaccuracies in the representations and warranties of the other party under the merger agreement, (ii) extends time for performance of the other party’s obligations under the merger agreement, (iii) waives the other party’s compliance with any agreement or condition contained in the merger agreement, or (iv) otherwise grants any consent under the merger agreement without the concurrence of the ETP Conflicts Committee, then the ETP Conflicts Committee can rescind its approval of the merger agreement, with such rescission resulting in the rescission of “Special Approval” (as defined in the ETP partnership agreement and in the Fourth Amended and Restated Limited Liability Company Agreement of ETP GP LLC).

The ETP Conflicts Committee and the ETP Board considered the following additional factors in making their determinations and recommendation with respect to the merger:

•	There are certain potential negative consequences that may affect ETP unitholders, including the following:

•	The consideration to be paid to holders of ETP common units, 1.5 SXL common units for each ETP common unit, represents a 0.22% discount to the closing price of ETP common units on November 18, 2016.

•	The fact that ETP unitholders will receive 1.5 SXL common units for each ETP common unit and that it is expected that the cash distributions per 1.5 SXL common units will initially be less than the current distributions on 1.0 ETP common unit.

•	The fact that the exchange ratio is fixed and therefore the market value of the consideration payable to ETP common unitholders would decrease in the event that the market price of SXL common units decreases relative to any change in the market price of ETP common units prior to the closing of the merger.

•	The absence of certain procedural safeguards, including:

•	The fact that the ETP unitholders are not entitled to appraisal rights under the merger agreement, the ETP partnership agreement or Delaware law.

•	The ETP Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for the acquisition of ETP. Given ETE’s control over ETP’s general partner, it was unrealistic to expect or pursue an unsolicited third party acquisition proposal or offer for the assets or control of ETP, and it was unlikely that the ETP Conflicts Committee could conduct a meaningful auction for the acquisition of the assets or control of ETP.

•	Certain members of ETP management and the ETP Board may have interests that are different from those of the unaffiliated ETP unitholders. Please read “—Interests of Directors and Executive Officers of ETP in the Merger.”

•	Although the merger is subject to approval by a majority of the ETP common units, the vote includes ETP units held by ETE and its affiliates, and there is no requirement of a separate approval by the unaffiliated ETP unitholders.

•	Certain terms of the merger agreement, principally:

•	The provisions limiting the ability of ETP to solicit, or to consider unsolicited, offers from third parties for ETP.

•	The provisions obligating ETP to hold a special meeting of unitholders to vote on the merger even if the ETP Conflicts Committee changes its recommendation.

•	Certain break-up fees payable by ETP, including in connection with termination of the merger agreement as a result of a superior proposal for ETP.

•	ETP’s obligation to pay SXL’s expenses in certain circumstances.

•	Litigation may occur in connection with the merger and any such litigation may result in significant costs and a diversion of management focus.

•	There is risk that the merger might not be completed in a timely manner, or that the merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the merger agreement, and a failure to complete the merger could negatively affect the trading price of the ETP common units or could result in significant costs and disruption to ETP’s normal business.

The foregoing discussion is not intended to be exhaustive, but is intended to address the material information and principal factors considered by the ETP Conflicts Committee and the ETP Board in considering the merger. In view of the number and variety of factors and the amount of information considered, the ETP Conflicts Committee and the ETP Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the ETP Conflicts Committee and the ETP Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the ETP Conflicts Committee and the ETP Board may have given different weights to different factors. The ETP Conflicts Committee and the ETP Board made their recommendations based on the totality of information presented to, and the investigation conducted by, the ETP Conflicts Committee and the ETP Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

The ETP Board recommends that ETP common unitholders vote “FOR” the adoption of the merger agreement and the transactions contemplated thereby, “FOR” the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting and “FOR” the advisory compensation proposal.

Opinion of the Financial Advisor to the ETP Conflicts Committee

The ETP Conflicts Committee engaged Barclays to act as the ETP Conflicts Committee’s financial advisor with respect to the proposed transaction. On November 20, 2016, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the ETP Conflicts Committee that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio to be offered to the unaffiliated ETP unitholders in the proposed transaction is fair, from a financial point of view, to such unaffiliated ETP unitholders.

The full text of Barclays’ written opinion, dated as of November 20, 2016, is attached to this proxy statement/prospectus as Annex B. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the ETP Conflicts Committee, addresses only the fairness to unaffiliated ETP unitholders, from a financial point of view, of the exchange ratio to be offered to such unaffiliated ETP unitholders in the proposed transaction and does not constitute a recommendation to any unaffiliated ETP unitholder as to how such unaffiliated ETP unitholder should vote or act with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between the ETP Conflicts Committee and the SXL Conflicts Committee and were approved unanimously by the ETP Conflicts Committee. Barclays did not recommend that any specific form of consideration should be offered to unaffiliated ETP unitholders or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to address, and its opinion does not in any manner address, the underlying business decision to proceed with or effect the transaction or the likelihood of consummation of the transaction or the relative merits of the proposed transaction as compared to any other transaction or business strategy in which ETP might engage. In addition, Barclays expressed no view as to, and its opinion does not in any manner address, the fairness of the amount or the nature of (i) any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the exchange ratio in the proposed transaction or otherwise; (ii) the fairness of any portion or aspect of the proposed transaction to the holders of any class of securities, creditors or other constituencies of ETP or any other person, or to any other person, other than the fairness, from a financial point of view, of the exchange ratio to be offered to the unaffiliated ETP unitholders; or (iii) any portion or aspect of the proposed transaction to any one class or group of ETP’s or any other person’s equity security holders vis a vis any other class or group of ETP’s security holders or any other person’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders). No limitations were imposed by ETP or the ETP Conflicts Committee upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays reviewed and analyzed, among other things:

•	a draft of the merger agreement, dated as of November 20, 2016, and the specific terms of the proposed transaction;

•	publicly available information concerning ETP and SXL that Barclays believed to be relevant to its analysis, including each of ETP’s and SXL’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016;

•	financial and operating information with respect to the businesses, operations and prospects of ETP furnished to Barclays by ETP, including the ETP Unaudited Financial Projections (as defined in the section entitled “Unaudited Financial Projections of ETP”) (the “ETP Projections”);

•	the ETP Management Written Statement (as more fully described in the section entitled “Unaudited Financial Projections of ETP”);

•	ETP’s expectations with respect to the potential impact of the proposed transaction on ETP’s credit ratings;

•	financial and operating information with respect to the business, operations and prospects of SXL, initially prepared by management of SXL and furnished by SXL to the management of ETP (the “SXL Projections” and, together with the ETP Projections, the “Projections”);

•	a schedule of the incentive distribution subsidies provided by, and projected to be provided by, ETE to each of ETP and SXL and the expectation that following completion of the proposed transaction ETE will maintain such incentive distribution subsidies at the projected levels (the “IDR Projected Subsidies”);

•	a comparison of the trading histories of the ETP common units and the SXL common units with each other from May 18, 2016 to November 18, 2016;

•	a comparison of the historical financial results and present financial condition of each of ETP and SXL with those of other companies that Barclays deemed relevant;

•	a comparison of the financial terms of the proposed transaction with the financial terms of certain other transactions that Barclays deemed relevant; and

•	certain estimates provided by ETP to Barclays as to the amounts and timing of the cost savings and revenue enhancements (collectively, the “Expected Synergies”) anticipated by the management of ETP to result from the proposed transaction.

In addition, Barclays had discussions with the managements of each of ETP and SXL concerning their respective businesses, operations, assets, liabilities, financial conditions and prospects and undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and has not assumed responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the management of ETP that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the ETP Projections, upon the advice of ETP, Barclays assumed that such ETP Projections were reasonably prepared on a basis reflecting the best then-available estimates and judgments of the management of ETP as to the future financial performance of ETP and that ETP will perform substantially in accordance with such ETP Projections, and Barclays considered and relied on such projections. With respect to the SXL Projections, upon the advice of ETP, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best then-available estimates and judgments of the management of SXL, as confirmed to Barclays by the management of ETP, as to the future financial performance of SXL and that SXL will perform substantially in accordance with such SXL Projections, and Barclays considered and relied on such projections. With respect to the Expected Synergies, upon the advice of ETP, Barclays assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. In addition, upon the advice of ETP, Barclays assumed that the IDR Projected Subsidies were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of ETP, that, assuming the proposed transaction is consummated, the amounts and timing of the subsidies set forth in the IDR Projected Subsidies are reasonable, achievable and sustainable, and that such subsidies as set forth in the IDR Projected Subsidies will continue to inure to the benefit of each of ETP and SXL in the amounts and at the times contemplated by the IDR Projected Subsidies. Barclays assumed, upon the advice of ETP, that if the proposed transaction is not consummated, ETP would likely reduce the amount of its quarterly distributions to holders of ETP common units by 15% to 25% and that in light of the detrimental impact that such reduction would have on ETE’s credit profile, ETE would likely seek to negotiate a reduction in the incentive distribution subsidies that currently inure to the benefit of ETP. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any of such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of ETP or SXL, and did not make or obtain any evaluations or appraisals of the assets or liabilities of ETP or SXL. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 20, 2016. Barclays was not authorized to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or any part of ETP’s business. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after the delivery of its opinion to ETP on November 20, 2016. In addition, Barclays expressed no opinion as to the prices at which (i) ETP common units or SXL common units would trade following the announcement of the proposed transaction or (ii) SXL common units would trade following the consummation of the proposed transaction. Barclays’ opinion should not be viewed as providing any assurance that the market value of the SXL common units to be held by the unaffiliated ETP unitholders after the consummation of the proposed transaction will be in excess of the market value of the ETP common units owned by such unaffiliated ETP unitholders at any time prior to the announcement or consummation of the proposed transaction.

Barclays assumed that the executed merger agreement will have conformed in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of ETP, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction will be obtained within the constraints contemplated by the merger agreement and that the proposed transaction will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor does Barclays’ opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that ETP had obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the ETP common units or the SXL common units but rather made its determination as to fairness, from a financial point of view, to unaffiliated ETP unitholders of the exchange ratio to be offered to such unaffiliated ETP unitholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the ETP Conflicts Committee. Certain financial, comparative and other analyses summarized below include information presented in tabular format. In order to fully understand the financial, comparative and other analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ETP or any other parties to the proposed transaction. None of the ETP Conflicts Committee, ETP, SXL, ETE, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Summary of Analyses

The following is a summary of the material financial analyses performed by Barclays with respect to ETP and SXL in preparing Barclays’ opinion:

•	discounted distributable cash flows analysis;

•	selected comparable company analysis;

•	selected precedent transactions analysis; and

•	analysis of public third-party equity research analyst price targets of ETP and SXL.

Each of these methodologies was used to generate reference per unit equity value ranges for ETP common units and reference per unit equity value ranges for SXL common units. In order to derive implied per unit values in the selected precedent transactions analysis, the implied equity value range for ETP and SXL was then divided by an applicable estimate of the number of diluted units outstanding. For purposes of the ETP calculations, the number of diluted units outstanding at year end 2016, per the ETP Projections, was used to derive implied per unit values. The reference per unit equity value ranges were then also used to generate implied exchange ratios for each of these methodologies. For purposes of the SXL calculations, the number of units estimated to be outstanding at year end 2016, per the SXL Projections, was used to derive implied per unit values. For purposes of its analyses, Barclays looked at the exchange ratio of 1.5000x SXL common units for each ETP common unit to determine an implied equity value of $39.29 per ETP common unit for the proposed transaction based on the closing price of an SXL common unit at market close on November 18, 2016. For each of the discounted distributable cash flow analysis, the selected comparable company analysis, the selected precedent transactions analysis, and the analysis of public third-party equity research analyst price targets, the implied equity value ranges per ETP common unit and the implied exchange ratios were then compared to the exchange ratio of 1.5000x SXL common units for each ETP common unit in the proposed transaction.

In addition to analyzing the value of the ETP common units and the SXL common units, to provide additional background and perspective to the ETP Conflicts Committee, Barclays also analyzed and reviewed: (i) the daily historical closing prices of ETP common units and SXL common units and the exchange ratios implied by those closing unit prices for the period from May 18, 2016 to November 18, 2016; (ii) certain publicly available information related to selected MLP merger transactions to calculate the amount of premiums paid by the acquirers to the acquired company’s unitholders; (iii) the pro forma impact of the proposed transaction on the current and future financial performance and credit profile of SXL, as the surviving entity, using projected estimates for 2017, 2018, and 2019 for distributable cash flow per unit and distributions per unit for the surviving entity based on the ETP Projections and the SXL Projections.

In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of ETP and SXL, and the particular circumstances of the proposed transaction, Barclays made qualitative judgments as to the significance and relevance of each analysis. In addition, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of ETP and SXL. Such qualitative judgments and assumptions of Barclays were made following discussions with the managements of each of ETP and SXL. Accordingly, the methodologies and the implied common equity value ranges and implied exchange ratio ranges derived therefrom must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied common equity value ranges or the implied exchange ratio ranges without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Barclays’ opinion.

Discounted Distributable Cash Flow Analysis

In order to estimate the present values of ETP common units and SXL common units, Barclays performed discounted distributable cash flow analyses for each of ETP and SXL. A discounted cash flow analysis is a traditional valuation methodology used to derive an intrinsic valuation of an asset by calculating the “present value” of estimated future cash flows of the asset; in this case, the “present value” of the estimated future distributable cash flows of the ETP common units and the SXL common units. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future distributable cash flows by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns, the time value of money, and other appropriate factors. The discounted distributable cash flow analysis for the ETP common units was performed under two scenarios provided by the management of ETP, each of which are described below.

The first scenario considered status quo ETP utilizing the ETP Status Quo Case Projections (as defined in the section entitled “Unaudited Financial Projections of ETP”) which are derived from the ETP Projections from 2017 through 2019 (“ETP Status Quo Case”). The second scenario is based on the ETP Distribution Reduction Case Projections (as defined in the section entitled “Unaudited Financial Projections of ETP”) which are derived from the ETP Status Quo Case Projections but adjusted to reflect (i) a hypothetical reduction in distributions in respect of ETP common units by approximately 20% in 2017 and that thereafter distributions in respect of ETP common units are made on a basis that results in ETP maintaining a cash coverage ratio of 1.1x, and (ii) the hypothetical removal of a $465 million incentive distribution subsidy that was in place during 2017 (“ETP Distribution Reduction Case”). “Cash Coverage” refers to a ratio used to determine the amount of cash available to pay a unit’s distribution expense, and is expressed as a ratio of the cash available to the distribution being paid.

To calculate the estimated per ETP common unit equity value ranges in the discounted distributable cash flow analysis, Barclays added (i) projected distributable cash flow per ETP common unit for fiscal years 2017 through 2019 based on the ETP Projections to (ii) the terminal value at the end of the forecast period, or the “terminal value” of the ETP common units, as of December 31, 2019, and discounted such distributable cash flows per ETP common unit to their net present value using selected discount rates for each of the ETP Status Quo Case and ETP Distribution Reduction Case. For each case, Barclays used a nominal discount rate range of 12.5% to 14.5%. This discount rate range was selected by Barclays using its professional judgment and experience, taking into account projected cost of equity capital rates for ETP and the comparable companies utilized in the Selected Comparable Companies Analysis described below, which projected cost of equity capital rate ranges were derived from (i) an analysis of the relative cost of equity rates of such companies based on 2017 estimated distributable cash flow per unit yields, as adjusted to include the portion of the distributable cash flow attributable to the general partner of such companies, and using an estimated compound annual growth rate for such companies for the years 2017, 2018 and 2019, and (ii) an analysis of the cost of equity rates of such companies derived from reviewing certain metrics of such companies, including a five-year raw historical beta, market value of debt and equity, total capitalization, debt to equity ratio, debt in relation to debt plus equity, and unlevered beta. The terminal value of the ETP common units was estimated by applying a range of assumed yields of 8.0% to 10.0% in ETP Status Quo Case and a range of assumed yields of 7.5% to 9.5% in ETP Distribution Reduction Case to ETP’s estimated distributable cash flow per ETP common unit for 2019 for ETP Status Quo Case and ETP Distribution Reduction Case, respectively. The assumed yields were selected based on Barclays’ professional judgment and experience, taking into account the yields of ETP and the selected comparable companies utilized in the Selected Comparable Companies Analysis described below. The reference equity value range per ETP common unit yielded by the ETP discounted distributable cash flow analysis implied an equity value range for the ETP common units of (i) $39.50 to $44.00 per ETP common unit based on ETP Status Quo Case; and (ii) $40.00 to $46.00 per ETP common unit based on ETP Distribution Reduction Case, in each case, as compared to the closing ETP common unit price of $39.37 on November 18, 2016.

To calculate the estimated per SXL common unit equity value ranges in the discounted distributable cash flow analysis for SXL, Barclays added (i) projected distributable cash flow per SXL common unit for fiscal years 2017 through 2019 based on the SXL Projections to (ii) the terminal value of the SXL common units, as of December 31, 2019, and discounted such distributable cash flows per SXL common unit to their net present value as of January 1, 2017 using a nominal discount rate range of 10.0% to 12.0%. This discount rate range was selected by Barclays using its professional judgment and experience, taking into account projected cost of equity capital rates for SXL and the selected comparable companies utilized in the Selected Comparable Companies Analysis described below, which projected cost of equity capital rate ranges were derived from (i) an analysis of the relative cost of equity rates of such companies based on 2017 estimated distributable cash flow per unit yields, as adjusted to include the portion of the distributable cash flow attributable to the general partner of such companies, and using an estimated compound annual growth rate for such companies for the years 2017, 2018 and 2019, and (ii) an analysis of the cost of equity rates of such companies derived from reviewing certain metrics of such companies, including a five-year raw historical beta, market value of debt and equity, total capitalization, debt to equity ratio, debt in relation to debt plus equity, and unlevered beta. The terminal value of the SXL common units was estimated by applying a range of assumed yields of 7.5% to 9.5% to SXL’s 2019 estimated distributable cash flow per SXL common unit. The assumed yields were selected based on Barclays’ professional judgment and experience, taking into account the yields of SXL and the selected comparable companies utilized in the Selected Comparable Companies Analysis described below. The reference equity value range for the SXL common units yielded by the SXL discounted distributable cash flow analysis implied an equity value range for SXL of $29.00 to $33.00 per SXL common unit, as compared to the closing SXL common unit price of $26.19 on November 18, 2016.

Using the implied reference equity value per unit ranges for each of the ETP common units and the SXL common units, Barclays derived reference implied exchange ratio ranges of (i) 1.1970x to 1.5172x based on ETP Status Quo Case without including Expected Synergies; (ii) 1.1695x to 1.4778x based on ETP Status Quo Case with Expected Synergies; (iii) 1.2121x to 1.5862x based on ETP Distribution Reduction Case without Expected Synergies; and (iv) 1.1843x to 1.5450x based on ETP Distribution Reduction Case with Expected Synergies.

Barclays noted that the exchange ratio of 1.5000x to be offered to unaffiliated ETP unitholders in the proposed transaction was in line with the implied equity value ranges per ETP common unit and the implied exchange ratio yielded by Barclays’ discounted distributable cash flow analysis.

Selected Comparable Company Analysis

In order to assess how the public market values units of similar publicly traded MLPs, Barclays reviewed and compared specific financial and operating data relating to ETP and SXL to that of MLPs selected by Barclays based on Barclays’ experience with MLPs. None of the MLPs that were selected for such purpose were subsequently excluded in conducting this analysis.

The MLPs selected with respect to ETP were:

•	Enbridge Energy Partners, LP;

•	Enterprise Products Partners, LP;

•	ONEOK Partners, LP;

•	Plains All American Pipeline, LP; and

•	Williams Partners, LP.

Barclays calculated and analyzed distributable cash flow per unit yields using published estimates by third party equity research analysts for estimated distributable cash flow per unit in 2017 and 2018 for each of the comparable companies selected and for ETP using the ETP Projections. The results of the ETP selected comparable company analysis are summarized below:

	Yield Range of Comparable MLPs of ETP
Distributable Cash Flow per Unit Yield:	Low	Median	High
2017E Yield	7.9%	8.3%	11.7%
2018E Yield	8.2%	8.9%	12.2%

Barclays selected the comparable MLPs listed above because their business and operating profiles are reasonably similar to that of ETP. However, because of the inherent differences between the business, operations and prospects of ETP and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made certain qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of ETP and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between ETP and the selected MLPs included in the selected comparable company analysis. The equity value range for the ETP common units yielded by the ETP selected comparable company analysis implied a reference equity value range for ETP of $37.00 to $45.00 per ETP common unit.

The MLPs selected with respect to SXL were:

•	Buckeye Partners, LP;

•	Enterprise Products Partners, LP;

•	Magellan Midstream Partners, LP;

•	MPLX, LP; and

•	Plains All American Pipeline, LP.

Barclays calculated and analyzed distributable cash flow per unit yields using published estimates by third party equity research analysts for estimated distributable cash flow per unit in 2017 and 2018 for each of the comparable companies selected and for SXL using the SXL Projections. The results of the SXL selected comparable company analysis are summarized below:

	Yield Range of Comparable MLPs of SXL
Distributable Cash Flow per Unit Yield:	Low	Median	High
2017E Yield	6.6%	7.9%	8.6%
2018E Yield	6.8%	8.4%	9.1%

Barclays selected the comparable MLPs listed above because their business and operating profiles are reasonably similar to that of SXL. However, because of the inherent differences between the business, operations and prospects of SXL and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made certain qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of SXL and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between SXL and the selected MLPs included in the selected comparable company analysis. The equity value range for the SXL common units yielded by the SXL comparable company analysis implied a reference equity value range for SXL of $26.00 to $33.00 per SXL common unit.

Using the implied reference equity value per unit ranges for each of ETP and SXL, Barclays derived a reference implied exchange ratio range of 1.1212x to 1.7308x without Expected Synergies, and 1.0955x to 1.6870x with Expected Synergies.

Barclays noted that the exchange ratio of 1.5000x to be offered to unaffiliated ETP unitholders in the proposed transaction was in line with the implied equity value range per ETP common unit and the implied exchange ratio range yielded by Barclays’ selected comparable companies analysis.

Selected Precedent Transactions Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays deemed relevant based on its experience with merger and acquisition transactions, specifically in the MLP industry. Barclays chose such MLP merger transactions based on, among other things, the similarity of the applicable companies to ETP and SXL with respect principally to size and operational focus and because the organizations involved are all structured as MLPs. Each of the selected transactions was a merger of two MLPs that was announced between October 1997 and October 2016. None of the transactions selected based on the criteria were subsequently excluded in conducting this analysis. The following list sets forth the transactions analyzed based on such characteristics:

Target/Acquiror	Announcement Date
• PennTex Midstream Partners, LP / Energy Transfer Partners, L.P.	October 2016

• JP Energy Partners LP / American Midstream Partners, LP	October 2016

• Markwest Energy Partners, LP / MPLX LP	July 2015

• Crestwood Midstream Partners, LP / Crestwood Equity Partners, LP	May 2015

• Regency Energy Partners LP / Energy Transfer Partners, L.P.	January 2015

• Atlas Pipeline Partners, LP / Targa Resources Partners, LP	October 2014

• Oiltanking Partners, LP / Enterprise Products Partners, LP	October 2014

• Williams Partners, LP / Access Midstream Partners, LP	June 2014

• PVR Partners, LP / Regency Energy Partners LP	October 2013

• Crestwood Midstream Partners, LP / Inergy Midstream, LP	May 2013

• Copano Energy, LLC / Kinder Morgan Energy Partners, LP	January 2013

• Duncan Energy Partners, LP / Enterprise Products Partners, LP	April 2011

• TEPPCO Partners, LP / Enterprise Products Partners, LP	June 2009

• Pacific Energy Partners, LP / Plains All American Pipeline, LP	June 2006

• Kaneb Pipe Line Partners, LP / Valero LP	November 2004

• Gulfterra Energy Partners, LP / Enterprise Products Partners, LP	December 2003

• Santa Fe Pacific Pipeline Partners, LP / Kinder Morgan Energy Partners, LP	October 1997

Using publicly available information, Barclays calculated and analyzed the multiples of enterprise value, or “EV,” to last twelve month (“LTM”) earnings before interest, taxes, depreciation and amortization, or “LTM EBITDA,” represented by the prices paid in selected precedent transactions. The results of the selected precedent transactions analysis are summarized below:

EV/LTM EBITDA
	Low	Median	Mean	High
Enterprise Value as a Multiple of:
LTM EBITDA	9.2x	15.5x	16.2x	25.9x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of ETP, SXL, and the MLPs included in the selected precedent transactions analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transactions analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction which would affect the acquisition values of the selected target companies and ETP and SXL. ETP’s and SXL’s LTM EBITDA were based on the ETP Projections and the SXL Projections, respectively, for the four quarters ending December 31, 2016, but the ETP LTM EBITDA was adjusted to remove 90.05% of the cash distributions related to the SXL incentive distribution rights and general partner interest of SXL received by ETP (which is payable by ETP to ETE through distributions on the ETP Class H units that are owned by ETE). Based upon these judgments, Barclays’ selected precedent transactions analysis yielded a reference equity value range for the ETP common units of $34.00 to $41.00 per ETP common unit and a reference equity value range for the SXL common units of $17.00 to $24.50 per SXL common unit.

Using the implied reference equity value per unit ranges for each of the ETP common units and the SXL common units, Barclays also derived a reference implied exchange ratio range of 1.3878x to 2.4118x.

Barclays noted that the exchange ratio of 1.5000x to be offered to unaffiliated ETP unitholders in the proposed transaction was in line with the implied equity value range per ETP common unit and the implied exchange ratio range yielded by Barclays’ selected precedent transactions analysis.

Analysis of Equity Research Analyst Price Targets

Barclays reviewed and compared, as of November 18, 2016, the publicly available price targets of ETP common units and SXL common units published by equity research analysts associated with various Wall Street firms, of which there were 14 (including Barclays’ equity research analyst price targets for each of ETP and SXL). The research analysts’ price targets per ETP common unit ranged from $36.00 to $55.00 and per SXL common unit ranged from $26.00 to $44.00. The publicly available share price targets published by such equity research analysts do not necessarily reflect the current market trading prices for ETP common units or SXL common units and these estimates are subject to uncertainties, including future financial performance of ETP and SXL and future market conditions. Using the range of research analyst price targets per ETP common unit and SXL common unit, Barclays also derived a reference implied exchange ratio range of 0.8182x to 2.1154x. Barclays noted that the exchange ratio of 1.5000x to be offered in the proposed transaction was in line with the implied equity value range per ETP common unit and the implied exchange ratio range yielded by Barclays’ research estimate analysis.

Historical Common Unit Trading Analysis

To provide background information and perspective with respect to the historical unit prices of ETP common units and SXL common units, Barclays reviewed the daily historical closing unit prices of ETP common units and SXL common units for the period from May 18, 2016 to November 18, 2016. Barclays analyzed the ratio of the daily closing price per ETP common unit to the corresponding closing price per SXL common unit of SXL over such period. Over the period, the implied relative exchange ratio ranged from a low of 1.2386x to a high of 1.5032x SXL common units per ETP common unit. In addition, Barclays reviewed the implied relative exchange ratio of the closing price per ETP common unit and closing price per SXL common unit based on November 18, 2016 closing prices and 5-day, 10-day, 20-day and 30-day volume weighted average prices (“VWAP”), respectively, as of November 18, 2016. This analysis implied relative exchange ratios ranging from a low of 1.3655x to a high of 1.5032x SXL common units per ETP common unit, which Barclays noted was in line with the exchange ratio of 1.5000x to be offered to unaffiliated ETP unitholders in the proposed transaction.

Premiums Analysis

In order to provide background information and perspective to, and to assess the implied premium offered to unaffiliated ETP unitholders in the proposed transaction, Barclays reviewed and analyzed the implied premium levels in the proposed transaction based on the exchange ratios as of November 18, 2016 closing prices and the 5-day, 10-day, 20-day and 30-day VWAP of ETP common units and SXL common units. The table below sets forth the summary results of the analysis:

	“Heads-Up” Exchange Ratio	Implied Premium / (Discount) to Historical “Heads-Up” Exchange Ratio
Proposed Transaction	1.5000x	—%
Current (11/18/2016)	1.5032x	(0.22%)
5-Day VWAP	1.4272x	5.10%
10-Day VWAP	1.4107x	6.33%
20-Day VWAP	1.4073x	6.59%
30-Day VWAP	1.3655x	9.85%

Pro Forma Merger Consequences Analysis

Barclays reviewed and analyzed the pro forma impact of the transaction on projected distributable cash flow (“DCF”) and distributions of the combined company for each of 2017, 2018, and 2019. Barclays performed this analysis based on the ETP Projections, SXL Projections, and with respect to ETE, based on the ETP Projections and SXL Projections, taking into account cash flows derived from ETE’s other subsidiaries per ETP management, and the IDR Projected Subsidies and taking into account the Expected Synergies, using pro forma EBITDA for the combined company of $5,144 million, $7,475 million and $8,178 million for the remainder of 2017 (assuming a closing date of March 31, 2017), 2018 and 2019, respectively. EBITDA is a non-GAAP financial performance measure that subtracts from Consolidated EBITDA amount related to less than wholly owned subsidiaries and adds back cash distributions from said entities. Based upon the IDR Projected Subsidies, Barclays assumed that ETE will provide total incentive distribution subsidies of $656 million in 2017, $153 million in 2018 and $128 million in 2019 and that $33 million of annual incentive distribution subsidies will remain in effect in perpetuity, consistent with the current incentive distribution subsidies in place at ETP. In connection with this analysis, Barclays noted that the implied pro forma debt to EBITDA ratio for SXL was 4.9x, 4.0x and 3.7x for 2017, 2018 and 2019, respectively, for ETP was 5.2x, 4.4x and 4.1x for 2017, 2018 and 2019, respectively, and for ETE, the pro forma consolidated debt to EBITDA ratio was 5.7x, 4.7x and 4.3x for 2017, 2018 and 2019, respectively. With respect to the pro forma analysis using ETP Projections and SXL Projections, Barclays noted that pro forma per unit distributions for the combined company would be dilutive to ETP standalone in each of 2017, 2018, and 2019, respectively. For SXL, with respect to the pro forma analysis based on ETP Projections and SXL Projections, Barclays noted that per unit distributions for the combined company would be accretive to SXL standalone in each of 2017, 2018, and 2019. Additionally, Barclays noted the pro forma dilution indicated to result from the proposed transaction under the pro forma merger consequence analysis relative to standalone ETP common unit distributions per the ETP Projections would be less than the distribution reduction arising from ETP Distribution Reduction Case, which ETP management stated would be the likely course of action in the absence of the proposed transaction, in 2017 and approximately neutral relative to such reduction in per ETP common unit distributions arising from ETP Distribution Reduction Case in each of 2018 and 2019. Barclays further noted the pro forma dilution indicated to result from the proposed transaction under the pro forma merger consequence analysis relative to standalone ETP distributable cash flow per ETP common unit per the ETP Projections would be less than the reduction in distributable cash flow per ETP common unit arising from ETP Distribution Reduction Case, which ETP management stated would be the likely course of action in the absence of the proposed transaction, in 2017, approximately neutral relative to distributable cash flow per ETP common unit arising from ETP Case in 2018 and accretive relative to distributable cash flow per ETP common unit arising from ETP Distribution Reduction Case in 2019. With respect to ETE, Barclays noted that the pro forma dilution indicated to result from the proposed transaction under the pro forma merger consequence analysis relative to standalone ETE distributable cash flow per ETE common unit would be less than the reduction in distributable cash flow per ETE common unit arising from ETP Distribution Reduction Case in 2017, less than the reduction in distributable cash flow per ETE common unit arising from ETP Distribution Reduction Case in 2018 and accretive relative to distributable cash flow per ETE common unit arising from ETP Distribution Reduction Case in 2019. The tables below provide a pro forma comparison of the ETP Status Quo Case relative to the ETP Distribution Reduction Case and a comparison of the pro forma consequences of the proposed transaction to SXL, ETP and ETE as compared to the ETP Status Quo Case.

		Status Quo Case -- Metric Per Unit	Distribution Reduction Case -- Metric Per Unit	Distribution Reduction Case -- Percentage Change Relative To ETP Status Quo Case	Proposed Transaction -- Metric Per Unit	Proposed Transaction -- Percentage Change Relative To ETP Status Quo Case
Pro Forma Impact to SXL	2017E DCF / Common Unit	$2.27	NA	NA	$2.51	10.5%
	2018E DCF / Common Unit	$2.55	NA	NA	$2.70	5.9%
	2019E DCF / Common Unit	$2.77	NA	NA	$2.90	4.6%
	2017E Distribution / Common Unit	$2.17	NA	NA	$2.38	9.9%
	2018E Distribution / Common Unit	$2.32	NA	NA	$2.50	7.4%
	2019E Distribution / Common Unit	$2.49	NA	NA	$2.65	6.2%
Pro Forma Impact to ETP	2017E DCF / Common Unit	$3.92	$3.55	(9.6%)	$3.76	(4.1%)
	2018E DCF / Common Unit	$4.02	$4.04	0.3%	$4.05	0.6%
	2019E DCF / Common Unit	$4.26	$4.28	0.5%	$4.35	2.3%
	2017E Distribution / Common Unit	$4.22	$3.37	(20.1%)	$3.57	(15.3%)
	2018E Distribution / Common Unit	$4.22	$3.75	(11.1%)	$3.75	(11.3%)
	2019E Distribution / Common Unit	$4.22	$3.98	(5.7%)	$3.97	(6.0%)
Pro Forma Impact to ETE	2017E DCF/ Common Unit	$1.22	$1.19	(2.8%)	$1.19	(2.1%)
	2018E DCF/ Common Unit	$1.81	$1.54	(15.0%)	$1.75	(3.6%)
	2019E DCF/ Common Unit	$1.96	$1.81	(7.8%)	$2.01	2.3%

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The ETP Conflicts Committee selected Barclays because of its familiarity with ETP and SXL, and because of Barclays’ qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, knowledge of the industries in which ETP and SXL operate, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to the ETP Conflicts Committee in connection with the proposed transaction. As compensation for its services in connection with the proposed transaction, ETP will pay Barclays a fee of $7.5 million, conditioned upon and payable upon closing of the proposed transaction, which is referred to as the “Transaction Fee.” In addition, ETP paid Barclays a fee of $1 million upon delivery of the opinion, which is referred to as the “Opinion Fee.” The Opinion Fee was not contingent upon the conclusion of Barclays’ opinion and the Opinion Fee is creditable against the Transaction Fee upon the closing of the proposed transaction. In addition, the ETP Conflicts Committee, in its sole discretion, will consider whether to cause ETP to pay Barclays, based on the ETP Conflicts Committee’s assessment of the quality and quantity of work performed, and value added by, Barclays in connection with its engagement with the ETP Conflicts Committee, an additional discretionary fee of up to $1 million (payable with the Transaction Fee). In addition, ETP has agreed to reimburse Barclays for a portion of its reasonable expenses incurred in connection with the proposed transaction (not to exceed $150,000 without the prior consent of the ETP Conflicts Committee, not to be unreasonably withheld; provided that the foregoing expense cap will not limit or modify ETP’s indemnification obligations pursuant to the engagement letter entered into by Barclays and the ETP Conflicts Committee) and to indemnify Barclays for certain liabilities that may arise out of its engagement by the ETP Conflicts Committee and the rendering of Barclays’ opinion as set forth in Barclays’ engagement letter with the ETP Conflicts Committee. Barclays has performed various investment banking and financial services for ETP, ETE, SXL and their affiliates in the past, and Barclays expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, since January 2014, Barclays has performed the following investment banking and financial services: (i) agent on ETP’s $1.5 billion 2016 ATM equity offering program; (ii) bookrunner on ETP’s approximately $3 billion senior notes offering; (iii) financial advisor to the ETP Conflicts Committee on ETP’s acquisition of Regency Energy Partners LP; (iv) agent on ETP’s $1.5 billion 2015 ATM equity offering program; (v) financial advisor to the ETP Conflicts Committee on ETP’s acquisition of the Bakken Pipeline project from ETE; (vi) a financial advisor to the ETP Conflicts Committee on ETP’s divestiture of Mid-Atlantic Convenience Stores, LLC to Sunoco LP (in which ETE acquired the membership interest in the general partner of Sunoco LP from ETP in July 2015); (vii) agent on ETP’s $1.5 billion 2014 ATM equity offering program; (viii) financial advisor to ETP on its acquisition of Susser Holdings Corp.; (ix) bookrunner for ETE’s $400 million term loan offering in 2014; (x) bookrunner on SXL’s 2015 approximately $560 million equity offering; (xi) bookrunner on SXL’s 2016 approximately $650 million block equity offering; (xii) placement agent in SXL’s $1 billion 2014 equity offering program; (xiii) bookrunner on SXL’s 2014 approximately $373 million equity offering; (xiv) bookrunner on SXL’s 2014 $1 billion notes offering; and (xv) Barclays is currently a lender under ETP’s, ETE’s, SXL’s and Sunoco LP’s existing revolving credit facilities. In respect of these services, Barclays received fees since January 2014 of (a) less than $1 million from ETE; (b) approximately $12 million to $15 million from SXL; (c) approximately $22 million to $24 million from ETP (including fees received from PennTex Midstream Partners, LP, which ETP acquired in October 2016, and excluding any fees paid or payable in respect of the proposed transaction) and (d) approximately $2 million to $3.5 million from Sunoco LP. Barclays disclosed the nature of its relationship and engagements for ETP, ETE, SXL and their affiliates and the amount and nature of the fees it received from such parties to the ETP Conflicts Committee on or about November 4, 2016, and such relationships and fees were discussed at various times throughout November 4 to November 9, 2016 by the ETP Conflicts Committee with management and the ETP Conflict Committee’s legal counsel. See “The Merger—Background of the Merger” beginning on page 65 of this proxy statement/prospectus. Barclays subsequently disclosed such information directly to the ETP Conflicts Committee in its presentation dated November 20, 2016.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of ETP, ETE and SXL and their respective affiliates for Barclays’ own account and for the accounts of Barclays’ customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments

Unaudited Financial Projections of ETP

ETP does not as a matter of course make public projections as to earnings or other results. However, the management of ETP has prepared prospective financial information to assist the ETP Board and the ETP Conflicts Committee in evaluating ETP’s operations and prospects, and for use in connection with discussions with third parties regarding possible combination transactions. The accompanying summary prospective financial information was not prepared with a view toward complying with United States generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections, with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of ETP’s management was, based on certain growth assumptions, prepared on a reasonable basis, reflected the best currently available estimates and judgments, and presented, to the best of ETP’s management’s knowledge and belief, the expected course of action and the expected future financial performance of ETP. However, this information is not fact. None of the unaudited financial projections reflect any impact of the proposed transaction.

Neither SXL’s nor ETP’s independent auditors, any other independent accountants nor any of their other respective advisors, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this proxy statement/prospectus relate to the historical financial information of SXL and ETP, respectively. Such reports do not extend to the unaudited financial projections and should not be read to do so.

In developing the ETP unaudited financial projections set forth below (the “ETP Unaudited Financial Projections”), the management of ETP made numerous material assumptions with respect to ETP for the periods covered by the projections, including, but not limited to, the following:

•	the EBITDA and maintenance capital expenditures from existing assets and business activities;

•	organic growth opportunities, and the amounts and timing of related capital expenditures and future EBITDA to be generated from such organic growth opportunities;

•	the credit risk of customers and the potential impact from future deteriorations of credit quality, including the potential for bankruptcy, of certain customers and the financial impact to ETP related thereto;

•	outstanding debt and debt and equity issuance during applicable periods, and the availability and cost of debt and equity capital;

•	the amount and timing of debt repayments;

•	the amount of incentive distribution subsidies that ETE provides to ETP; and

•	other general business, market, and financial assumptions.

The principal quantifiable assumptions material to the unaudited financial projections of ETP include assumptions regarding pricing of crude oil and natural gas. In connection with the unaudited financial projections of ETP, the following assumptions related to price were made:

	2017	2018	2019
Price of Crude Oil	$50.00	$55.00	$60.00
Price of Natural Gas	$3.11	$3.01	$3.00

In addition, as set forth in the ETP management’s written statement (the “ETP Management Written Statement”), ETP management has recently reviewed ETP’s projected results of operations, capital expenditures, debt and equity funding requirements, leverage metrics and distributable cash flow per ETP common unit, including the projected financial information provided to Barclays in connection with its role as the financial advisor to the ETP Conflicts Committee. In connection with this review, ETP management has evaluated the effects of the significant levels of equity issuances and borrowings that have occurred to fund capital expenditures related to organic growth projects and acquisitions and that will continue to occur through the completion of this $10.0 billion growth capital program, and has determined that:

•	this significant growth capital expenditure program is expected to generate substantial cash flow from long-term contracts supporting such projects in future years as such projects are completed; however, due to delays in the completion of some of these projects, which have delayed cash flows, and the increased interest expense on additional borrowings and the additional cash distributions on newly issued ETP common units to fund these projects, ETP’s leverage has increased and its cash distribution coverage has decreased;

•	ETP has several options to manage its leverage levels and its cash distribution coverage ratio, including the possibility of seeking additional incentive distribution subsidies from ETE or reducing its quarterly cash distributions; and

•	if the proposed transaction with SXL is not consummated, ETP would need to consider its other alternatives and, in the event that ETE is unwilling or unable to provide additional incentive distribution subsidies, ETP management would likely consider a reduction in quarterly cash distributions in the range of 15% to 25% in order to reduce ETP’s leverage ratios and increase its distribution coverage ratio to maintain its investment grade rating, support its long-term financial health and promote its future distribution growth potential, and in the event that ETP were to make such cash distributions reductions in this range during this period, it is likely that ETE would seek to negotiate a reduction in the incentive distribution subsidies currently in effect in order for ETE to preserve its existing credit ratings.

The estimates and assumptions underlying the ETP Unaudited Financial Projections are inherently uncertain and, though considered reasonable by the management of ETP as of the date of the preparation of such unaudited financial projections, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited financial projections, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 36 and 29, respectively. Accordingly, there can be no assurance that the ETP Unaudited Financial Projections are indicative of the future performance of ETP, or that actual results will not differ materially from the results presented in the ETP Unaudited Financial Projections. Inclusion of the ETP Unaudited Financial Projections in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the ETP Unaudited Financial Projections will be achieved.

The unaudited financial projections were prepared solely for internal use to assist in the evaluation of the merger. Such projections are inherently subjective in nature, susceptible to interpretation and accordingly, contemplated results may not be achieved. While presented with numerical specificity, the unaudited financial projections reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of SXL and ETP, all of which are difficult to predict and many of which are beyond the preparing parties’ control. Accordingly, there can be no assurance that the assumptions made in preparing any particular projection will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time over which these assumptions apply. The assumptions in early periods have a compounding effect on the projections shown in later periods. Thus, any failure of an assumption to be reflective of actual results in an early period would have a greater effect on the projected results failing to be reflective of actual events in later periods. While the SXL and ETP boards, Conflicts Committees and their advisors used the following projections as a tool in evaluating the merger, they did so with a thorough understanding of the foregoing limitations. In light of the foregoing factors and the uncertainties inherent in the ETP Unaudited Financial Projections, the unaffiliated ETP unitholders are cautioned not to place undue reliance on the ETP Unaudited Financial Projections.

The ETP Unaudited Financial Projections are not included in this proxy statement/prospectus to induce any unaffiliated ETP unitholders to vote in favor of any of the proposals at the ETP special meeting.

The following table sets forth select projected financial information derived from financial projections prepared by ETP management to reflect the base case for the financial performance for ETP based on the assumptions that the proposed transaction with SXL is not consumated and ETP maintains its cash distribution per ETP common unit at the current cash distribution rate of $4.22 per common unit on an annualized basis (the “ETP Status Quo Case Projections”).

	Year Ending December 31,
	2017E	2018E	2019E
	($ in millions, except per unit amounts)
Consolidated EBITDA	$7,071	$8,560	$9,223
EBITDA	$5,025	$5,984	$6,485
Distributable cash flow(1)	$3,630	$4,560	$5,039
Distributable cash flow per ETP common unit(2)	$3.92	$4.02	$4.26
Distribution per ETP common unit	$4.22	$4.22	$4.22
Distribution coverage ratio(3)	0.93x	0.96x	1.02x

(1)	Distributable cash flow is defined as EBITDA less maintenance capital expenditures, interest expense and cash income taxes paid and the add back of non-cash and transaction-related expenses for ETP’s wholly owned subsidiaries.
(2)	Gives effect to incentive distribution subsidies of $656.0 million, $138.0 million and $128.0 million for the years ending December 31, 2017, 2018 and 2019, respectively, previously agreed to by ETE.
(3)	Distribution coverage ratio is distributable cash flow divided by total cash distributed in respect of limited partner and general partner interests.

The following table presents select projected financial information derived from financial projections proposed by ETP management based upon the ETP Status Quo Case Projections as adjusted to reflect (i) a hypothetical reduction in distributions in respect of ETP common units by approximately 20% in 2017 and that thereafter distributions in respect of ETP common units are made on a basis that results in ETP maintaining a cash coverage ratio of 1.1x, and (ii) a hypothetical removal of a $465 million incentive distribution subsidy that was in place during 2017 (the “ETP Distribution Reduction Case Projections”). The $465 million incentive distribution subsidy represents the 2017 amount of the recent incentive distribution subsidy announced on August 3, 2016. ETP management determined that it was likely that this particular subsidy would be reversed, based on the reduced distributions to ETE under the ETP Distribution Reduction Case Projections. While any reversal would require the consent of ETP, it is ETP management’s belief that a reversal would be necessary in order for ETE to maintain the leverage metrics required to sustain its current credit rating. Maintaining ETE’s credit rating is important for preserving the credit rating of ETP due to the relationship between the credit rating of a general partner and the credit rating of the underlying master limited partnership under existing rating agency policies. Negative credit ratings actions at ETE could have a “flow through” effect, creating negative ratings pressure at ETP. The hypothetical distribution reduction was intended to prevent such negative ratings pressure from impacting ETP. Accordingly, the removal of the incentive distribution subsidy is consistent with the thesis of the ETP Distribution Reduction Case Projections.

The ETP Distribution Reduction Case Projections were prepared to demonstrate and evaluate the impact of a 15% to 25% reduction in the distributions in respect of ETP common units distribution per the ETP Management Written Statement, the primary effect of which is to reduce the number of ETP common units that would otherwise be necessary to issue in order to improve ETP’s debt to EBITDA ratio for the purpose of allowing ETP to maintain its investment grade ratings.

	Year Ending December 31,
	2017E	2018E	2019E
	($ in millions, except per unit amounts)
Consolidated EBITDA	$7,071	$8,560	$9,223
EBITDA	$5,025	$5,984	$6,485
Distributable cash flow	$3,632	$4,575	$5,068
Distributable cash flow per ETP common unit	$3.55	$4.04	$4.28
Distribution per ETP common unit	$3.37	$3.75	$3.98
Debt to EBITDA Ratio(1)	5.1x	4.2x	3.9x

(1)	The Debt to EBITDA ratio is calculated by dividing total partnership non-joint venture debt by EBITDA.

Consolidated EBITDA is a non-GAAP financial performance measure that is defined as total partnership earnings before interest, taxes, depreciation, depletion, amortization and other non-cash items, such as non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, unrealized gains and losses on commodity risk management activities, non-cash impairment charges, losses on extinguishments of debt and other non-operating income or expense items. Unrealized gains and losses on commodity risk management activities include unrealized gains and losses on commodity derivatives and inventory fair value adjustments (excluding lower of cost or market adjustments). Consolidated EBITDA reflects amounts for less than wholly-owned subsidiaries based on 100% of the subsidiaries’ results of operations and for unconsolidated affiliates based on ETP’s proportionate ownership. Consolidated EBITDA is reported on a consistent basis as Adjusted EBITDA in ETP public filings. EBITDA is a non-GAAP financial performance measure that subtracts from Consolidated EBITDA amounts related to less than wholly owned subsidiaries and adds back cash distributions from said entities. Distributable cash flow is a non-GAAP financial performance measure that represents the distributable cash flow accruing to ETP. Distributable cash flow per ETP common unit is a non-GAAP financial performance measure that represents the distributable cash flow accruing to each ETP common unit. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. ETP’s calculation of these non-GAAP measures may differ from others in its industry and is not necessarily comparable with similar titles used by other companies.

ETP DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ETP UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH ETP UNAUDITED FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE.

Reasons of the SXL Conflicts Committee and the SXL Board for the Merger

The reasons for the SXL Conflicts Committee and the SXL Board approving the merger agreement and the merger on November 20, 2016, include:

•	The value created in the merger for the SXL unitholders as a result of the expectation that the acquisition of ETP will provide SXL:

•	the opportunity to extend its strategic footprint further upstream, to vertically integrate its NGL business and to realize potential benefits of controlling additional NGL volumes;

•	benefits of additional scale and scope of business, including diversification of basin and geographic and product exposures;

•	an enhanced ability to manage risk associated with large scale investment opportunities;

•	the ability to better capitalize on commercial synergies between the ETP and SXL businesses and to realize potential cost savings; and

•	enhanced capital markets access.

•	The expectation that, during at least the first three years following the merger, the distributions to be received by SXL common unitholders will be higher than the distributions that would have been received by SXL common unitholders if the merger were not completed.

•	The opportunity for SXL to benefit from any future earnings and growth of ETP’s assets after the merger.

•	The expectation that there should be relatively low execution risk in integrating ETP’s and SXL’s businesses due to existing shared services.

The SXL Board also based its determination to approve the merger agreement and the merger, in part, on the unanimous recommendation of the SXL Conflicts Committee that the SXL Board approve the merger agreement and the merger, following the SXL Conflicts Committee’s evaluation of the merger in consultation with its legal and financial advisors and with SXL management. The SXL Board also consulted with its legal advisors prior to approving the merger agreement and the merger.

The foregoing discussion is not intended to be exhaustive, and is only intended to address the principal factors considered by the SXL Conflicts Committee and the SXL Board in favor of the merger. In view of the number and variety of factors and the amount of information considered, the SXL Conflicts Committee and the SXL Board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the SXL Conflicts Committee and the SXL Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the SXL Conflicts Committee and the SXL Board may have given different weights to different factors. The SXL Conflicts Committee and the SXL Board made their determinations based on the totality of information presented to, and the investigation conducted by, the SXL Conflicts Committee and the SXL Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Unaudited Financial Projections of SXL

SXL does not as a matter of course make public projections as to earnings or other results. However, the management of SXL prepared prospective financial information to assist the SXL Board and the SXL Conflicts Committee and its advisors in evaluating SXL’s operations and prospects and the potential merger, and these projections were provided to the ETP Board and the ETP Conflicts Committee, and to Barclays as the financial advisor to the ETP Conflicts Committee, in connection with the analysis and negotiation of the merger. The accompanying summary prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of SXL’s management was, based on certain growth assumptions, prepared on a reasonable basis, reflected the best currently available estimates and judgments, and presented, to the best of SXL’s management’s knowledge and belief, the expected course of action and the expected future financial performance of SXL. However, this information is not fact. None of the unaudited financial projections reflect any impact of the proposed transaction and have not been updated since the date of preparation.

Neither SXL’s nor ETP’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for the prospective financial information. The reports of the independent registered public accounting firms incorporated by reference into this proxy statement/prospectus relate to the historical financial information of SXL and ETP, respectively. Such reports do not extend to the unaudited financial projections and should not be read to do so.

In developing the unaudited financial projections set forth below (the “SXL Unaudited Financial Projections”), management of SXL made numerous material assumptions with respect to SXL for the periods covered by the projections, including, but not limited to, the following:

•	the EBITDA and maintenance capital expenditures from existing assets and business activities;

•	assumptions with respect to organic growth projects, including the timing of permitting, construction and start-up, and the amounts and timing of capital expenditures and EBITDA associated with such projects;

•	the amount and timing of issuances of debt and equity securities, and the availability and cost of debt and equity capital;

•	assumptions relating to the prices and production of, and demand for, crude oil, natural gas, NGLs, and other hydrocarbon and petrochemical products, and the commodities markets;

•	the volumes of products handled and the margins associated with services and products provided to customers; and

•	other general business, market and financial assumptions.

The principal quantifiable assumptions material to the unaudited financial projections of SXL include assumptions regarding pricing of crude oil. In connection with the unaudited financial projections of SXL, the following assumptions related to price were made:

	2017	2018	2019
Price of Crude Oil	$50.00	$55.00	$60.00

All of these assumptions involve variables making them difficult to predict, and most are beyond the control of either SXL or ETP. Although management of SXL believes that there was a reasonable basis for the underlying assumptions related to the SXL Unaudited Financial Projections, any assumptions for near-term and long-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecast period.

The estimates and assumptions underlying the SXL Unaudited Financial Projections are inherently uncertain and, though considered reasonable by the management of SXL as of the date of the preparation of such projections, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that are outside of the control of SXL and ETP and could cause actual results to differ materially from those contained in the SXL Unaudited Financial Projections, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 36 and 29, respectively. Accordingly, there can be no assurance that the projections are indicative of the future performance of SXL, or that actual results will not differ materially from those presented in the SXL Unaudited Financial Projections. Inclusion of the SXL Unaudited Financial Projections in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the SXL Unaudited Financial Projections will be achieved.

The unaudited financial projections were prepared solely for internal use to assist in the evaluation of the merger. Such projections are inherently subjective in nature, susceptible to interpretation and accordingly, contemplated results may not be achieved. While presented with numerical specificity, the unaudited financial projections reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of SXL and ETP, all of which are difficult to predict and many of which are beyond the preparing parties’ control. Accordingly, there can be no assurance that the assumptions made in preparing any particular projection will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time over which these assumptions apply. The assumptions in early periods have a compounding effect on the projections shown in later periods. Thus, any failure of an assumption to be reflective of actual results in an early period would have a greater effect on the projected results failing to be reflective of actual events in later periods. While the SXL and ETP boards, Conflicts Committees and their advisors used the following projections as a tool in evaluating the merger, they did so with a thorough understanding of the foregoing limitations. In light of the foregoing factors and the uncertainties inherent in the SXL Unaudited Financial Projections, the unaffiliated ETP unitholders are cautioned not to place undue reliance on the SXL Unaudited Financial Projections.

The SXL Unaudited Financial Projections are not included in this proxy statement/prospectus in order to induce any unaffiliated ETP unitholders to vote in favor of any of the proposals at the ETP special meeting.

	Year Ending December 31,
	2017E	2018E	2019E
	($ in millions, except per unit amounts)
EBITDA	$1,698	$2,043	$2,256
Distributable cash flow	$1,208	$1,418	$1,607
Distributable cash flow per SXL common unit	$2.31	$2.55	$2.77
Distribution per common unit	$2.17	$2.32	$2.49

EBITDA is a non-GAAP financial performance measure that represents pre-tax income, plus non-cash charges such as depreciation, amortization and stock-based compensation and excludes the income and charges recorded on account of previously divested operations. Distributable cash flow is a non-GAAP financial performance measure that represents the distributable cash flow accruing to SXL. Distributable cash flow per SXL common unit is a non-GAAP financial performance measure that represents the distributable cash flow accruing to each SXL common unit. Distribution per SXL common unit is a non-GAAP financial performance measure that represents the distributions accruing to each SXL common unit. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. SXL’s calculation of these non-GAAP measures may differ from others in its industry and is not necessarily comparable with similar titles used by other companies.

SXL DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE SXL UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH SXL UNAUDITED FINANCIAL PROJECTIONS ARE NO LONGER APPROPRIATE.

Interests of Directors and Executive Officers of ETP in the Merger

In considering the recommendation of the ETP Board that you vote to adopt the merger agreement, you should be aware that aside from their interests as unitholders of ETP, ETP’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of ETP unitholders generally. The members of the ETP Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the unitholders of ETP that the merger agreement be adopted. See “—Background of the Merger” and “—Recommendation of the ETP Board; Reasons for the Merger.” ETP’s unitholders should take these interests into account in deciding whether to vote “FOR” the adoption of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Existing Relationships of ETP GP LLC Officers and Directors with ETE and SXL

ETE, as the sole member of ETP GP LLC, is entitled under the limited liability company agreement of ETP GP LLC to appoint all of the directors of ETP GP LLC. Accordingly, ETE has appointed to the ETP Board and has the ability to remove from the ETP Board each of the directors of ETP GP LLC, including, subject to the terms of the merger agreement restricting the removal of ETP Conflicts Committee members during the pendency of the merger agreement, each of the members of the ETP Conflicts Committee.

In addition, certain of the directors and executive officers of ETP GP LLC also serve as directors or executive officers of LE GP, LLC, the general partner of ETE (“ETE GP”) and/or SXL GP, as set forth below:

Name	Position at ETP GP LLC	Position at SXL GP	Position at ETE GP
Kelcy L. Warren	Chief Executive Officer and Chairman of the Board of Directors	—	Chairman of the Board of Directors
Marshall S. (Mackie) McCrea, III	Director	Chairman of the Board of Directors	Group Chief Operating Officer, Chief Commercial Officer and Director
Matthew S. Ramsey	President, Chief Operating Officer and Director	—	Director
Thomas E. Long	Chief Financial Officer	—	Group Chief Financial Officer

Economic Interests of ETP GP LLC Officers and Directors in ETE and SXL

Certain of the directors and executive officers of ETP GP LLC hold common units in SXL and ETE, and thus may have economic interests in the merger that are different from ETP common unitholders generally. Set forth below is a summary of the common unit ownership of each of the directors and executive officers of ETP GP LLC in ETP, SXL and ETE, as of March 20, 2017, the most recent practicable date.

Name	ETP Common Units Beneficially Owned	SXL Common Units Beneficially Owned	ETE Common Units Beneficially Owned
Kelcy L. Warren(1)	21,167	—	187,739,220
Ted Collins, Jr.	114,624	23,404	344,532
Michael K. Grimm	27,104	—	—
Marshall S. (Mackie) McCrea, III	351,710	58,495	2,347,200
Matthew S. Ramsey(2)	14,370	—	53,331
David K. Skidmore(3)	14,617	—	4,000
Thomas E. Long	27,340	—	—
James M. Wright, Jr.	18,537	—	10,352
A. Troy Sturrock	11,182	—	1,000

(1)	Mr. Warren also owns 187,313,942 ETE convertible units. In March 2016, ETE completed a private offering of 329.3 million ETE convertible units to certain unitholders who elected to participate in a plan to forgo a portion of future potential cash distributions on ETE common units participating in the plan for a period of up to nine fiscal quarters, commencing with distributions for the fiscal quarter ended March 31, 2016, and reinvest those distributions in ETE convertible units (the “Plan”). Mr. Warren participated in the Plan with respect to substantially all of his ETE common units.
(2)	Mr. Ramsey also owns 51,317 ETE convertible units which he received as a result of his participation in the Plan with respect to substantially all of his ETE common units.
(3)	Mr. Skidmore also owns 4,000 ETE convertible units which he received as a result of his participation in the Plan with respect to all of his ETE common units.

Treatment of ETP Equity-Based Awards

Under the merger agreement, as with all holders of ETP restricted units, each ETP restricted unit held by ETP’s directors and executive officers that is outstanding as of immediately prior to the effective time will cease to relate to or represent a right to receive ETP common units and will be converted, at the effective time, into the right to receive an award of restricted units relating to SXL common units on the same terms and conditions as were applicable to the corresponding award of ETP restricted units, except that the number of SXL common units covered by the award will be equal to the number of ETP common units covered by the corresponding award of ETP restricted units multiplied by the exchange ratio, rounded up to the nearest whole unit.

As of March 20, 2017, the ETP executive officers and directors held the following numbers of outstanding ETP restricted units:

Name of Executive Officer	Number of Outstanding ETP Restricted Units
Kelcy L. Warren	—
Marshall S. (Mackie) McCrea, III	381,005
Matthew S. Ramsey	172,815
Thomas E. Long	69,332
James M. Wright	52,990
A. Troy Sturrock	26,781

Name of Director	Number of Outstanding ETP Restricted Units
Ted Collins, Jr.	8,303
Michael K. Grimm	8,303
David K. Skidmore	8,879

Indemnification and Insurance

The ETP partnership agreement requires ETP, among other things, to indemnify the directors and executive officers of ETP GP LLC, the general partner of ETP GP, against certain liabilities that may arise by reason of their service as directors or officers.

In addition, the merger agreement provides that, for a period of six years from the effective time, ETP, the surviving entity, and ETP GP, the GP merger surviving entity, will indemnify, defend and hold harmless each officer or director of ETP, ETP GP LLC, SXL, SXL GP or any of its subsidiaries and also with respect to any such person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with ETP) serving at the request of or on behalf of ETP, ETP GP LLC, SXL, SXL GP or any of its subsidiaries and together with such person’s heirs, executors or administrators against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

In addition, pursuant to the terms of the merger agreement, ETP’s, ETP GP LLC’s, SXL’s or SXL GP’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving entity. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

New Arrangements with SXL

Following the completion of the merger, (i) Kelcy L. Warren, Chief Executive Officer of ETP, is expected to become the Chief Executive Officer of SXL, (ii) Marshall S. (Mackie) McCrea, III, Group Chief Operating Officer and Chief Commercial Officer of ETE, is expected to become the Chief Commercial Officer of SXL, (iii) Matthew S. Ramsey, President and Chief Operating Officer of ETP, is expected to become the President of SXL, and (iv) Thomas E. Long, Chief Financial Officer of ETP, is expected to become the Chief Financial Officer of SXL. SXL also expects that Michael J. Hennigan, the current President and Chief Executive Officer of SXL, and other members of the SXL management team will continue in management roles of the combined company with the current SXL business operations continuing to be headquartered in Philadelphia. Specifically, Mr. Hennigan is expected to serve as President, Crude, NGL and Refined Products following the merger.

ETP GP Board Following the Merger

The current members of the ETP Board are expected to serve as members of the post-merger ETP Board following the merger, when the ETP Board becomes responsible for managing ETP GP as the general partner of SXL.

Severance Plan

ETP GP and its affiliates have not entered into any employment agreements with executive officers of ETP or SXL, and the executive officers are not expected to enter into any such agreements in connection with the merger. Executive officers participate in the Energy Transfer Partners GP, L.P. Severance Plan (the “Severance Plan”). The Severance Plan provides for payment of certain severance benefits in the event of a Qualifying Termination (as that term is defined in the Severance Plan). In general, the Severance Plan provides payment of two weeks of annual base salary for each year or partial year of employment service, up to a maximum of 52 weeks or one year of annual base salary (with a minimum of four weeks of annual base salary) and up to three months of continued group health insurance coverage. The Severance Plan also provides that additional benefits in addition to those provided under the Severance Plan may be paid based on special circumstances, which additional benefits will be unique and non-precedent setting. The Severance Plan is available to all salaried employees on a nondiscriminatory basis and is not related to or otherwise based on the merger.

In connection with the merger, ETP and SXL or their affiliates intend to adopt the ETP/SXL Merger Severance Plan (the “Merger Severance Plan”), which will provide severance benefits to employees who incur a “qualifying termination” in connection with the merger. A qualifying termination for purposes of the Merger Severance Plan include terminations of employment resulting from (i) a position being eliminated at, prior to or following closing as a result of the integration of the combined organization, (ii) a position being transitioned to another employee on a future date as a result of the integration of the combined organization, or (iii) a decision by an employee not to accept an offer to relocate to a position in a location that is more than 50 miles from the employee’s existing job location.

In general, the Merger Severance Plan provides payment of two weeks of base pay for each full or partial year of continued service with ETP or SXL, as applicable, subject to certain minimum and maximum levels, which, for the executive officers is a minimum of 26 weeks and maximum of 52 weeks of base salary, and three months of continued health insurance coverage and outplacement services. The Merger Severance Plan also provides for accelerated vesting of a specified portion of an employee’s outstanding awards under the existing long-term incentive plans maintained by ETP, SXL or their affiliates. In the event of a qualifying termination of an executive officer, the executive officer would be entitled to accelerated vesting of 50% of the executive’s unvested ETP, SXL and/or Sunoco LP equity awards. Receipt of severance under the Merger Severance Plan is subject to the employee executing and not revoking a release of claims. The merger is not currently expected to result in a qualifying termination for any of ETP’s named executive officers; however, benefits would be payable under the Merger Severance Plan if an executive officer does incur a qualifying termination in connection with the merger.

Quantification of Payments and Benefits to ETP’s Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the merger and that may be paid or become payable to ETP’s named executive officers, which is referred to as the “golden parachute” compensation. The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of ETP’s named executive officers that is based on or otherwise relates to the merger. Pursuant to SEC requirements, the following disclosure assumes that each of the named executive officers is terminated immediately following the closing if the merger. However, it is not presently anticipated that any of the named executive officers will be terminated in connection with the merger.

The amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, that may be paid or become payable to a named executive officer may differ materially from the amounts set forth below. Furthermore, for purposes of calculating such amounts, ETP has assumed the following:

•	the relevant price per ETP common unit is $35.35, which is the average closing market price per ETP common unit as quoted on the NYSE over the first five business days following the first public announcement of the merger on November 21, 2016;

•	the relevant price per SXL common unit is $25.52, which is the closing market price per SXL common unit as quoted on the NYSE on March 1, 2017, the last practicable date prior to the filing of this proxy statement/prospectus;

•	the relevant price per Sunoco LP common unit is $25.01, which is the closing market price per Sunoco LP common unit as quoted on the NYSE on March 1, 2017, the last practicable date prior to the filing of this proxy statement/prospectus;

•	the merger will close on March 1, 2017, the last practicable date prior to the filing of this proxy statement/prospectus; and

•	the named executive officers experience a qualifying termination immediately following the merger on March 1, 2017, the last practicable date prior to the filing of this proxy statement/prospectus.

Name	Cash ($)(1)	Equity ($)(2)			Perquisites/ Benefits ($)(3)	Total ($)
		ETP	SXL	SUN
Kelcy L. Warren (4)	—	—	—	—	—	—
Thomas E. Long	229,500	1,225,443	347,455	454,382	30,250	2,287,030
Matthew S. Ramsey	318,750	4,418,856	—	34,789	30,250	4,802,645
James M. Wright	191,250	936,598	—	—	30,250	1,158,098
Michael J. Hennigan	637,500	—	6,702,879	—	30,250	7,370,629

(1)	The named executive officers participate in the ETP/SXL Merger Severance Plan, pursuant to which each named executive officer would be entitled to the double-trigger cash severance amounts in the event the named executive officer incurs a “qualifying termination” in connection with the merger. A qualifying termination for purposes of the Merger Severance Plan includes terminations of employment resulting from (i) a position being eliminated at, prior to or following closing as a result of the integration of the combined organization, (ii) a position being transitioned to another employee on a future date as a result of the integration of the combined organization, or (iii) a decision by an employee not to accept an offer to relocate to a position in a location that is more than 50 miles from the employee’s existing job location. The amounts reported consist of two weeks of base salary for each full or partial year of continued service with ETP or SXL, as applicable, subject to a minimum of 26 weeks and maximum of 52 weeks of base salary for the named executive officers. See the section above titled “—Interests of Directors and Executive Officers of ETP in the Merger—Severance Plan” for more information.
(2)

Amounts reported represent the value of double-trigger accelerated vesting of the named executive officers’ outstanding and unvested ETP, SXL and/or Sunoco LP equity awards. For Mr. Long this represents accelerated vesting of 50% of his outstanding ETP, SXL and Sunoco LP awards, or 34,666 units, 13,615 units and 18,168 units, respectively. For Mr. Ramsey this represents accelerated vesting of 100% of his ETP award granted in December 2015 and 50% of his 2016 ETP award (a total of 125,003 ETP units) and accelerated vesting of 50% of his outstanding Sunoco LP awards (1,391 Sunoco LP units). For Mr. Wright this represents accelerated vesting of 50% of his outstanding ETP awards (26,495 ETP units). For

Mr. Hennigan this represents accelerated vesting of 100% of his outstanding SXL awards granted in December 2012 and December 2014 and accelerated vesting of 50% his remaining SXL awards (a total of 262,652 SXL units). Each named executive officer would be entitled to this double-trigger accelerated vesting under the Merger Severance Plan (for those awards that vest as to 50% of the outstanding units) or the applicable award agreement (for those awards that vest as to 100% of the outstanding units) in the event the named executive officer incurs a qualifying termination in connection with the merger.
(3)	Amounts reported consist of the cost of providing healthcare coverage and outplacement services to the executive officer for a period of three months. Pursuant to the Merger Severance Plan, these double-trigger benefits are provided in the event the named executive officer incurs a qualifying termination in connection with the merger.
(4)	Mr. Warren would not be entitled to any compensation or benefits under the Merger Severance Plan or otherwise in connection with the merger.

Interests of ETE and ETP in the Merger

ETE holds a controlling ownership interest in ETP. ETE controls ETP through ETE’s ownership of ETP GP LLC, which is the general partner of ETP GP. ETE also owns all of the limited partner interests in ETP GP. ETP GP owns 100% of the general partner interest and incentive distribution rights in ETP. ETE also owns all of the Class H units and Class I units in ETP, as well as approximately 3.3% of the outstanding ETP common units. In addition, ETE indirectly owns a 0.1% membership interest in SXL GP, which owns 100% of the general partner interest and incentive distribution rights in SXL. ETE has different economic interests in the merger than ETP common unitholders generally due to, among other things, ETE’s ownership of economic interests in ETP other than ETP common units and ETE’s ongoing indirect ownership of the general partner interest and incentive distribution rights in SXL following the merger. In addition, due to ETE’s ownership of incentive distribution rights in ETP, ETE has different interests than ETP common unitholders in certain of the alternatives ETP has indicated it would consider if a merger with SXL is not consummated, including any reduction in ETP’s distribution levels, which would have a disproportionately negative impact on ETE, as the holder of the incentive distribution rights in ETP, compared to ETP common unitholders generally. Please see “Unaudited Financial Projections of ETP” for a discussion of ETP management’s evaluation of its options to manage ETP’s leverage levels and cash distribution coverage ratio in the absence of the merger.

ETP holds a controlling ownership interest in SXL through its ownership of a 99.9% membership interest in SXL GP, which owns 100% of the general partner interest and incentive distribution rights in SXL. ETP also owns all of the Class B units in SXL and approximately 21% of the outstanding SXL common units.

Under the terms of the merger agreement, ETE has agreed to vote all of the ETP common units owned beneficially or of record by ETE and its subsidiaries in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof.

No Dissenters’ Rights or Appraisal Rights

Neither appraisal rights nor dissenters’ rights are available in connection with the merger under the Delaware LP Act, the merger agreement or the ETP partnership agreement.

No SXL Unitholder Approval Required

SXL unitholders are not required to adopt the merger agreement or approve the merger or the issuance of SXL common units in connection with the merger.

Accounting Treatment of the Merger

ETP controls SXL through its ownership of SXL GP and therefore currently consolidates the operations of SXL into ETP’s financial statements. For accounting purposes, the merger will result in ETP being considered the surviving consolidated entity, rather than SXL, which is the surviving consolidated entity for legal and reporting purposes. Subsequent to the merger, SXL will present consolidated financial statements that reflect the historical consolidated financial statements of ETP. The merger will be accounted for as an equity transaction and will be reflected in the consolidated financial statements as ETP’s acquisition of SXL’s noncontrolling interest. The carrying amounts of SXL’s and ETP’s assets and liabilities will not be adjusted, nor will a gain or loss be recognized as a result of the merger.

SXL Amended and Restated Partnership Agreement

In conjunction with the merger, SXL GP will enter into the SXL partnership agreement, providing for, among other things, (i) the creation of the SXL Class J units, (ii) the creation and issuance of the SXL Class E units, SXL Class G units, SXL Class I units and SXL Class K units and (iii) a change in the definition of “Operating Surplus” in the SXL partnership agreement to provide that such term will include an amount equal to the accumulated and undistributed operating surplus of ETP as of the closing of the merger. In addition, the SXL partnership agreement will provide for the reduction by ETE, as the indirect holder of SXL’s incentive distribution rights following the consummation of the merger, in quarterly distributions in respect of such rights in the following amounts:

Quarter Ending	Former ETP IDR Reduction	Former SXL IDR Reduction	Total IDR Reduction
March 31, 2017	$149,500,000	$7,500,000	$157,000,000
June 30, 2017	$154,500,000	$7,500,000	$162,000,000
September 30, 2017	$155,750,000	$7,500,000	$163,250,000
December 31, 2017	$165,750,000	$7,500,000	$173,250,000
March 31, 2018	$34,500,000	$7,500,000	$42,000,000
June 30, 2018	$34,500,000	$7,500,000	$42,000,000
September 30, 2018	$34,500,000	—	$34,500,000
December 31, 2018	$34,500,000	—	$34,500,000
March 31, 2019	$32,000,000	—	$32,000,000
June 30, 2019	$32,000,000	—	$32,000,000
September 30, 2019	$32,000,000	—	$32,000,000
December 31, 2019	$32,000,000	—	$32,000,000
March 31, 2020 and Each Quarter Thereafter	$8,250,000	—	$8,250,000

Regulatory Approvals and Clearances Required for the Merger

Consummation of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act, if any, and obtaining any approval or consent under any other applicable antitrust law. There is no filing requirement under the HSR Act for the merger, and therefore no waiting period applies. Further, no approvals or consents are required under any other antitrust law. Therefore, there are no regulatory approvals or clearances required to consummate the merger.

At any time before or after the effective time, the Antitrust Division of the Department of Justice (the “Antitrust Division”), the Federal Trade Commission (the “FTC”) or another governmental authority could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of SXL or ETP or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

SXL and ETP have agreed to (including to cause their respective subsidiaries to) use their reasonable best efforts to resolve any objections that a governmental authority may assert under antitrust laws with respect to the transactions contemplated by the merger agreement, including the merger, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the merger, in each case, so as to enable the closing of the merger to occur as promptly as practicable and in any event no later than the outside date, and including agreeing to dispose or hold separate certain assets or agreeing to a non-compete or other restriction. Notwithstanding the foregoing, ETP has agreed not to commit to any disposal, hold separate of other restriction related to it or its subsidiaries businesses, operations or assets without SXL’s prior written consent.

Directors and Executive Officers of SXL After the Merger

Following the consummation of the mergers, ETP GP, as the general partner of SXL, will have direct responsibility for conducting SXL’s business and for managing its operations. Because ETP GP is a limited partnership, its general partner, ETP GP LLC, will ultimately be responsible for the business and operations of SXL. Therefore, the board of directors and officers of ETP GP LLC will make decisions on SXL’s behalf. SXL expects that the directors and executive officers of SXL GP immediately prior to the merger will continue in management roles of ETP GP LLC after the mergers, except that (i) Kelcy L. Warren, Chief Executive Officer of ETP, is expected to become the Chief Executive Officer of SXL, (ii) Marshall S. (Mackie) McCrea, III, Group Chief Operating Officer and Chief Commercial Officer of ETE, is expected to become the Chief Commercial Officer of SXL, (iii) Matthew S. Ramsey, President and Chief Operating Officer of ETP, is expected to become the President of SXL, and (iv) Thomas E. Long, Chief Financial Officer of ETP, is expected to become the Chief Financial Officer of SXL. SXL also expects that Michael J. Hennigan, the current President and Chief Executive Officer of SXL, and other members of the SXL management team will continue in management roles of the combined company with the current SXL business operations continuing to be headquartered in Philadelphia. Specifically, Mr. Hennigan is expected to serve as President, Crude, NGL and Refined Products following the merger.

Listing of SXL Common Units; Delisting and Deregistration of ETP Common Units

SXL common units are currently listed on the NYSE under the ticker symbol “SXL.” It is a condition to closing that the SXL common units to be issued in the merger to ETP unitholders be approved for listing on the NYSE, subject to official notice of issuance. Following the consummation of the merger, it is expected that SXL will change its name to “Energy Transfer Partners, L.P.” and apply to continue the listing of its common units on the NYSE under the symbol “ETP.”

ETP common units are currently listed on the NYSE under the ticker symbol “ETP.” If the merger is completed, ETP common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act. Following the consummation of the merger, it is expected that ETP will change its name to “Energy Transfer, LP.”

Ownership of SXL After the Merger

SXL will issue approximately          million SXL common units to former ETP unitholders pursuant to the merger. Further, the number of SXL common units outstanding will increase after the date of this proxy statement/prospectus if SXL sells additional common units to the public. Based on the number of SXL common units outstanding as of the date of this proxy statement/prospectus, immediately following the completion of the merger, SXL expects to have approximately          million common units outstanding. ETP unitholders are therefore expected to hold approximately     % of the aggregate number of SXL common units outstanding immediately after the merger and approximately     % of SXL’s total units of all classes. Holders of SXL common units (similarly to holders of ETP common units) are not entitled to elect SXL’s general partner or the directors of the SXL Board and have only limited voting rights on matters affecting SXL’s business. Please read “Comparison of Rights of SXL Unitholders and ETP Unitholders” for additional information.

Restrictions on Sales of SXL Common Units Received in the Merger

SXL common units issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for SXL common units issued to any ETP unitholder who may be deemed to be an “affiliate” of SXL after the completion of the merger. This proxy statement/prospectus does not cover resales of SXL common units received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Litigation Relating to the Merger

Between January 6, 2017 and February 8, 2017, seven purported ETP common unitholders separately filed seven putative unitholder class action lawsuits challenging the merger and the disclosures made in connection with the merger. Two of these lawsuits have been voluntarily dismissed: (a) Koma v. Energy Transfer Partners, L.P., et al., Case No. 3:17-cv-00060-L, in the United States District Court for the Northern District of Texas, Dallas Division (the “Koma Lawsuit”); and (b) Ashraf v. Energy Transfer Partners, L.P. et al., Case No. 3:17-cv-00118-B, in the United States District Court for the Northern District of Texas, Dallas Division (collectively, the “Dismissed Lawsuits”). The five remaining lawsuits are styled: (a) Shure v. Energy Transfer Partners, L.P. et al., Case No. 1:17-cv-00044-RGA, in the United States District Court for the District of Delaware (the “Shure Lawsuit”); (b) Verlin v. Energy Transfer Partners, L.P. et al., Case No. 1:17-cv-00045-RGA, in the United States District Court for the District of Delaware (the “Verlin Lawsuit”); (c) Duany v. Energy Transfer Partners, L.P. et al., Case No. 1:17-cv-00058-RGA, in the United States District Court for the District of Delaware (the “Duany Lawsuit”); (d) Epstein v. Energy Transfer Partners, L.P. et al., Case No. 1:17-cv-00069-RGA, in the United States District Court for the District of Delaware (the “Epstein Lawsuit”); and (e) Sgnilek v. Energy Transfer Partners, L.P. et al., Case No. 1:17-cv-00141-RGA, in the United States District Court for the District of Delaware (the “Sgnilek Lawsuit” and, collectively with the Shure Lawsuit, Verlin Lawsuit, Duany Lawsuit, and Epstein Lawsuit, the “Lawsuits”). The Duany Lawsuit and Epstein Lawsuit are filed against ETP, ETP GP, ETP GP LLC, ETE, and the members of the ETP Board. The Shure Lawsuit and Verlin Lawsuit are filed against ETP, ETP GP, the members of the ETP Board, ETE, SXL, and SXL GP. The Sgnilek Lawsuit is filed against ETP, ETP GP, ETP GP LLC, ETE, the members of the ETP Board, SXL, and SXL GP (collectively, “Defendants”).

Plaintiffs allege causes of action challenging the merger and the preliminary joint proxy statement/prospectus filed in connection with the merger. According to Plaintiffs, the preliminary joint proxy statement/prospectus is allegedly misleading because, among other things, it fails to disclose certain information concerning, in general, (a) the background and process that led to the merger; (b) ETE’s, ETP’s, and SXL’s financial projections; (c) the financial analysis and fairness opinion provided by Barclays; and (d) alleged conflicts of interest concerning Barclays, ETE, and certain officers and directors of ETP and ETE. Based on these allegations, and in general, Plaintiffs allege that (i) Defendants have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and (ii) the members of the ETP Board have violated Section 20(a) of the Exchange Act. Plaintiffs in the Shure Lawsuit and Verlin Lawsuit also allege that SXL has violated Section 20(a) of the Exchange Act. Plaintiffs also assert, in general, that the terms of the merger (including, among other terms, the merger consideration) are unfair to ETP common unitholders and resulted from an unfair and conflicted process. Based on these allegations, the Sgnilek Lawsuit also alleges that (a) the ETP Board, ETP GP, ETP GP LLC, ETP, and ETE have breached the covenant of good faith and/or fiduciary duties, and (b) SXL and SXL GP have aided and abetted these alleged breaches. The allegations and causes of action in the Dismissed Lawsuits were similar to the allegations and causes of action in the Lawsuits.

Based on these allegations, Plaintiffs seek to enjoin Defendants from proceeding with or consummating the merger unless and until Defendants disclose the allegedly omitted information summarized above. The Sgnilek Lawsuit also seeks to enjoin Defendants from proceeding with or consummating the merger unless and until the ETP Board adopts and implements processes to obtain the best possible terms for ETP common unitholders. To the extent that the merger is consummated before injunctive relief is granted, Plaintiffs seek to have the merger rescinded. Plaintiffs also seek damages and attorneys’ fees.

Defendants’ dates to answer, move to dismiss, or otherwise respond to the Lawsuits have not yet been set. Defendants cannot predict the outcome of these or any other lawsuits that might be filed subsequent to the date of the filing of this joint proxy statement/prospectus, nor can Defendants predict the amount of time and expense that will be required to resolve such litigation. Defendants believe the Lawsuits are without merit and intend to defend vigorously against the Lawsuits and any other actions challenging the merger.

PROPOSAL 1: THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement and the amendment thereto, a composite copy of which, incorporating the amendment into the text of the initial agreement, is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. SXL and ETP encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the mergers as it is the legal document governing the mergers.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about SXL, ETP or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about SXL, ETP or their respective subsidiaries or affiliates contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by SXL and ETP were qualified and subject to important limitations agreed to by SXL and ETP in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for the merger of SXL Merger Sub LP with and into ETP, with ETP surviving the merger as a wholly owned subsidiary of SXL, but ETP will cease to be a publicly traded limited partnership. ETP, which is sometimes referred to following the merger as the surviving entity, will survive the merger, and the separate limited partnership existence of SXL Merger Sub LP will cease. After the completion of the merger, the certificate of limited partnership of ETP in effect immediately prior to the effective time and as amended by the certificate of merger will remain unchanged and will be the certificate of limited partnership of the surviving entity from and after the effective time, and thereafter may be amended in accordance with its terms or by applicable law. In addition, after the completion of the merger, the ETP partnership agreement will remain unchanged (except to the extent the ETP partnership agreement is amended to reflect the admission of SXL Merger Sub as the sole general partner of ETP) and will be the agreement of limited partnership of the surviving entity from and after the effective time, and thereafter may be amended in accordance with its terms or by applicable law.

The merger agreement also provides, subject to the terms and conditions of the merger agreement and in accordance with Delaware law and Pennsylvania law, for the merger of SXL GP with and into ETP GP, with ETP GP surviving the GP merger as the general partner of SXL. ETP GP, which is sometimes referred to following the GP merger as the GP surviving entity, will survive the GP merger, and the separate limited liability company existence of SXL GP will cease. Upon the completion of the GP merger, the certificate of limited partnership of ETP GP in effect immediately prior to the GP merger effective time will be the certificate of limited partnership of the GP surviving entity from and after the GP merger effective time, and thereafter may be amended in accordance with its terms or by applicable law. In addition, upon the completion of the GP merger, the limited partnership agreement of ETP GP in effect immediately prior to the GP merger effective time will remain unchanged and will be the limited partnership agreement of the GP surviving entity from and after the GP merger effective time, and thereafter may be amended in accordance with its terms or by applicable law.

Following the consummation of the merger, it is expected that SXL will change its name to “Energy Transfer Partners, L.P.” and apply to continue the listing of its common units on the NYSE under the symbol “ETP,” and that ETP will change its name to “Energy Transfer, LP.”

Effective Time; Closing

The effective time of the merger will be at such time that ETP files with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the Delaware LP Act or at such other date or time as is agreed to by SXL and ETP and specified in the certificate of merger. The effective time of the GP merger will be at such time that ETP GP files with the Secretary of State of the State of Delaware and the Secretary of State of the State of Pennsylvania a certificate of merger, executed in accordance with the relevant provisions of the Delaware LP Act and the Pennsylvania Limited Liability Company Law, or such other date or time as is agreed to by ETP GP and SXL GP and specified in the certificates of merger.

Unless the parties agree otherwise, the closing of the mergers will occur at 9:00 a.m., Eastern Time, on the second business day after the satisfaction or waiver of the conditions to the merger provided in the merger agreement (other than conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions), or at such other date or time as SXL and ETP agree. For further discussion of the conditions to the merger, see “—Conditions to Consummation of the Mergers.”

SXL and ETP currently expect to complete the mergers shortly following the conclusion of the meeting, subject to receipt of required unitholder and regulatory approvals and to the satisfaction or waiver of the other conditions to the transactions contemplated by the merger agreement described below.

Conditions to Consummation of the Mergers

SXL and ETP may not complete the mergers unless each of the following conditions is satisfied or waived, if waiver is permitted by applicable law:

•	the merger agreement and the transactions contemplated thereby must have been adopted by the affirmative vote or consent of the holders of at least a majority of the outstanding ETP common units;

•	any waiting period applicable to the merger under the HSR Act must have been terminated or expired, and any approval or consent under any other applicable antitrust law must have been obtained;

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the transactions contemplated by the merger agreement or making the consummation of such transactions illegal;

•	the registration statement of which this proxy statement/prospectus forms a part must have been declared effective by the SEC and must not be subject to any stop order or proceedings initiated or threatened by the SEC;

•	the SXL common units to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance;

•	ETP having received an opinion of its counsel, Latham & Watkins LLP, to the effect that at least 90% of the gross income of ETP for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and

•	SXL having received an opinion of its counsel, Vinson & Elkins L.L.P., to the effect that (i) at least 90% of the gross income of SXL for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (ii) at least 90% of the combined gross income of each of SXL and ETP for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

The obligations of SXL, SXL Merger Sub and SXL Merger Sub LP to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of ETP and ETP GP in the merger agreement being true and correct in all respects both when made and at and as of the date of the closing of the merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to not be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty), does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ETP (apart from certain identified representations and warranties (i) that there will not have been a material adverse effect on ETP from December 31, 2015 through the closing date, with respect to the authority to execute the merger agreement and consummate the transactions contemplated thereby and that the adoption of the merger agreement by the affirmative vote or consent of the holders of at least a majority of the outstanding ETP common units is the only approval of the holders of any outstanding equity interests in ETP that is required for approval of the transactions contemplated by the merger agreement, which in each case must be true and correct in all respects, and (ii) with respect to ETP’s capitalization, which must be true and correct in all respects other than immaterial misstatements and omissions);

•	ETP and ETP GP having performed, in all material respects, all obligations required to be performed by them under the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of ETP GP certifying that the two preceding conditions have been satisfied;

•	SXL having received an opinion of its counsel, Vinson & Elkins L.L.P., to the effect that for U.S. federal income tax purposes (i) SXL should not recognize any income or gain as a result of the merger (other than any gain resulting from a disguised sale attributable to contributions of cash or other property to SXL after the date of the merger agreement and prior to the effective time of the merger) and (ii) no gain or loss should be recognized by holders of SXL common units as a result of the merger (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code and (B) a disguised sale attributable to contributions of cash or other property to SXL after the date of the merger agreement and prior to the effective time of the merger); and

•	ETP GP, as the GP surviving entity and the successor to SXL GP as general partner of SXL, having executed and delivered to SXL a joinder agreement by which ETP GP agrees to assume the rights and duties of the general partner of SXL under the SXL partnership agreement and to be bound by the provisions thereof.

The obligations of ETP and ETP GP to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of SXL, SXL GP, SXL Merger Sub and SXL Merger Sub LP in the merger agreement being true and correct in all respects both when made and at and as of the date of the closing of the merger, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty), does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on SXL (apart from certain identified representations and warranties (i) providing that there will not have been a material adverse effect on SXL from December 31, 2015 through the closing date and with respect to the authority to execute the merger agreement and consummate the transactions contemplated thereby, which must be true and correct in all respects, and (ii) with respect to SXL’s capitalization, which must be true and correct in all respects other than immaterial misstatements and omissions);

•	SXL, SXL GP, SXL Merger Sub and SXL Merger Sub LP having performed, in all material respects, all obligations required to be performed by them under the merger agreement;

•	the receipt of an officer’s certificate executed by an executive officer of SXL GP and an authorized signatory of SXL Merger Sub LP certifying that the two preceding conditions have been satisfied;

•	ETP having received an opinion of its counsel, Latham & Watkins LLP, to the effect that for U.S. federal income tax purposes (i) ETP should not recognize any income or gain as a result of the merger and (ii) no gain or loss should be recognized by holders of ETP common units as a result of the merger (other than any gain resulting from the distribution of cash or from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

•	SXL GP having executed and delivered to ETP the SXL partnership agreement, dated effective as of the effective time of the merger.

For purposes of the merger agreement, the term “material adverse effect” means, when used with respect to a party to the merger agreement, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party or its subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated by the merger agreement, including the merger, on or before the outside date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following will be disregarded in determining whether there has been a material adverse effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such party operates; (ii) the announcement or pendency of the merger agreement or the transactions contemplated thereby or the performance of the merger agreement (including, for the avoidance of doubt, performance of the parties’ reasonable best efforts obligations under the merger agreement in connection with obtaining regulatory approval); (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such party (it being understood and agreed that the foregoing will not preclude any other party to the merger agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any laws or regulations applicable to such party or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or unitholders of such party (on their own or on behalf of such party) arising out of or related to the merger agreement or the transactions contemplated thereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or coal or other commodities; (viii) any failure of a party to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing will not preclude any other party to the merger agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “material adverse effect” should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); and (ix) the taking of any action required by the merger agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above will be considered for purposes of determining whether there has been or would reasonably be expected to be a material adverse effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such party and its subsidiaries operate.

ETP Unitholder Approval

ETP has agreed to hold a special meeting of its unitholders as soon as is practicable after the date of the merger agreement for the purpose of such unitholders voting on the adoption of the merger agreement and the transactions contemplated thereby. Unless terminated pursuant to its terms, the merger agreement requires ETP to submit the merger agreement to a unitholder vote (i) even if the ETP Board no longer recommends adoption of the merger agreement and (ii) irrespective of the commencement, public proposal, public disclosure or communication to ETP of any alternative proposal (as described below). In addition, unless the ETP Board has effected an adverse recommendation change in accordance with the merger agreement as described in “—Change in ETP Board Recommendation,” ETP has agreed to use reasonable best efforts to solicit from its unitholders proxies in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof. The ETP Board has approved the merger agreement and the transactions contemplated thereby and authorized that the merger agreement be submitted to the unitholders of ETP for their consideration.

For purposes of the merger agreement, the term “alternative proposal” means any inquiry, proposal or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than SXL, its subsidiaries and their respective affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), of assets of ETP and its subsidiaries equal to 15% or more of ETP’s consolidated assets or to which 15% or more of ETP’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of any class of equity securities of ETP, (iii) tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of ETP or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ETP or any of its subsidiaries which is structured to permit any person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 15% of ETP’s consolidated assets, net income, net expenses, revenue or equity interests; in each case, other than the transactions contemplated by the merger agreement.

No Solicitation by ETP of Alternative Proposals

The merger agreement contains detailed provisions prohibiting ETP from seeking an alternative proposal to the merger. Under these “no solicitation” provisions, ETP has agreed that it will not, and will cause its subsidiaries not to, and use its reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an alternative proposal;

•	grant any waiver or release of any standstill or similar agreement with respect to any units of ETP or of any of its subsidiaries; or

•	except as permitted by the merger agreement, enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an alternative proposal.

In addition, the merger agreement requires ETP and its subsidiaries to (i) cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the merger agreement regarding an alternative proposal, (ii) request the return or destruction of all confidential information previously provided to any such persons and (iii) immediately prohibit any access by any persons (other than SXL and its representatives) to any physical or electronic data room relating to a possible alternative proposal.

Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances at any time prior to ETP unitholders voting in favor of adopting the merger agreement, ETP may furnish information, including confidential information, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes a written alternative proposal that the ETP Board (upon the recommendation of the ETP Conflicts Committee) believes is bona fide so long as (after consultation with its financial advisors and outside legal counsel) the ETP Board (upon the recommendation of the ETP Conflicts Committee) determines in good faith that (i) such alternative proposal constitutes or could reasonably be expected to lead to or result in a superior proposal, (ii) failure to furnish such information or participate in such discussions would be inconsistent with the ETP Board’s duties under the ETP partnership agreement or applicable law and (iii) such alternative proposal did not result from a material breach of the no solicitation provisions in the merger agreement.

ETP has also agreed in the merger agreement that it (i) will promptly, and in any event within 24 hours after receipt, notify SXL of any alternative proposal or any request for information or inquiry with regard to any alternative proposal and the identity of the person making any such alternative proposal, request or inquiry (including providing SXL with copies of any written materials received from or on behalf of such person relating to such proposal, offer, request or inquiry) and (ii) will provide SXL with the terms, conditions and nature of any such alternative proposal, request or inquiry. In addition, ETP agrees to keep SXL reasonably informed of all material developments affecting the status and terms of any such alternative proposals, offers, inquiries or requests (and promptly provide SXL with copies of any written materials received by it or that it has delivered to any third party making an alternative proposal that relate to such proposals, offers, requests or inquiries) and of the status of any such discussions or negotiations.

The merger agreement permits ETP or the ETP Board to issue a “stop, look and listen” communication pursuant to Rule 14d-9(f) or comply with Rule 14d-9 and Rule 14e-2 under the Exchange Act if the ETP Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to constitute a violation of applicable law.

For purposes of the merger agreement, a superior proposal means a bona fide unsolicited written offer, obtained after the date of the merger agreement and not in breach of ETP’s no solicitation obligations described above (other than an immaterial breach), to acquire, directly or indirectly, 80% or more of the outstanding equity securities of ETP or 80% or more of the assets of ETP and its subsidiaries on a consolidated basis, made by a third party (other than ETE or any of its affiliates), which is on terms and conditions that the ETP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to ETP’s unitholders (in their capacity as unitholders) from a financial point of view than the transactions contemplated by the merger agreement, taking into account at the time of such determination any changes to the terms of the merger agreement that as of that time had been committed to by SXL in writing.

Change in ETP Board Recommendation

The merger agreement provides that ETP will not, and will cause its subsidiaries and use reasonable best efforts to cause its representatives not to, directly or indirectly, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to SXL, the recommendation of the ETP Board that its unitholders adopt the merger agreement or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any alternative proposal, or fail to recommend against acceptance of any tender offer or exchange offer for ETP units within ten business days after commencement of such offer, or resolve or agree to take any of the foregoing actions. In addition, subject to certain limitations, if ETP receives an alternative proposal it will, within five business days of receipt of a written request from SXL, publicly reconfirm the recommendation of the ETP Board that its unitholders adopt the merger agreement and ETP may not unreasonably withhold, delay (beyond the five business day period) or condition such public reconfirmation.

ETP’s taking or failing to take, as applicable, any of the actions described above is referred to as an “adverse recommendation change.”

Notwithstanding the terms described above or any other term of the merger agreement to the contrary, subject to the conditions described below, the ETP Board and the ETP Conflicts Committee may, at any time prior to the adoption of the merger agreement by the ETP unitholders, effect an adverse recommendation change in response to either (i) an alternative proposal constituting a superior proposal or (ii) a changed circumstance that was not known to or reasonably foreseeable by the ETP Board prior to the date of the merger agreement, in each case if the ETP Board, upon the recommendation of the ETP Conflicts Committee and after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under the ETP partnership agreement or applicable law, and the following conditions have been met:

•	if the ETP Board intends to effect such adverse recommendation change in response to an alternative proposal:

•	such alternative proposal is bona fide, in writing and has not been withdrawn or abandoned;

•	the ETP Board (upon the recommendation of the ETP Conflicts Committee) has determined, after consultation with its outside legal counsel and financial advisors, that such alternative proposal constitutes a superior proposal after giving effect to the adjustments offered by SXL pursuant to the fifth bullet below;

•	ETP has provided prior written notice to SXL of the intention of the ETP Board to effect an adverse recommendation change, and such notice has specified the identity of the person making such alternative proposal, the material terms and conditions of such alternative proposal, and complete copies of any written proposal or offers (including proposed agreements) received by ETP in connection with such alternative proposal;

•	during the period that commences on the date of delivery of the above-described notice and ends on the date that is the fifth calendar day following the date of such delivery, ETP must have (1) negotiated with SXL in good faith to make such adjustments to the terms and conditions of the merger agreement as would permit the ETP Board not to effect an adverse recommendation change and (2) kept SXL reasonably informed with respect to the status and changes in the material terms and conditions of such alternative proposal or other change in circumstances related thereto; provided, that any material revisions to such alternative proposal (including any change in the purchase price) will require delivery of a subsequent notice and a subsequent notice period, except that such subsequent notice period will expire upon the later of (x) the end of the initial notice period and (y) the date that is the third calendar day following the date of the delivery of such subsequent notice; and

•	the ETP Board must have considered all revisions to the terms of the merger agreement irrevocably offered in writing by SXL and, at the end of the notice period, must have determined in good faith that (i) such alternative proposal continues to constitute a superior proposal and (ii) failure to effect an adverse recommendation change would be inconsistent with its duties under the ETP partnership agreement or applicable law, in each case even if such revisions were to be given effect; or

•	if the ETP Board intends to effect such adverse recommendation change in response to a changed circumstance:

•	ETP has provided prior written notice to SXL of the intention of the ETP Board to effect an adverse recommendation change, and such notice has specified the details of such changed circumstance and the reasons for the adverse recommendation change;

•	during the period that commences on the date of delivery of the above-described notice and ends on the date that is the fifth calendar day following the date of such delivery, ETP must have (i) negotiated with SXL in good faith to make such adjustments to the terms and conditions of the merger agreement as would permit the ETP Board not to effect an adverse recommendation change and (ii) kept SXL reasonably informed of any change in circumstances related thereto; and

•	the ETP Board must have considered all revisions to the terms of the merger agreement irrevocably offered in writing by SXL and, at the end of the notice period, must have determined in good faith (upon the recommendation of the ETP Conflicts Committee) that the failure to effect an adverse recommendation change would be inconsistent with its duties under the ETP partnership agreement or applicable law even if such revisions were to be given effect.

As used in the merger agreement, a changed circumstance means a material event, circumstance, effect, condition, change or development, in each case that arises or occurs after the date of the merger agreement and was not, prior to the date of the merger agreement, known to or reasonably foreseeable by the ETP Board and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by (or to be refrained from being taken by) ETP pursuant to the merger agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute a changed circumstance: (i) any change in the price or change in trading volume, of the common units or the fact that ETP meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the exception to this clause (i) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether a changed circumstance has occurred) or (ii) any matters generally affecting the industry in which ETP operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on ETP and/or its subsidiaries.

Merger Consideration

The merger agreement provides that, at the effective time, each ETP common unit issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time will be converted into the right to receive 1.5 SXL common units. Each Class E, Class G, Class I and Class K unit issued and outstanding as of immediately prior to the effective time will be converted into a unit representing a limited partner interest in SXL, which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the respective provisions set forth in the ETP partnership agreement governing such units.

SXL will not issue any fractional units in the merger. Instead, all fractional SXL units that a holder of ETP common units would otherwise be entitled to receive as consideration for the merger will be aggregated and then, if a fractional SXL unit results from that aggregation, be rounded up to the nearest whole SXL unit.

Treatment of Restricted Units and Cash Units

Under the merger agreement, equity-based awards that are outstanding as of the effective time, including awards held by ETP’s directors and executive officers, will be treated at the effective time as follows:

Restricted Units. Each outstanding award of ETP restricted units will, as of the effective time, by virtue of the merger and without any action on the part of the holder of any such ETP restricted units, cease to relate to or represent a right to receive ETP common units and will be converted into a right to receive an award of SXL restricted units, on the same terms and conditions as were applicable to the corresponding award of ETP restricted units (including the right to receive distribution equivalents with respect to such award), except that the number of SXL restricted units covered by each such award will be equal to the number of ETP common units subject to the corresponding award of ETP restricted units multiplied by the exchange ratio, rounded up to the nearest whole unit. With respect to each ETP restricted unit, any distribution equivalent amounts accrued but unpaid as of the closing will carry over and be paid to the holder as soon as practicable following the closing.

Cash Units. Each outstanding award of ETP cash units will, automatically and without any action on the part of the holder of such cash unit, be converted into the right to receive an award of restricted cash units relating to SXL common units on the same terms and conditions as were applicable to the award of ETP cash units, except that the number of notional SXL common units related to the award will be equal to the number of notional ETP common units related to the corresponding award of ETP cash units multiplied by the exchange ratio, rounded up to the nearest whole unit. Prior to the effective time, the ETP Board will adopt an amendment to the ETP cash unit plan to permit the treatment of ETP cash units as provided in the merger agreement.

Treatment of General Partner Interest; Incentive Distribution Rights and Class H Units

In connection with the mergers, ETP GP will transfer the 0.6% general partner interest in ETP to SXL Merger Sub and SXL Merger Sub will assume the rights and duties of the general partner of ETP. As a result of the merger and the related transactions, the 100% limited partner interest in SXL Merger Sub LP will convert into a 99.4% limited partner interest in ETP, the non-economic general partner interest in SXL Merger Sub LP will be cancelled and SXL Merger Sub will become the general partner of ETP, holding a 0.6% general partner interest. In addition, the incentive distribution rights in ETP and the Class H units outstanding immediately prior to the effective time will be cancelled.

Adjustments to Prevent Dilution

Prior to the effective time, each of the exchange ratio, the SXL Class E units, the SXL Class G units, the SXL Class I units and the SXL Class K units will be appropriately adjusted to reflect fully the effect of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of ETP common units, Class E units, Class G units, Class I units and Class K units the same economic effect as contemplated by the merger agreement prior to such event.

Withholding

SXL and the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any person pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of applicable U.S. federal, state, local or non-U.S. tax law. To the extent that deduction and withholding is required, such deduction and withholding may be taken in SXL common units. To the extent withheld, such withheld SXL common units will be treated as having been paid to the person in respect of whom such withholding was made.

Distributions

No distributions with respect to SXL common units issued in the merger will be paid to the holder of any unsurrendered certificates or book-entry units until such certificates or book-entry units are surrendered. Following such surrender, there will be paid, without interest, to the record holder of SXL common units issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such SXL common units with a record date after the effective time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such SXL common units with a record date after the effective time but with a payment date subsequent to such surrender. For purposes of distributions in respect of SXL common units, all SXL common units to be issued pursuant to the merger will be entitled to distributions as if issued and outstanding as of the effective time.

Regulatory Matters

See “The Merger—Regulatory Approvals and Clearances Required for the Merger” for a description of the material regulatory requirements for the completion of the merger.

SXL and ETP have agreed to (including to cause their respective subsidiaries to) use their reasonable best efforts to resolve any objections that a governmental authority or any other person may assert under antitrust laws with respect to the merger, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the merger, in each case, so as to enable the closing of the mergers to occur as promptly as practicable and in any event no later than the outside date. Notwithstanding the foregoing, SXL and ETP have agreed not to commit to any disposal, hold separate of other restriction related to its or its subsidiaries businesses, operations or assets without the other party’s prior written consent.

Termination of the Merger Agreement

SXL or ETP may terminate the merger agreement at any time prior to the effective time, whether before or after the ETP unitholders have approved the merger agreement, by mutual written consent.

In addition, either SXL or ETP may terminate the merger agreement at any time prior to the effective time by written notice to the other party:

•	if the merger has not been consummated on or before the outside date; provided, that the right to terminate the merger agreement if the merger has not been consummated on or before the outside date will not be available to a party (i) if the inability to satisfy the conditions to closing was due to the failure of such party to perform any of its obligations under the merger agreement or (ii) if the other party has filed (and is then pursuing) an action seeking specific performance to enforce the obligations under the merger agreement;

•	if any governmental authority has issued a final and nonappealable law, injunction, judgment or ruling that enjoins or otherwise prohibits the consummation of the transactions contemplated by the merger agreement or makes the transactions contemplated by the merger agreement illegal; provided, however, that the right to terminate for this reason will not be available if the prohibition was due to the failure of the terminating party to perform any of its obligations under the merger agreement; or

•	if the ETP unitholders do not adopt the merger agreement at the special meeting of ETP unitholders called for such purpose or any adjournment or postponement of such meeting.

In addition, SXL may terminate the merger agreement:

•	if an adverse recommendation change by the ETP Board shall have occurred;

•	if prior to the adoption of the merger agreement by ETP unitholders, ETP is in willful breach of its obligations to (i) duly call, give notice of and hold a special meeting of ETP unitholders for the purpose of obtaining unitholder approval of the merger agreement, use its reasonable best efforts to solicit proxies from the ETP unitholders in favor of such adoption and, through the ETP Board, recommend the adoption of the merger agreement to ETP unitholders or (ii) comply with the requirements applicable to the other party described under “—No Solicitation by ETP of Alternative Proposals”; provided, that the right to terminate the merger agreement for this reason will not be available to SXL if it is then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	if there is a breach by ETP of any of its representations, warranties, covenants or agreements in the merger agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice from SXL of such breach; provided that SXL will not have the right to terminate the merger agreement for this reason if SXL is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement.

In addition, ETP may terminate the merger agreement:

•	if there is a breach by SXL of any of its representations, warranties, covenants or agreements in the merger agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice from ETP of such breach; provided that ETP will not have the right to terminate the merger agreement for this reason if ETP is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement; or

•	prior to the adoption of the merger agreement by ETP unitholders, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for a superior proposal in accordance with ETP’s obligation to comply with the requirements described under “—No Solicitation by ETP of Alternative Proposals,” including payment of the termination fee.

In some cases, termination of the merger agreement will require ETP to reimburse up to $30.0 million of SXL’s expenses and pay a termination fee to SXL (less any expenses of SXL and its affiliates previously reimbursed by ETP), as described below under “—Termination Fee” and “—Expenses.” Following payment of the termination fee, ETP will not be obligated to pay any additional expenses incurred by SXL or its affiliates.

Termination Fee

The merger agreement provides that ETP is required to pay a termination fee to SXL of $630.0 million, less any expenses of SXL previously reimbursed by ETP, as described below under “—Expenses,” to SXL:

•

if (i) an alternative proposal was publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the special meeting of ETP unitholders called for the purpose of adopting the merger agreement (or, if the special meeting of ETP unitholders did not occur, prior to the date on which the merger agreement was terminated as a result of the failure to consummate the merger prior to the outside date), (ii) the merger agreement is terminated by either party (A) as a result of the failure to consummate the merger prior to the outside date or (B) because the merger agreement was not adopted at the special meeting of ETP unitholders called for such purpose and (iii) ETP enters into a definitive agreement with respect to, or consummates, any alternative proposal during the 12-month period following the date on which the merger agreement is terminated (whether or not such alternative proposal is the same alternative proposal referred to in clause (i)); provided, that for purposes of the payment of the termination fee described above, the term “alternative proposal” has the meaning provided under “—ETP Unitholder Approval,” except that the references to “15% or more” will be deemed to be references to “50% or more;”

•	if SXL terminates the merger agreement due to:

•	an adverse recommendation change having occurred;

•	ETP being, prior to the adoption of the merger agreement by ETP unitholders, in willful breach of its obligations to (i) duly call, give notice of and hold a special meeting of its unitholders for the purpose of obtaining unitholder approval of the merger agreement, use its reasonable best efforts to solicit proxies from unitholders in favor of such adoption and, through the ETP Board, recommend the adoption of the merger agreement to ETP unitholders or (ii) comply with the requirements described under “—No Solicitation by ETP of Alternative Proposals”; or

•	the merger agreement not being adopted by the ETP common unitholders at a special meeting called for such purpose where an adverse recommendation change has occurred; or

•	if ETP terminates the merger agreement:

•	because the merger agreement was not adopted by ETP unitholders at a special meeting of ETP unitholders called for such purpose in a case where an adverse recommendation change has occurred; or

•	prior to the receipt of the ETP unitholder approval, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for a superior proposal.

Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be the obligation of the party incurring such fees and expenses.

In addition, ETP is required to pay the expenses of SXL in the event that the merger agreement is terminated:

•	by ETP or SXL because the merger agreement was not adopted by ETP unitholders at a special meeting of ETP unitholders (or if ETP terminates the merger agreement pursuant to another termination right at a time when the agreement was terminable for this reason); or

•	by SXL because ETP is in willful breach of its obligations to (i) duly call, give notice of and hold a special meeting of ETP’s unitholders for the purpose of obtaining unitholder approval of the merger agreement, use its reasonable best efforts to solicit proxies from unitholders in favor of such adoption and, through the ETP Board, recommend the adoption of the merger agreement to ETP’s unitholders or (ii) comply with the requirements described under “—No Solicitation by ETP of Alternative Proposals.”

In such case, ETP promptly, but in no event later than three business days after receipt of an invoice therefor from SXL, will be required to pay SXL’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by SXL and its affiliates in connection with the merger agreement and the transactions contemplated thereby, up to a maximum amount of $30.0 million. In no event will ETP be required to make any such payment if, at the time of such termination, the merger agreement was terminable by it because there is a breach by SXL of any of its representations, warranties, covenants or agreements in the merger agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured within 30 days following delivery of written notice of such breach. Following payment of the termination fee, ETP will not be obligated to pay any additional expenses incurred by SXL or its affiliates.

Conduct of Business Pending the Consummation of the Merger

Under the merger agreement, each of SXL and ETP has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the merger agreement until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, unless the other party gives its prior written consent (which, in certain instances, cannot be unreasonably withheld, conditioned or delayed). In general, each party has agreed to (i) cause its respective business to be conducted in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to preserve intact its respective business organization, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and insurance policies maintained by it, its subsidiaries and its joint ventures, other than changes to such policies made in the ordinary course of business and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of its respective material contracts.

Subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered by ETP to SXL in connection with the merger agreement, unless SXL consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), ETP will not, and will not permit any of its subsidiaries or joint ventures to, among other things, undertake the following actions:

•	sell, transfer, lease, farmout or otherwise dispose of any properties or assets that (i) do not generate cash on a recurring basis and have a fair market value in excess of $100.0 million in the aggregate (except (A) pursuant to certain contracts listed in the disclosure schedules, (B) dispositions of obsolete or worthless equipment that is replaced with comparable or better equipment, (C) transactions in the ordinary course of business consistent with past practice or (D) sales or transfers to ETP or its subsidiaries) and (ii) generate cash on a recurring basis (including securities of ETP’s subsidiaries);

•	make any capital expenditures (which includes, among others, any investments by contribution to capital) in excess of $400.0 million in the aggregate other than certain capital expenditures set forth on the disclosure schedules or as may be reasonably required to conduct emergency operations or repairs of any well, pipeline or other facility;

•	directly or indirectly acquire (i) any entity, division, business or equity interest of any third party or, (ii) except in the ordinary course of business consistent with past practice, any assets that, in the aggregate, have a purchase price in excess of $200.0 million;

•	make any loans or advances to any person other than (i) to its employees in the ordinary course of business consistent with past practice, (ii) loans and advances to ETP or its subsidiaries and (iii) trade credit granted in the ordinary course of business consistent with past practice;

•

(i) except for in connection with certain contracts relating to indebtedness or commodity derivative instruments entered into in compliance with ETP’s risk management policy and (other than in the case of non-competition agreements) as in the ordinary course of business consistent with past practice, enter into material contracts (other than those already contemplated as of the date of the merger agreement or as are approved as part of any previously announced project of an ETP joint venture) in which the annual revenues or payments are anticipated to be in excess of $400.0 million, or terminate or amend in any material respect any material ETP contract, or (ii) (A) waive any material rights under any material ETP contract, (B) enter into or extend the term or scope of any material ETP contract that materially restricts ETP or any of its subsidiaries from engaging in any line of business or in any geographic area, (C) enter into any material ETP contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by the merger agreement or (D) release any person from, or modify or waive any provision of, any standstill or confidentiality agreement related to a sale of ETP or any of its material subsidiaries;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions between wholly owned subsidiaries of ETP);

•	except as provided under any agreement entered into prior to the date of the merger agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $20.0 million individually or $40.0 million in the aggregate; or

•	take any action which would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated by the merger agreement, in each case to a date after the outside date.

ETP has further agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered by ETP to SXL in connection with the merger agreement ETP will not, and will not permit any of its subsidiaries or joint ventures to, among other things, undertake the following actions without the consent of SXL (which consent may be withheld in SXL’s sole discretion):

•	issue, sell, grant, dispose of, accelerate the vesting of or modify, any ownership or other limited partner interests in ETP, voting securities or equity interests, or any securities convertible into or exchangeable for ownership or other interests in ETP, voting securities or equity interests, other than (i) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of the merger agreement in accordance with the terms of such award, (ii) in connection with the granting of any awards under the ETP equity plans or the ETP cash unit plan in the ordinary course of business and (iii) issuances of Class K units with the powers, preferences, rights and obligations as set forth in Amendment No. 15 to the ETP partnership agreement;

•	redeem, purchase or otherwise acquire any of ETP’s partnership interests, voting securities or equity interests, other than tax withholding with respect to any equity or equity-based award that is outstanding on, or granted after, the date of the merger agreement and in accordance with the terms of such awards;

•	declare, set aside for payment or pay any distribution on any ETP common units or other partnership interests, or otherwise make any payments to ETP unitholders in their capacity as such, other than distributions by a subsidiary of ETP to its parent;

•	split, combine, subdivide or reclassify any ETP common units or other partnership interests in ETP;

•	incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ETP or any of its subsidiaries or joint ventures, except that ETP may:

•	borrow under ETP’s existing credit facility (and to the extent such credit facility is increased);

•	in addition to borrowings under the preceding bullet, borrow additional amounts up to $200.0 million; and

•	borrow from or repay a subsidiary, and ETP’s subsidiaries may borrow from or repay ETP;

•	prepay or repurchase any long-term indebtedness for borrowed money or debt securities of ETP or any of its subsidiaries, other than revolving indebtedness, borrowings from ETP to a subsidiary and repayments or repurchases required pursuant to the terms of such indebtedness or debt securities;

•	except in the ordinary course of business or as required by applicable law, (i) change its fiscal year or any method of tax accounting, (ii) make, change or revoke any material tax election, (iii) settle or compromise any material liability for taxes or (iv) file any material amended tax return;

•	make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•	amend ETP’s certificate of limited partnership or the ETP partnership agreement; or

•	engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of ETP for any calendar quarter since its formation and prior to the effective time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered by SXL to ETP in connection with the merger agreement, unless ETP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), SXL has agreed to certain restrictions limiting the ability of it and its subsidiaries to, among other things:

•	make any capital expenditures (which includes, among others, any investments by contribution to capital) in excess of $150.0 million in the aggregate other than certain capital expenditures set forth on the disclosure schedules or as may be reasonably required to conduct emergency operations or repairs of any well, pipeline or other facility;

•	(i) except for in connection with certain contracts relating to indebtedness or commodity derivative instruments entered into in compliance with SXL’s risk management policy and (other than in the case of non-competition agreements) as in the ordinary course of business consistent with past practice, enter into material contracts or terminate or amend in any material respect any material SXL contract or (ii) (A) waive any material rights under any material SXL contract, (B) enter into or extend the term or scope of any material SXL contract that materially restricts SXL or any of its subsidiaries from engaging in any line of business or in any geographic area, (C) enter into any material SXL contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated by the merger agreement or (D) release any person from, or modify or waive any provision of, any standstill or confidentiality agreement related to a sale of SXL or any of its material subsidiaries;

•	amend SXL’s certificate of limited partnership or the SXL partnership agreement (other than amendments (i) in connection with any SXL acquisition transaction or (ii) that are approved by the general partner or a SXL unit majority); or

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than transactions exclusively between wholly owned subsidiaries of SXL).

SXL has further agreed that, subject to certain exceptions in the merger agreement and the disclosure schedules delivered by SXL to ETP in connection with the merger agreement SXL will not, and will not permit any of its subsidiaries or joint ventures to, among other things, undertake the following actions without the consent of ETP (which consent may be withheld in ETP’s sole discretion):

•	issue, sell, grant, dispose of, accelerate the vesting of or modify any limited partner interests in SXL, voting securities or equity interests, or any securities convertible into or exchangeable for limited partner interests in SXL, other than (i) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on the date of the merger agreement or thereafter granted in accordance with their terms, (ii) issuances of up to $200.0 million in connection with a transaction involving the acquisition of assets or equity interests and (iii) issuances exceeding $200.0 million in connection with a transaction involving the acquisition of assets or equity interests as to which the SXL Board has received an opinion from a nationally recognized investment banking firm to the effect that such transaction is fair, from a financial point of view, to the SXL unitholders (any transaction described in clauses (ii) or (iii), a “SXL acquisition transaction”);

•	redeem, purchase or otherwise acquire any of SXL’s outstanding partnership interests, voting securities or equity interests, other than tax withholding with respect to, equity or equity-based awards outstanding on the date of the merger agreement or thereafter granted in accordance with their terms;

•	declare, set aside for payment or pay any distribution on any SXL common units, or otherwise make any payments to SXL’s unitholders in their capacity as such other than (i) distributions by a direct or indirect subsidiary of SXL to its parent, (ii) SXL’s regular quarterly distribution and associated distributions to SXL GP or (iii) distributions in connection with a parent acquisition transaction;

•	split, combine, subdivide or reclassify any SXL partnership units or other interests;

•	incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SXL or any of its subsidiaries or joint ventures, except that SXL may:

•	borrow under SXL’s existing credit facility (and to the extent such credit facility is increased);

•	in addition to borrowings under the preceding bullet, borrow additional amounts up to $200.0 million; and

•	borrow from or repay a subsidiary, and SXL’s subsidiaries may borrow from or repay SXL;

•	prepay or repurchase any long-term indebtedness for borrowed money or debt securities of SXL or any of its subsidiaries, other than revolving indebtedness, borrowings from SXL to a subsidiary and repayments or repurchases required pursuant to the terms of such indebtedness or debt securities;

•	except in the ordinary course of business or as required by applicable law, (i) change its fiscal year or any method of tax accounting, (ii) make, change or revoke any material tax election, (iii) settle or compromise any material liability for taxes or (iv) file any material amended tax return;

•	make, or permit any of its subsidiaries to make, any acquisition of any other person or business that would reasonably be expected to prevent, materially impede or materially delay the consummation of the merger; or

•	engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of SXL for any calendar quarter since its formation and prior to the effective time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, from and after the effective time, SXL and the GP surviving entity will, to the fullest extent permitted by law, indemnify and hold harmless, and provide advancement and reimbursement of expenses to, all past and present directors and officers of SXL, SXL GP, ETP, ETP GP or any of their respective subsidiaries, to the fullest extent that SXL, SXL GP or any of their respective subsidiaries would be permitted to indemnify such indemnified persons.

In addition, from and after the effective time and as provided by the merger agreement, SXL and the GP surviving entity will honor the provisions regarding the elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the governing instruments of SXL or ETP GP and any subsidiary of SXL or ETP GP immediately prior to the effective time and ensure that the organizational documents of SXL and the GP surviving entity will, for a period of six years following the effective time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation than are presently set forth in such governing instruments. SXL and the GP surviving entity will maintain in effect for six years from the effective time of the merger the current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time with respect to such indemnified persons, so long as SXL and the GP surviving entity are not required to expend more than an amount per year equal to 300% of current annual premiums paid by SXL or SXL GP for such insurance. SXL or SXL GP may, in its sole discretion prior to the effective time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the effective time that were committed or alleged to have been committed by any past and present directors, officers and employees of SXL, SXL GP or any of their respective subsidiaries in their capacity as such, so long as the cost of such policy does not exceed six times an amount equal to 300% of the current annual premiums paid by SXL or SXL GP for directors’ and officers’ liability insurance policies and, if such a “tail policy” is purchased, SXL and the GP surviving entity will have no further obligations with respect to maintaining directors’ and officers’ liability insurance.

Financing Matters

The merger agreement provides that ETP consents to SXL’s use of and reliance on any audited or unaudited financial statements relating to ETP and its consolidated subsidiaries, any ETP joint ventures or entities or businesses acquired by ETP reasonably requested by SXL to be used in any financing or other activities of SXL, including any filings that SXL desires to make with the SEC. In addition, ETP will use commercially reasonable efforts, at SXL’s sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the closing, ETP will provide such assistance (and will cause its subsidiaries and its and their respective personnel and advisors to provide such assistance), as SXL may reasonably request in order to assist SXL in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings. Such assistance will include, but not be limited to, the following: (i) providing such information, and making available such personnel as SXL may reasonably request; (ii) participation in, and assistance with, any marketing activities related to such financing; (iii) participation by senior management of ETP in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iv) taking such actions as are reasonably requested by SXL or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (v) taking such actions as may be required to permit any cash and marketable securities of ETP or SXL to be made available to finance the transactions contemplated by the merger agreement at the effective time.

SXL Amended and Restated Partnership Agreement

In conjunction with the merger, SXL GP will amend and restate the current SXL partnership agreement, providing for, among other things, (i) the reduction by ETE, as the indirect holder of SXL’s incentive distribution rights following the consummation of the merger, of quarterly distributions in such amounts as correspond to the reductions in ETP’s incentive distribution rights set forth in the ETP partnership agreement prior to the consummation of the merger, (ii) the creation of the SXL Class J units, (iii) the creation and issuance of the SXL Class E, SXL Class G, SXL Class I and SXL Class K units and (iv) a change in the definition of “Operating Surplus” in the SXL partnership agreement to provide that such term will include an amount equal to the accumulated and undistributed operating surplus of ETP as of the closing of the merger.

Amendment and Waiver

At any time prior to the effective time, whether before or after adoption of the merger agreement by ETP unitholders, the parties may, by written agreement and by action taken or authorized by the ETP Board and the SXL Board, amend the merger agreement; provided, however, that the ETP Board and the SXL Board may not take or authorize any such action unless it has first referred such action to the ETP Conflicts Committee and the SXL Conflicts Committee, as applicable, for its consideration, and permitted the ETP Conflicts Committee and the SXL Conflicts Committee, as applicable, not less than two business days to make a recommendation to the ETP Board and the SXL Board, as applicable, with respect thereto (for the avoidance of doubt, the ETP Board and the SXL Board will in no way be obligated to follow the recommendation of the ETP Conflicts Committee and the SXL Conflicts Committee, as applicable, and the ETP Board and the SXL Board, as applicable, will be permitted to take action following the expiration of such two business day period); provided, however, that in the event the ETP Board or SXL Board takes or authorizes an action that is counter to any recommendation by the

ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, then the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, may rescind its approval of the merger agreement, with such rescission resulting in the rescission of “special approval” under Section 7.9 of the ETP partnership agreement or the SXL partnership agreement, as applicable. Following approval of the merger and the other transactions contemplated by the merger agreement by ETP unitholders, no amendment or change to the provisions of the merger agreement will be made which by law would require further approval by ETP unitholders, without such approval.

Unless otherwise expressly set forth in the merger agreement, whenever a determination, decision, approval or consent of ETP or the ETP Board or of SXL or the SXL Board is required pursuant to the merger agreement, such determination, decision, approval or consent must be authorized by the ETP Board and the SXL Board, as applicable; provided, however, that the ETP Board and the SXL Board, as applicable, may not take or authorize any such action unless it has first referred such action to the ETP Conflicts Committee and the SXL Conflicts Committee, as applicable, for its consideration, and permitted the ETP Conflicts Committee and the SXL Conflicts Committee, as applicable, not less than two business days to make a recommendation to the ETP Board and the SXL Board, as applicable, with respect thereto (for the avoidance of doubt, the ETP Board and the SXL Board, as applicable, will in no way be obligated to follow the recommendation of the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, and the ETP Board and the SXL Board, as applicable, will be permitted to take action following the expiration of such two business day period).

At any time prior to the effective time, any party to the merger agreement may, to the extent legally allowed: (i) waive any inaccuracies in the representations and warranties of any other party contained in the merger agreement; (ii) extend the time for the performance of any of the obligations or acts of any other party provided for in the merger agreement; or (iii) waive compliance by any other party with any of the agreements or conditions contained in the merger agreement, as permitted under the merger agreement; provided, however, that in the event the ETP Board or the SXL Board takes or authorizes any action under this provision or otherwise grants any consent under the merger agreement without the concurrence of the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, then the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, may rescind its approval of the merger agreement, with such rescission resulting in the rescission of “special approval” under Section 7.9 of the ETP partnership agreement or the SXL partnership agreement, as applicable.

Remedies; Specific Performance

The merger agreement provides that, in the event ETP pays the termination fee (described under “—Termination Fee”) to SXL when required, ETP will have no further liability to SXL or SXL GP. Notwithstanding any termination of the merger agreement, the merger agreement provides that nothing in the agreement (other than payment of the termination fee) will relieve any party from any liability for any failure to consummate the transactions when required pursuant to the merger agreement or any party from liability for fraud or a willful breach of any covenant or agreement contained in the merger agreement. The merger agreement also provides that the parties are entitled to obtain an injunction to prevent breaches of the merger agreement and to specifically enforce the merger agreement. In the event that SXL receives the termination fee, SXL may not seek any award of specific performance under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by ETP and SXL. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact or of the condition of the parties to the merger agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures may not be reflected in the merger agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

The representations and warranties made by both ETP and SXL relate to, among other things:

•	organization, formation, standing, power and similar matters;

•	capital structure;

•	approval and authorization of the merger agreement and the transactions contemplated by the merger agreement and any conflicts created by such transactions;

•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;

•	documents filed with the SEC, financial statements included in those documents and regulatory reports filed with governmental authorities;

•	absence of certain changes or events from December 31, 2015 through the date of the merger agreement and from the date of the merger agreement through the closing date;

•	legal proceedings;

•	compliance with applicable laws and permits;

•	information supplied in connection with this proxy statement/prospectus;

•	tax matters;

•	environmental matters;

•	contracts of each party;

•	property;

•	brokers and other advisors;

•	state takeover statutes;

•	regulatory matters; and

•	absence of additional representations and warranties.

Additional representations and warranties made only by ETP relate to, among other things:

•	employee benefits;

•	labor matters;

•	intellectual property;

•	insurance; and

•	opinion of financial advisor.

Distributions

The merger agreement provides that, from the date of the merger agreement until the effective time, each of SXL and ETP will coordinate with the other regarding the declaration of any distributions in respect of SXL units and ETP common units. The merger agreement also provides that holders of ETP common units will receive, for any quarter, either: (i) only distributions in respect of ETP common units or (ii) only distributions in respect of SXL common units that they receive in exchange therefor in the merger.

ETE’s Obligation to Vote ETP Units

Under the terms of the merger agreement, ETE has agreed to vote all ETP limited partner interests then owned beneficially or of record by it or any of its subsidiaries, as of the record date, in favor of the approval of the merger agreement and the merger and the approval of any actions required in furtherance thereof. ETE consents to, and has caused or will cause, to the extent necessary and to the extent permitted by the organizational documents thereof, each of its subsidiaries to consent to, the merger agreement, the SXL partnership agreement and the transactions contemplated by the merger agreement. As of                     , 2017, ETE and its subsidiaries collectively held                          ETP common units, representing approximately     % of the ETP units entitled to vote on the merger.

In addition, ETP has agreed to consent, in its capacity as the sole member of SXL GP, to SXL’s entry into the merger agreement, the SXL partnership agreement and the transactions contemplated by the merger agreement.

Additional Agreements

The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements. The merger agreement also obligates SXL to have SXL common units to be issued in connection with the merger approved for listing on the NYSE, subject to official notice of issuance, prior to the date of the consummation of the merger.

SUNOCO LOGISTICS PARTNERS L.P.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information of SXL reflects the pro forma impacts of SXL’s proposed merger with ETP. Under the terms of the merger agreement, holders of ETP common units will receive 1.5 SXL common units for each ETP common unit.

SXL is currently a consolidated subsidiary of ETP for financial accounting and reporting purposes and has been reflected as such in ETP’s historical consolidated financial statements since October 5, 2012. For accounting purposes, the merger will result in ETP being considered the surviving consolidated entity, rather than SXL, which is the surviving consolidated entity for legal and reporting purposes. Subsequent to the proposed merger, SXL will present consolidated financial statements that reflect the historical consolidated financial statements of ETP. The proposed merger will be accounted for as an equity transaction and will be reflected in the consolidated financial statements as ETP’s acquisition of SXL’s noncontrolling interest. The carrying amounts of SXL’s and ETP’s assets and liabilities will not be adjusted, nor will a gain or loss be recognized as a result of the merger.

The unaudited pro forma condensed consolidated balance sheet gives effect to the merger as if it had occurred on December 31, 2016, while the unaudited pro forma condensed consolidated statements of operations give effect to the merger as if it had occurred on January 1, 2016. The unaudited pro forma condensed consolidated balance sheet and condensed consolidated statements of operations should be read in conjunction with SXL’s Annual Report on Form 10-K for the year ended December 31, 2016 and ETP’s Annual Report on Form 10-K for the year ended December 31, 2016.

The unaudited pro forma condensed consolidated financial statements are for illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the merger had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this proxy statement/prospectus.

Sunoco Logistics Partners L.P.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

December 31, 2016

(in millions)

	ETP Historical	Pro Forma Adjustments		SXL Pro Forma for Merger
ASSETS
Current assets:
Cash and cash equivalents	$360	$(25)	a	$335
Accounts receivable, net	3,002	—		3,002
Accounts receivable from related companies	209	—		209
Inventories	1,712	—		1,712
Derivative assets	20	—		20
Other current assets	426	—		426

Total current assets	5,729	(25)		5,704

Property, plant and equipment, net	50,917	—		50,917
Advances to and investments in unconsolidated affiliates	4,280	—		4,280
Other non-current assets, net	672	—		672
Intangible assets, net	4,696	—		4,696
Goodwill	3,897	—		3,897

Total assets	$70,191	$(25)		$70,166

Sunoco Logistics Partners L.P.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

December 31, 2016

(in millions)

	ETP Historical	Pro Forma Adjustments		SXL Pro Forma for Merger
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,900	$—		$2,900
Accounts payable to related companies	43	—		43
Derivative liabilities	166	—		166
Accrued and other current liabilities	1,905	—		1,905
Current maturities of long-term debt	1,189	—		1,189

Total current liabilities	6,203	—		6,203

Long-term debt, less current maturities	31,741	—		31,741
Long-term notes payable—related companies	250	—		250
Non-current derivative liabilities	76	—		76
Deferred income taxes	4,394	—		4,394
Other non-current liabilities	952	—		952

Commitments and contingencies
Series A Preferred Units	33	—		33
Redeemable noncontrolling interests	15	—		15

Equity:
General Partner	206	—		206
Limited Partners:
Common Unitholders	14,946	(25)	a	24,475
		9,554	b
Class H Unitholder	3,480	(3,480)	b	—
Class I Unitholder	2	—		2
Accumulated other comprehensive income	8	—		8

Total partners’ capital	18,642	6,049		24,691
Noncontrolling interest	7,885	(6,074)	b	1,811

Total equity	26,527	(25)		26,502

Total liabilities and equity	$70,191	$(25)		$70,166

Sunoco Logistics Partners L.P.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2016

(in millions, except per unit data)

	ETP Historical	Pro Forma Adjustments		SXL Pro Forma for Merger
Revenues	$21,827	$—		$21,827

Costs and expenses:
Cost of products sold	15,394	—		15,394
Operating expenses	1,484	—		1,484
Depreciation, depletion and amortization	1,986	—		1,986
Selling, general and administrative	348	—		348
Impairment losses	813	—		813

Total costs and expenses	20,025	—		20,025

Operating income	1,802	—		1,802
Other income (expense):
Interest expense, net of interest capitalized	(1,317)	—		(1,317)
Equity in earnings of unconsolidated affiliates	59	—		59
Impairment of investment in consolidated affiliates	(308)	—		(308)
Gains on acquisitions	83	—		83
Losses on interest rate derivatives	(12)	—		(12)
Other, net	131	—		131

Income before income tax benefit	438	—		438
Income tax benefit	(186)	—		(186)

Net income	$624	$—		$624

Allocation of net income:
General Partner	$958	$(31)	c	$927
Common Unitholders	(1,039)	636	c	(403)
Class H Unitholder	351	(351)	c	—
Class I Unitholder	8	—		8
Other securities	19	—		19
Noncontrolling Interests	327	(254)	c	73

	$624	$—		$624

Net income (loss) per common unit:
Basic	$(2.06)			$(0.41)

Diluted	$(2.06)			$(0.41)

Weighted average number of common units outstanding:
Basic	505.5			986.3	d

Diluted	505.5			986.3	d

Sunoco Logistics Partners L.P.

Notes to Unaudited Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial statements are for illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the merger had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this proxy statement/prospectus.

Pro Forma Adjustments

Following is a description of the pro forma adjustments made to the combined historical financial statements of SXL and ETP:

a.	Pro forma adjustment to reflect the payment of an estimated $25 million of incremental transaction costs related to the proposed merger, including advisory, legal, accounting and other professional fees and expenses. Such fees and expenses will be recognized in the statement of operations when incurred; however, the estimated expenses are not reflected in the pro forma statements of operations included herein.

b.	Pro forma adjustments to reflect the cancellation of the ETP Class H units in accordance with the merger agreement and the reclassification to common unitholders’ capital of the noncontrolling interest in SXL.

c.	Pro forma adjustments to reflect the changes in net income allocation for purposes related to (i) the changes in the general partner’s ownership interest and changes in incentive distribution rights in connection with the merger, (ii) the cancellation of the ETP Class H units in accordance with the merger agreement, and (iii) the elimination of the noncontrolling interest in SXL. The pro forma adjustment to the general partner’s interest in net income reflects the following (in millions):

Year Ended December 31, 2016
Pro forma increase in general partner’s interest in income, excluding incentive distributions	$5
Pro forma decrease in incentive distributions to the general partner	(36)

Pro forma decrease in income allocated to the general partner	$(31)

The pro forma increase in general partner’s interest in income, excluding incentive distributions, in the table above reflects the change in net income that would have been allocated to the general partner interest based on the pro forma change in the general partner’s ownership percentage. The amounts represent the difference in ETP’s historical general partner ownership percentage compared to the pro forma general partner percentage, which percentage was calculated based on the historical proportionate ownership of SXL’s general partner diluted by the issuance of additional common units to ETP’s unitholders.

The pro forma decrease in incentive distributions to the general partner in the table above, reflects the change in incentive distributions that would have been paid based on (i) the assumed SXL common units that would have been outstanding upon each quarterly distribution record date, assuming that the outstanding ETP common units had been converted to SXL common units at the exchange rate of 1.50 SXL common units for each ETP common unit and (ii) the pro forma change in the general partner’s ownership percentage. These pro forma ownership changes, along with the historical distributions paid per SXL common unit, were used to derive the pro forma incentive distributions in accordance with the requirements for distributions of available cash in the SXL partnership agreement.

d.	Pro forma weighted average common units outstanding reflects (i) SXL’s weighted average limited partner units outstanding for the respective periods, plus (ii) the assumed exchange of ETP common units for SXL common units, based on the weighted average of ETP common units outstanding during the respective periods multiplied by the exchange rate of 1.5, minus (iii) the elimination of 67.1 million SXL common units and 9.4 million SXL Class B units, which are held by ETP. Pro forma diluted weighted average common units outstanding reflects the dilutive impact of unvested equity awards currently outstanding under the long-term incentive plans of SXL and ETP. Following is a reconciliation of ETP’s historical weighted average number of common units outstanding to the pro forma weighted average number of common units outstanding (in millions):

Year Ended December 31, 2016
ETP historical weighted average number of common units outstanding - basic	505.5
Exchange rate of SXL common units to be issued for each ETP common unit	1.5

758.3
SXL historical weighted average number of common units outstanding - basic	304.5
Weighted average SXL units held by ETP	(76.5)

Pro forma SXL weighted average number of common units outstanding - basic	986.3

Dilutive impact of participating securities	—

Pro forma SXL weighted average number of common units outstanding - diluted	986.3

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the merger that may be relevant to ETP common unitholders. Unless otherwise noted, the legal conclusions set forth in the discussion relating to the consequences of the merger to ETP and its common unitholders are the opinion of Latham & Watkins LLP, counsel to ETP, as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. Moreover, the discussion focuses on ETP common unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect mark-to-market, persons who hold ETP common units (who will hold SXL common units after the merger) as part of a hedge, straddle or conversion transaction, persons who acquired ETP common units by gift, or directors and employees of ETP that received (or are deemed to receive) ETP common units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under an ETP equity incentive plan. Also, the discussion assumes that the ETP common units are held as capital assets at the time of the merger (generally, property held for investment).

Neither ETP nor SXL has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Some tax aspects of the merger are not certain, and no assurance can be given that the below-described opinions and/or the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, SXL and ETP strongly urge each ETP unitholder to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to the unitholder of the merger.

Tax Opinions Required as a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. Instead, SXL and ETP will rely on the opinions of their respective counsel regarding the tax consequences of the merger.

It is a condition of SXL’s obligation to complete the merger that SXL receive an opinion of its counsel, Vinson & Elkins L.L.P., to the effect that for U.S. federal income tax purposes:

•	SXL should not recognize any income or gain as a result of the merger (other than any gain resulting from a disguised sale attributable to contributions of cash or other property to SXL after the date of the merger agreement and prior to the effective time of the merger) and

•	no gain or loss should be recognized by holders of SXL common units as a result of the merger (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code and (B) a disguised sale attributable to contributions of cash or other property to SXL after the date of the merger agreement and prior to the effective time of the merger).

It is a condition of ETP’s obligation to complete the merger that ETP receive an opinion of its counsel, Latham & Watkins LLP, to the effect that for U.S. federal income tax purposes:

•	ETP should not recognize any income or gain as a result of the merger and

•	no gain or loss should be recognized by holders of ETP common units as a result of the merger (other than any gain resulting from the distribution of cash or from any decrease in partnership liabilities pursuant to Section 752 of the Code).

It is a condition of each of SXL’s and ETP’s obligation to complete the merger that:

•	SXL receive an opinion from its counsel, Vinson & Elkins L.L.P., to the effect that:

•	at least 90% of the gross income of SXL for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code and

•	at least 90% of the combined gross income of each of SXL and ETP for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and

•	ETP receive an opinion from its counsel, Latham & Watkins LLP, to the effect that at least 90% of the gross income of ETP for all of the calendar year that immediately precedes the calendar year that includes the closing date and each calendar quarter of the calendar year that includes the closing date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

The opinions of counsel will assume that the merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this proxy statement/prospectus. In addition, the tax opinions delivered to SXL and ETP at closing will be based upon certain factual assumptions and representations made by the officers of SXL, SXL GP, ETP, ETP GP and any of their respective affiliates. If either SXL or ETP waives the receipt of the requisite tax opinion as a condition to closing and the changes to the tax consequences would be material, then this proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions will be sustained by a court if contested by the IRS.

Assumptions Related to the U.S. Federal Income Tax Treatment of the Merger

The expected U.S. federal income tax consequences of the merger are dependent upon SXL and ETP being treated as partnerships for U.S. federal income tax purposes at the time of the merger. If SXL or ETP were to be treated as a corporation for U.S. federal income tax purposes at the time of the merger, the consequences of the merger would be materially different. If SXL were to be treated as a corporation for U.S. federal income tax purposes, the merger would likely be a fully taxable transaction to ETP common unitholders.

The discussion below assumes that each of SXL and ETP will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Please read the discussion of the opinion of Vinson & Elkins L.L.P. that SXL is classified as a partnership for U.S. federal income tax purposes and the discussion of the opinion of Latham & Watkins LLP that ETP is classified as a partnership for U.S. federal income tax purposes under “U.S. Federal Income Tax Treatment of the Merger” below.

Additionally, the discussion below assumes that all of the liabilities of SXL that are deemed assumed by ETP in the merger qualify for an exception to the “disguised sale” rules. SXL and ETP believe that such liabilities qualify for one or more of the exceptions to the “disguised sale” rules and intend to take the position that neither SXL nor ETP will recognize any income or gain as a result of the “disguised sale” rules (except a disguised sale attributable to contributions of cash or other property to SXL after the date of the merger agreement and prior to the effective time of the merger).

U.S. Federal Income Tax Treatment of the Merger

Upon the terms and subject to the conditions set forth in the merger agreement, SXL Merger Sub LP will merge with and into ETP, with ETP surviving the merger and becoming a wholly owned subsidiary of SXL, and all ETP common units will be converted into the right to receive SXL common units. Although for state law purposes ETP will become a wholly owned subsidiary of SXL in the merger, for U.S. federal income tax purposes, the merger is intended to be a “merger” of SXL and ETP within the meaning of Treasury Regulations promulgated under Section 708 of the Code, with ETP being treated as the continuing partnership and SXL being treated as the terminated partnership. As a result, each holder of SXL common units, including SXL common unitholders and the ETP common unitholders that will receive SXL common units in the merger, will be treated as a partner of ETP for U.S. federal income tax purposes following the merger.

As a result of ETP surviving the merger for U.S. federal income tax purposes, the following transactions will be deemed to occur for U.S. federal income tax purposes: (1) SXL will be deemed to contribute its assets to ETP in exchange for (i) the issuance to SXL of ETP units and (ii) the assumption of SXL’s liabilities and (2) SXL will be deemed to liquidate, distributing ETP units to the SXL unitholders in exchange for such SXL units (the “Assets-Over Form”).

The remainder of this discussion, except as otherwise noted, assumes that the merger and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above. For the purposes of this discussion, and based upon the factual representations made by SXL and SXL GP, Vinson & Elkins L.L.P. is of the opinion that SXL will be treated as a partnership for U.S. federal income tax purposes immediately preceding the merger. The representations made by SXL and SXL GP upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation: (1) neither SXL nor its operating company has elected or will elect to be treated, or is otherwise treated, as a corporation for U.S. federal income tax purposes and (2) for each taxable year of its existence, more than 90% of SXL’s gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code. In addition, for the purposes of this discussion, and based upon the factual representations made by ETP and ETP GP, Latham & Watkins LLP is of the opinion that ETP will be treated as a partnership for U.S. federal income tax purposes immediately preceding the merger. The representations made by ETP and ETP GP upon which Latham & Watkins LLP has relied in rendering its opinion include, without limitation: (1) neither ETP nor any of its partnership or limited liability company subsidiaries, other than those identified as such to Latham & Watkins LLP, have elected or will elect to be treated as a corporation for U.S. federal income tax purposes, (2) for each taxable year of its existence, more than 90% of ETP’s gross income has been and will be income of a type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code and (3) each commodity hedging transaction that ETP treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas or products thereof that are held or to be held by ETP in activities that Latham & Watkins LLP has opined or will opine result in qualifying income.

Tax Consequences of the Merger to ETP and ETP Common Unitholders

Although for state law purposes ETP will become a wholly owned subsidiary of SXL in the merger, for U.S. federal income tax purposes ETP (rather than SXL) will be treated as the continuing partnership following the merger pursuant to Treasury Regulations promulgated under Section 708 of the Code. As a result, ETP should not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the merger, and ETP common unitholders should not recognize any income, gain or loss with respect to the SXL common units that they receive as part of the exchange. However, ETP common unitholders may recognize income, gain or loss as a result of a net reduction in the share of nonrecourse liabilities allocated to such unitholder as a result of the merger.

Potential Taxable Gain to Certain ETP Common Unitholders from Reallocation of Nonrecourse Liabilities

As a partner in ETP, an ETP common unitholder must include the nonrecourse liabilities of ETP allocable to his or her ETP common units in the tax basis of such common units. The amount of nonrecourse liabilities allocable to each unitholder is determined under complex regulations under Section 752 of the Code. As a result of the merger, the allocable share of nonrecourse liabilities allocated to existing ETP common unitholders will be recalculated to take into account the combination of SXL and ETP into a single partnership for U.S. federal income tax purposes. Therefore, the merger may cause a net reduction in the allocable share of nonrecourse liabilities of an existing ETP common unitholder, which is referred to as a “reducing debt shift.” If an existing ETP common unitholder experiences a net reduction in such unitholder’s share of nonrecourse liabilities as a result of the merger, such unitholder will be deemed to have received a cash distribution equal to the amount of the reduction and a corresponding basis reduction in such unitholder’s units.

A reducing debt shift and the resulting deemed cash distribution may, under certain circumstances, result in the recognition of taxable gain by an ETP common unitholder to the extent the amount of the resulting deemed cash distribution exceeds such unitholder’s tax basis in his or her ETP common units. However, an ETP common unitholder would not recognize taxable gain if such unitholder’s tax basis in his or her ETP common units is positive without regard to any amount of basis associated with the unitholder’s share of nonrecourse liabilities. If an existing ETP common unitholder has suspended passive losses with respect to his or her ETP common units, such unitholder may be able to offset all or a portion of any gain resulting from a reducing debt shift with such losses. Please read “Material U.S. Federal Income Tax Consequences of SXL Common Unit Ownership—Tax Consequences of Partnership Common Unit Ownership—Limitation on Deductibility of Losses.”

Tax Basis and Holding Period of ETP Common Units

Immediately prior to the merger, an ETP common unitholder’s tax basis in his or her common units should equal the amount such unitholder paid for such ETP common units, (a) decreased, but not below zero, by distributions received by such unitholder from ETP and the aggregate amount of deductions, losses and nondeductible expenses (that are not required to be capitalized), that have been allocated by ETP to such unitholder and (b) increased by such unitholder’s share of ETP’s nonrecourse liabilities and the aggregate amount of income and gain allocated by ETP to such unitholder. Following the merger, each ETP common unitholder’s share of ETP’s nonrecourse liabilities will be recalculated. Any resulting increase or decrease in an ETP common unitholder’s nonrecourse liabilities will result in a corresponding increase or decrease in such unitholder’s adjusted tax basis in its ETP common units.

Although for state law purposes ETP will become a wholly owned subsidiary of SXL in the merger, for U.S. federal income tax purposes ETP (rather than SXL) will be treated as the continuing partnership following the merger. As such, an ETP common unitholder’s holding period in his or her ETP common units will remain unchanged as a result of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF SXL COMMON UNIT OWNERSHIP

For state law purposes, ETP will become a wholly owned subsidiary of SXL in the merger and ETP common unitholders will become SXL common unitholders. For U.S. federal income tax purposes, however, ETP (rather than SXL) is expected to be treated as the continuing partnership in the merger. As a result, each holder of SXL common units, including SXL common unitholders and the ETP common unitholders that will receive SXL common units in the merger, will be treated as a partner of ETP for U.S. federal income tax purposes following the merger. For purposes of this summary, because former ETP common unitholders will become SXL common unitholders for state law purposes, we refer to the continuing partnership as SXL. Unless the context otherwise requires, references in this section to SXL include its operating subsidiaries, and references in this section to “we” and “us” are references to SXL and its operating subsidiaries. This section is based upon current provisions of the Code, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each common unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We will rely on the opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our common unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the common unitholder had earned such income directly, even if we make no cash distributions to the common unitholder.

Section 7704 of the Code generally provides that a publicly traded partnership will be taxed as a corporation for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, and marketing of natural resources, including oil, gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that less than 2% of our current gross income is not qualifying income; however, this estimate could change from time to time.

No ruling has been or will be sought from the IRS with respect to SXL’s classification as a partnership for federal income tax purposes or as to the classification of our partnership and limited liability company subsidiaries. Instead we have relied on the opinion of counsel that, based upon the Code, existing Treasury Regulations, published revenue rulings and court decisions and representations described below, SXL and our partnership and limited liability company subsidiaries, other than those that have been identified as such to Vinson & Elkins L.L.P., will each be classified as a partnership or disregarded as an entity separate from its owner for federal income tax purposes.

In rendering its opinion that we have been and will continue to be treated as partnerships or disregarded as an entity separate from its owner for federal income tax purposes, Vinson & Elkins L.L.P. has relied on the factual representations made by us and our general partner, including, without limitation:

(a) Neither SXL nor any of its partnership or limited liability company subsidiaries after the merger, other than those that have been identified as such to Vinson & Elkins L.L.P., has elected to be treated as a corporation for U.S. federal income tax purposes;

(b) For each taxable year since and including the year of SXL’s initial public offering, more than 90% of SXL’s gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and

(c) Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our common unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our common unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, from time to time, members of Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including the elimination of the Qualifying Income Exception upon which we rely for our treatment as a partnership for federal income tax purposes.

In addition, the IRS has issued proposed regulations regarding qualifying income under Section 7704(d)(1)(E) of the Code (the “Proposed Regulations”). We do not believe the Proposed Regulations affect our ability to qualify as a publicly traded partnership. However, there are no assurances that final regulations will not include changes that interpret Section 7704(d)(1)(E) in a manner that is contrary to the Proposed Regulations, which could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the Qualifying Income Exception. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our common unitholders. Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a common unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current and accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of SXL will be treated as partners of SXL for U.S. federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of SXL for U.S. federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose status as a partner with respect to such common units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans.”

Income, gain, deductions or losses would not appear to be reportable by a common unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a common unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. Common unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Tax Consequences of Common Unit Ownership

Flow-Through of Taxable Income. Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our common unitholders, we will not pay any federal income tax. Rather, each common unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a common unitholder even if that unitholder has not received a cash distribution.

Treatment of Distributions. Distributions made by us to a unitholder generally will not be taxable to the common unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the common unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a common unitholder’s share of our “nonrecourse liabilities” (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that common unitholder. A decrease in a common unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a common unitholder’s share of our nonrecourse liabilities generally will be based upon that common unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the common unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a common unitholder to recognize ordinary income, if the distribution reduces the common unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the common unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the common unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the common unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Basis of Common Units. Please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Basis and Holding Period of the SXL Units Deemed Received” for a discussion of how to determine the initial tax basis of SXL units received in the merger. That basis generally will be (i) increased by the common unitholder’s share of our income and any increases in such unitholder’s share of our nonrecourse liabilities and (ii) decreased, but not below zero, by the amount of all distributions to the common unitholder, the common unitholder’s share of our losses and any decreases in the common unitholder’s share of our nonrecourse liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Limitations on Deductibility of Losses. A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the common unitholder’s tax basis in its units and (ii) in the case of a common unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a common unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

The application of the requirement that the passive loss limitations are applied separately with respect to each publicly traded partnership to a former ETP unitholder that becomes an SXL unitholder in the merger and that (i) held SXL units prior to becoming an SXL unitholder as result of the merger or (ii) also holds units in ETE, is uncertain. Any such unitholders should consult their own tax advisor regarding the application of the passive loss rules.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness allocable to property held for investment;

•	interest expense allocated against portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes. If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction. After giving effect to special allocation provisions with respect to our other classes of units, our items of income, gain, loss and deduction generally will be allocated amongst our common unitholders and our general partner in accordance with their percentage interests in us. If distributions are made in respect of the incentive distribution rights, gross income will be allocated to the recipients to the extent of such distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans. A common unitholder whose units are loaned (for example, a loan to a “short seller” to cover a short sale of units) may be treated as having disposed of those units and may recognize gain or loss as a result of such deemed disposition. If so, such common unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder and (ii) any cash distributions received by the common unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a common unitholder that enters into a securities loan with respect to its units. Common unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates. Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election. We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchased units under Section 743(b) of the Code to reflect the unit purchase price. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a common unitholder’s basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all common unitholders (“common basis”) and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

Under Treasury Regulations, a Section 743(b) adjustment attributable to property depreciable under Section 168 of the Code, such as our storage assets, may be amortizable over the remaining cost recovery period for such property, while a Section 743(b) adjustment attributable to properties subject to depreciation under Section 167 of the Code, must be amortized straight-line or using the 150% declining balance method. As a result, if we owned any assets subject to depreciation under Section 167 of the Code, the amortization rates could give rise to differences in the taxation of common unitholders purchasing units from us and common unitholders purchasing from other unitholders.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these or any other Treasury Regulations. Please read “—Disposition of Common Units—Uniformity of Units.” Consistent with this authority, we intend to treat properties depreciable under Section 167, if any, in the same manner as properties depreciable under Section 168 for this purpose. These positions are consistent with the methods employed by other publicly traded partnerships but are inconsistent with the existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach.

The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a common unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a common unitholder’s basis in its units, and may cause the common unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any common unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. Although there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Units—Recognition of Gain or Loss.”

Coal Income. Section 631 of the Code provides special rules by which gains or losses on the sale of coal may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Code. Specifically, if the owner of coal held for more than one year disposes of that coal under a contract by virtue of which the owner retains an economic interest in the coal under Section 631(c) of the Code, the gain or loss realized will be treated under Section 1231 of the Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please read “—Sales of Coal Reserves or Timberland.” In computing such gain or loss, the amount realized is reduced by the adjusted depletion basis in the coal, determined as described in “—Coal Depletion.”

For purposes of Section 631(c), the coal generally is deemed to be disposed of on the day on which the coal is mined. Further, Treasury Regulations promulgated under Section 631 provide that advance royalty payments may also be treated as proceeds from sales of coal to which Section 631 applies and, therefore, such payment may be treated as capital gain under Section 1231. However, if the right to mine the related coal expires or terminates under the contract that provides for the payment of advance royalty payments or such right is abandoned before the coal has been mined, we may, pursuant to the Treasury regulations, file an amended return that reflects the payments attributable to unmined coal as ordinary income and not as received from the sale of coal under Section 631.

Our royalties from coal leases generally will be treated as proceeds from sales of coal to which Section 631 applies. Accordingly, the difference between the royalties paid to us by the lessees and the adjusted depletion basis in the extracted coal generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please read “—Sales of Coal Reserves or Timberland.” Our royalties that do not qualify under Section 631(c) generally will be taxable as ordinary income in the year of sale.

Coal Depletion. In general, we are entitled to depletion deductions with respect to coal mined from the underlying mineral property. Subject to the limitations on the deductibility of losses discussed above, we generally are entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%. If Section 631(c) applies to the disposition of the coal, however, we are not eligible for percentage depletion. Please read “—Coal Income.”

Depletion deductions we claim generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of our percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax, the consequences of which are not addressed herein. In addition, a corporate unitholder’s allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner’s allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

Oil and Natural Gas Depletion. Subject to the limitations on deductibility of losses discussed above (please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses”), unitholders may be entitled to depletion deductions with respect to our oil and natural gas royalty interests. The deduction is equal to the greater of cost depletion limited to the basis of the property or (if otherwise allowable) percentage depletion.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% of the unitholder’s gross income from the oil and gas property for the taxable year. A unitholder generally may deduct percentage depletion only to the extent the unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. A limitation equal to the lower of 65% of taxable income or 100% of taxable income from the property further limits the deduction for the taxable year.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and natural gas interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of oil and gas depletion.

Although the Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of its unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Timber Income. Section 631 of the Code provides special rules by which gains or losses on the sale of timber may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Code. Specifically, if the owner of timber (including a holder of a contract right to cut timber) held for more than one year disposes of that timber under any contract by virtue of which the owner retains an economic interest in the timber under Section 631(b) of the Code, the gain or loss realized will be treated under Section 1231 of the Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please read “—Sales of Coal Reserves or Timberland.” In computing such gain or loss, the amount realized is reduced by the adjusted basis in the timber, determined as described in “—Timber Depletion.” For purposes of Section 631(b), the timber generally is deemed to be disposed of on the day on which the timber is cut (which is generally deemed to be the date when, in the ordinary course of business, the quantity of the timber cut is first definitely determined).

Proceeds we receive from standing timber sales generally will be treated as sales of timber to which Section 631 applies. Accordingly, the difference between those proceeds and the adjusted basis in the timber sold generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please read “—Sales of Coal Reserves and Timberland.” Gains from sale of timber by us that do not qualify under Section 631 generally will be taxable as ordinary income in the year of sale.

Timber Depletion. Timber is subject to cost depletion and is not subject to accelerated cost recovery, depreciation or percentage depletion. Timber depletion is determined with respect to each separate timber account (containing timber located in a timber “block”) and is equal to the product obtained by multiplying the units of timber cut by a fraction, the numerator of which is the aggregate adjusted basis of all timber included in such account and the denominator of which is the total number of timber units in such timber account. The depletion allowance so calculated for the timber cut in a particular period represents the adjusted tax basis of such cut timber for purposes of determining gain or loss on its disposition. The tax basis of the remaining timber in each timber account is reduced by the depletion allowance for cut timber from such account.

Sales of Coal Reserves or Timberland. If any of our coal reserves or timberland are sold or otherwise disposed of in a taxable transaction, we will recognize (and allocate to our unitholders) any gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether our coal reserves or the particular tract of timberland sold are held by it:

•	for sale to customers in the ordinary course of business (i.e., we are a “dealer” with respect to that property);

•	for use in a trade or business within the meaning of Section 1231 of the Code; or

•	as a capital asset within the meaning of Section 1221 of the Code.

In determining dealer status with respect to coal reserves, timberland and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

We intend to hold our coal reserves and timberland for the purposes of generating cash flow from coal royalties and periodic harvesting and sale of timber and achieving long-term capital appreciation. Although we may consider strategic sales of coal reserves and timberland consistent with achieving long-term capital appreciation, we do not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sales. Thus, we do not believe that we will be viewed as a dealer. In light of the factual nature of this question, however, there is no assurance that our purposes for holding our properties will not change and that its future activities will not cause us to be a “dealer” in coal reserves or timberland.

If we are not a dealer with respect to our coal reserves or our timberland and we have held the disposed property for more than a one-year period primarily for use in our trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Code. If we have not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

A unitholder’s distributive share of any Section 1231 gain or loss generated by us will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

If we are not a dealer with respect to its coal reserves or a particular tract of timberland, and that property is not used in a trade or business, the property will be a “capital asset” within the meaning of Section 1221 of the Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon our holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

Upon a disposition of coal reserves or timberland, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to us.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. A common unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the common unitholder’s amount realized and tax basis in the units sold. A common unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the units sold. Because the amount realized includes a common unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of units, the common unitholder’s tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling common unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a common unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A common unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A common unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the common unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the common unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a common unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. The Department of the Treasury and the IRS issued final Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. The regulations apply beginning with our taxable year that began on January 1, 2016. Nonetheless, the regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

A common unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements. A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have terminated our partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all common unitholders. In the case of a common unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such common unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. However, pursuant to an IRS relief procedure the IRS may allow, among other things, a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Code, and a termination would result in a deferral of our deductions for depreciation and thus may increase the taxable income allocable to our unitholders. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Common Units

Because we cannot match transferors and transferees of units and other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A common unitholder’s tax basis in its units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt organizations or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Non-U.S. Unitholders will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain realized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if at any time during the shorter of the five-year period ending on the date of the disposition or the Non-U.S. holder’s holding period for the common unit (i) such Non-U.S. holder owned (directly or constructively applying certain attribution rules) more than 5% of our units and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and certain associated personal property, and interests in certain entities holding U.S. real estate). More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each common unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a common unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the common unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any common unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each common unitholder with an interest in the outcome may participate in that action.

A common unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner and unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity. Generally, we expect to elect to have our general partner and unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. With respect to audit adjustments as to an entity in which we are a member or partner, the Joint Committee of Taxation has stated that we would not be able to have our general partner and our unitholders take such audit adjustment into account. If we are unable to have our general partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, our then current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our Common Units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties, and interest, our cash available for distribution to our Unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Congress has proposed changes to the Bipartisan Budget Act, and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Internal Revenue Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of the unitholders. These rules are not applicable for taxable years beginning on or prior to December 31, 2017.

Additional Withholding Requirements. Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other foreign entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally apply to payments of FDAP Income currently and generally will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent ETP has FDAP Income or has Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other foreign entities, or persons that hold their common units through such foreign entities, may be subject to withholding on distributions they receive from ETP, or their distributive share of ETP’s income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in ETP’s common units.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)    the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)    a statement regarding whether the beneficial owner is:

(a)    a non-U.S. person;

(b)    a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c)    a tax-exempt entity;

(3)    the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)    specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, common unitholders will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which the common unitholder is a resident. We conduct business or own property in many states in the United States. Most of these states impose an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in other states in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

A unitholder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though such unitholder may not be required to file a return and pay taxes in certain jurisdictions because its income from such jurisdictions falls below the jurisdiction’s filing and payment requirement. Further, a common unitholder may be subject to penalties for a failure to comply with any filing or payment requirement applicable to such unitholder. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a common unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular common unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident common unitholder from the obligation to file an income tax return.

It is the responsibility of each common unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective common unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each common unitholder to file all tax returns that may be required of the common unitholder.

DESCRIPTION OF SXL COMMON UNITS

SXL common units represent limited partner interests in SXL. SXL common units entitle the holders to participate in partnership distributions and to exercise the rights and privileges available to limited partners under the current SXL partnership agreement.

Where Common Units Are Traded

SXL’s outstanding common units are listed on the NYSE under the symbol “SXL.” The common units received by ETP unitholders in the merger will also be listed on the NYSE. Following the consummation of the merger, it is expected that SXL will change its name to “Energy Transfer Partners, L.P.” and apply to continue the listing of its common units on the NYSE under the symbol “ETP.”

Quarterly Distributions

The current SXL partnership agreement requires that SXL distribute 100% of its “Available Cash” (as defined in the current SXL partnership agreement) to its partners within 45 days following the end of each quarter. Available Cash consists generally of all of SXL’s cash on hand less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of SXL GP to provide for the proper conduct of the business, comply with applicable law or any debt agreement and provide funds for distributions to unitholders and SXL GP in respect of any one or more of the next four quarters plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Please see “Comparison of Rights of SXL Unitholders and ETP Unitholders—Distributions of Available Cash” for a further discussion of SXL’s quarterly distributions.

Transfer Agent and Registrar

SXL’s transfer agent and registrar for the SXL common units is American Stock Transfer & Trust Company.

Summary of Partnership Agreement

A summary of the important provisions of the SXL partnership agreement is included under the caption “Comparison of the Rights of SXL Unitholders and ETP Unitholders” in this proxy statement/prospectus.

COMPARISON OF RIGHTS OF SXL UNITHOLDERS AND ETP UNITHOLDERS

The rights of ETP unitholders are currently governed by ETP’s Second Amended and Restated Agreement of Limited Partnership, as amended (the “ETP partnership agreement”), and the Delaware LP Act. The rights of SXL’s unitholders are currently governed by the Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., as amended (the “current SXL partnership agreement”), and the Delaware LP Act. In conjunction with the closing of the merger, SXL GP will enter into the Fourth Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., a form of which is attached to this proxy statement/prospectus as Annex C (the “SXL partnership agreement”), which, together with the Delaware LP Act, will govern the rights of ETP unitholders and the current SXL unitholders following the consummation of the merger. ETP GP will execute a joinder agreement agreeing to be bound by the SXL partnership agreement, which will provide for the admission of ETP GP as the general partner of SXL at the effective time of the GP merger. Unless the context otherwise requires, the description of the rights of SXL unitholders appearing in this section describe the rights provided for in the SXL partnership agreement.

There are many differences between the rights of ETP unitholders and the rights of SXL unitholders. Some of these, such as distribution and voting rights, are significant. The following description summarizes the material differences that may affect the rights of ETP unitholders and SXL unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. ETP unitholders should read carefully the relevant provisions of the SXL partnership agreement and the ETP partnership agreement. A form of the SXL partnership agreement is attached to this proxy statement/prospectus as Annex C. Copies of the other documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Purpose

ETP	SXL
ETP’s stated purpose is to serve as a limited partner of Heritage ETC, L.P. a Delaware limited partnership, and any successors thereto (the “ETP Operating Partnership”), to engage in any business activities that the ETP Operating Partnership is permitted to engage in and to engage in any business activities that are approved by its general partner.	SXL’s stated purpose is to serve as a limited partner of Sunoco Logistics Partners Operations L.P., a Delaware limited partnership, and any successors thereto (the “SXL Operating Partnership”), to engage in any business activities that the SXL Operating Partnership or its subsidiaries are permitted to engage in and to engage in any business activities that are approved by its general partner.

Outstanding Units

ETP	SXL

As of March 20, 2017, ETP had outstanding (a) approximately 552,581,775 common units, (b) 8,853,832 Class E units, (c) 90,706,500 Class G units, (d) 81,001,069 Class H units, (e) 100 Class I units, (f) no Class J units, (g) 101,525,429 Class K units and (h) 6,280,316 ETP restricted units granted under the ETP equity plans.

As of March 20, 2017, SXL had outstanding (a) 322,388,550 common units, (b) 9,416,196 Class B units representing limited partner interests in SXL (“Class B units”), and (c) 3,224,477 common units subject to outstanding unvested awards under employee and director equity plans of SXL.

Pursuant to the terms of the merger agreement, the Class B units, which are owned indirectly by ETP, will automatically be cancelled for no consideration. Additionally, pursuant to the terms of the merger agreement, the SXL partnership agreement will

ETP	SXL
The Class E units, Class G units, Class H units, Class I units, Class J units and Class K are not convertible into ETP common units and do not have any other redemption or conversion rights.	provide for the establishment of the SXL Class E units, SXL Class G units, SXL Class I units, SXL Class J units and SXL Class K units, each a class of units representing limited partner interests in SXL, in such number and with the same rights, preferences, privileges, duties and obligations as the Class E units, Class G units, Class I units, Class J units and Class K units of ETP, respectively.

Issuance of Additional Securities

ETP	SXL

The ETP partnership agreement authorizes ETP to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the general partner in its sole discretion without the approval of the ETP unitholders. Any such additional partnership securities may be senior to the common units.

It is possible that ETP will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units issued by ETP will be entitled to share equally with the then-existing holders of common units in distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in ETP’s net assets.

In accordance with Delaware law and the provisions of the ETP partnership agreement, ETP may also issue additional partnership securities that, in the sole discretion of the general partner, have special voting rights to which the common units are not entitled.

The ETP partnership agreement also restricts ETP’s ability to issue any securities with distribution rights prior to liquidation that are senior to or on a parity with either of the Class H units or Class I units or that have allocation rights that are senior to or on a parity with the allocations with respect to Net Termination Gains (as defined in the ETP partnership agreement) applicable to the Class H units. If the merger is completed, each outstanding Class H unit will be cancelled for no consideration.

The SXL partnership agreement authorizes SXL to issue an unlimited number of additional limited partner interests, other equity securities, options, rights, warrants and appreciation rights for the consideration and on the terms and conditions established by the general partner without the approval of the SXL common unitholders. Any such additional partnership securities may be senior to the SXL common units.

It is possible that SXL will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units issued by SXL will be entitled to share equally with the then-existing holders of common units in distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in SXL’s net assets.

In accordance with Delaware law and the provisions of the SXL partnership agreement, the general partner may also issue additional partnership securities that have special voting rights to which the common units are not entitled.

Distributions of Available Cash

ETP	SXL
General. Within 45 days after the end of each quarter, ETP will distribute all available cash to its partners as of the applicable record date.	General. Within 45 days after the end of each quarter, SXL will distribute all available cash to partners of record on the applicable record date.

ETP	SXL

Definition of Available Cash. Available cash is defined in the ETP partnership agreement and generally means, for any calendar quarter, all cash on hand at the end of such quarter:

•    less the amount of cash reserves that the general partner in its reasonable discretion determines is necessary or appropriate to:

•    provide for the proper conduct of ETP’s business (including reserves for future capital expenditures);

•    comply with applicable law, any of ETP’s debt instruments or other agreements; or

•    provide funds for distributions to unitholders and the general partner for any one or more of the next four quarters;

•    plus all cash on hand immediately prior to the date of the distribution of available cash for the quarter.

ETP will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed equals operating surplus since the date of ETP’s initial public offering through the close of the immediately preceding quarter. ETP will treat any amounts distributed in excess of operating surplus as capital surplus.

Definition of Available Cash. Available cash is defined in the SXL partnership agreement and generally means, for any calendar quarter, all cash on hand at the end of such quarter:

•    less the amount of cash reserves that the general partner in good faith determines is necessary or appropriate to:

•    provide for the proper conduct of SXL’s business (including reserves for future capital expenditures and for anticipated future credit needs of SXL);

•    comply with applicable law, any of SXL’s debt instruments or other agreements; or

•    provide funds for distributions to unitholders and the general partner for any one or more of the next four quarters;

•    plus all cash on hand on the date of determination of available cash for the quarter.

SXL will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed equals the operating surplus since the date of SXL’s initial public offering through the close of the immediately preceding quarter. SXL will treat any amounts distributed in excess of operating surplus as capital surplus.

Definition of Operating Surplus. Operating surplus for any period generally means the sum of:

•    $10.0 million (as described below) plus all cash and cash equivalents of ETP on hand as of the close of business on the closing date of its initial public offering; plus

•    all its cash receipts for the period beginning on the closing date of its initial public offering and ending with the last day of such period, other than cash receipts from interim capital transactions; plus

•    all cash receipts of ETP after the end of such period but on or before the date of determination of operating surplus with respect to such period resulting from borrowings for working capital purposes, plus

Definition of Operating Surplus. Operating surplus for any period generally means:

•    $15.0 million (as described below) plus all cash and cash equivalents of SXL on hand as of the close of business on the closing date of its initial public offering; plus

•    all of its cash receipts for the period beginning on the closing date of its initial public offering and ending with the last day of such period, other than cash receipts from interim capital transactions; plus

•    all cash receipts of SXL after the end of such period but on or before the date of determination of operating surplus with respect to such period resulting from borrowings for working capital purposes, plus

•    an amount equal to the accumulated and undistributed operating surplus of ETP

ETP	SXL

•    an amount equal to the operating surplus of Regency Energy Partners LP immediately prior to ETP’s acquisition of Regency Energy Partners LP, less the sum of

•    operating expenditures; plus

•    the amount of cash reserves established by its general partner to provide funds for future operating expenditures, provided, however, that disbursements made or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of available cash with respect to such period will be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within such period if the general partner so determines.

Operating surplus includes a provision that will enable ETP, if it chooses, to distribute as operating surplus up to $10.0 million of cash it receives from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus.

immediately prior to the closing of the merger (including $10.0 million of cash received from non-operating sources that ETP may distribute as operating surplus under the ETP partnership agreement), less the sum of

•    operating expenditures; plus

•    the amount of cash reserves established by its general partner to provide funds for future operating expenditures, provided, however, that disbursements made or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of available cash with respect to such period will be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within such period if the general partner so determines.

Operating surplus includes a provision that will enable SXL, if it chooses, to distribute as operating surplus up to $25.0 million of cash it receives from non-operating sources, such as asset sales, issuances of securities and long-term borrowings, that would otherwise be distributed as capital surplus.

Definition of Capital Surplus. Capital surplus will generally be generated only by:

•    borrowings other than working capital borrowings;

•    sales of debt and equity securities; and

•    sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Definition of Capital Surplus. Capital surplus will generally be generated only by:

•    borrowings other than working capital borrowings;

•    sales of debt and equity securities; and

•    sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Distributions of Available Cash from Operating Surplus to Common Unitholders, Class E Unitholders and Class G Unitholders.

Subject to the distributions to be made to any Class H unitholders, Class I unitholders and Class K unitholders as described below, ETP is required to make distributions of any remaining available cash from operating surplus for any quarter in the following manner:

•    first, 100% to all common unitholders, Class E unitholders, Class G unitholders and the general partner, in accordance with their percentage

Distributions of Available Cash from Operating Surplus.

SXL is currently required to make distributions of available cash from operating surplus for any quarter in the following manner:

•    first, 100% to all common unitholders and the general partner, in accordance with their percentage interests, until each common unit has received $0.075 per common unit for such quarter, also known as the minimum quarterly distribution;

•    second, 100% to all common unitholders and the general partner, in accordance with their

ETP	SXL

interests, until each common unit has received $0.25 per unit for such quarter, also known as the minimum quarterly distribution;

•    second, 100% to all common unitholders, Class E unitholders, Class G unitholders and the general partner, in accordance with their respective percentage interests, until each common unit has received $0.275 per unit for such quarter, also known as the first target distribution; and

•    thereafter, in the manner described in “—Incentive Distribution Rights” below.

Limitations on Distributions to Class E Unitholders and Class G Unitholders.

•    For each taxable year, no portion of any partnership cash distribution attributable to (i) any distribution or dividend received by ETP from ETP Holdco Corporation (“Holdco”) or the proceeds of any sale of the capital stock of Holdco or (ii) any interest payments received by ETP with respect to indebtedness of ETP or its subsidiaries (referred to as “Holdco Distributions”) will be distributed to the Class E units or Class G units.

•    The aggregate partnership distributions made to each Class E unit in respect of each fiscal year may not exceed $1.41.

•    The aggregate partnership distributions made to each Class G unit for each taxable year will not exceed $3.75.

respective percentage interests, until each common unit has received $0.0833 per common unit for such quarter, also known as the first target distribution; and

•    thereafter, in the manner described in “—Incentive Distribution Rights” below.

The SXL partnership agreement will provide that the SXL Class E units and SXL Class G units participate in the distributions of available cash and receive their respective percentage interests. Notwithstanding the foregoing, the distributions on each SXL Class E unit may not exceed $1.41 per year and distributions on each SXL Class G unit may not exceed $3.75 per year. In addition, the distributions to the holders of the incentive distribution rights will not exceed the amount holders of the incentive distribution rights would otherwise receive if the available cash for distribution were reduced to the extent it constitutes amounts previously distributed with respect to the SXL Class G units.

The SXL partnership agreement will also provide distribution rights with respect to the SXL Class K units as correspond to the distribution rights contained in the ETP partnership agreement with respect to the Class K units.

Distributions to Class H Unitholders. The Class H units do not have a percentage interest and holders are not entitled to receive distributions of cash from operating surplus or capital surplus; however, prior to any distribution of available cash to any class of ETP units, Class H units are entitled to receive distributions of available cash in an amount equal to 90.05% of all distributions to ETP by SXL GP with respect to the incentive distribution rights and general partner interest in SXL, calculated on a cumulative basis beginning with the quarter ended March 31, 2015.

Distributions to Class I unitholders. The Class I units do not have a percentage interest and holders are not entitled to receive distributions of available cash from operating surplus or capital surplus; however, prior to making any distribution of available cash for the quarter ending December 31, 2016 to any class of ETP units

ETP	SXL

other than the Class H units, the Class I units are entitled to cash distributions equal to $2.0 million for such quarter. The Class I units are not entitled to any cash distributions for any quarter subsequent to the quarter ending December 31, 2016.

Distributions to Class J unitholders. The Class J units do not have a percentage interest and holders are not entitled to receive distributions of available cash from operating surplus or capital surplus.

Distributions to Class K unitholders. The Class K units do not have a percentage interest and holders are not entitled to receive distributions of cash from operating surplus or capital surplus; however prior to ETP making any distribution of available cash to any class of ETP units other than the Class H units and the Class I units, each Class K unit is entitled to a quarterly cash distribution in an amount equal to $0.67275 per Class K unit; provided, however, no portion of any partnership cash distribution attributable to (i) any distribution or dividend received by ETP from Holdco or the proceeds of any sale of the capital stock of Holdco or (ii) any Holdco Distributions.

Distributions from Capital Surplus.

How Distributions from Capital Surplus Will Be Made. ETP is required to make distributions of available cash from capital surplus initially to the Class H unitholders and Class I unitholders in a manner similar to the distributions of available cash from operating surplus, as described above. ETP will make distributions of any remaining available cash from capital surplus in the following manner:

•    first, to all unitholders and its general partner, in accordance with their respective percentage interests, until ETP distributes for each outstanding common unit, an amount of available cash from capital surplus equal to our initial public offering price; and

•    thereafter, ETP will make all distributions of available cash from capital surplus as if they were from operating surplus.

Distributions from Capital Surplus.

How Distributions from Capital Surplus Will Be Made. SXL is currently required to make distributions of available cash from capital surplus in the following manner:

•    first, to all unitholders and its general partner, in accordance with their respective percentage interests, until SXL distributes for each outstanding common unit, an amount of available cash from capital surplus equal to the initial public offering price of its common units; and

•    thereafter, SXL will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus. The ETP partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from ETP’s initial public offering, which is a return of capital. The initial public offering price per common unit less any distributions of capital surplus per unit is referred to as unrecovered capital.	Effect of a Distribution from Capital Surplus. The SXL partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from SXL’s initial public offering, which is a return of capital. The initial public offering price per common unit less any distributions of capital surplus per unit is referred to as unrecovered capital.

Incentive Distribution Rights

ETP	SXL

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution has been paid. ETP’s general partner currently holds the incentive distribution rights. Distributions of additional available cash from operating surplus (other than as described above) will be distributed in the following manner:

If for any quarter:

•    first, (i) to the general partner in accordance with its percentage interest, (ii) 13% to the holders of the incentive distribution rights, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the incentive distribution rights, until each common unit has received $0.3175 per unit for such quarter, also known as the second target distribution;

•    second, (i) to the general partner in accordance with its percentage interest, (ii) 23% to the holders of the incentive distribution rights, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the incentive distribution rights, until each common unit has received $0.4125 per unit for such quarter, also known as the third target distribution; and

•    thereafter, (i) to the general partner in accordance with its percentage interest, (ii) 48% to the holder of the incentive distribution rights, pro rata, and (iii) to all common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the incentive distribution rights.

Notwithstanding the foregoing, the distributions on each Class E unit may not exceed $1.41 per year and distributions on each Class G unit may not exceed $3.75 per year. In addition, the distributions to the holders of the incentive distribution rights will not exceed the amount holders of the incentive distribution rights would otherwise receive if the available cash for distribution were reduced to the extent it constitutes

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution has been paid. SXL’s general partner currently holds the incentive distribution rights. Distributions of additional available cash from operating surplus (other than as described above) will be distributed in the following manner:

If for any quarter:

•    first, (i) to the general partner in accordance with its percentage interest, (ii) 13% to the holders of the incentive distribution rights, pro rata, and (iii) to all SXL common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the incentive distribution rights, until each SXL common unit has received $0.0958 per unit for such quarter, also known as the second target distribution;

•    second, (i) to the general partner in accordance with its percentage interest, (ii) 35% to the holders of the incentive distribution rights, pro rata, and (iii) to all SXL common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the incentive distribution rights, until each SXL common unit has received $0.2638 per unit for such quarter, also known as the third target distribution; and

•    thereafter, (i) to the general partner in accordance with its percentage interest, (ii) 48% to the holders of the incentive distribution rights, pro rata, and (iii) to all SXL common unitholders, Class E unitholders and Class G unitholders, pro rata, a percentage equal to 100% less the percentages applicable to the general partner and holders of the incentive distribution rights.

The incentive distributions described above do not reflect the impact of incentive distribution subsidies previously agreed to by ETP in connection with previous transactions.

ETP	SXL

amounts previously distributed with respect to the Class G units.

The incentive distributions described above do not reflect the impact of incentive distribution subsidies previously agreed to by ETE in connection with previous transactions.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

ETP	SXL

If ETP combines its units into fewer units or subdivides its units into a greater number of units, it will proportionately adjust:

•    the minimum quarterly distribution;

•    the target distribution levels; and

•    the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution and the unrecovered capital would be reduced to 50% of its initial level. ETP will not make any adjustment by reason of our issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes ETP to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, under the terms of the ETP partnership agreement, ETP can reduce its minimum quarterly distribution and the target cash distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates.

If SXL combines its units into fewer units or subdivides its units into a greater number of units, it will proportionately adjust:

•    the minimum quarterly distribution;

•    the target distribution levels; and

•    the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered capital would be reduced to 50% of its initial level. SXL will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes SXL to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, SXL can reduce its minimum quarterly distribution and the target cash distribution levels by multiplying the same by one minus the sum of the highest marginal federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates.

Distributions of Cash upon Liquidation

ETP	SXL
If ETP dissolves in accordance with the ETP partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Upon dissolution, subject to Section 17-804 of the Delaware LP Act, ETP will first apply the proceeds of liquidation to the payment of its creditors and the creation of a reserve for contingent liabilities. ETP will distribute any remaining proceeds to the unitholders, in accordance with the positive balance in their respective capital accounts.	If SXL dissolves in accordance with the SXL partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. Upon dissolution, subject to Section 17-804 of the Delaware LP Act, SXL will first apply the proceeds of liquidation to the payment of its creditors and the creation of a reserve for contingent liabilities. SXL will distribute any remaining proceeds to the unitholders, in accordance with the positive balance in their respective capital accounts.

Merger, Sale or Other Disposition of Assets

ETP	SXL

A merger or consolidation of ETP requires the prior consent of the general partner. The general partner has discretion to consent to any merger or consolidation.

The ETP partnership agreement generally prohibits the general partner, without the prior approval of the holders of a unit majority, from causing ETP to sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on ETP’s behalf the sale, exchange or other disposition of all or substantially all of its assets or the assets of its subsidiaries. The general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of ETP’s assets without such approval. The general partner may also sell all or substantially all of ETP’s assets under a foreclosure or other realization upon the encumbrances above without such approval.

If the conditions specified in the ETP partnership agreement are satisfied, the general partner may merge ETP or any of its subsidiaries into, or convey some or all of their assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in ETP’s legal form into another limited liability entity.

Unitholders are not entitled to dissenters’ rights of appraisal under the ETP partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of ETP’s assets or any other transaction or event.

A merger or consolidation of SXL requires the prior consent of the general partner. The general partner has discretion to consent to any merger or consolidation.

The SXL partnership agreement generally prohibits the general partner, without the prior approval of the holders of a unit majority, from causing SXL to sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on SXL’s behalf the sale, exchange or other disposition of all or substantially all of its assets or the assets of its subsidiaries. The general partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of SXL’s assets without such approval. The general partner may also sell all or substantially all of SXL’s assets under a foreclosure or other realization upon the encumbrances above without such approval.

If the conditions specified in the SXL partnership agreement are satisfied, the general partner may merge SXL or any of its subsidiaries into, or convey some or all of their assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in SXL’s legal form into another limited liability entity.

Unitholders are not entitled to dissenters’ rights of appraisal under the SXL partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of SXL’s assets or any other transaction or event.

Election of General Partner and Directors of the General Partner

ETP	SXL
Unitholders are not entitled to elect the general partner or its directors. Unitholders are not entitled to remove directors.	Unitholders are not entitled to elect the general partner or its directors. Unitholders are not entitled to remove directors.

Meetings; Voting

ETP	SXL

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

If authorized by the general partner, any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless an action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in the partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the general partner and its affiliates owns, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, limited partners or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited. Limited partners interests that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the general partner at the written direction of the record holder. Absent direction of this kind, the limited partner interests will not be voted, except that, in the case of limited partner interests held by the general partner on behalf of non-citizen assignees, the general partner will distribute the votes on those limited partner interests in the same ratios as the votes of limited partners on other limited partner interests are cast.

If authorized by the general partner, any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing describing the action so taken are signed by limited partners owning not less than the minimum percentage of the outstanding units as would be necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by the general partner or by limited partners owning at least 20% of the outstanding units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless an action by the limited partners requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in the partnership, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the general partner and its affiliates owns, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on

ETP	SXL

Except as required by Delaware law, the Class E, Class G, Class H, Class I, Class J and Class K units are not entitled to vote on any matters related to ETP other than any amendment to the ETP partnership agreement that would adversely affect the Class E, Class G, Class H, Class I, Class J and Class K units, respectively, in any material respect.

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the ETP partnership agreement will be delivered to the record holder by ETP or by the transfer agent.

any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. The foregoing limitation will not apply (i) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly from the general partner or its affiliates, or (ii) to any person or group who acquired 20% or more of any outstanding partnership securities of any class then outstanding directly or indirectly from a person or group described in clause (i).

Except as required by Delaware law, the SXL Class E units, SXL Class G units, SXL Class I units, SXL Class J units and SXL Class K units will not be entitled to vote on any matters related to SXL other than any amendment to the SXL partnership agreement that would adversely affect the SXL Class E units, SXL Class G units, SXL Class I units, SXL Class J units and SXL Class K units, respectively, in any material respect.

Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the SXL partnership agreement will be delivered to the record holder by SXL or by the transfer agent.

Advance Notice Requirements for Nominations and Other Proposals

ETP	SXL
Not applicable.	Not applicable.

Withdrawal or Removal of the General Partner

ETP	SXL

ETP GP may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the ETP partnership agreement.

SXL GP may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the SXL partnership agreement.

ETP	SXL

Upon the withdrawal of the general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest, the holders of a majority of the outstanding units entitled to vote may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the partnership will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of the outstanding units agree in writing to continue ETP’s business and to appoint a successor general partner. See “—Termination and Dissolution.”

The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by the general partner and its affiliates, and ETP receives an opinion of counsel regarding limited liability and tax matters, and, in certain circumstances, the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units (including common units held by the general partner and its affiliates). The ownership of more than 33 1/3% of the outstanding units by the general partner and its affiliates would give them the practical ability to prevent the general partner’s removal.

The ETP partnership agreement also provides that if (i) the general partner is removed as the general partner under circumstances where cause does not exist or (ii) the general partner withdraws and such withdrawal does not violate the ETP partnership agreement, if a successor general partner is elected, the general partner has an option to require its successor to purchase its partnership interest as the general partner in ETP and ETP’s subsidiaries, and its incentive distribution rights in an amount in cash equal to the fair market value of those interests.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the ETP partnership agreement, if a successor general partner is elected, a successor general partner will have the option to purchase the general partner interest in ETP and ETP’s subsidiaries and incentive distribution rights of the general partner for a cash payment equal to the fair market value of those interests.

Upon the withdrawal of the general partner under any circumstances, other than as a result of a transfer by the general partner of all or a part of its general partner interest, the holders of a majority of the outstanding units entitled to vote may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the partnership will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of the outstanding units agree in writing to continue SXL’s business and to appoint a successor general partner. See “—Termination and Dissolution.”

The general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by the general partner and its affiliates, and SXL receives an opinion of counsel regarding limited liability and tax matters, and, in certain circumstances, the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units (including common units held by the general partner and its affiliates). The ownership of more than 33 1/3% of the outstanding units by the general partner and its affiliates would give them the practical ability to prevent the general partner’s removal.

The SXL partnership agreement also provides that if the general partner is removed as the general partner under circumstances where cause does not exist or the general partner withdraws and such withdrawal does not violate the SXL partnership agreement, if a successor general partner is elected, the general partner has an option to require its successor to purchase its partnership interest (or equivalent interest) as the general partner in SXL and SXL’s subsidiaries, and its incentive distribution rights for an amount in cash equal to the fair market value of those interests.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates the SXL partnership agreement, if a successor general partner is elected (or if SXL is reconstituted and the successor general partner is not the former general

ETP	SXL
If the options described above are not exercised, the general partner will become a limited partner and the general partner’s interest will be converted into common units. The successor will contribute to ETP cash in an amount equal to the product of the percentage interest of the general partner in ETP and the net agreed value of the ETP’s assets.

partner), a successor general partner will have the option to purchase the general partner interest in SXL and SXL’s subsidiaries and incentive distribution rights of the general partner for a cash payment equal to the fair market value of those interests.

If the options described above are not exercised, the general partner will become a limited partner and the general partner’s interest will be converted into common units. The successor will contribute to SXL cash in an amount equal to the product of the percentage interest of the general partner in SXL and the net agreed value of SXL’s assets.

Transfer of General Partner Interests

ETP	SXL

The general partner may not transfer all or any part of its general partner interest unless:

•     the transferee agrees to assume the rights and duties of the general partner under the ETP partnership agreement;

•     ETP receives an opinion of counsel that such transfer would not result in the loss of limited liability of any limited partner, or cause ETP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

•     such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the general partner.

The general partner may not transfer all or any part of its general partner interest unless:

•     the transferee agrees to assume the rights and duties of the general partner under the SXL partnership agreement;

•     SXL receives an opinion of counsel that such transfer would not result in the loss of limited liability of any limited partner, or cause SXL to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; and

•     such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the general partner or managing member, if any.

Transfer of Incentive Distribution Rights

ETP	SXL
A holder of incentive distribution rights may transfer any or all of the incentive distribution rights held by such holder without the consent of unitholders to one or more of its affiliates or one or more persons in connection with the merger or consolidation of such holder with and into another person or the transfer by such holder of all or substantially all of its assets to another person. Any other transfer of incentive distribution rights requires the prior approval of holders of at least a unit majority.	A holder of incentive distribution rights may transfer any or all of the incentive distribution rights held by such holder without the consent of unitholders if the transferee agrees to be bound by the SXL partnership agreement.

Limited Preemptive Right

ETP	SXL

Upon issuance of additional partnership securities, the general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its percentage interest in ETP. The general partner’s percentage interest in ETP will be reduced if ETP issues additional units in the future and the general partner does not contribute a proportionate amount of capital to ETP to maintain its percentage interest. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from ETP whenever, and on the same terms that, ETP issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership securities. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Upon issuance of additional partnership securities, the general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its percentage interest in SXL. The general partner’s percentage interest in SXL will be reduced if SXL issues additional units in the future and the general partner does not contribute a proportionate amount of capital to SXL to maintain its percentage interest. Moreover, the general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from SXL whenever, and on the same terms that, SXL issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership securities. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Limited Call Right

ETP	SXL
If at any time persons other than the general partner and its affiliates do not own more than 20% of the total limited partner interests of any class, the general partner will have the right, which it may assign to any of its affiliates or to ETP, to acquire all, but not less than all, of those common units at a price no less than their then-current market price.	If at any time the general partner and its affiliates hold more than 80% of the total limited partner interests of any class then outstanding, the general partner will have the right, which it may assign to any of its affiliates or to SXL, to acquire all, but not less than all, of those limited partner interests at a price no less than their then-current market price.

Amendment of Partnership Agreement

ETP	SXL
General. Amendments to the ETP partnership agreement may be proposed only by or with the consent of the general partner. Certain amendments require the approval of a majority of the outstanding common units, including common units owned by the general partner and its affiliates. Any amendment that materially and adversely affects the rights or preferences of any class of partnership interest in relation to other classes requires the approval of at least a majority of the partnership class so affected. Except as described below, an amendment must be approved by a majority of the outstanding units.	General. Amendments to the SXL partnership agreement may be proposed only by the general partner. Any amendment that materially and adversely affects the rights or preferences of any class of partnership interest in relation to other classes requires the approval of at least a majority of the partnership class so affected. Except as described below, an amendment must be approved by a majority of the outstanding units.

ETP	SXL

Prohibited Amendments. Without the consent of the holders of at least 90% of the outstanding units, the ETP partnership agreement may not be amended to:

•     enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•     enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by ETP to the general partner or any of its affiliates without the consent of the general partner, which may be given or withheld in its sole discretion.

Prohibited Amendments. Without the consent of the holders of at least 90% of the outstanding units, the SXL partnership agreement may not be amended to:

•     enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

•     enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by SXL to the general partner or any of its affiliates without the consent of the general partner, which may be given or withheld at its option; or

•     change the provision regarding the dissolution of SXL upon election by the general partner that is approved by holders of a unit majority.

No Unitholder Approval. The general partner may generally make amendments to the ETP partnership agreement without the approval of any limited partner or assignee to reflect:

•     a change in ETP’s name, the location of its principal place of business, the registered agent or registered office;

•     the admission, substitution, withdrawal or removal of partners in accordance with the ETP partnership agreement;

•     a change that, in the sole discretion of ETP’s general partner, is necessary or advisable for the partnership to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership and operating partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•     a change that, in the discretion of the general partner, (i) does not adversely affect the unitholders in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware LP Act) or (B) facilitate the trading of the common

No Unitholder Approval. The general partner may generally make amendments to the SXL partnership agreement without the approval of any limited partner or assignee to reflect:

•     a change in SXL’s name, the location of its principal place of business, the registered agent or registered office;

•     the admission, substitution, withdrawal or removal of partners in accordance with the SXL partnership agreement;

•     a change that SXL’s general partner determines to be necessary or appropriate for the partnership to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership, SXL Operating Partnership and their subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as an entities for federal income tax purposes;

•     a change that the general partner determines (i) does not adversely affect the limited partners in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware LP Act) or (B) facilitate

ETP	SXL

units (including the division of any class or classes of outstanding common units into different classes to facilitate uniformity of tax consequences within such classes of units) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the common units are or will be listed for trading, (iii) is necessary or advisable in connection with action taken by the general partner pursuant to a split or combination of units authorized under the ETP partnership agreement, or (iv) is required to effect the intent expressed in the registration statement related to ETP’s initial public offering or the intent of the provisions of the ETP partnership agreement or is otherwise contemplated by the ETP partnership agreement;

•     a change in ETP’s fiscal year or taxable year and related changes;

•     an amendment that is necessary, in the opinion of ETP’s counsel, to prevent the partnership or ETP’s general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•     an amendment that, in the discretion of the general partner, is necessary or advisable in connection with the authorization of issuance of any class or series of partnership securities;

•     any amendment expressly permitted in the ETP partnership agreement to be made by ETP’s general partner acting alone;

•     an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the terms of the ETP partnership agreement;

•     an amendment that, in the discretion of the general partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the partnership of, or investment by the partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than ETP Operating Partnership, in connection with the conduct by the partnership of activities permitted by the terms of the ETP partnership agreement;

the trading of the common units (including the division of any class or classes of outstanding common units into different classes to facilitate uniformity of tax consequences within such classes of units) or comply with any rule, regulation, guideline or requirement of any national securities exchange on which the common units are or will be listed for trading, (iii) to be necessary or appropriate in connection with action taken by the general partner pursuant to a split or combination of units authorized under the SXL partnership agreement, or (iv) is required to effect the intent expressed in the registration statement related to SXL’s initial public offering or the intent of the provisions of the SXL partnership agreement or is otherwise contemplated by the SXL partnership agreement;

•     a change in SXL’s fiscal year or taxable year and related changes;

•     an amendment that is necessary, in the opinion of SXL’s counsel, to prevent the partnership or SXL’s general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

•     an amendment that the general partner determines is necessary or appropriate in connection with the authorization of issuance of any class or series of partnership securities;

•     any amendment expressly permitted in the SXL partnership agreement to be made by SXL’s general partner acting alone;

•     an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with the terms of the SXL partnership agreement;

•     an amendment that the general partner determines is necessary or appropriate to reflect and account for the formation by the partnership of, or investment by the partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the partnership of activities

ETP	SXL
• a merger or conveyance pursuant to the terms of the ETP partnership agreement; or • any other amendments substantially similar to the foregoing.

permitted by the terms of the SXL partnership agreement;

•     a merger or conveyance pursuant to the terms of the SXL partnership agreement; or

•     any other amendments substantially similar to the foregoing.

Opinion of Counsel and Unitholder Approval. The general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the partnership being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the ETP partnership agreement will become effective without the approval of holders of at least 90% of the units unless ETP obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in the partnership.

Amendments Affecting Certain Classes of ETP Units.

Any amendment to the ETP partnership agreement that adversely affects the rights, preferences and privileges of ETP’s Class E units, Class G units, Class H units, Class I units, Class J units or Class K units requires the approval of a majority of such outstanding Class E units, Class G units, Class H units, Class I units, Class J units or Class K units, as applicable, in each case voting separately as a class, with each Class E unit, Class G unit, Class H unit, Class I unit, Class J unit or Class K unit, as applicable, entitled to one vote.

Amendments Reducing the Required Voting Percentage. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Opinion of Counsel and Unitholder Approval. The general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the partnership being treated as an entity for federal income tax purposes if one of the amendments described above under “—No Unitholder Approval” should occur. No other amendments to the SXL partnership agreement will become effective without the approval of holders of at least 90% of the units voting as a single class unless SXL obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any limited partner in the partnership.

Amendments Affecting Certain Classes of SXL Units. Following the merger, any amendment to the SXL partnership agreement that adversely affects the rights, preferences and privileges of the SXL Class E units, SXL Class G units, SXL Class I units, SXL Class J units or SXL Class K units will require the approval of a majority of the outstanding SXL Class E units, SXL Class G units, SXL Class I units, SXL Class J units or SXL Class K units, as applicable, in each case voting separately as a class, with each SXL Class E unit, SXL Class G unit, SXL Class I unit, SXL Class J unit or SXL Class K unit, as applicable, entitled to one vote.

Amendments Reducing the Required Voting Percentage. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Indemnification

ETP	SXL

Under the ETP partnership agreement, in most circumstances, ETP will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•    the general partner;

•    any departing general partner;

•     any person who is or was an affiliate of a general partner or any departing general partner;

•     any person who is or was a director, officer, employee, agent or trustee of ETP, the ETP Operating Partnership or any other subsidiary;

•     any person who is or was an officer, director, employee, agent or trustee of the general partner, any departing general partner or any affiliate of a general partner or any departing general partner; and

•     any person who is or was serving at the request of the general partner or any departing general partner or any affiliate of a general partner or any departing general partner as a director, officer, employee, partner, agent, fiduciary or trustee of another person.

Any indemnification under these provisions will only be out of ETP’s assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to ETP to enable ETP to effectuate, indemnification. ETP may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the ETP partnership agreement.

Under the SXL partnership agreement, in most circumstances, SXL will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•    the general partner;

•    any departing general partner;

•     any person who is or was an affiliate of a general partner or any departing general partner;

•     any person who is or was a member, partner, officer, director, fiduciary or trustee of SXL, the SXL Operating Partnership, any subsidiary, the general partner, any departing general partner, or any affiliate;

•     any person who is or was serving at the request of the general partner or any departing general partner or any such affiliate as an officer, director, member, partner, fiduciary or trustee of another person;

•     and any person that the general partner designates as a “Indemnitee.”

Any indemnification under these provisions will only be out of SXL’s assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to SXL to enable SXL to effectuate, indemnification. SXL may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the SXL partnership agreement.

Conflicts of Interest

ETP	SXL

The ETP partnership agreement contains provisions that waive or consent to conduct by the general partner and its affiliates and which would reduce the general partner’s fiduciary duties to the unitholders. The ETP partnership agreement also restricts the remedies available to unitholders for actions taken by the general partner that might, without those limitations, constitute breaches of fiduciary duty.

The SXL partnership agreement contains provisions that waive or consent to conduct by the general partner and its affiliates and which would reduce the general partner’s fiduciary duties to the unitholders. The SXL partnership agreement also restricts the remedies available to unitholders for actions taken by the general partner that might, without those limitations, constitute breaches of fiduciary duty.

ETP	SXL

The ETP partnership agreement generally provides that transactions in which the general partner has a conflict of interests, are permitted and will not result in a breach of its obligations under the ETP partnership agreement or its duties to ETP or its unitholders if the resolution of the conflict is:

•     approved by a majority of the members of the conflicts committee of the board of directors (as long as the material facts known to the general partner or any of its affiliates regarding any proposed transaction were disclosed to the conflicts committee at the time it gave its approval);

•     is on terms no less favorable to ETP than those generally being provided to or available from unrelated third parties; or

•     is fair to ETP, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to ETP).

The general partner may, but is not required to, seek the approval of such resolution from the conflicts committee.

The SXL partnership agreement generally provides that transactions in which the general partner has a conflict of interest, are permitted and will not result in a breach of its obligations under the SXL partnership agreement or its duties to SXL or its unitholders if the resolution of the conflict is:

•     approved by a majority of the members of the conflicts committee of the board of directors;

•     approved by the vote of a majority of the common units (excluding common units owned by the general partner and its affiliates);

•     on terms no less favorable to SXL than those generally being provided to or available from unrelated third parties; or

•     fair and reasonable to SXL, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to SXL).

The general partner may, but is not required to, seek the approval of such resolution from the conflicts committee.

Change of Management Provisions

ETP	SXL
The ETP partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change ETP’s management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units.	The SXL partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the general partner or otherwise change SXL’s management. If any person or group other than the general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply (i) to any person or group that acquires the units directly from the general partner or its affiliates, (ii) to any person or group that acquires the units directly or indirectly from a person or group described in clause (i); provided that the general partner has notified such person or group in writing that such limitation will not apply, or (iii) to any person or group who acquired 20% or more of any partnership securities issued by the partnership with the prior approval of the board of directors of the general partner.

Termination and Dissolution

ETP	SXL

ETP will continue as a limited partnership until terminated under the ETP partnership agreement. ETP will dissolve upon:

•     the expiration of its term on September 30, 2085;

•    an event of withdrawal of the general partner;

•     an election to dissolve the partnership by the general partner that is approved by the holders of a unit majority;

•     the entry of a decree of judicial dissolution of the partnership; or

•     the sale, exchange or other disposition of all or substantially all of the assets and properties of the partnership and its subsidiaries.

Upon a dissolution under an event of withdrawal caused by the voluntary withdrawal or removal of the general partner and the failure of the partners to select a successor or upon the dissolution of the partnership upon an event constituting withdrawal, the holders of a unit majority may also elect, within specific time limitations, to reconstitute the partnership and continue its business on the same terms and conditions described in the ETP partnership agreement by forming a new limited partnership on terms identical to those in the existing ETP partnership agreement and having as general partner an entity approved by a unit majority, subject to ETP’s receipt of an opinion of counsel to the effect that:

•     the action would not result in the loss of limited liability of any limited partner; and

•     neither the partnership, the reconstituted limited partnership, nor the ETP Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

SXL will continue as a limited partnership until terminated under the SXL partnership agreement. SXL will dissolve upon:

•     an event of withdrawal of the general partner;

•     an election to dissolve the partnership by the general partner that is approved by the holders of a unit majority;

•     the entry of a decree of judicial dissolution of the partnership; or

•     the sale, exchange or other disposition of all or substantially all of the assets and properties of SXL and its subsidiaries.

Upon a dissolution under an event of withdrawal caused by the voluntary withdrawal or removal of the general partner and the failure of the partners to select a successor or upon the dissolution of the partnership upon an event constituting withdrawal, the holders of a unit majority may also elect, within specific time limitations, to reconstitute the partnership and continue its business on the same terms and conditions described in the SXL partnership agreement by forming a new limited partnership on terms identical to those in the existing SXL partnership agreement and having as general partner an entity approved by a unit majority, subject to SXL’s receipt of an opinion of counsel to the effect that:

•     the action would not result in the loss of limited liability of any limited partner; and

•     neither the partnership, the reconstituted limited partnership, nor the SXL Operating Partnership or any subsidiary of any such entity would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation

ETP	SXL
Upon dissolution of the partnership, unless it is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up ETP’s affairs will, acting with all of the powers of the general	Upon dissolution of the partnership, unless it is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up SXL’s affairs will, acting with all of the powers of the

ETP	SXL
partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate ETP’s assets and apply the proceeds of the liquidation as provided in “—Distributions of Cash upon Liquidation.” Under some circumstances, the liquidator may defer liquidation or distribution of ETP’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.	general partner that the liquidator deems necessary or appropriate, liquidate SXL’s assets and apply the proceeds of the liquidation as provided in “—Distributions of Cash upon Liquidation.” Under some circumstances, the liquidator may defer liquidation or distribution of SXL’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Non-Citizen Assignees; Redemption

ETP	SXL
If ETP is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that it has an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, ETP may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from ETP, including liquidating distributions. A non-citizen assignee may, by written instruction, direct the general partner to vote such non-citizen assignee’s units. If no such written direction is received, such units held by the non-citizen assignee will not be voted.	If SXL is or becomes subject to federal, state or local laws or regulations that the general partner determines would create a substantial risk of cancellation or forfeiture of any property that it has an interest in because of the nationality, citizenship or other related status of any limited partner, SXL may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, the general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from SXL, including liquidating distributions. A non-citizen assignee may, by written instruction, direct the general partner to vote such non-citizen assignee’s units. If no such written direction is received, such units held by the non-citizen assignee will not be voted.

Transfer of Common Units; Status as Unitholder or Assignee

ETP	SXL

Each purchaser of ETP common units must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•     becomes the record holder of the common units and is an assignee until admitted into the partnership as a substituted limited partner;

Each purchaser of SXL common units must execute a transfer application. By executing and delivering a transfer application, the purchaser of common units:

•     becomes the record holder of the common units and is an assignee until admitted into the partnership as a substituted limited partner;

ETP	SXL

•     automatically requests admission as a substituted limited partner in the partnership;

•     agrees to be bound by the terms and conditions of, and executes, the ETP partnership agreement;

•     represents that such transferee has the capacity, power and authority to enter into the ETP partnership agreement;

•     grants powers of attorney to the general partner of the partnership as specified in the ETP partnership agreement; and

•     makes the consents and waivers contained in the ETP partnership agreement.

An assignee will become a substituted limited partner of the partnership for the transferred common units upon the consent of the general partner and the recording of the name of the assignee on ETP’s books and records. The general partner may withhold its consent in its sole discretion.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. ETP is entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ owners are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in the partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•     the right to assign the common unit to a purchaser or transferee; and

•     the right to transfer the right to seek admission as a substituted limited partner in the partnership for the purchased common units.

Thus, a purchaser of common units who does not execute and deliver a transfer application:

•     will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•     automatically requests admission as a substituted limited partner in the partnership;

•     agrees to be bound by the terms and conditions of, and executes, the SXL partnership agreement;

•     represents that such transferee has the capacity, power and authority to enter into the SXL partnership agreement;

•     grants powers of attorney to the general partner of the partnership as specified in the SXL partnership agreement; and

•     makes the consents and waivers contained in the SXL partnership agreement.

An assignee will become a substituted limited partner of the partnership for the transferred common units upon the recording of the name of the assignee on SXL’s books and records. The general partner will periodically, but not less frequently than on the first business day of each calendar quarter, cause any unrecorded transfers of common units with respect to which a completed and duly executed transfer application has been received to be recorded in the books and records of the partnership.

Transfer applications may be completed, executed and delivered by a purchaser’s broker, agent or nominee. SXL is entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holders’ owners are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, the purchaser has the right to request admission as a substituted limited partner in the partnership for the purchased common units. A purchaser of common units who does not execute and deliver a transfer application obtains only:

•     the right to assign the common unit to a purchaser or transferee; and

•     the right to transfer the right to seek admission as a substituted limited partner in the partnership for the purchased common units.

ETP	SXL

•     may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on its books, ETP and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Thus, a purchaser of common units who does not execute and deliver a transfer application:

•     will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application; and

•     may not receive some federal income tax information or reports furnished to record holders of common units.

Until a common unit has been transferred on its books, SXL and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

ETP unitholders are being asked to approve a proposal that will give the ETP Board authority to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. If this proposal is approved, the special meeting could be adjourned to any date. If the special meeting is adjourned, ETP unitholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the adoption of the merger agreement but do not indicate a choice on the adjournment proposal, your units will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the adoption of the merger agreement, your units will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

If a quorum is present at the special meeting, to approve the adjournment of the meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, holders of at least a majority of the outstanding ETP common units must vote in favor of the proposal. Therefore, if a quorum is present at the meeting, abstentions, broker non-votes and an ETP common unitholder’s failure to vote will have the same effect as a vote “AGAINST” approval of this proposal.

If a quorum is not present at the special meeting, to approve the adjournment of the meeting, holders of at least a majority of the outstanding ETP common units represented thereat either in person or by proxy must vote in favor of the proposal. Therefore, if a quorum is not present, abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the adjournment proposal, but an ETP common unitholder’s failure to vote will have no effect on the outcome of the proposal.

The ETP Board unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

PROPOSAL 3: ADVISORY VOTE ON RELATED COMPENSATION

ETP is providing its common unitholders with the opportunity to cast an advisory (non-binding) vote to approve the payments that will or may be made by ETP to its named executive officers in connection with the merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The payments that ETP’s named executive officers will or may be entitled to receive in connection with the merger are summarized in the table under “The Merger—Interests of Directors and Executive Officers of ETP in the Merger—Quantification of Payments and Benefits to ETP’s Named Executive Officers” and the related narrative disclosures.

The ETP Board encourages you to review carefully the related compensation information disclosed in this proxy statement/prospectus.

The ETP Board unanimously recommends that the common unitholders of ETP approve the following resolution:

“RESOLVED, that the common unitholders of ETP approve, on an advisory (non-binding) basis, the compensation that will or may become payable to its named executive officers in connection with the merger, as disclosed pursuant to 402(t) of Regulation S-K in the table in the section of the proxy statement entitled “The Merger—Interests of Directors and Executive Officers of ETP in the Merger—Quantification of Payments and Benefits to ETP’s Named Executive Officers” and the related narrative disclosures.”

The vote on the advisory compensation proposal is a vote separate and apart from the vote on the adoption of the merger agreement. Accordingly, ETP common unitholders may vote to approve the adoption of the merger agreement and vote not to approve the advisory compensation proposal and vice versa. Because the vote on the advisory compensation proposal is advisory only, it will not be binding on either ETP or SXL. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation payments that are contractually required to be paid by ETP or the surviving partnership to ETP’s named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of ETP common unitholders.

To approve, on an advisory (non-binding) basis, the payments that will or may be paid by ETP to its named executive officers in connection with the merger, the affirmative vote of a majority of the votes cast on the advisory compensation proposal by the holders of ETP common units is required. Because approval of this proposal is based on the affirmative vote of at least a majority of the votes cast by the holders of the ETP common units, an ETP common unitholder’s failure to vote, an abstention from voting or a broker non-vote will have no effect on the outcome of the proposal.

The ETP Board unanimously recommends that you vote “FOR” the payments that will or may be paid by ETP to its named executive officers in connection with the merger.

LEGAL MATTERS

The validity of the SXL common units to be issued in connection with the merger and being offered hereby, certain tax matters relating to those common units and certain U.S. federal income tax consequences of the merger will be passed upon for SXL by Vinson & Elkins L.L.P., Houston, Texas. Certain U.S. federal income tax consequences of the merger will be passed upon for ETP by Latham & Watkins LLP, Houston, Texas.

EXPERTS

SXL

The consolidated financial statements of Sunoco Logistics Partners L.P. and subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ETP

The consolidated financial statements of Energy Transfer Partners, L.P. and subsidiaries as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

SXL has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the SXL common units to be issued to ETP unitholders in connection with the merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about SXL and its common units. The rules and regulations of the SEC allow SXL and ETP to omit certain information that is included in the registration statement from this proxy statement/prospectus.

SXL and ETP file annual, quarterly and special reports and other information with the SEC. The SEC allows SXL and ETP to “incorporate by reference” into this proxy statement/prospectus the information they file with the SEC, which means that they can disclose important information to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that SXL or ETP files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this proxy statement/prospectus. SXL and ETP incorporate by reference the documents listed below and any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement (of which this proxy statement/prospectus forms a part) and prior to the effectiveness of the registration statement, as well as between the date of this proxy statement/prospectus and the date on which the special meeting of ETP’s unitholders is held:

SXL’s Filings (SEC File No. 001-31219)

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017;

•	Current Reports on Form 8-K filed on January 5, 2017 and January 27, 2017; and

•	the description of the SXL common units contained in the Registration Statement filed on Form 8-A filed on January 28, 2002, and including any other amendments or reports filed for the purpose of updating such description.

SXL will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to SXL at the following address and telephone number:

Investor Relations Department

Sunoco Logistics Partners L.P.

3807 West Chester Pike

Newtown Square, Pennsylvania 19073

(866) 248-4344

ETP’s Filings (SEC File No. 001-11727)

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 24, 2017;

•	Current Reports on Form 8-K filed on January 4, 2017, January 5, 2017, January 12, 2017 and January 17, 2017; and

•	the description of the ETP common units contained in the Registration Statement filed on Form 8-A filed on May 16, 1996, and including any other amendments or reports filed for the purpose of updating such description.

ETP will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to ETP at the following address and telephone number:

Energy Transfer Partners, L.P.

Investor Relations

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

(214) 981-0795

SXL and ETP also make available free of charge on their internet websites at www.sunocologistics.com and www.energytransfer.com, respectively, the reports and other information filed by SXL and ETP with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. Neither SXL’s nor ETP’s websites, nor the information contained on their websites, is part of this proxy statement/prospectus or the documents incorporated by reference.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that SXL and ETP file with the SEC by reference to their names or to their SEC file numbers. You also may read and copy any document SXL or ETP files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges. SXL’s and ETP’s SEC filings are also available to the public through the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The information concerning SXL contained in this proxy statement/prospectus or incorporated by reference has been provided by SXL, and the information concerning ETP contained in this proxy statement/prospectus or incorporated by reference has been provided by ETP.

In order to receive timely delivery of requested documents in advance of the special meeting your request should be received no later than                 , 2017. If you request any documents, SXL or ETP will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

Neither SXL nor ETP has authorized anyone to give any information or make any representation about the merger, SXL or ETP that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

ANNEX A

Composite Agreement and Plan of Merger

Agreement and Plan of Merger, dated as of November 20, 2016, as amended as of December 16, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners L.P., Sunoco Partners LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (composite copy incorporating the Agreement and Plan of Merger, dated as of November 20, 2016 and Amendment No. 1 to Agreement and Plan of Merger, dated as of December 16, 2016).

Each reference in the Agreement and Plan of Merger to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement and Plan of Merger shall mean and be a reference to the Agreement and Plan of Merger as amended by Amendment No. 1 to Agreement and Plan of Merger. All references in the Agreement and Plan of Merger to “the date hereof” or “the date of this Agreement” shall refer to November 20, 2016.

AGREEMENT AND PLAN OF MERGER

Dated as of November 20, 2016

among

ENERGY TRANSFER PARTNERS, L.P.,

ENERGY TRANSFER PARTNERS GP, L.P.,

SUNOCO LOGISTICS PARTNERS L.P.,

SUNOCO PARTNERS LLC,

SXL ACQUISITION SUB LLC,

SXL ACQUISITION SUB LP,

and,

solely for purposes of Section 1.1(b), Section 5.4(a), Section 5.16(a) and Article VIII,

ENERGY TRANSFER EQUITY, L.P.

INDEX OF DEFINED TERMS

Defined Term	Where Defined
Affiliate	Section 8.13
Agreement	Preamble
Amended SXL Partnership Agreement	Recitals
Antitrust Laws	Section 8.13
Balance Sheet Date	Section 3.5(d)
Benefit Plan	Section 8.13
Book-Entry Units	Section 2.1(f)
business day	Section 8.13
Certificate	Section 2.1(f)
Certificates of GP Merger	Section 1.3(a)
Certificate of Merger	Section 1.3(b)
Class E Units	Section 3.2(a)
Class G Units	Section 3.2(a)
Class H Units	Section 3.2(a)
Class I Units	Section 3.2(a)
Class J Units	Section 3.2(a)
Class K Units	Section 8.13
Clayton Act	Section 8.13
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(j)
Converted ETP Cash Unit Award	Section 2.3(b)
Converted ETP Restricted Unit Award	Section 2.3(a)
Commodity Derivative Instrument	Section 3.14(a)(viii)
Common Unit	Section 8.13
Common Unitholders	Section 8.13
Contract	Section 3.3(b)
DLLCA	Section 8.13
DRULPA	Section 8.13
Effective Time	Section 1.3(b)
Environmental Law	Section 8.13
Environmental Permit	Section 8.13
ERISA	Section 8.13
ERISA Affiliates	Section 8.13
ETE	Preamble
ETE Credit Documents	Section 8.13
ETE SXL GP Interest	Section 1.1(b)(i)
ETP	Preamble
ETP Acquisition Agreement	Section 5.3(a)
ETP Adverse Recommendation Change	Section 5.3(a)
ETP Alternative Proposal	Section 8.13
ETP Benefit Plans	Section 3.11(a)
ETP Board Recommendation	Section 5.1(b)
ETP Cash Unit Plan	Section 2.3(b)
ETP Cash Units	Section 2.3(b)
ETP Changed Circumstance	Section 8.13
ETP Charter Documents	Section 3.1(d)
ETP Conflicts Committee	Recitals
ETP Disclosure Schedule	Article III

Defined Term	Where Defined
ETP Entities	Preamble
ETP Equity Plans	Section 8.13
ETP Existing Credit Facility	Section 5.2(a)(ii)
ETP Fairness Opinion	Section 3.18
ETP Financial Advisor	Section 3.18
ETP GP	Preamble
ETP GP Charter Documents	Section 8.13
ETP Incentive Distribution Right	Section 8.13
ETP Intellectual Property	Section 3.16
ETP Joint Ventures	Section 8.13
ETP Limited Partner	Section 8.13
ETP Limited Partner Interest	Section 8.13
ETP Managing GP	Recitals
ETP Managing GP Agreement	Section 8.13
ETP Managing GP Board	Recitals
ETP Managing GP Charter Documents	Section 8.13
ETP Material Adverse Effect	Section 3.1(a)
ETP Material Contract	Section 3.14(a)
ETP Partnership Agreement	Section 8.13
ETP Partnership Interest	Section 8.13
ETP Permits	Section 3.8(b)
ETP Recommendation Change Notice	Section 5.3(d)(ii)
ETP Recommendation Change Notice Period	Section 5.3(d)(ii)
ETP Restricted Units	Section 2.3(a)
ETP Superior Proposal	Section 8.13
ETP Superior Proposal Notice	Section 5.3(d)(i)
ETP Superior Proposal Notice Period	Section 5.3(d)(i)
ETP Risk Management Policy	Section 8.13
ETP SEC Documents	Section 3.5(a)
ETP Security	Section 8.13
ETP Special Approval	Section 8.13
ETP Subsidiary Documents	Section 3.1(d)
ETP Termination Fee	Section 7.3(a)
ETP Unaffiliated Unitholders	Section 8.13
ETP Unitholder	Section 8.13
ETP Unitholder Approval	Section 3.3(c)
ETP Unitholders Meeting	Section 5.1(b)
Exchange Act	Section 3.4
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)(i)
FCPA	Section 3.8(c)
Federal Trade Commission Act	Section 8.13
Foreign ETP Benefit Plan	Section 3.11(j)
FPA	Section 3.21
GAAP	Section 8.13
Governmental Authority	Section 8.13
General Partner Interest	Section 1.1(f)
GP Merger	Recitals
GP Merger Effective Time	Section 1.3(a)
GP Surviving Entity	Section 1.1(c)

Defined Term	Where Defined
Hazardous Substance	Section 8.13
HSR Act	Section 8.13
ICA	Section 3.21
Indemnified Person	Section 5.8(a)
Intended Tax Treatment	Section 2.2(k)
Knowledge	Section 8.13
Law	Section 3.8(a)
Laws	Section 3.8(a)
Liens	Section 3.1(c)
Material Adverse Effect	Section 8.13
Maximum Amount	Section 5.8(c)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Multiemployer Plan	Section 8.13
NGA	Section 3.21
NGPA	Section 3.21
Non-Competition Agreement	Section 3.14(a)(vi)
NYSE	Section 8.13
Outside Date	Section 7.1(b)(i)
PBGC	Section 3.11(d)
Permit	Section 8.13
Person	Section 8.13
PLLCL	Section 8.13
Pre-Closing Transactions	Section 1.1(b)
Proceeding	Section 5.8(a)
Proxy Statement	Section 3.4
PUHCA	Section 3.21
qualifying income	Section 3.10
Registration Statement	Section 3.9
Representatives	Section 5.3(a)
Restraints	Section 6.1(c)
rights-of-way	Section 3.15(b)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 8.13
Securities Act	Section 3.1(c)
Series A Unit	Section 8.13
Series A Unit Consideration	Section 2.1(a)(ii)
Series A Unitholders	Section 8.13
Sherman Act	Section 8.13
Subsidiary	Section 8.13
SUN Entities	Section 8.13
Surviving Entity	Section 1.1(e)
SXL	Preamble
SXL Acquisition Transaction	Section 5.2(b)(i)
SXL Charter Documents	Section 4.1(d)
SXL Class B Units	Section 3.2(g)
SXL Class E Unit	Section 2.1(a)(iii)
SXL Class G Unit	Section 2.1(a)(iv)
SXL Class I Unit	Section 2.1(a)(v)
SXL Class J Unit	Section 2.1(a)(vi)
SXL Class K Unit	Section 2.1(a)(vii)

Defined Term	Where Defined
SXL Confidentiality Agreement	Section 5.6(a)
SXL Conflicts Committee	Recitals
SXL Disclosure Schedule	Article IV
SXL Entities	Preamble
SXL Equity Plans	Section 4.2(a)
SXL Existing Credit Facility	Section 5.2(b)(ii)(A)
SXL Expenses	Section 7.3(e)
SXL GP	Preamble
SXL GP Agreement	Section 8.13
SXL GP Board	Recitals
SXL GP Charter Documents	Section 8.13
SXL GP Interest	Section 3.2(g)
SXL Incentive Distribution Rights	Section 8.13
SXL Joint Ventures	Section 8.13
SXL Limited Partner	Section 8.13
SXL Limited Partner Interest	Section 8.13
SXL Material Adverse Effect	Section 4.1(a)
SXL Material Contracts	Section 4.12(a)
SXL Merger Sub	Preamble
SXL Merger Sub Charter Documents	Section 8.13
SXL Merger Sub LP	Preamble
SXL Partnership Agreement	Section 8.13
SXL Partnership Interest	Section 8.13
SXL Permits	Section 4.8(b)
SXL Preferred Unit	Section 2.1(a)(ii)
SXL Risk Management Policy	Section 8.13
SXL SEC Documents	Section 4.5(a)
SXL Security	Section 8.13
SXL Special Approval	Section 8.13
SXL Subsidiary Documents	Section 4.1(d)
SXL Unaffiliated Unitholders	Section 8.13
SXL Unit	Section 8.13
SXL Unit Majority	Section 8.13
SXL Unitholders	Section 8.13
Tax	Section 8.13
Tax Return	Section 8.13
Taxes	Section 8.13
Treasury Regulations	Section 8.13
Unit Majority	Section 8.13
WARN Act	Section 3.12
Willful Breach	Section 8.13

Exhibit A – Form of Amended SXL Partnership Agreement

Exhibit B – Form of Amendment No. 15 to ETP Partnership Agreement

Exhibit C – [Reserved]

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 20, 2016 (this “Agreement”), is by and among Sunoco Logistics Partners L.P., a Delaware limited partnership (“SXL”), Sunoco Partners LLC, a Pennsylvania limited liability company and the general partner of SXL (“SXL GP”), SXL Acquisition Sub LLC, a Delaware limited liability company and wholly owned subsidiary of SXL (“SXL Merger Sub”), SXL Acquisition Sub LP, a Delaware limited partnership and wholly owned subsidiary of SXL (“SXL Merger Sub LP” and, together with SXL, SXL GP and SXL Merger Sub, the “SXL Entities”), Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP (“ETP GP” and, together with ETP, the “ETP Entities”), and, solely for purposes of Section 1.1(b), Section 5.4(a), Section 5.16(a) and Article VIII, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”).

W I T N E S S E T H:

WHEREAS, the Conflicts Committee (“SXL Conflicts Committee”) of the Board of Directors (the “SXL GP Board”) of SXL GP, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable, fair and reasonable to, and in the best interests of SXL and the SXL Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined herein), the issuance of the Merger Consideration (as defined herein) and the adoption of the Amended SXL Partnership Agreement (as defined herein) (the foregoing constituting SXL Special Approval (as defined herein)), and (c) resolved to approve, and to recommend to the SXL GP Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the issuance of the Merger Consideration and the adoption of the Amended SXL Partnership Agreement;

WHEREAS, upon the receipt of such approval and recommendation of the SXL Conflicts Committee, at a meeting duly called and held, the SXL GP Board approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, the issuance of the Merger Consideration and the adoption of the fourth amended and restated agreement of limited partnership of SXL, in the form attached hereto as Exhibit A (the “Amended SXL Partnership Agreement”);

WHEREAS, the Conflicts Committee (the “ETP Conflicts Committee”) of the Board of Directors (the “ETP Managing GP Board”) of Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of ETP GP (“ETP Managing GP”), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are advisable and fair and reasonable to, and in the best interests of ETP, and the ETP Unaffiliated Unitholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting ETP Special Approval (as defined herein)) and (c) recommended to the ETP Managing GP Board the approval of, this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, upon the receipt of such approval and recommendation of the ETP Conflicts Committee, at a meeting duly called and held, the ETP Managing GP Board (a) approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, (b) directed that this Agreement be submitted to a vote of the ETP Limited Partners and the limited partner of ETP GP, and (c) resolved to recommend adoption of this Agreement by the ETP Limited Partners;

WHEREAS, the parties intend that SXL Merger Sub LP be merged with and into ETP (the “Merger”), with ETP surviving the Merger as a wholly owned subsidiary of SXL;

WHEREAS, the parties intend that SXL GP be merged with and into ETP GP (the “GP Merger”), with ETP GP surviving the GP Merger as an indirect wholly owned subsidiary of ETE; and

WHEREAS, the Board of Directors of LE GP, a Delaware limited liability company and the general partner of ETE approved this Agreement solely with respect to Section 1.1(b), Section 5.4(a), Section 5.16(a) and Article VIII of the Agreement and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the ETP Entities, the SXL Entities and, solely for purposes of Section 1.1(b), Section 5.4(a), Section 5.16(a) and Article VIII, ETE agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Pre-Closing Transactions; GP Merger and Merger.

(a) [Reserved.]

(b) The following shall occur immediately prior to the Closing (collectively, the “Pre-Closing Transactions”) with such Pre-Closing Transactions to take effect in the order set forth below:

(i) (A) ETE shall cause ETE Common Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of ETE, to distribute its 0.1% limited liability company interest in SXL GP (the “ETE SXL GP Interest”) to ETE, (B) immediately upon receipt thereof, ETE shall contribute (1) 99.99% of the ETE SXL GP Interest to ETP GP and (2) 0.01% of the ETE SXL GP Interest to ETP Managing GP, (C) immediately upon receipt thereof, ETE shall cause ETP Managing GP to contribute 0.01% of the ETE SXL GP Interest to ETP GP and (D) immediately upon receipt thereof, ETP GP shall contribute 100% of the ETE SXL GP Interest to ETP; and

(ii) (A) ETE shall contribute (1) 99.99% of the Class H Units and Class I Units held by ETE to ETP GP and (2) 0.01% of the Class H Units and Class I Units held by ETE to ETP Managing GP and (B) immediately upon receipt thereof, ETE shall cause ETP Managing GP to contribute all of the Class H Units and Class I Units received by ETP Managing GP pursuant to clause (A)(2) to ETP GP.

(c) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PLLCL and DRULPA, at the GP Merger Effective Time, in connection with the GP Merger, SXL GP shall be merged with and into ETP GP, the separate limited liability company existence of SXL GP will cease, and ETP GP will continue its existence as a limited partnership under Delaware law as the surviving entity in the GP Merger (the “GP Surviving Entity”).

(d) At the GP Merger Effective Time, ETP GP agrees to assume the rights and duties of the general partner of SXL under the partnership agreement of SXL in effect at such time and to be bound by the provisions of the partnership agreement of SXL in effect at such time. At the GP Merger Effective Time, SXL GP will cease to be, and ETP GP will be admitted as, the general partner of SXL in accordance with the partnership agreement of SXL in effect at such time and SXL shall be continued without dissolution.

(e) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Effective Time, in connection with the Merger, SXL Merger Sub LP shall be merged with and into ETP, the separate limited partnership existence of SXL Merger Sub LP will cease, and ETP will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger (the “Surviving Entity”).

(f) At the Effective Time, in connection with the Merger, ETP GP will transfer to SXL Merger Sub all of the general partner interest in ETP (the “General Partner Interest”) in accordance with Section 4.6 of the ETP Partnership Agreement.

(g) At the Effective Time, SXL Merger Sub agrees to assume the rights and duties of the general partner of the Surviving Entity under the partnership agreement of the Surviving Entity in effect at such time and to be bound by the provisions of the partnership agreement of the Surviving Entity in effect at such time. At the Effective Time, ETP GP will cease to be, and SXL Merger Sub will be admitted as, the general partner of the Surviving Entity in accordance with the partnership agreement of the Surviving Entity in effect at such time, and the Surviving Entity shall be continued without dissolution.

Section 1.2 Closing. Subject to the provisions of Article VI, the closing of the Merger and the GP Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, New York at 9:00 A.M., Eastern Time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as ETP and SXL shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3 Effective Time.

(a) Subject to the provisions of this Agreement, at the Closing, SXL GP and ETP GP will cause certificates of merger, executed in accordance with the relevant provisions of the PLLCL and DRULPA (the “Certificates of GP Merger”), in such form as necessary to effect the GP Merger, to be duly filed with the Secretary of State of the State of Pennsylvania and the Secretary of State of the State of Delaware. The GP Merger will become effective at such time as the Certificates of GP Merger have been duly filed with the Secretary of State of the State of Pennsylvania and the Secretary of State of the State of Delaware or at such later date or time as may be agreed by SXL GP and ETP GP in writing and specified in the Certificates of GP Merger (the effective time of the GP Merger being hereinafter referred to as the “GP Merger Effective Time”). The Parties shall take, and cause their applicable subsidiaries to take, all actions such that the GP Merger Effective Time shall be the same date and time as the Effective Time.

(b) Subject to the provisions of this Agreement, at the Closing, ETP will cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA (the “Certificate of Merger”), in such form as necessary to effect the Merger, to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by SXL Merger Sub LP and ETP in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Mergers. The Merger and the GP Merger shall have the effects set forth herein and in the applicable provisions of the DRULPA and PLLCL.

Section 1.5 Organizational Documents of the Surviving Entity; GP Surviving Entity and SXL.

(a) At the Effective Time, the certificate of limited partnership of ETP as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

(b) At the Effective Time, other than changes related to the assumption of the rights and duties of the general partner by SXL Merger Sub and the withdrawal of ETP GP as the general partner, in each case in accordance with Section 4.6 of the ETP Partnership Agreement, the ETP Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law.

(c) At the GP Merger Effective Time, the certificate of limited partnership of ETP GP as in effect immediately prior to the GP Merger Effective Time shall remain unchanged and shall be the certificate of limited partnership of the GP Surviving Entity from and after the GP Merger Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

(d) At the GP Merger Effective Time, the agreement of limited partnership of ETP GP as in effect immediately prior to the GP Merger Effective Time shall remain unchanged and shall be the agreement of limited partnership of the GP Surviving Entity from and after the GP Merger Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

(e) At the Effective Time, the Amended SXL Partnership Agreement shall replace the SXL Partnership Agreement and be the agreement of limited partnership of SXL from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

ARTICLE II

EFFECT ON UNITS

Section 2.1 Effect of Merger and GP Merger. At the Effective Time, by virtue of the Merger and the GP Merger and without any action on the part of the parties or the holder of any securities of the parties:

(a) (i) Conversion of Common Units. Subject to Section 2.2(h) and Section 2.4, each Common Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.3 as of immediately prior to the Effective Time shall be converted into the right to receive 1.50 (the “Exchange Ratio”) SXL Units (the “Merger Consideration”).

(ii) Conversion of Series A Units. Subject to Section 2.4, each Series A Unit issued and outstanding as of immediately prior to the Effective Time shall be converted into the right to receive a unit representing a limited partner interest in SXL (an “SXL Preferred Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in Section 5.14 of the ETP Partnership Agreement without abridgement, including the same powers, preferences, rights to distributions, rights to accumulation and compounding upon failure to pay distributions, and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon, that the Series A Units have immediately prior to the Closing, subject to adjustment in accordance with Section 5.14(b)(viii)(I) of the ETP Partnership Agreement (the “Series A Unit Consideration”).

(iii) Conversion of Class E Units. Subject to Section 2.4, each Class E Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time shall be converted into a unit representing a limited partner interest in SXL (an “SXL Class E Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in the ETP Partnership Agreement governing Class E Units, all as set forth in the Amended SXL Partnership Agreement. At Closing, SXL GP (or ETP GP, as successor general partner of SXL) shall cause the SXL Class E Units to be issued to the Persons who held Class E Units immediately prior to the Effective Time in book-entry form.

(iv) Conversion of Class G Units. Subject to Section 2.4, each Class G Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time shall be converted into a unit representing a limited partner interest in SXL (an “SXL Class G Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in Section 5.11 of the ETP Partnership Agreement, all as set forth in the Amended SXL Partnership Agreement. At Closing, SXL GP (or ETP GP, as successor general partner of SXL) shall cause the SXL Class G Units to be issued to the Persons who held Class G Units immediately prior to the Effective Time in book-entry form.

(v) Conversion of Class I Units. Subject to Section 2.4, each Class I Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time shall be converted into a unit representing a limited partner interest in SXL (an “SXL Class I Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in Section 5.12 of the ETP Partnership Agreement, all as set forth in the Amended SXL Partnership Agreement. At Closing, SXL GP (or ETP GP, as successor general partner of SXL) shall cause the SXL Class I Units to be issued to the Persons who held Class I Units immediately prior to the Effective Time in book-entry form.

(vi) Conversion of Class J Units. Subject to Section 2.4, each Class J Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time shall be converted into a unit representing a limited partner interest in SXL (an “SXL Class J Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in Section 5.15 of the ETP Partnership Agreement, all as set forth in the Amended SXL Partnership Agreement. At Closing, SXL GP (or ETP GP, as successor general partner of SXL) shall cause the SXL Class J Units to be issued to the Persons who held Class J Units immediately prior to the Effective Time in book-entry form.

(vii) Conversion of Class K Units. Subject to Section 2.4, each Class K Unit (as defined herein) issued and outstanding as of immediately prior to the Effective Time shall be converted into a unit representing a limited partner interest in SXL (an “SXL Class K Unit”), which constitutes a share of a new class of units in SXL containing provisions substantially equivalent to the provisions set forth in a form of amendment to the ETP Partnership Agreement, attached hereto as Exhibit B, all as set forth in the Amended SXL Partnership Agreement. At Closing, SXL GP (or ETP GP, as successor general partner of SXL) shall cause the SXL Class K Units to be issued to the Persons who held Class K Units immediately prior to the Effective Time in book-entry form.

(b) Cancellation of ETP Incentive Distribution Rights and Class H Units; Treatment of General Partner Interest. In exchange for the transactions contemplated by the Merger, the ETP Incentive Distribution Rights and Class H Units (as defined herein), in each case outstanding immediately prior to the Effective Time (after giving effect to the Pre-Closing Transactions), shall be automatically canceled and shall cease to exist. The General Partner Interest outstanding immediately prior to the Effective Time shall remain outstanding and continue to exist following the Effective Time but will be held by SXL Merger Sub.

(c) Conversion of SXL Merger Sub LP Interests. By virtue of the Merger and without any action on the part of SXL or SXL Merger Sub, the limited partner interests in SXL Merger Sub LP issued and outstanding as of immediately prior to the Effective Time shall be converted in the aggregate into the number of Common Units outstanding as of immediately prior to the Effective Time, and the non-economic general partner interest in SXL Merger Sub LP issued and outstanding as of immediately prior to the Effective Time shall be cancelled for no consideration, such that following the Effective Time, SXL shall be the sole limited partner of the Surviving Entity and, as a result of the transfer of the General Partner Interest contemplated by Section 1.1(f), SXL Merger Sub shall be the general partner of the Surviving Entity.

(d) SXL Securities and SXL GP Securities.

(i) Any SXL Securities that are owned immediately prior to the Effective Time by ETP or any Subsidiary of ETP shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled SXL Securities; provided, however, that the SXL Incentive Distribution Rights and the SXL GP Interest that had been issued and are outstanding as of immediately prior to the Effective Time shall be unchanged and remain outstanding, such that following the GP Merger Effective Time, the SXL Incentive Distribution Rights and the SXL GP Interest shall be owned by ETP GP, as the GP Surviving Entity.

(ii) In exchange for the transactions contemplated by the GP Merger, the limited liability company interests in SXL GP outstanding immediately prior to the GP Merger Effective Time (after giving effect to the Pre-Closing Transactions), shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled interests.

(e) ETP GP Interest. The limited partner interests in ETP GP and the general partner interest in ETP GP that have been issued and are outstanding as of immediately prior to the GP Merger Effective Time shall be unchanged and remain outstanding.

(f) Certificates. As of the Effective Time, all Common Units converted into the Merger Consideration and all Series A Units converted into the Series A Unit Consideration, as applicable, pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of units in book-entry form (“Book-Entry Units”)) that immediately prior to the Effective Time represented any such Common Units or Series A Units (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or Series A Unit Consideration, as applicable, and any distributions to which such holder is entitled pursuant to Section 2.2(g), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(c), without interest, and the right to be admitted as an SXL Limited Partner. Each of SXL GP and ETP GP (as successor general partner of SXL) hereby consents to the admission (as an SXL Limited Partner) of each ETP Unitholder who is issued SXL Units or SXL Preferred Units in accordance with this Article II, upon the proper surrender of the Certificate representing Common Units or Series A Units as applicable. Upon such surrender of the Certificate (or upon a waiver of the requirement to surrender a Certificate granted by the general partner of SXL in its sole discretion) and the recording of the name of such Person as a limited partner of SXL on the books and records of SXL, such Person shall automatically and effective as of the Effective Time be admitted as a SXL Limited Partner and be bound by the Amended SXL Partnership Agreement as such. By its surrender of a Certificate, or by its acceptance of SXL Units or SXL Preferred Units, as applicable, an ETP Unitholder confirms its agreement to be bound by all of the terms and conditions of the Amended SXL Partnership Agreement.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, SXL shall appoint an exchange agent reasonably acceptable to ETP (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units with respect to Common Units or Series A Units for the Merger Consideration and Series A Unit Consideration, as applicable. As soon as reasonably practicable after the Effective Time, but in no event more than three business days following the Effective Time, SXL will send, or will cause the Exchange Agent to send, to each holder of record of Common Units and Series A Units as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), whose Common Units and Series A Units, as applicable, were converted into the right to receive the Merger Consideration or Series A Unit Consideration, as applicable, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates and Book-Entry Units (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such forms as ETP and SXL may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates and Book-Entry Units (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration or Series A Unit Consideration, as applicable.

(b) Deposit. At or prior to the Closing, SXL shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units and Series A Units, an amount of (x) SXL Units (which shall be in non-certificated book-entry form), and (y) SXL Preferred Units (which shall be in certificated form as set forth in the Amended SXL Partnership Agreement), issuable upon due surrender of the Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II. Following the Effective Time, SXL agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.2(g), any SXL Units sufficient to pay any Merger Consideration and any SXL Preferred Units sufficient to pay any Series A Unit Consideration, in each case, that may be payable from time to time following the Effective Time. All book-entry units representing SXL Units and SXL Preferred Units deposited with the Exchange Agent (including pursuant to Section 2.2(h)) shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and Series A Unit Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SXL; provided, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to holders of Common Units or Series A Units and SXL shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Common Units or Series A Units in the amount of any such losses; and (ii) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days.

(c) Exchange. Each holder of Common Units and Series A Units that have been converted into the right to receive the Merger Consideration or Series A Unit Consideration, as applicable, upon surrender to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a Certificate (or effective affidavits of loss in lieu thereof), or Book-Entry Unit (or effective affidavits of loss in lieu thereof) and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) in the case of a Common Unitholder the number of SXL Units representing, in the aggregate, the whole number of SXL Units that such holder has the right to receive in accordance with the provisions of this Article II and (ii) in the case of a Series A Unitholder, the number of SXL Preferred Units representing, in the aggregate, the whole number of SXL Preferred Units that such holder has the right to receive in accordance with the provisions of this Article II. The Merger Consideration and Series A Unit Consideration shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Units and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, Series A Unit Consideration or on any unpaid distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration or Series A Unit Consideration, as applicable. The Merger Consideration and Series A Unit Consideration paid upon surrender of Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Units, Series A Units or Book-Entry Units (or effective affidavits of loss in lieu thereof), as the case may be, formerly represented by such Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof).

(d) Other Payees. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit (or effective affidavits of loss in lieu thereof) is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit (or effective affidavits of loss in lieu thereof) or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration or Series A Unit Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit (or effective affidavits of loss in lieu thereof) is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration or Series A Unit Consideration, as applicable, shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Unit (or effective affidavits of loss in lieu thereof) or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) No Further Transfers. From and after the Effective Time, there shall be no further registration on the books of ETP of transfers of Common Units or Series A Units. From and after the Effective Time, the holders of Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof) representing Common Units or Series A Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units or Series A Units, as applicable, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof) are presented to the Exchange Agent or SXL, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Common Unitholders or Series A Unitholders 12 months after the Effective Time shall be returned to SXL, upon demand, and any such holder who has not exchanged such holder’s Common Units or Series A Units for the Merger Consideration or Series A Unit Consideration, as applicable, in accordance with this Section 2.2 prior to that time shall thereafter look only to SXL for delivery of the Merger Consideration or Series A Unit Consideration, as applicable, in respect of such holder’s Common Units or Series A Units. Notwithstanding the foregoing, SXL, ETP and the Surviving Entity shall not be liable to any Common Unitholder or Series A Unitholder for any Merger Consideration or Series A Unit Consideration, as applicable, duly delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration or Series A Unit Consideration remaining unclaimed by Common Unitholders or Series A Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of SXL free and clear of any claims or interest of any Person previously entitled thereto.

(g) Distributions. No distributions with respect to SXL Units or SXL Preferred Units issued in the Merger shall be paid to the holder of any unsurrendered Certificates, or Book-Entry Units (or effective affidavits of loss in lieu thereof) until such Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof) are surrendered as provided in this Section 2.2. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the SXL Units or SXL Preferred Units, if any, issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such SXL Units or SXL Preferred Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such SXL Units or SXL Preferred Units with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of distributions in respect of SXL Units or SXL Preferred Units, all SXL Units or SXL Preferred Units to be issued pursuant to the Merger shall be entitled to distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h) No Fractional Units. No certificates or scrip representing fractional SXL Units or SXL Preferred Units shall be issued upon the surrender for exchange of Certificates or Book-Entry Units (or effective affidavits of loss in lieu thereof). Notwithstanding any other provision of this Agreement, all fractional SXL Units that a holder of Common Units converted pursuant to the Merger would otherwise be entitled to receive as Consideration in the Merger (after taking into account all Certificates (or effective affidavits of loss in lieu thereof), Book-Entry Units (or effective affidavits of loss in lieu thereof)) will be aggregated and then, if a fractional SXL Unit results from that aggregation, be rounded up to the nearest whole SXL Unit.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SXL, the posting by such Person of a bond, in such reasonable amount as SXL may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Series A Unit Consideration to be paid in respect of the Common Units or Series A Units, as applicable, represented by such Certificate as contemplated by this Article II.

(j) Withholding Taxes. SXL and the Exchange Agent may deduct and withhold as necessary from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or non-U.S. Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in SXL Units). To the extent amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. If withholding is taken in SXL

Units, SXL and the Exchange Agent shall be treated as having sold such SXL Units for an amount of cash equal to the fair market value of such SXL Units at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

(k) Tax Characterization of Merger and Cash Received. ETP and SXL each acknowledges and agrees that, for U.S. federal income and applicable state and local tax purposes, (i) the Merger is intended to be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby SXL is intended to be the terminating partnership and ETP is intended to be the resulting partnership, and as a result, the Merger is intended to be treated for U.S. federal income and applicable state and local tax purposes as (A) a contribution of all of the assets and liabilities of SXL to ETP in exchange for partnership interests in ETP, immediately followed by (B) a liquidating distribution by SXL of such partnership interests in ETP to the partners of SXL, and (ii) none of ETP, SXL, nor any partner of ETP or SXL is intended to recognize taxable gain (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code and (B) a disguised sale attributable to contributions of cash or other property to SXL after the date of this Agreement and prior to the Effective Time) (the “Intended Tax Treatment”). Unless required to do so as a result of a “determination” as defined in Section 1313 of the Code, each of ETP and SXL agrees not to make any tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other party to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

Section 2.3 Treatment of ETP Restricted Units, ETP Cash Units and ETP Equity Plans. Effective immediately prior to the Effective Time, the ETP Managing GP Board (or, if appropriate, any committee administering any ETP Equity Plans) and the SXL GP Board (or the appropriate committee thereof) will adopt resolutions, and will take all other actions as may be necessary or required in accordance with applicable Law and each ETP Equity Plan (including, the award agreements in respect of awards granted thereunder) and this Section 2.3, including (i) the SXL GP Board (or the appropriate committee thereof) shall take all limited liability company action necessary or advisable to assume and continue the ETP Equity Plans (including for purposes of employing such plans to make grants of equity-based awards on SXL Units following the Closing); (ii) the SXL GP Board (or the appropriate committee thereof) shall take all limited liability company action necessary or advisable to reserve for issuance a sufficient number of SXL Units for delivery upon vesting of a Converted ETP Restricted Unit Award or with respect to future awards granted under the ETP Equity Plans; and (iii) the ETP Managing GP Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to ensure that after the Effective Time, neither ETP nor the Surviving Entity will be required to deliver its common units or any other securities to any person pursuant to or in settlement of ETP Restricted Units, in each case, to give effect to this Section 2.3 and provide that:

(a) Treatment of ETP Restricted Units. Each award of restricted units to acquire Common Units, on defined vesting dates, granted under any ETP Equity Plan that is outstanding immediately prior to the Effective Time (collectively, the “ETP Restricted Units”) shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such ETP Restricted Units, cease to relate to or represent a right to receive Common Units and shall be converted into a right to receive an award of SXL Units (a “Converted ETP Restricted Unit Award”), on the same terms and conditions as were applicable to the corresponding award of ETP Restricted Units (including the right to receive distribution equivalents with respect to such award), except that the number of ETP Restricted Units covered by each such Converted ETP Restricted Unit Award shall be equal to the number of Common Units subject to the corresponding award of ETP Restricted Units multiplied by the Exchange Ratio, rounded up to the nearest whole unit. With respect to each ETP Restricted Unit, any distribution equivalent amounts accrued but unpaid as of the Closing will carry over and be paid to the holder as soon as practicable following the Closing.

(b) Treatment of ETP Cash Units. Each award of cash units to receive an amount of cash, on defined vesting dates, granted under the Energy Transfer Partners L.P. Long-Term Incentive Cash Restricted Unit Plan (the “ETP Cash Unit Plan”) that is outstanding immediately prior to the Effective Time (collectively, the “ETP

Cash Units”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, cease to relate to or represent a right to receive an amount of cash based on the fair market value of the Common Units and shall be converted, at the Effective Time, into the right to receive an award of restricted cash units relating to SXL Units (a “Converted ETP Cash Unit Award”) on the same terms and conditions as were applicable to the corresponding award of ETP Cash Units, except that the number of notional units that upon vesting entitles the holder to receive an amount of cash equal to the fair market value of an SXL Unit shall be equal to the number of notional Common Units related to the corresponding award of ETP Cash Units multiplied by the Exchange Ratio, rounded up to the nearest whole notional unit. The ETP Managing GP Board (or, if appropriate, any committee administering the ETP Cash Unit Plan) will adopt, prior to the Effective Time, an amendment to the ETP Cash Unit Plan to permit the treatment of ETP Cash Units as provided herein.

(c) As soon as practicable following the Effective Time, SXL shall file a Form S-8 registration statement (or such other appropriate form) with respect to the SXL Units available for grant and delivery under the ETP Equity Plans from and after the Effective Time and shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such SXL Units are available for grant and delivery under the ETP Equity Plans. As soon as practicable following the Effective Time, ETP shall file a post-effective amendment to the Form S-8 registration statements filed by ETP on September 26, 2007, June 10, 2009, December 11, 2014 and May 4, 2015, in each case, deregistering all shares of Common Units thereunder.

Section 2.4 Adjustments. Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding Common Units, Series A Units, Class E Units, Class G Units, Class I Units, Class J Units, Class K Units or SXL Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, each of the Exchange Ratio, the Series A Unit Consideration, the SXL Class E Units, the SXL Class G Units, the SXL Class I Units, the SXL Class J Units and the SXL Class K Units shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of Common Units, Series A Units, Class E Units, Class G Units, Class I Units, Class J Units and Class K Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger, the GP Merger or the other transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE ETP ENTITIES

Except as disclosed in (a) the ETP SEC Documents filed with the SEC on or after December 31, 2014 and prior to the date of this Agreement (but excluding any disclosure contained in any such ETP SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by ETP to SXL (the “ETP Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such ETP Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent to SXL on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such ETP Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an ETP Material Adverse Effect), the ETP Entities hereby represent and warrant to SXL as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the ETP Entities and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on ETP (an “ETP Material Adverse Effect”).

(b) Each of the ETP Entities and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an ETP Material Adverse Effect.

(c) Except as set forth on Section 3.1(c) of the ETP Disclosure Schedule, all of the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of ETP that are owned directly or indirectly by ETP have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except for those of the ETP Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by ETP.

(d) ETP has made available to SXL correct and complete copies of its certificate of limited partnership and the ETP Partnership Agreement (the “ETP Charter Documents”), and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “ETP Subsidiary Documents”) and of ETP GP and ETP Managing GP, in each case as amended to the date of this Agreement. All such ETP Charter Documents are in full force and effect and ETP is not in violation of any of their provisions.

Section 3.2 Capitalization.

(a) As of the close of business on November 18, 2016, ETP has no ETP Partnership Interests or other partnership interests or equity interests issued and outstanding, other than: (i) 544,565,775 Common Units; (ii) no Common Units held by ETP in its treasury; (iii) 8,853,832 Class E Units representing limited partner interests in ETP (“Class E Units”); (iv) 90,706,500 Class G Units representing limited partner interests in ETP (“Class G Units”); (v) 81,001,069 Class H Units representing limited partner interests in ETP (“Class H Units”); (vi) 100 Class I Units representing limited partner interests in ETP (“Class I Units”); (vii) 90 Class J Units representing limited partner interests in ETP (“Class J Units”); (viii) 1,912,569 Series A Units; (ix) the ETP Incentive Distribution Rights; (x) the General Partner Interest; and (xi) 4,625,055 ETP Restricted Units granted under the ETP Equity Plans. All outstanding Common Units, Class E Units, Class G Units, Class H Units, Class I Units, Class J Units, Series A Units, and ETP Incentive Distribution Rights have been and at the Effective Time all outstanding Class K Units will be duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and except as set forth in the ETP Partnership Agreement, free of preemptive rights. Except (A) as set forth above in this Section 3.2(a) and (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement there are not, and, as of the Effective Time there will not be, any ETP Partnership Interests or other partnership interests, voting securities or other equity interests of ETP issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any ETP Partnership Interests or other partnership interests, voting securities or other equity interests of ETP, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) Since the Balance Sheet Date (as defined herein) to the date of this Agreement, ETP has not issued any ETP Partnership Interests or other partnership interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any ETP Partnership Interests or other partnership interests, voting securities or other equity interests, other than as set forth above in Section 3.2(a). None of ETP or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of ETP (other than, with respect to the ETP Joint Ventures, as set forth in the definitive agreements for such ETP Joint Ventures). Except (i) as set forth in the ETP Charter Documents, as in effect as of the date of this Agreement, or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under ETP Equity Plans disclosed in Section 3.2(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of ETP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any ETP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any ETP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests) of ETP or any of its Subsidiaries (other than, with respect to the ETP Joint Ventures, as set forth in the definitive agreements for such ETP Joint Ventures).

(c) [Reserved.]

(d) [Reserved.]

(e) ETP GP is the sole general partner of ETP. ETP GP is the sole record and beneficial owner of the General Partner Interest, and such General Partner Interest has been duly authorized and validly issued in accordance with applicable Law and the ETP Partnership Agreement. ETP GP owns the General Partner Interest free and clear of any Liens.

(f) ETP Managing GP is the sole general partner of ETP GP. ETP Managing GP is the sole record and beneficial owner of the general partner interest in ETP GP and such general partner interest has been duly authorized and validly issued in accordance with applicable Law and the partnership agreement of ETP GP. ETP Managing GP owns the general partner interest in ETP GP free and clear of any Liens except for those Liens arising under the ETE Credit Documents. ETE is the sole limited partner of ETP GP. ETE is the sole record and beneficial owner of the limited partner interests in ETP GP and such limited partner interests have been duly authorized and validly issued in accordance with applicable Law and the partnership agreement of ETP GP. ETE owns the limited partner interests in ETP GP free and clear of any Liens except for those Liens arising under the ETE Credit Documents.

(g) ETP owns as of the date of this Agreement and immediately prior to the consummation of the Pre-Closing Transactions, beneficially and of record, 67,061,274 SXL Units, 9,416,196 Class B Units representing limited partner interests in SXL (“SXL Class B Units”), and a 99.99% limited liability company interest in SXL GP, in each case, free and clear of any Liens. SXL GP owns, beneficially and of record, all of the SXL Incentive Distribution Rights and the general partner interest in SXL (“SXL GP Interest”), in each case, free and clear of any Liens.

Section 3.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the ETP Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the GP Merger, subject to obtaining the ETP Unitholder Approval for the Merger. The execution, delivery and performance by the ETP Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, have been duly authorized and approved by the ETP Managing GP Board, which, at a meeting duly called and held, has, on behalf of ETP and ETP GP, (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, and (ii) resolved to submit the Agreement to a vote of the ETP Limited Partners and limited partner of ETP GP and to recommend adoption of this Agreement by the ETP Limited Partners, and except for obtaining the ETP Unitholder Approval for the adoption of this Agreement, and consummation of the transactions contemplated hereby, no other entity action on the part of the ETP Entities is necessary to authorize the execution, delivery and performance by the ETP Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger. ETP Managing GP, in its capacity as general partner of ETP GP, and ETE, in its capacity as limited partner of ETP GP, have each approved the adoption of this Agreement and the consummation of the transactions contemplated hereby. The members of SXL GP have unanimously approved the adoption of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the ETP Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of each of the ETP Entities, enforceable against each of them in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the ETP Entities nor the consummation by the ETP Entities of the transactions contemplated hereby, nor compliance by the ETP Entities with any of the terms or provisions of this Agreement, will (i) assuming that the ETP Unitholder Approval is obtained, conflict with or violate any provision of the ETP Charter Documents, the ETP GP Charter Documents, the ETP Managing GP Charter Documents or any of the ETP Subsidiary Documents, (ii) except as set forth on Section 3.3(b) of the ETP Disclosure Schedule and assuming that the authorizations, consents and approvals referred to in Section 3.4 and the ETP Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to ETP or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, ETP or any of its Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”), or ETP Permit (including any Environmental Permit) to which ETP or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of ETP or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an ETP Material Adverse Effect.

(c) The affirmative vote or consent of the holders of a Unit Majority at the ETP Unitholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement and the transactions contemplated hereby (the “ETP Unitholder Approval”) is the only vote or approval of the holders of any class or series of ETP Partnership Interests or other partnership interests, equity interests or capital stock of ETP or any of its Subsidiaries which is necessary to adopt this Agreement and the transactions contemplated hereby.

Section 3.4 Governmental Approvals. Except for (a) filings required under, and in compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act, including the filing of a proxy statement with the SEC in connection with the Merger (the “Proxy Statement”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Certificates of GP Merger with the Secretary of State of the State of Pennsylvania and the Secretary of State of the State of Delaware, (c) any filings required under, and in compliance with other applicable requirements of, the HSR Act and other Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the ETP Entities and the consummation by the ETP Entities of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an ETP Material Adverse Effect.

Section 3.5 ETP SEC Documents; Undisclosed Liabilities.

(a) ETP and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2014 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “ETP SEC Documents”). The ETP SEC Documents, as of their respective effective dates (in the case of the ETP SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other ETP SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such ETP SEC Documents, and none of the ETP SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the ETP SEC Documents. To the Knowledge of ETP, none of the ETP SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of ETP included in the ETP SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ETP and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to ETP and its consolidated Subsidiaries, taken as a whole).

(c) ETP has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to ETP, including its consolidated Subsidiaries, required to be disclosed by ETP in the reports that it files or submits under the Exchange Act is accumulated and communicated to ETP’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by ETP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. ETP’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to ETP’s auditors and the audit committee of the ETP Managing GP Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect ETP’s ability to record, process, summarize and report financial data and have identified for ETP’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in ETP’s internal controls. The principal executive officer and the principal financial officer of ETP have made all certifications required by the Sarbanes-Oxley Act, the Exchange

Act and any related rules and regulations promulgated by the SEC with respect to the ETP SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of ETP has completed its assessment of the effectiveness of ETP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. To the Knowledge of ETP, as of the date of this Agreement there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of ETP and its Subsidiaries as of December 31, 2015 (the “Balance Sheet Date”) (including the notes thereto) included in the ETP SEC Documents filed by ETP and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither ETP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of ETP prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an ETP Material Adverse Effect.

(e) Neither ETP nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among ETP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, ETP in ETP’s published financial statements or any ETP SEC Documents.

Section 3.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been an ETP Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, ETP and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither ETP nor any of its Subsidiaries has taken any action described in Section 5.2(a)(ii), (iii), (v), (vi), (vii), (viii), (xiii) or (xv) (but, with respect to (vii), disregarding the proviso to Section 5.2(a)(vii)(A)(1), and with respect to (xv), only to the extent applicable to the other clauses designated in this Section 3.6(b)(ii)) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of SXL, would violate such provisions.

Section 3.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of ETP, threatened) by any Governmental Authority with respect to ETP or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of ETP, threatened) against ETP or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against ETP or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 3.8 Compliance with Laws; Permits.

(a) ETP and its Subsidiaries are, and since the later of December 31, 2014 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(b) ETP and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for ETP and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “ETP Permits”), except where the failure to have any of the ETP Permits would not have, individually or in the aggregate, an ETP Material Adverse Effect. All ETP Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an ETP Material Adverse Effect. No suspension or cancellation of any of the ETP Permits is pending or, to the Knowledge of ETP, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an ETP Material Adverse Effect. ETP and its Subsidiaries are not, and since December 31, 2014 have not been, in violation or breach of, or default under, any ETP Permit, except where such violation, breach or default would not have, individually or in the aggregate, an ETP Material Adverse Effect. As of the date of this Agreement, to the Knowledge of ETP, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of ETP or any of its Subsidiaries under, any ETP Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any ETP Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(c) Without limiting the generality of Section 3.8(a), ETP, each of its Subsidiaries, and, to the Knowledge of ETP, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act (the “FCPA”), and any other U.S. and foreign anti-corruption Laws that are applicable to ETP or its Subsidiaries; (ii) has not, to the Knowledge of ETP, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of ETP, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an ETP Material Adverse Effect.

Section 3.9 Information Supplied. Subject to the accuracy of the representations and warranties of SXL set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of ETP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by SXL in connection with the issuance of SXL Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to ETP Unitholders, and at the time of the ETP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, ETP makes no representation or warranty with respect to information supplied by or on behalf of SXL for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10 Tax Matters. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to ETP or any of its Subsidiaries have been duly filed, and all such Tax Returns are complete and accurate, (b) all Taxes owed by ETP or any of its Subsidiaries, or for which ETP or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (c) all Tax withholding and deposit requirements imposed on or with respect to ETP or any of its Subsidiaries have been satisfied in full in all respects, (d) there are no Liens (other than statutory Liens for current-period Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of ETP or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of ETP or any of its Subsidiaries, (f) there is no written claim against ETP or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to ETP or any of its Subsidiaries, (g) no claim has ever been made by an authority in a jurisdiction where ETP or any of its Subsidiaries does not file Tax Returns that ETP or such Subsidiary is or may be subject to taxation in that jurisdiction, (h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to ETP or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of ETP or any of its Subsidiaries, (i) none of ETP or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method or adjustment under Section 482 of the Code for any taxable period ending on or before the Closing Date, pursuant to any agreement with any Tax authority with respect to any such taxable period, or as a result of an intercompany transaction, an installment sale or open transaction disposition entered into on or prior to the Closing Date, or the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (j) none of ETP or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by ETP or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (k) none of ETP or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), other than the members of the consolidated group of which ETP Holdco Corporation is the common parent, or has any liability for the Taxes of any Person (other than ETP or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes), (l) ETP and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (m) ETP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation, and (n) at least 90% of the gross income of ETP for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 3.11 Employee Benefits.

(a) ETP has made available to SXL all material ETP Benefit Plans. “ETP Benefit Plans” means all Benefit Plans that are sponsored, maintained, contributed to or required to be contributed to by ETP or any of its Affiliates, or under which ETP or any of its Affiliates has any obligation or liability, whether actual or contingent, in each case, for the benefit of current or former officers, employees, directors or consultants of ETP or its Subsidiaries.

(b) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP or any of its Subsidiaries contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and none of ETP or any of its Subsidiaries has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other actual or contingent liability with respect to any Multiemployer Plan.

(c) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any actual or contingent liability with respect to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(d) With respect to each ETP Benefit Plan that is subject to Section 302 or Title IV of ERISA, except as would not have, individually or in the aggregate, an ETP Material Adverse Effect: (A) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (B) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, and (C) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by ETP or any of its Subsidiaries.

(e) Except for such claims which would not have, individually or in the aggregate, an ETP Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of ETP, threatened with respect to any ETP Benefit Plan, other than claims for benefits in the ordinary course, (i) alleging any breach of the material terms of such plan or any fiduciary duties with respect thereto or (ii) alleging any violation of any applicable Law with respect to such plan.

(f) Each ETP Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, an ETP Material Adverse Effect.

(g) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, with respect to any ETP Benefit Plan, all contributions, premiums and other payments due from any of ETP or its Subsidiaries required by applicable Law or the terms of any ETP Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(h) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, neither ETP nor any of its Subsidiaries has any liability for post-termination or retiree life or medical benefits to former officers, employees, directors or consultants, or beneficiaries or dependents of any of the foregoing, except for continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA provided at no expense to ETP or any of its Subsidiaries.

(i) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP, its ERISA Affiliates or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the ETP Benefit Plans or their related trusts, ETP, any of its ERISA Affiliates or any Person that ETP or any of its ERISA Affiliates has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) With respect to any ETP Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Foreign ETP Benefit Plan”), (i) if intended to qualify for special tax treatment, any such Foreign ETP Benefit Plan meets the requirements for such treatment in all material respects, (ii) the financial statements of ETP and its Subsidiaries accurately reflect the Foreign ETP Benefit Plan liabilities and accruals for contributions required to be paid to any Foreign ETP Benefit Plan, in accordance with GAAP (or other accounting principles required under applicable Law) consistently applied, and (iii) there have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under any applicable Law or regulation in connection with a Foreign ETP Benefit Plan, in each case, that have resulted or would reasonably be expected to result in an ETP Material Adverse Effect.

(k) Except as set forth on Section 3.11(m) of the ETP Disclosure Schedule or pursuant to retention or other arrangements put in place after the date of this Agreement in compliance with Section 5.2, the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any employee, consultant or officer of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries or (ii) result in any forgiveness of indebtedness or an obligation to fund benefits with respect to any such individual.

Section 3.12 Labor Matters. Except for such matters which would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries with respect to such matters and, to the Knowledge of ETP and ETP GP, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, an ETP Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries, (ii) to the Knowledge of ETP and ETP GP, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of ETP or ETP GP, threatened against ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of ETP or ETP GP, threatened with respect to any employees of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries. None of ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”) as a result of any action taken by ETP, ETP GP, ETP Managing GP or any of their respective Subsidiaries that would have, individually or in the aggregate, an ETP Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, an ETP Material Adverse Effect, ETP, ETP GP, ETP Managing GP and each of their respective Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 3.13 Environmental Matters. Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect: (a) each of ETP and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (b) there has been no release of any Hazardous Substance by ETP or any of its Subsidiaries, or to the Knowledge of ETP, any other Person in any manner that would reasonably be expected to give rise to ETP or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (c) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of ETP, threatened against ETP or any of its Subsidiaries or involving any real property currently or, to the Knowledge of ETP, formerly owned, operated or leased by or for ETP or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (d) to ETP’s Knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by ETP or any of its Subsidiaries or as a result of any operations or activities of ETP or any of its Subsidiaries.

Section 3.14 Contracts.

(a) Section 3.14(a) of the ETP Disclosure Schedule contains a true and complete listing of the following Contracts (which term, for purposes of this Section 3.14, shall not include any ETP Benefit Plan) to which any of ETP or its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is described in this Section 3.14(a) being an “ETP Material Contract”):

(i) each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000,000, other than Contracts solely between or among ETP and one or more of its Subsidiaries;

(ii) each guarantee by ETP of any obligation of any Person that is not ETP or one of its Subsidiaries under any Contract of the type described in Section 3.14(a)(i);

(iii) each natural gas or oil transportation, gathering, treating, processing or other Contract, each natural gas liquids or oil fractionation, transportation, purchase, sales or storage Contract and each natural gas, oil, coal or mineral purchase and sales or lease Contract that during the 12 months ended September 30, 2016 individually involved, or is reasonably expected in the future to involve, annual revenues or payments by ETP and its Subsidiaries in excess of $100,000,000 in the aggregate;

(iv) each Contract for lease of personal property or real property involving aggregate payments in excess of $40,000,000 in any calendar year;

(v) each Contract between any of ETP or any of its Subsidiaries, on the one hand, and any ETP Unitholder holding 5% or more of ETP’s issued and outstanding Common Units, on the other hand;

(vi) each Contract containing a non-compete or similar type of provision that, following the Effective Time, would by its terms materially restrict the ability of SXL or any of its Subsidiaries (including ETP’s Subsidiaries) to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing (each Contract described in this Section 3.14(a)(vi), a “Non-Competition Agreement”);

(vii) each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties that are material to ETP and its Subsidiaries, taken as a whole;

(viii) each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil, condensate and coal (each Contract described in this Section 3.14(a)(viii), a “Commodity Derivative Instrument”);

(ix) each material partnership, joint venture or limited liability company agreement to which ETP or any of its Subsidiaries is a party, and each Contract between ETP or any of its Subsidiaries and an ETP Joint Venture;

(x) each Contract under which any of ETP or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000; and

(xi) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect: (i) each ETP Material Contract is valid and binding on ETP and its Subsidiaries, as applicable, and is in full force and effect; (ii) ETP and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each ETP Material Contract; (iii) neither ETP nor any of its Subsidiaries has received written notice of, or to the Knowledge of ETP, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of ETP or any of its Subsidiaries under any such ETP Material Contract; and (iv) to the Knowledge of ETP, as of the date of this Agreement no other party to any ETP Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

(c) Neither the execution and delivery of this Agreement by ETP, nor the consummation by ETP of the transactions contemplated hereby, nor compliance by ETP with any of the terms or provisions of this Agreement, will violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by ETP or any of its Subsidiaries under any of the terms, conditions or provisions of any governing document of an ETP Joint Venture.

Section 3.15 Property.

(a) Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, ETP or a Subsidiary of ETP owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, all leases under which ETP or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against ETP or any of its Subsidiaries and, to the Knowledge of ETP, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by ETP or any of its Subsidiaries or, to the Knowledge of ETP, the counterparties thereto, or, to the Knowledge of ETP, any event which, with notice or lapse of time or both, would become a material default by ETP or any of its Subsidiaries, or, to the Knowledge of ETP, the counterparties thereto.

(b) ETP and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an ETP Material Adverse Effect. Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, each of ETP and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 3.16 Intellectual Property. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, either ETP or a Subsidiary of ETP owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “ETP Intellectual Property”) used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, (a) there are no pending or, to the Knowledge of ETP, threatened claims by any Person alleging infringement or misappropriation by ETP or any of its Subsidiaries of such Person’s intellectual property, (b) to the Knowledge of ETP, the conduct of the business of ETP and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither ETP nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the ETP Intellectual Property, and (d) to the Knowledge of ETP, no Person is infringing or misappropriating any ETP Intellectual Property.

Section 3.17 Insurance. ETP and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate. Section 3.17 of the ETP Disclosure Schedule lists the annual premiums paid by ETP for directors and officers liability insurance policies. Except as would not have, individually or in the aggregate, an ETP Material Adverse Effect, none of ETP or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.18 Opinion of Financial Advisor. The ETP Conflicts Committee has received the opinion of Barclays Capital Inc. (the “ETP Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Exchange Ratio is fair to the ETP Unaffiliated Unitholders (the “ETP Fairness Opinion”). ETP has been authorized by the ETP Financial Advisor to permit the inclusion of the ETP Fairness Opinion in the Registration Statement and the Proxy Statement.

Section 3.19 Brokers and Other Advisors. Except for the ETP Financial Advisor, the fees and expenses of which will be paid by ETP, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of ETP or any of its Subsidiaries. ETP has heretofore made available to SXL a correct and complete copy of ETP’s engagement letters with the ETP Financial Advisor, which letters describe all fees payable to the ETP Financial Advisor, in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the ETP Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 3.20 State Takeover Statutes. The action of the ETP Managing GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the ETP Partnership Agreement. There is no unitholder rights plan in effect, to which ETP is a party or otherwise bound.

Section 3.21 Regulatory Matters. Except as would not, individually or in the aggregate, have an ETP Material Adverse Effect, there are no proceedings pending, or to the Knowledge of ETP, threatened, alleging that ETP or any of its Subsidiaries is in material violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the laws, rules and regulations of any applicable state public utility commission or department, as the case may be.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, none of ETP, ETP GP or any other Person makes or has made any express or implied representation or warranty with respect to ETP or ETP GP or with respect to any other information provided to any SXL Entity in connection with the Merger or the GP Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, none of ETP, ETP GP or any other Person will have or be subject to any liability or other obligation to any SXL Entity or any other Person resulting from the distribution to any SXL Entity (including their respective Representatives), or any SXL Entity’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to any SXL Entity in certain “data rooms” or management presentations in expectation of the Merger or the GP Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SXL ENTITIES

Except as disclosed in (a) the SXL SEC Documents filed with the SEC on or after December 31, 2014 and prior to the date of this Agreement (but excluding any disclosure contained in any such SXL SEC Documents under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by SXL to ETP (the “SXL Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such SXL Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent to ETP on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such SXL Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, a SXL Material Adverse Effect), the SXL Entities hereby represent and warrant to ETP as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of the SXL Entities and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on SXL (a “SXL Material Adverse Effect”).

(b) Each of the SXL Entities and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a SXL Material Adverse Effect.

(c) All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of SXL that are owned directly or indirectly by SXL have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all Liens. Except for those of the SXL Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by SXL.

(d) SXL has made available to ETP correct and complete copies of its certificate of limited partnership and the SXL Partnership Agreement (the “SXL Charter Documents”) and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “SXL Subsidiary Documents”), in each case as amended to the date of this Agreement. All such SXL Charter Documents are in full force and effect and SXL is not in violation of any of their provisions.

Section 4.2 Capitalization.

(a) As of the close of business on November 18, 2016, the issued and outstanding limited partner interests and general partner interests of SXL consisted of (i) 322,054,475 SXL Units, (ii) 9,416,196 SXL Class B Units, (iii) the SXL Incentive Distribution Rights and (iv) the SXL GP Interest. Section 4.2(a) of the SXL Disclosure Schedule sets forth the number of SXL Units that were issuable pursuant to employee and director equity plans of SXL (“SXL Equity Plans”) as of November 18, 2016, including the number of SXL Units that were subject to outstanding awards under the SXL Equity Plans as of such date. Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of SXL issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any SXL Partnership Interests or other partnership interests, voting securities or other equity interests of SXL, including any representing the right to purchase or otherwise receive any of the foregoing.

(b) None of SXL or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of SXL (other than, with respect to the SXL Joint Ventures, as set forth in the definitive agreements for such SXL Joint Ventures). Except (i) as set forth in the SXL Charter Documents, as in effect as of the date of this Agreement or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards outstanding as of the date of this Agreement , there are no outstanding obligations of SXL or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of SXL or any of its Subsidiaries (other than, with respect to the SXL Joint Ventures, as set forth in the definitive agreements for such SXL Joint Ventures).

(c) SXL GP is the sole general partner of SXL. The SXL GP Interest and the SXL Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and the SXL Partnership Agreement.

(d) (i) All of the issued and outstanding limited liability company interests of SXL Merger Sub are owned, beneficially and of record, by SXL, (ii) the general partner interest in SXL Merger Sub LP is owned, beneficially and of record, by SXL Merger Sub, and (iii) all of the limited partner interests in SXL Merger Sub LP are owned, beneficially and of record, by SXL, and, in each case, such interests have been duly authorized and validly issued in accordance with applicable Law and the organizational documents of each such entity and are free and clear of any Liens. SXL Merger Sub and SXL Merger Sub LP have been formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, each of SXL Merger Sub and SXL Merger Sub LP has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.3 Authority; Noncontravention.

(a) Each of the SXL Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger, the GP Merger and the adoption of the Amended SXL Partnership Agreement. The execution, delivery and performance by the SXL Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, the GP Merger and the adoption of the Amended SXL Partnership Agreement have been duly authorized and approved by the SXL GP Board, which, at a meeting duly called and held, has, on behalf of SXL, SXL GP, SXL Merger Sub and SXL Merger Sub LP, unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, the GP Merger and the adoption of the Amended SXL Partnership Agreement, and no other entity action on the part of the SXL Entities is necessary to authorize the execution, delivery and performance by the SXL Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the GP Merger and the adoption of the Amended SXL Partnership Agreement. This Agreement has been, and the Amended SXL Partnership Agreement will be, duly executed and delivered by the applicable SXL Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes, and the Amended SXL Partnership Agreement will constitute, a legal, valid and binding obligation of each of the applicable SXL Entities, enforceable against each of them in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by the SXL Entities, nor the consummation by the SXL Entities of the transactions contemplated hereby, nor compliance by the SXL Entities with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the SXL Charter Documents, the SXL GP Charter Documents, the SXL Merger Sub Charter Documents or any of the SXL Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to SXL or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, SXL or any of its Subsidiaries under any of the terms, conditions or provisions of any Contract or SXL Permit (including any Environmental Permit) to which SXL or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of SXL or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a SXL Material Adverse Effect.

(c) No vote or approval of the holders of any class or series of SXL Partnership Interests or other partnership interests, equity interests or capital stock of SXL or any of its Subsidiaries is necessary (i) to adopt this Agreement and the transactions contemplated hereby in accordance with the SXL Partnership Agreement or applicable Law or (ii) to adopt the Amended SXL Partnership Agreement (other than holders of the SXL GP Interest and the SXL Incentive Distribution Rights).

(d) None of the SXL Entities nor any of their respective Subsidiaries holds any limited partner interests, capital stock, voting securities or equity interests of ETP or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such limited partner interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such limited partner interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such limited partner interests, shares of capital stock, voting securities or equity interests.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement and the Proxy Statement with the SEC, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Certificates of GP Merger with the Secretary of State of the State of Pennsylvania and the Secretary of State of the State of Delaware, (c) any filings required under, and compliance with other applicable requirements of, the HSR Act and other Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the SXL Entities and the consummation by the SXL Entities of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a SXL Material Adverse Effect.

Section 4.5 SXL SEC Documents; Undisclosed Liabilities.

(a) SXL and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2014 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SXL SEC Documents”). The SXL SEC Documents, as of their respective effective dates (in the case of the SXL SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SXL SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such SXL SEC Documents, and none of the SXL SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SXL SEC Documents. To the Knowledge of SXL, none of the SXL SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of SXL included in the SXL SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of SXL and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to SXL and its consolidated Subsidiaries, taken as a whole).

(c) SXL has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to SXL, including its consolidated Subsidiaries, required to be disclosed by SXL in the reports that it files or submits under the Exchange Act is accumulated and communicated to SXL’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by SXL in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. SXL’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to SXL’s auditors and the audit and risk committee of the SXL GP Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect SXL’s ability to record, process, summarize and report financial data and have identified for SXL’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in SXL’s internal controls. The principal executive officer and the principal financial officer of SXL have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the SXL SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of SXL has completed its assessment of the effectiveness of SXL’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. To the Knowledge of SXL, as of the date of this Agreement, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Except (i) as reflected or otherwise reserved against on the balance sheet of SXL and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the SXL SEC Documents filed by SXL and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither SXL nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of SXL prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a SXL Material Adverse Effect.

(e) Neither SXL nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among SXL and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, SXL in SXL’s published financial statements or any SXL SEC Documents.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been a SXL Material Adverse Effect.

(b) Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, SXL and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither SXL nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of SXL, would violate such provisions.

Section 4.7 Legal Proceedings. There are no investigations or proceedings pending (or, to the Knowledge of SXL, threatened) by any Governmental Authority with respect to SXL or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of SXL, threatened) against SXL or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against SXL or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, a SXL Material Adverse Effect.

Section 4.8 Compliance with Laws; Permits.

(a) SXL and its Subsidiaries are, and since the later of December 31, 2014 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a SXL Material Adverse Effect.

(b) SXL and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for SXL and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “SXL Permits”), except where the failure to have any of the SXL Permits would not have, individually or in the aggregate, a SXL Material Adverse Effect. All SXL Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a SXL Material Adverse Effect. No suspension or cancellation of any of SXL Permits is pending or, to the Knowledge of SXL, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a SXL Material Adverse Effect. SXL and its Subsidiaries are not, and since December 31, 2014 have not been, in violation or breach of, or default under, any SXL Permit, except where such violation, breach or default would not have, individually or in the aggregate, a SXL Material Adverse Effect. As of the date of this Agreement, to the Knowledge of SXL, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of SXL or any of its Subsidiaries under, any SXL Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any SXL Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a SXL Material Adverse Effect.

(c) Without limiting the generality of Section 4.8(a), SXL, each of its Subsidiaries, and, to the Knowledge of SXL, each joint venture partner, joint interest owner, consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the FCPA, and any other U.S. and foreign anti-corruption Laws that are applicable to SXL or its Subsidiaries; (ii) has not, to the Knowledge of SXL, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the FCPA or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of SXL, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a SXL Material Adverse Effect.

(d) None of SXL or any of its Subsidiaries has any liabilities under the WARN Act that would have, individually or in the aggregate, a SXL Material Adverse Effect. Except for such non-compliance which would not have, individually or in the aggregate, a SXL Material Adverse Effect, SXL and each of its Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 4.9 Information Supplied. Subject to the accuracy of the representations and warranties of ETP set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of SXL specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to ETP Unitholders, and at the time of the ETP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, SXL makes no representation or warranty with respect to information supplied by or on behalf of ETP for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10 Tax Matters. Except as would not have, individually or in the aggregate, a SXL Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to SXL or any of its Subsidiaries have been duly filed, and all such Tax Returns are complete and accurate, (b) all Taxes owed by SXL or any of its Subsidiaries, or for which SXL or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (c) all Tax withholding and deposit requirements imposed on or with respect to SXL or any of its Subsidiaries have been satisfied in full in all respects, (d) there are no Liens (other than statutory Liens for current-period Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of SXL or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of SXL or any of its Subsidiaries, (f) there is no written claim against SXL or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to SXL or any of its Subsidiaries, (g) no claim has ever been made by an authority in a jurisdiction where SXL or any of its Subsidiaries does not file Tax Returns that SXL or such Subsidiary is or may be subject to taxation in that jurisdiction, (h) there is not in force any extension of time (other than customary extensions) with respect to the due date for the filing of any Tax Return of or with respect to SXL or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of SXL or any of its Subsidiaries, (i) none of SXL or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method or adjustment under Section 482 of the Code for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, or as a result of an intercompany transaction, an installment sale or open transaction disposition entered into on or prior to the Closing Date, or the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (j) none of SXL or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by SXL or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (k) none of SXL or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-

U.S. law), or has any liability for the Taxes of any Person (other than SXL or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise (other than Taxes arising in ordinary course commercial arrangements not primarily related to Taxes), (l) SXL and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (m) SXL is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation, and (n) at least 90% of the gross income of SXL for each taxable year since its formation has been from sources that are treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.11 Environmental Matters. Except as would not, individually or in the aggregate, have a SXL Material Adverse Effect: (a) each of SXL and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits, (b) there has been no release of any Hazardous Substance by SXL or any of its Subsidiaries, or to the Knowledge of SXL, any other Person in any manner that would reasonably be expected to give rise to SXL or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (c) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of SXL, threatened against SXL or any of its Subsidiaries or involving any real property currently or, to the Knowledge of SXL, formerly owned, operated or leased by or for SXL or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (d) to the Knowledge of SXL, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties owned or operated by SXL or any of its Subsidiaries or as a result of any operations or activities of SXL or any of its Subsidiaries.

Section 4.12 Contracts.

(a) Except for this Agreement, any SXL Benefit Plans, or as filed with the SEC prior to the date of this Agreement, neither SXL nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to SXL; or (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000,000 (all contracts of the type described in this Section 4.12(a) being referred to herein as “SXL Material Contracts”).

(b) Except as would not have, individually or in the aggregate, a SXL Material Adverse Effect: (i) each SXL Material Contract is valid and binding on SXL and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) SXL and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each SXL Material Contract; (iii) neither SXL nor any of its Subsidiaries has received written notice of, or to the Knowledge of SXL, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of SXL or any of its Subsidiaries under any such SXL Material Contract; and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of SXL, threatened with respect to any employees of SXL and any of its Subsidiaries.

Section 4.13 Property.

(a) Except as would not have, individually or in the aggregate, a SXL Material Adverse Effect, SXL or a Subsidiary of SXL owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)). Except as would not have, individually or in the aggregate, a SXL Material Adverse Effect, all leases under which SXL or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against SXL or any of its Subsidiaries and, to the Knowledge of SXL, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by SXL or any of its Subsidiaries or, to the Knowledge of SXL, the counterparties thereto, or, to the Knowledge of SXL, any event which, with notice or lapse of time or both, would become a material default by SXL or any of its Subsidiaries, or, to the Knowledge of SXL, the counterparties thereto.

(b) SXL and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a SXL Material Adverse Effect. Except as would not, individually or in the aggregate, have a SXL Material Adverse Effect, each of SXL and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.14 Brokers and Other Advisors. Except for Citigroup Global Markets Inc., the fees and expenses of which will be paid by SXL, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of SXL or any of its Subsidiaries. The SXL Conflicts Committee’s engagement letter with Citigroup Global Markets Inc. provided to the SXL GP Board describes all fees payable to Citigroup Global Markets Inc., in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with Citigroup Global Markets Inc., entered into in connection with the transactions contemplated hereby.

Section 4.15 State Takeover Statutes. The action of the SXL GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the SXL Partnership Agreement.

Section 4.16 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a SXL Material Adverse Effect, there are no proceedings pending, or to the Knowledge of SXL, threatened, alleging that SXL or any of its Subsidiaries is in material violation of the NGA, the NGPA, the ICA, the FPA, or PUHCA, or the laws, rules and regulations of any applicable state public utility commission or department, as the case may be.

Section 4.17 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, none of SXL, SXL Merger Sub, SXL Merger Sub LP or any other Person makes or has made any express or implied representation or warranty with respect to the SXL Entities or with respect to any other information provided to ETP in connection with the transactions contemplated hereby. Without limiting the generality of the foregoing, none of SXL, SXL Merger Sub, SXL Merger Sub LP or any other Person will have or be subject to any liability or other obligation to ETP or any other Person resulting from the distribution to ETP (including its Representatives), or ETP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to ETP in any “data rooms” or management presentations in expectation of the Merger.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1 Preparation of the Registration Statement and the Proxy Statement; ETP Unitholders Meeting.

(a) As soon as practicable following the date of this Agreement, ETP and SXL shall jointly prepare and ETP shall file with the SEC the Proxy Statement, and ETP and SXL shall jointly prepare and SXL shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of ETP and SXL shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. ETP and SXL shall use their respective reasonable best efforts to cause the Proxy Statement to be mailed to the ETP Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration Statement will be made by SXL, and no filing of, or amendment or supplement to, the Proxy Statement will be made by ETP, without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to ETP or SXL, or any of their respective Affiliates, directors or officers, is discovered by ETP or SXL that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the ETP Unitholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b) ETP shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the ETP Unitholders (the “ETP Unitholders Meeting”) for the purpose of obtaining the ETP Unitholder Approval. Subject to Section 5.3, ETP shall, through the ETP Managing GP Board, recommend to the ETP Unitholders adoption of this Agreement (the “ETP Board Recommendation”). Unless the ETP Managing GP Board has effected an ETP Adverse Recommendation Change in accordance with Section 5.3, ETP shall use its reasonable best efforts to solicit from the ETP Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the ETP Unitholder Approval. The Proxy Statement shall include a copy of the ETP Fairness Opinion and (subject to Section 5.3) the ETP Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, ETP shall submit this Agreement for approval by the ETP Unitholders at such ETP Unitholders Meeting. Notwithstanding anything in this Agreement to the contrary, ETP may postpone or adjourn the ETP Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the ETP Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that ETP has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the ETP Unitholders prior to the ETP Unitholders Meeting and (iv) if ETP has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

Section 5.2 Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the ETP Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any ETP Material Contract in effect as of the date of this Agreement (including the ETP Partnership Agreement) or (v) as agreed in writing by SXL (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, ETP shall, and shall cause each of its Subsidiaries and the ETP Joint Ventures to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material ETP Permits and all material insurance policies maintained by ETP, its Subsidiaries and the ETP Joint Ventures, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all ETP Material Contracts. Without limiting the generality of the foregoing, except (1) as expressly permitted by this Agreement, (2) as set forth in the corresponding provision of Section 5.2(a) of the ETP Disclosure Schedule, (3) as required by applicable Law, (4) as required by any ETP Material Contract in effect as of the date of this Agreement (including the ETP Partnership Agreement) or (5) as agreed in writing by SXL (in the case of clauses (iii), (iv), (v), (vi), (vii), (xi), (xii), (xiii) and (xv) below (but, with respect to (xv), only to the extent applicable to the other clauses designated in this Section 5.2(a)(v), such consent shall not be unreasonably withheld, delayed or conditioned)), during the period from the date of this Agreement to the Effective Time, ETP shall not, and shall not permit any of its Subsidiaries and the ETP Joint Ventures to:

(i) (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing, other than (i) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof , (ii) in connection with the granting of any awards under the ETP Equity Plans or the ETP Cash Unit Plan in the ordinary course of business, (iii) issuances of Class K Units with the powers, preferences, rights and obligations as set forth in the amendment to the ETP Partnership Agreement, in the form attached hereto as Exhibit B and (iv) issuances of Common Units upon the conversion of the Series A Units to Common Units in accordance with the ETP Partnership Agreement; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof, (C) declare, set aside for payment or pay any distribution on any Common Units, Series A Units or other Partnership Interests, or otherwise make any payments to the ETP Unitholders in their capacity as such (other than distributions by a direct or indirect Subsidiary of ETP to its parent), or (D) split, combine, subdivide or reclassify any Common Units, Series A Units or other Partnership Interests;

(ii) (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of ETP or any of its Subsidiaries or the ETP Joint Ventures, other than (w) borrowings under ETP’s Second Amended and Restated Credit Agreement, dated as of October 27, 2011, by and among ETP, Wells Fargo Bank, National Association, as administrative agent, and the other financial institutions party thereto, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder) (the “ETP Existing Credit Facility”), or any replacement thereof, and additional borrowings, in each case in this Section 5.2(a)(ii)(A)(w) not in excess of the amount set forth in Section 5.2(a)(ii)(A)(w) of the ETP Disclosure Schedule (provided that except with respect to clause (w) above (other than with respect to any additional borrowings pursuant to clause (B) not under the ETP Existing Credit Facility), ETP and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (x) borrowings by ETP in addition to borrowings permitted by the preceding clause (w) in amounts not in excess of $200,000,000 in the aggregate, (y) borrowings from ETP or any of its Subsidiaries by ETP or any of its Subsidiaries and (z) repayments of borrowings from ETP or any of its Subsidiaries by ETP or any of its Subsidiaries and guarantees by ETP or any of its Subsidiaries of indebtedness of ETP or any of its Subsidiaries, or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of ETP or any of its Subsidiaries (other than (x) revolving indebtedness, (y) borrowings from ETP or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii) sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) (A) any of its properties or assets that do not generate cash on a recurring basis with a fair market value in excess of $100,000,000 in the aggregate and (B) any of its properties or assets that generate cash on a recurring basis (including securities of Subsidiaries), except in the case of clause (A), (w) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii)(w) of the ETP Disclosure Schedule, correct and complete copies of which have been made available to SXL and other potential transactions listed on Section 5.2(a)(iii)(w) of the ETP Disclosure Schedule, (x) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (y) transactions (including sales of natural gas, natural gas liquids and other produced hydrocarbons and minerals) in the ordinary course of business consistent with past practice or (z) sales, transfers, leases, farmouts or other disposals to ETP or any of its Subsidiaries;

(iv) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $400,000,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(a)(iv) of the ETP Disclosure Schedule or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) except in the ordinary course of business consistent with past practice, any assets that, in the aggregate, have a purchase price in excess of $200,000,000;

(vi) make any loans or advances to any Person (other than (A) to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to ETP or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

(vii) (A) except (x) for Contracts relating to indebtedness permitted under Section 5.2(a)(ii), (y) for Commodity Derivative Instruments entered into in compliance with the ETP Risk Management Policy and (z) as in the ordinary course of business consistent with past practice (provided, however, that this clause (z) shall not apply in respect of any Non-Competition Agreement), (1) enter into any contract or agreement that would be an ETP Material Contract (other than those already contemplated as of the date of this Agreement or as are approved as part of any previously announced project of an ETP Joint Venture) in which the annual revenues or payments are anticipated to be in excess of $400,000,000 or (2) terminate or amend in any material respect any ETP Material Contract, or (B) (w) waive any material rights under any ETP Material Contract, (x) enter into or extend the term or scope of any ETP Material Contract that materially restricts ETP or any of its Subsidiaries from engaging in any line of business or in any geographic area, (y) enter into any ETP Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (z) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of ETP or any of its material Subsidiaries;

(viii) except in the ordinary course of business or as required by applicable Law, (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return;

(ix) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(x) amend the ETP Charter Documents;

(xi) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of ETP);

(xii) except as provided under any agreement entered into prior to the date of this Agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $20,000,000 individually or $40,000,000 in the aggregate;

(xiii) take any action which would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated hereby, in each case to a date after the Outside Date;

(xiv) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of ETP for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; or

(xv) agree, in writing or otherwise, to take any of the foregoing actions.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the SXL Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any SXL Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by ETP (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time SXL shall, and shall cause each of its Subsidiaries to: (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all SXL Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (z) use its commercially reasonable efforts to keep in full force and effect all material SXL Permits and all material insurance policies maintained by SXL, its Subsidiaries, other than changes to such policies made in the ordinary course of business. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement, (B) as set forth in the corresponding provision of Section 5.2(b) of the SXL Disclosure Schedule, (C) as required by applicable Law, (D) as required by any SXL Material Contract in effect as of the date of this Agreement or (E) as agreed in writing by ETP (in the case of clauses (iii), (iv), (v), (vi), and (x) below (but, with respect to (x), only to the extent applicable to the other clauses designated in this Section 5.2(b)(v)), such consent shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, SXL shall not and shall not permit any of its Subsidiaries to:

(i) (A) issue, sell, grant, or dispose of, accelerate the vesting of or modify, as applicable, any of its partnership interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its partnership interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of the foregoing, other than (w) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof (it being understood that nothing in this Agreement shall restrict the granting of any awards under the SXL Equity Plans); (x) issuances of up to $200,000,000 in connection with a transaction involving the acquisition of assets or equity interests; and (y) issuances exceeding $200,000,000 in connection with a transaction involving the acquisition of assets or equity interests as to which the SXL GP Board has received an opinion from a nationally recognized investment banking firm to the effect that such transaction is fair, from a financial point of view, to the SXL Unitholders (any transaction referred to in clauses (x) or (y), a “SXL Acquisition Transaction”); (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to, any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (C) declare, set aside for payment or pay any distribution on any SXL Units, or otherwise make any payments to the SXL Unitholders in their capacity as such (other than (w) distributions by a direct or indirect Subsidiary of SXL to its parent, (x) SXL’s regular quarterly distributions and associated distributions to the SXL GP or (y) in connection with any SXL Acquisition Transaction); or (D) split, combine, subdivide or reclassify any of its partnership units or other interests;

(ii) (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SXL or any of its Subsidiaries or the SXL Joint Ventures, other than (w) borrowings under SXL’s Amended and Restated Credit Agreement, dated as of March 20, 2015, by and among Sunoco Logistics Partners Operations L.P., SXL, Citibank, N.A., as Administrative Agent, Swingline Lender and a LC Issuer; and the other LC Issuers and Lenders party thereto, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder) (the “SXL Existing Credit Facility”), or any replacement thereof, and additional borrowings, in each case in this Section 5.2(b)(ii)(A)(w) not in excess of the amount set forth in Section 5.2(b)(ii)(A)(w) of the SXL Disclosure Schedule (provided that except with respect to clause (w) above (other than with respect to any additional borrowings pursuant to clause (B) not under the SXL Existing Credit Facility), SXL and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (x) borrowings by SXL in addition to borrowings permitted by the preceding clause (w) in amounts not in excess of $200,000,000 in the aggregate, (y) borrowings from SXL or any of its Subsidiaries by SXL or any of its Subsidiaries and (z) repayments of borrowings from SXL or any of its Subsidiaries by SXL or any of its Subsidiaries and guarantees by SXL or any of its Subsidiaries of indebtedness of SXL or any of its Subsidiaries, or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of SXL or any of its Subsidiaries (other than (x) revolving indebtedness, (y) borrowings from SXL or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii) make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $150,000,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(b)(iii) of the SXL Disclosure Schedule or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(iv) (A) except (x) for Contracts relating to indebtedness permitted under Section 5.2(b)(ii), (y) for Commodity Derivative Instruments entered into in compliance with the SXL Risk Management Policy and (z) as in the ordinary course of business consistent with past practice (provided, however, that this clause (z) shall not apply in respect of any Non-Competition Agreement), (1) enter into any contract or agreement that would be an SXL Material Contract if in existence as of the date of this Agreement or (2) terminate or amend in any material respect any SXL Material Contract, or (B) (w) waive any material rights under any SXL Material Contract, (x) enter into or extend the term or scope of any SXL Material Contract that materially restricts SXL or any of its Subsidiaries from engaging in any line of business or in any geographic area, (y) enter into any SXL Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (z) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of SXL or any of its material Subsidiaries;

(v) amend the SXL Charter Documents (other than amendments to the SXL Charter Documents (A) in connection with any SXL Acquisition Transaction or (B) that are approved by the General Partner or a SXL Unit Majority);

(vi) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of SXL);

(vii) except in the ordinary course of business or as required by applicable Law, (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return;

(viii) make, or permit any of its Subsidiaries to make, any acquisition of any other person or business that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger;

(ix) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of SXL for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code; or

(x) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 No Solicitation by ETP.

(a) ETP shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause ETP’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an ETP Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of ETP or its Subsidiaries and immediately prohibit any access by any Person (other than SXL and its Representatives) to any physical or electronic data room relating to a possible ETP Alternative Proposal. Except as permitted by this Section 5.3, (x) without the prior written consent of SXL, ETP shall not, and shall cause its Subsidiaries not to, and use its reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an ETP Alternative Proposal, (ii) grant any waiver or release of any standstill or similar agreement with respect to any units of ETP or of any of its Subsidiaries, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an ETP Alternative Proposal (an “ETP Acquisition Agreement”), or (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to SXL, the ETP Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any ETP Alternative Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for ETP Units within ten (10) business days after commencement of such offer, or resolving or agreeing to take any of the foregoing actions, and (y) subject to Section 5.3(b), within five business days of receipt of a written request of SXL following the receipt by ETP of any ETP Alternative Proposal, ETP shall publicly reconfirm the ETP Board Recommendation; provided, that, in the event that SXL requests such public reconfirmation of the ETP Board Recommendation, then ETP may not unreasonably withhold, delay (beyond the five business day period) or condition the public reconfirmation of the

ETP Board Recommendation and provided, further, that SXL shall not be permitted to make such request on more than one occasion in respect of each ETP Alternative Proposal and each material modification to an ETP Alternative Proposal, if any (the taking of any action described in clause (x)(iii) or the failure to take the action described in clause (y) being referred to as an “ETP Adverse Recommendation Change”). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by ETP’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by ETP unless such violation is committed without the Knowledge of ETP and ETP uses its reasonable best efforts to promptly cure such violation once ETP is made aware of such violation.

(b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the ETP Unitholder Approval, (i) ETP has received a written ETP Alternative Proposal that the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) believes is bona fide, (ii) the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith that (A) such ETP Alternative Proposal constitutes or could reasonably be expected to lead to or result in an ETP Superior Proposal and (B) failure to take such action would be inconsistent with its duties under the ETP Partnership Agreement or applicable Law and (iii) such ETP Alternative Proposal did not result from a material breach of this Section 5.3, then ETP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to ETP and its Subsidiaries to the Person making such ETP Alternative Proposal and (B) participate in discussions or negotiations regarding such ETP Alternative Proposal; provided that (x) ETP will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless ETP has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the SXL Confidentiality Agreement are to SXL and (y) ETP will provide to SXL non-public information about ETP or its Subsidiaries that was not previously provided or made available to SXL prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c) In addition to the other obligations of ETP set forth in this Section 5.3, ETP shall promptly advise SXL, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, ETP in respect of any ETP Alternative Proposal, and shall, in any such notice to SXL, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep SXL reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and ETP shall promptly provide SXL with copies of any additional written materials received by ETP or that ETP has delivered to any third party making an ETP Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Notwithstanding any other provision of this Agreement, at any time prior to obtaining the ETP Unitholder Approval, the ETP Managing GP Board and the ETP Conflicts Committee may effect an ETP Adverse Recommendation Change in response to an ETP Alternative Proposal or an ETP Changed Circumstance if the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee), after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under the ETP Partnership Agreement or applicable Law and:

(i) if the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) intends to effect such ETP Adverse Recommendation Change in response to an ETP Alternative Proposal:

A. such ETP Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

B. the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) has determined, after consultation with its outside legal counsel and financial advisors, that such ETP Alternative Proposal constitutes an ETP Superior Proposal after giving effect to all of the adjustments offered by SXL pursuant to clause (E) below;

C. ETP has provided prior written notice to SXL in accordance with Section 8.9 (the “ETP Superior Proposal Notice”) of the ETP Managing GP Board’s intention to effect an ETP Adverse Recommendation Change, and such ETP Superior Proposal Notice has specified the identity of the Person making such ETP Alternative Proposal, the material terms and conditions of such ETP Alternative Proposal, and complete copies of any written proposal or offers (including proposed agreements) received by ETP in connection with such ETP Alternative Proposal;

D. during the period that commences on the date of delivery of the ETP Superior Proposal Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “ETP Superior Proposal Notice Period”), ETP shall (1) negotiate with SXL in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the ETP Managing GP Board not to effect an ETP Adverse Recommendation Change; and (2) keep SXL reasonably informed with respect to the status and changes in the material terms and conditions of such ETP Alternative Proposal or other change in circumstances related thereto; provided, however, that any material revisions to such ETP Alternative Proposal (it being agreed that any change in the purchase price in such ETP Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent ETP Superior Proposal Notice and a subsequent ETP Superior Proposal Notice Period in respect of such revised ETP Alternative Proposal, except that such subsequent ETP Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial ETP Superior Proposal Notice Period and (y) 11:59 p.m. Central time on the date that is the third calendar day following the date of the delivery of such subsequent ETP Superior Proposal Notice; and

E. the ETP Managing GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by SXL and, at the end of the ETP Superior Proposal Notice Period, shall have determined in good faith that (i) such ETP Alternative Proposal continues to constitute an ETP Superior Proposal even if such revisions were to be given effect and (ii) failure to effect an ETP Adverse Recommendation Change would be inconsistent with its duties under the ETP Partnership Agreement or applicable Law even if such revisions were to be given effect; or

(ii) if the ETP Managing GP Board intends to effect such ETP Adverse Recommendation Change in response to an ETP Changed Circumstance:

A. ETP shall provide prior written notice to SXL in accordance with Section 8.9 (the “ETP Recommendation Change Notice”) of the ETP Managing GP Board’s intention to effect an ETP Adverse Recommendation Change, and such ETP Recommendation Change Notice shall specify the details of such ETP Changed Circumstance and the reasons for the ETP Adverse Recommendation Change;

B. during the period that commences on the date of delivery of the ETP Recommendation Change Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m. Central time on the date that is the fifth calendar day following the date of such delivery (the “ETP Recommendation Change Notice Period”), ETP shall (i) negotiate with SXL in good faith to make such adjustments to the terms and conditions of this Agreement as would permit the ETP Managing GP Board, not to effect an ETP Adverse Recommendation Change; and (ii) keep SXL reasonably informed of any change in circumstances related thereto; and

C. the ETP Managing GP Board shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by SXL and, at the end of the ETP Adverse Recommendation Change Notice Period, shall have determined (upon the recommendation of the ETP Conflicts Committee) in good faith that the failure to effect an ETP Adverse Recommendation Change would be inconsistent with its duties under the ETP Partnership Agreement or applicable Law even if such revisions were to be given effect.

(e) Nothing contained in this Agreement shall prevent ETP or the ETP Managing GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an ETP Alternative Proposal if the ETP Managing GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided that any ETP Adverse Recommendation Change may only be made in accordance with Section 5.3(d). For the avoidance of doubt, a public statement that describes ETP’s receipt of an ETP Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an ETP Adverse Recommendation Change.

Section 5.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the SXL Entities, on the one hand, and the ETP Entities, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties. The parties agree to cooperate in good faith and use their reasonable best efforts to pursue and facilitate possible alternative transaction structures to those contemplated by this Agreement to the extent necessary or desirable in connection with obtaining third party consents in connection with the transactions contemplated by this Agreement, but no party shall have any obligation to undertake any alternative transaction structure that is materially adverse to any party or such party’s unitholders or members, as the case may be.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 business days after the date of this Agreement or any later date on which the parties agree that there is an HSR filing requirement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain approvals or consents under any other applicable Antitrust Laws as soon as practicable (and in any event no later than the Outside Date); and (ii) ETP and SXL shall each use its reasonable best efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c) Each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 5.6(b), the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

(d) SXL and ETP (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (i) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, and including offering, accepting and agreeing to (A) dispose or hold separate any part of ETP’s, SXL’s or their respective Subsidiaries’ businesses, operations or assets (or a combination thereof) or (B) restrict the manner in which SXL, ETP or any of their respective Subsidiaries may carry on business in any part of the world. Neither SXL nor ETP shall, without the other party’s prior written consent, commit to any disposal, hold separate, or other restriction related to its or its Subsidiaries’ businesses, operations or assets.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by SXL and ETP. Thereafter, neither ETP nor SXL shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that ETP shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an ETP Alternative Proposal that the ETP Managing GP Board (upon the recommendation of the ETP Conflicts Committee) believes is bona fide and matters related thereto or an ETP Adverse Recommendation Change but nothing in this proviso shall limit any obligation of ETP under Section 5.3(d) to negotiate with SXL in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by SXL or ETP in compliance with this Section 5.5.

Section 5.6 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its

Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including information necessary to prepare the Proxy Statement). Except for disclosure permitted by the terms of the Confidentiality Agreement, dated as of November 15, 2016, between SXL and ETP (as it may be amended from time to time, the “SXL Confidentiality Agreement”), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence in accordance with the terms of the SXL Confidentiality Agreement.

(b) This Section 5.6 shall not require either party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other party shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (1) notify the other party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (2) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)) and (3) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

Section 5.7 Notification of Certain Matters. ETP shall give prompt notice to SXL, and SXL shall give prompt notice to ETP, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to ETP or SXL, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8 Indemnification and Insurance.

(a) For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of ETP, ETP Managing GP, SXL, SXL GP or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with ETP) serving at the request of or on behalf of ETP, ETP Managing GP, SXL, SXL GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b) From and after the Effective Time, to the fullest extent that SXL, SXL GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, SXL and the GP Surviving Entity agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within 10 days after any written request, of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the governing instruments of SXL or SXL GP and any Subsidiary of SXL or SXL GP immediately prior to the Effective Time and ensure that the organizational documents of SXL and the GP Surviving Entity shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of SXL, SXL GP and their respective Subsidiaries than are presently set forth in the governing instruments of SXL or SXL GP (it being acknowledged and agreed that the provisions of the governing instruments of ETP GP currently in effect are no less favorable with respect to indemnification, advancement of expenses and exculpation of such Persons than are presently in the governing instruments of SXL GP). Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c) SXL and the GP Surviving Entity shall maintain in effect for six years from the Effective Time SXL and SXL GP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that SXL or the GP Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall SXL or the GP Surviving Entity be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by SXL or SXL GP for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, SXL or the GP Surviving Entity would be required to expend more than the Maximum Amount, SXL or the GP Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount. If SXL or SXL GP in its sole discretion elects, then, in lieu of the obligations of SXL and the GP Surviving Entity under this Section 5.8(c), SXL or SXL GP may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six times the Maximum Amount.

(d) The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of ETP, ETP GP, ETP Managing GP, the Surviving Entity, SXL, SXL GP, the GP Surviving Entity, the DRULPA, the PLLCL or the DLLCA. The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If SXL, the GP Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of SXL or the GP Surviving Entity, as the case may be, shall assume the obligations of SXL or the GP Surviving Entity set forth in this Section 5.8.

Section 5.9 Securityholder Litigation. ETP shall give SXL the opportunity to participate in the defense or settlement of any securityholder litigation against ETP and/or its officers and directors relating to the transactions contemplated hereby; provided that ETP shall in any event control such defense and/or settlement (subject to Section 5.2(a)(xii)) and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10 Financing Matters.

(a) ETP hereby consents to SXL’s use of and reliance on any audited or unaudited financial statements relating to ETP and its consolidated Subsidiaries, any ETP Joint Ventures or entities or businesses acquired by ETP reasonably requested by SXL to be used in any financing or other activities of SXL, including any filings that SXL desires to make with the SEC. In addition, ETP will use commercially reasonable efforts, at SXL’s sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, ETP will provide such assistance (and will cause its Subsidiaries and its and their respective personnel and advisors to provide such assistance), as SXL may reasonably request in order to assist SXL in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings. Such assistance shall include, but not be limited to, the following: (i) providing such information, and making available such personnel as SXL may reasonably request; (ii) participation in, and assistance with, any marketing activities related to such financing; (iii) participation by senior management of ETP in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iv) taking such actions as are reasonably requested by SXL or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (v) taking such actions as may be required to permit any cash and marketable securities of ETP or SXL to be made available to finance the transactions contemplated hereby at the Effective Time.

Section 5.11 Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses (other than the filing fee payable to the SEC in connection with the Registration Statement, which shall be borne one half by ETP and one half by SXL).

Section 5.12 Section 16 Matters. Prior to the Effective Time, SXL and ETP shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of SXL Units (including derivative securities with respect to SXL Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ETP, or will become subject to such reporting requirements with respect to SXL, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Listing. SXL shall cause the SXL Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.14 Distributions. After the date of this Agreement until the Effective Time, each of SXL and ETP shall coordinate with the other regarding the declaration of any distributions in respect of SXL Units, Common Units and Series A Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units or Series A Units shall not receive, for any quarter, distributions both in respect of Common Units or Series A Units and also distributions in respect of SXL Units or SXL Preferred Units, as the case may be, that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (a) only distributions in respect of Common Units or Series A Units or (b) only distributions in respect of SXL Units or SXL Preferred Units, as the case may be, that they receive in exchange therefor in the Merger.

Section 5.15 Conflicts Committees.

(a) Prior to the Effective Time, none of the ETP Entities shall, without the consent of the ETP Conflicts Committee, eliminate the ETP Conflicts Committee, or revoke or diminish the authority of the ETP Conflicts Committee, or remove or cause the removal of any director of the ETP Managing GP Board that is a member of the ETP Conflicts Committee either as a member of the ETP Managing GP Board or the ETP Conflicts Committee, without the affirmative vote of the ETP Conflicts Committee. For the avoidance of doubt, this Section 5.15(a) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the ETP Managing GP Agreement.

(b) Prior to the Effective Time, none of the SXL Entities shall, without the consent of the SXL Conflicts Committee, eliminate the SXL Conflicts Committee, or revoke or diminish the authority of the SXL Conflicts Committee, or remove or cause the removal of any director of the SXL GP Board that is a member of the SXL Conflicts Committee either as a member of the SXL GP Board or the SXL Conflicts Committee, without the affirmative vote of the SXL Conflicts Committee. For the avoidance of doubt, this Section 5.15(b) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the SXL GP Agreement.

Section 5.16 Voting and Consent.

(a) ETE covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement, at the ETP Unitholders Meeting or any other meeting of ETP Limited Partners or any vote of ETP Limited Partner Interests in connection with a vote of the ETP Limited Partners, however called, ETE will vote, or cause to be voted, all ETP Limited Partner Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof. ETE consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the organizational documents thereof, each of its Subsidiaries to consent to, this Agreement, the Amended SXL Partnership Agreement and the transactions contemplated by this Agreement.

(b) ETP hereby (i) irrevocably consents, in its capacity as the sole member of SXL GP immediately after the Pre-Closing Transactions, for all purposes, to this Agreement, the Amended SXL Partnership Agreement (including each amendment set forth therein) and the transactions contemplated by this Agreement, including the

Merger and the GP Merger, with such consent constituting all required consents under the limited liability company agreement of SXL GP and (ii) acknowledges that no amendment contained in the Amended SXL Partnership Agreement is adverse to SXL GP, as the holder of the SXL GP Interest and SXL Incentive Distribution Rights.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger and the GP Merger. The respective obligations of each party hereto to effect the Merger and the GP Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) ETP Unitholder Approval. The ETP Unitholder Approval shall have been obtained in accordance with applicable Law and the ETP Partnership Agreement;

(b) Regulatory Approval. Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired, and any approval or consent under any other applicable Antitrust Law shall have been obtained;

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal;

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(e) Unit Listing. The SXL Units deliverable to the ETP Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f) Tax Opinions.

(i) SXL shall have received an opinion of Vinson & Elkins L.L.P. dated as of the Closing Date to the effect that (i) at least 90% of the gross income of SXL for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (ii) at least 90% of the combined gross income of each of SXL and ETP for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Vinson & Elkins L.L.P. shall be entitled to receive and rely upon representations, warranties and covenants of officers of the SXL Entities and the ETP Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

(ii) ETP shall have received an opinion of Latham & Watkins LLP dated as of the Closing Date to the effect that at least 90% of the gross income of ETP for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code. In rendering such opinion, Latham & Watkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of the ETP Entities and any of its respective affiliates as to such matters as such counsel may reasonably request.

Section 6.2 Conditions to Obligations of SXL, SXL Merger Sub LP and SXL Merger Sub to Effect the Merger and the GP Merger. The obligations of each of SXL, SXL Merger Sub LP and SXL Merger Sub to effect the Merger and the GP Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the ETP Entities contained in Section 3.3(a), Section 3.3(c) and Section 3.6(a), shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the ETP Entities contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of ETP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “ETP Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, an ETP Material Adverse Effect. SXL shall have received a certificate signed on behalf of ETP and ETP GP by an executive officer of ETP and an authorized signatory of ETP GP to such effect.

(b) Performance of Obligations of the ETP Entities. Each of the ETP Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SXL shall have received a certificate signed on behalf of ETP and ETP GP by an executive officer of ETP and an authorized signatory of ETP GP to such effect.

(c) Tax Opinions. SXL shall have received an opinion of Vinson & Elkins L.L.P. dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) SXL should not recognize any income or gain as a result of the Merger (other than any gain resulting from a disguised sale attributable to contributions of cash or other property to SXL after the date of this Agreement and prior to the Effective Time), and (ii) no gain or loss should be recognized by holders of SXL Units as a result of the Merger (other than any gain resulting from (A) any decrease in partnership liabilities pursuant to Section 752 of the Code and (B) a disguised sale attributable to contributions of cash or other property to SXL after the date of this Agreement and prior to the Effective Time). In rendering such opinion, Vinson & Elkins L.L.P. shall be entitled to receive and rely upon representations, warranties and covenants of officers of the SXL Entities and the ETP Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

(d) Joinder to Amended SXL Partnership Agreement. ETP GP, as the GP Surviving Entity and the successor to SXL GP as general partner of SXL and holder of the SXL Incentive Distribution Rights, shall have executed and delivered to SXL a joinder agreement, by which ETP GP agrees to assume the rights and duties of the general partner of SXL under the Amended SXL Partnership Agreement and to be bound by the provisions therein, with such joinder agreement to be effective as of the Effective Time.

Section 6.3 Conditions to Obligations of ETP and ETP GP to Effect the Merger and the GP Merger. The obligations of each of ETP and ETP GP to effect the Merger and the GP Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the SXL Entities contained in Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (i) the representations and warranties of SXL contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of SXL, SXL Merger Sub and SXL Merger Sub LP set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “SXL Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a SXL Material Adverse Effect. ETP shall have received a certificate signed on behalf of SXL, SXL GP, SXL Merger Sub LP and SXL Merger Sub by an executive officer of SXL and an authorized signatory of SXL Merger Sub, SXL Merger Sub LP and SXL GP to such effect.

(b) Performance of Obligations of the SXL Entities. The SXL Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and ETP shall have received a certificate signed on behalf of SXL, SXL GP, SXL Merger Sub LP and SXL Merger Sub by an executive officer of SXL and an authorized signatory of SXL Merger Sub, SXL Merger Sub LP and SXL GP to such effect.

(c) Tax Opinions. ETP shall have received an opinion of Latham & Watkins LLP dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) ETP should not recognize any income or gain as a result of the Merger and (ii) no gain or loss should be recognized by holders of Common Units as a result of the Merger (other than any gain resulting from the distribution of cash or from any decrease in partnership liabilities pursuant to Section 752 of the Code). In rendering such opinion, Latham & Watkins LLP shall be entitled to receive and rely upon representations, warranties and covenants of officers of the ETP Entities and the SXL Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

(d) Amended SXL Partnership Agreement. SXL GP shall have executed and delivered to ETP the Amended SXL Partnership Agreement, with such Amended SXL Partnership Agreement to be effective as of the Effective Time.

Section 6.4 Frustration of Closing Conditions. None of ETP or any of the SXL Entities may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of ETP and SXL duly authorized by each of the ETP Managing GP Board and the SXL GP Board, respectively;

(b) by either of ETP or SXL:

(i) if the Closing shall not have been consummated on or before May 20, 2017 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (A) to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under this Agreement or (B) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the ETP Unitholders Meeting shall have concluded and the ETP Unitholder Approval shall not have been obtained; or

(c) by SXL:

(i) if an ETP Adverse Recommendation Change shall have occurred;

(ii) prior to the receipt of the ETP Unitholder Approval, if ETP shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.1(b) or Section 5.3; provided that SXL shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if SXL is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) if ETP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of ETP set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured by ETP within 30 days following receipt of written notice from SXL of such breach or failure; provided that SXL shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if SXL is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by ETP:

(i) if SXL shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of SXL set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by SXL within 30 days following receipt of written notice from ETP of such breach or failure; provided, that ETP shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if ETP is then in material breach of any of its other representations, warranties, covenants or agreements contained in this Agreement.

(ii) prior to the receipt of the ETP Unitholder Approval, in order to enter into (concurrently with such termination) any agreement, understanding or arrangement providing for an ETP Superior Proposal in accordance with Section 5.3; provided, that ETP shall concurrently with such termination pay to SXL the ETP Termination Fee in accordance with Section 7.3.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.11, Section 7.2 and Section 7.3 and in the last sentence of Section 5.6(a), and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any SXL Entity or ETP Entity or their respective directors, officers and Affiliates, except (a) ETP may have liability as provided in Section 7.3, and (b) subject to Sections 7.3(d) and (e), nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.

Section 7.3 Fees and Expenses.

(a) In the event that (A) an ETP Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the ETP Unitholders Meeting (or, if the ETP Unitholders Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i) [Outside Date]), (B) this Agreement is terminated by ETP or SXL pursuant to Section 7.1(b)(i)

[Outside Date] or Section 7.1(b)(iii) [Failed ETP Unitholder Vote], and (C) ETP enters into a definitive agreement with respect to, or consummates, any ETP Alternative Proposal within 12 months after the date this Agreement is terminated (whether or not such ETP Alternative Proposal is the same ETP Alternative Proposal referred to in clause (A)), then ETP shall pay to SXL a termination fee equal to $630,000,000, less any SXL Expenses previously paid by ETP pursuant to Section 7.3(e) (the “ETP Termination Fee”), upon the earlier of the public announcement that ETP has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 7.3(a), the term “ETP Alternative Proposal” shall have the meaning assigned to such term in Section 8.13, except that the references to “15% or more” shall be deemed to be references to “50% or more.”

(b) In the event this Agreement is terminated by ETP or SXL pursuant to Section 7.1(b)(iii) [Failed ETP Unitholder Vote] in a case where an ETP Adverse Recommendation Change has occurred by ETP pursuant to Section 7.1(d)(ii) [ETP Superior Proposal], or by SXL pursuant to Section 7.1(c)(i) [ETP Adverse Recommendation Change] or Section 7.1(c)(ii) [ETP Willful Breach] (without limiting SXL’s remedies described in Section 8.8), then ETP shall pay to SXL, within two business days after the date of termination, the ETP Termination Fee.

(c) Any payment of the ETP Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by SXL.

(d) In the event that ETP shall fail to pay the ETP Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code. In addition, if ETP shall fail to pay the ETP Termination Fee when due, ETP shall also pay all of SXL’s reasonable costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee. The ETP Entities and the SXL Entities acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, neither the ETP Entities nor the SXL Entities would enter into this Agreement. The parties agree that in the event that ETP pays the ETP Termination Fee to SXL, no ETP Entity shall have any further liability to any SXL Entity of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall ETP be required to pay the ETP Termination Fee on more than one occasion.

(e) Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by (i) either party pursuant to Section 7.1(b)(iii) [Failed ETP Unitholder Vote] (or a termination by ETP pursuant to a different provision of Section 7.1 at a time when this Agreement was terminable pursuant to Section 7.1(b)(iii) [Failed ETP Unitholder Vote]) or (ii) SXL pursuant to Section 7.1(c)(ii) [ETP Willful Breach], then ETP shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from SXL, pay SXL’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by SXL and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $30.0 million (the “SXL Expenses”); provided, however, that in no event shall ETP have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by ETP pursuant to Section 7.1(d)(i) [SXL Uncured Breach].

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective

Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.8, Section 5.11 and Section 5.14 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 5.11, Section 7.2 and Section 7.3, in the last sentence of Section 5.6(a) and this Article VIII shall survive termination of this Agreement.

Section 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the ETP Unitholder Approval, by written agreement of the parties, by action taken or authorized by the ETP Managing GP Board and the SXL GP Board; provided, however, that the ETP Managing GP Board and SXL GP Board may not take or authorize any such action unless it has first referred such action to the ETP Conflicts Committee and SXL Conflicts Committee, as applicable, for its consideration, and permitted the ETP Conflicts Committee and SXL Conflicts Committee, as applicable, not less than two business days to make a recommendation to the ETP Managing GP Board and SXL GP Board, as applicable, with respect thereto (for the avoidance of doubt, the ETP Managing GP Board and SXL GP Board shall in no way be obligated to follow the recommendation of the ETP Conflicts Committee and SXL Conflicts Committee, as applicable, and the ETP Managing GP Board and SXL GP Board, as applicable, shall be permitted to take action following the expiration of such two business day period; provided, however, that in the event the ETP Managing GP Board or SXL GP Board takes or authorizes any action under this Section 8.2 that is counter to any recommendation by the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, then the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of “Special Approval” under Section 7.9 of the ETP Partnership Agreement or the SXL Partnership Agreement, as applicable, provided, further, that following approval of the Merger and the other transactions contemplated hereunder by the ETP Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the ETP Unitholders without such approval. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of ETP or the ETP Managing GP Board or of SXL or the SXL GP Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the ETP Managing GP Board and SXL GP Board, as applicable; provided, however, that the ETP Managing GP Board and SXL GP Board, as applicable, may not take or authorize any such action unless it has first referred such action to the ETP Conflicts Committee and SXL Conflicts Committee, as applicable, for its consideration, and permitted the ETP Conflicts Committee and SXL Conflicts Committee, as applicable, not less than two business days to make a recommendation to the ETP Managing GP Board and SXL GP Board, as applicable, with respect thereto (for the avoidance of doubt, the ETP Managing GP Board and SXL GP Board, as applicable, shall in no way be obligated to follow the recommendation of the ETP Conflicts Committee or SXL Conflicts Committee, as applicable, and the ETP Managing GP Board and SXL GP Board, as applicable, shall be permitted to take action following the expiration of such two business day period).

Section 8.3 Extension of Time, Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided, however, that in the event the ETP Managing GP Board or the SXL GP Board takes or authorizes any action under this Section 8.3 or otherwise grants any consent under this Agreement without the concurrence of the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, then the ETP Conflicts Committee or the SXL Conflicts Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of “Special Approval” under Section 7.9 of the ETP Partnership Agreement or the SXL Partnership Agreement, as applicable. Notwithstanding the foregoing, no failure or delay by any ETP Entity or any SXL Entity in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties except that (a) SXL may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of SXL, but no such assignment shall relieve SXL of any of its obligations hereunder, (b) SXL Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of SXL, but no such assignment shall relieve SXL or SXL Merger Sub of any of its obligations hereunder, (c) ETP may assign, in its sole discretion, any or all its rights and interests under this Agreement to any wholly owned Subsidiary of ETP, but not such assignment shall relieve ETP of any of its obligations hereunder, and (d) SXL Merger Sub LP may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of SXL, but no such assignment shall relieve SXL or SXL Merger Sub LP of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the ETP Disclosure Schedule, the SXL Disclosure Schedule and the SXL Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.12 and (ii) the right of the ETP Unitholders to receive the Merger Consideration and the Series A Unit Consideration, as applicable, after the Closing (a claim by the Unitholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of ETP Restricted Units or Converted ETP Restricted Unit Awards and other equity awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8 Specific Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The parties agree that in the event that SXL receives the ETP Termination Fee, SXL may not seek any award of specific performance under this Section 8.8.

Section 8.9 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the SXL Entities, to:

Sunoco Logistics Partners L.P.

3807 West Chester Pike

Newtown Square, PA 19073

Fax No.: (866) 244-5696

Attn:   Kathleen Shea-Ballay, Senior Vice President, General Counsel and

           Secretary

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

Suite 2500

New York, New York 10103

Fax No.: (713) 615-5650

Attn:    Michael J. Swidler

            Lande A. Spottswood

Email: mswidler@velaw.com

            lspottswood@velaw.com

and to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, DE 19801

Fax No.: (302) 651-7701

Attn:   Srinivas M. Raju

           Gregory W. Ladner

           Kenneth E. Jackman

If to the ETP Entities, to:

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Fax No.: (214) 981-0706

Attn:   James M. Wright, Jr. General Counsel

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Fax No.: (713) 546-5401

Attn:   William N. Finnegan IV

           Ryan J. Maierson

           Debbie Yee

and to:

Potter Anderson & Corroon LLP

1313 N Market St.

Wilmington, Delaware 19801

Fax No.: 302.984.6078

Attn:   Mark A. Morton

           Thomas Mullen

If to ETE, to:

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Fax No.: (214) 981-0706

Attn:   Tom Long, Group Chief Financial Officer

           Thomas P. Mason, Executive Vice President and General Counsel

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 8.13 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, ETP and its Subsidiaries shall not be considered Affiliates of SXL or any of SXL’s other Affiliates, nor shall any such persons be considered Affiliates of ETP or its Subsidiaries.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Benefit Plan” means (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other plans, programs, policies, agreements, understandings or other arrangements providing compensation or other benefits, including but not limited to, all cash or equity-based, employment, retention, consulting, change of control, incentive, bonus, deferred compensation, health, medical, dental, disability, accident, life insurance, cafeteria, vacation, holiday, severance, retirement, pension, savings, or termination plans, programs, policies, agreements, understandings or arrangements.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Class K Units” means a limited partner interest in ETP having the rights and preferences set forth on Section 8.13 of the ETP Disclosure Schedule.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Common Unit” means an ETP Security representing a fractional part of the ETP Partnership Interests of all ETP Limited Partners and assignees, and having the rights and obligations specified with respect to Common Units in the ETP Partnership Agreement.

“Common Unitholders” mean the holders of the Common Units.

“DLLCA” mean the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Environmental Permit” means all Permits required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed at the relevant time to be a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code. When used with respect to ETP, the term “ERISA Affiliates” shall not include the SUN Entities or the SXL Entities.

“ETE Credit Documents” means, collectively, that certain (i) Credit Agreement dated as of December 2, 2013 among ETE, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other lenders party thereto, as amended, (ii) Senior Secured Term Loan Agreement dated as of December 2, 2013 among ETE, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other lenders party thereto, as amended, (iii) Senior Secured Term Loan C Agreement dated as of March 5, 2015 among ETE, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other lenders party thereto, as amended, and (iv) Indenture dated as of September 20, 2010 between ETE and U.S. Bank National Association, as trustee, as amended and supplemented, relating to ETE’s 7.50% Senior Notes due 2020, 5.875% Senior Notes due 2024 and 5.500% Senior Notes due 2027.

“ETP Alternative Proposal” means any inquiry, proposal or offer from, or indication of interest in seeking a proposal or offer by, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than SXL, its Subsidiaries and their Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), of assets of ETP and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of ETP’s consolidated assets or to which 15% or more of ETP’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 15% or more of any class of equity securities of ETP, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 15% or more of any class of equity securities of ETP or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving ETP or any of its Subsidiaries which is structured to permit any Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 15% of ETP’s consolidated assets, net income, net expenses, revenue or equity interests; in each case, other than the transactions contemplated hereby.

“ETP Changed Circumstance” means a material event, circumstance, effect, condition, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to or reasonably foreseeable by the ETP Managing GP Board and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by (or to be refrained from being taken by) ETP pursuant to this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an ETP Changed Circumstance: (i) any change in the price, or change in trading volume, of the Common Units or the fact that ETP meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the exception to this clause (i) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an ETP Changed Circumstance has occurred) or (ii) any matters generally affecting the industry in which ETP operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on ETP and/or its Subsidiaries.

“ETP Equity Plans” means any plans or arrangements of ETP providing for the grant of awards of Common Units or awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto, including but not limited to, the Energy Transfer Partners, L.P. Amended and Restated 2004 Unit Plan, the Second Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan and the Energy Transfer Partners, L.P. Amended and Restated 2011 Long-Term Incentive Plan.

“ETP GP Charter Documents” means, collectively, the certificate of limited partnership of ETP GP, and the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P., as amended or supplemented from time to time.

“ETP Incentive Distribution Right” means “Incentive Distribution Right” as defined in the ETP Partnership Agreement.

“ETP Joint Ventures” means each entity listed on Section 8.13 of the ETP Disclosure Schedule and any other joint venture entity of ETP, if any, described on the ETP SEC Documents filed with the SEC on or after December 31, 2014 and prior to the date of this Agreement; provided, that with respect to any reference in this Agreement to ETP causing any ETP Joint Venture to take any action, such reference shall only require ETP to cause such ETP Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such ETP Joint Venture and, to the extent applicable, its fiduciary duties in relation to such ETP Joint Venture.

“ETP Limited Partner” means “Limited Partner” as defined in the ETP Partnership Agreement.

“ETP Limited Partner Interest” means a “Limited Partner Interest” as defined in the ETP Partnership Agreement.

“ETP Managing GP Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Energy Transfer Partners, L.L.C. dated as of August 10, 2010, as amended or supplemented from time to time.

“ETP Managing GP Charter Documents” means, collectively, the certificate of formation of ETP Managing GP, and the ETP Managing GP Agreement, as amended or supplemented from time to time.

“ETP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as amended or supplemented from time to time.

“ETP Partnership Interest” means an interest in ETP, which shall include the General Partner Interest (as defined in the ETP Partnership Agreement) and ETP Limited Partner Interests.

“ETP Risk Management Policy” means the Commodity Risk Management Policy of ETP as adopted by the ETP Managing GP Board and in effect on the date of this Agreement; provided, that the Risk Management Policy may only be amended or modified after the date of this Agreement by the ETP Managing GP Board or a committee thereof with the prior written consent of SXL.

“ETP Security” means any class or series of equity interest in ETP (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in ETP), including without limitation, Common Units, Class E Units, Class G Units, Class H Units, Class I Units, and Class J Units, Class K Units and Series A Units, which are separate classes of ETP Partnership Interests.

“ETP Special Approval” means “Special Approval” as defined in the ETP Partnership Agreement.

“ETP Superior Proposal” means a bona fide unsolicited written offer, obtained after the date of this Agreement and not in breach of Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, 80% or more of the outstanding equity securities of ETP or 80% or more of the assets of ETP and its Subsidiaries on a consolidated basis, made by a third party (other than ETE or any of its Affiliates), which is on terms and conditions which the ETP Managing GP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to the ETP Unitholders (in their capacity as ETP Unitholders) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by SXL in writing.

“ETP Unaffiliated Unitholders” means Common Unitholders excluding ETE, SXL and their Affiliates.

“ETP Unitholder” means the Common Unitholders, the Class E Unitholders, the Class G Unitholders, the Class H Unitholders, the Class I Unitholders, the Class J Unitholders, the Class K Unitholders and the Series A Unitholders.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, tribal, foreign or multinational.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” (i) when used with respect to ETP, means the actual knowledge of those individuals listed on Section 8.13 of the ETP Disclosure Schedule and (ii) when used with respect to SXL, means the actual knowledge of those individuals listed on Section 8.13 of the SXL Disclosure Schedule.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the parties’ obligations under Section 5.4) (provided that the exception in this clause (ii) shall not be deemed to apply to references to “ETP Material Adverse Effect” or “SXL Material Adverse Effect” in Section 3.3(b) or Section 4.4, as applicable, and to the extent related thereto, Section 6.2(a) and Section 6.3(a)); (iii) any change in the market price or trading volume of the partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or coal or other commodities and (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“PLLCL” mean the Pennsylvania Limited Liability Company Law of 1994.

“SEC” means the Securities and Exchange Commission.

“Series A Unit” means an ETP Security representing a fractional part of the ETP Securities of all Limited Partners and assignees, and having the rights and obligations specified with respect to Series A Cumulative Convertible Preferred Units in the ETP Partnership Agreement.

“Series A Unitholders” means the holders of the Series A Units.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. When used with respect to ETP, the term “Subsidiary” shall include the ETP Joint Ventures, but shall not include the SUN Entities or the SXL Entities. When used with respect to SXL, the term “Subsidiary” shall include the SXL Joint Ventures.

“SUN Entities” means Sunoco GP LLC, a Delaware limited liability company, and its Subsidiaries, including Sunoco LP, a Delaware limited partnership, and its Subsidiaries.

“SXL GP Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of SXL GP dated as of October 31, 2013, as amended or supplemented from time to time.

“SXL GP Charter Documents” means, collectively, the certificate of organization of SXL GP, and the SXL GP Agreement, as amended or supplemented from time to time.

“SXL Incentive Distribution Rights” means an “Incentive Distribution Right” as defined in the SXL Partnership Agreement.

“SXL Joint Ventures” means each entity listed on Section 8.13 of the SXL Disclosure Schedule; provided, that with respect to any reference in this Agreement to SXL causing any SXL Joint Venture to take any action, such reference shall only require SXL to cause such SXL Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such SXL Joint Venture and, to the extent applicable, its fiduciary duties in relation to such SXL Joint Venture.

“SXL Limited Partner” means a “Limited Partner” as defined in the SXL Partnership Agreement.

“SXL Limited Partner Interest” means a “Limited Partner Interest” as defined in the SXL Partnership Agreement.

“SXL Merger Sub Charter Documents” means, collectively, the certificate of formation of SXL Acquisition Sub, LLC, and the Limited Liability Company Agreement of SXL Acquisition Sub, LLC, as amended or supplemented from time to time.

“SXL Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., as amended or supplemented from time to time.

“SXL Partnership Interest” means “Partnership Interest” as defined in the SXL Partnership Agreement.

“SXL Risk Management Policy” means the Risk Management Policy of SXL as adopted by the SXL GP Board and in effect on the date of this Agreement; provided, that the Risk Management Policy may only be amended or modified after the date of this Agreement by the SXL GP Board or a committee thereof with the prior written consent of ETP.

“SXL Security” means any class or series of equity interest in SXL, including without limitation, SXL Units and SXL Class B Units, but excluding the SXL GP Interest and SXL Incentive Distribution Rights.

“SXL Special Approval” means “Special Approval” as defined in the SXL Partnership Agreement.

“SXL Unaffiliated Unitholders” means SXL Unitholders excluding ETP, SXL GP and their Affiliates.

“SXL Unit” means a “Common Unit” as defined in the SXL Partnership Agreement.

“SXL Unit Majority” means “Unit Majority” as defined in the SXL Partnership Agreement.

“SXL Unitholders” means the holders of SXL Units.

“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection or with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unit Majority” means a “Unit Majority” as defined in the ETP Partnership Agreement.

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or in the case of Section 5.3 with respect to ETP, the consequence of an act or omission of a Subsidiary of ETP, or of a Representative of ETP at the direction of ETP) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ETP:

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:

Name:	Thomas E. Long
Title:	Chief Financial Officer

ETP GP:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:

Name:	Thomas E. Long
Title:	Chief Financial Officer

ETE:

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC,
its general partner

By:

Name:	Thomas P. Mason
Title:	Executive Vice President and General Counsel

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

SXL:

SUNOCO LOGISTICS PARTNERS L.P.,

By:	Sunoco Partners LLC,
its general partner

By:

Name:	Michael J. Hennigan
Title:	President and Chief Executive Officer

SXL GP:

Sunoco Partners LLC

By:

Name:	Michael J. Hennigan
Title:	President and Chief Executive Officer

SXL Merger Sub:

SXL ACQUISITION SUB LLC

By:

Name:	Michael J. Hennigan
Title:	President

SXL Merger Sub LP:

SXL ACQUISITION SUB LP

By:	SXL Acquisition Sub LLC, its general partner

By:
Name:	Michael J. Hennigan
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX B

November 20, 2016

The Conflicts Committee of the

Board of Directors

Energy Transfer Partners, L.L.C.

3738 Oak Lawn Avenue

Dallas, TX 75219

Members of the Conflicts Committee of the Board of Directors:

We understand that Energy Transfer Partners, L.P. (the “Partnership”) intends to enter into a transaction (the “Proposed Transaction”) with Sunoco Logistics Partners L.P. (“SXL”) pursuant to which, among other things (i) (a) a to be created entity expected to be named SXL Acquisition Sub, LLC (“SXL Merger Sub”), a wholly owned subsidiary of SXL, will merge with and into the Partnership, with the Partnership continuing as the surviving entity in such merger (the “Merger”), (b) a to be created entity, expected to be named ETP Acquisition Sub, LLC (“ETP Merger Sub”), a wholly owned subsidiary of Energy Transfer Partners, L.L.C. (“ETP Managing GP”), will merge with and into Sunoco Partners LLC (“SXL GP”) with SXL GP continuing as the surviving entity in such merger (the “GP Merger”); (ii) upon the effectiveness of the Merger, (a) each common unit of the Partnership (the “Common Units”) then issued and outstanding will be converted into the right to receive 1.50 common units (the “Exchange Ratio”) of SXL (the “SXL Units”); (b) each Series A Unit of the Partnership then issued and outstanding will be converted into the right to receive an SXL Preferred Unit (as defined in the Agreement (as defined below)); (c) each Class E Unit of the Partnership then issued and outstanding will be converted into an SXL Class E Unit (as defined in the Agreement); (d) each Class G Unit of the Partnership then issued and outstanding will be converted into an SXL Class G Unit (as defined in the Agreement); (e) each Class I Unit of the Partnership then issued and outstanding will be converted into an SXL Class I Unit (as defined in the Agreement); (f) each Class J Unit of the Partnership will be converted into an SXL Class J Unit (as defined in the Agreement); (g) each Class K Unit of the Partnership will be converted into an SXL Class K Unit (as defined in the Agreement); and (h) ETP Incentive Distribution Rights (as defined in the Agreement) and Class H Units (as defined in the Agreement) will be automatically cancelled and will cease to exist; (iii) upon effectiveness of the GP Merger, (a) each limited liability company interest in ETP Merger Sub then issued and outstanding will be converted into a limited liability company interest in SXL GP and (b) each limited liability company interest in SXL GP will be cancelled and (iv) the ETP GP Interest (as defined in the Agreement) then issued and outstanding will be unchanged and remain outstanding. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger, by and among the Partnership, ETP GP, SXL, SXL GP, and, solely for the purposes of certain sections therein, Energy Transfer Equity, L.P. (“ETE”), dated as of November 20, 2016 (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of ETP Managing GP, which is the general partner of Energy Transfer Partners GP, L.P. (“ETP GP”), which is the general partner of the Partnership, to render our opinion with respect to the fairness, from a financial point of view, to the holders of the Common Units, other than ETE, SXL and their Affiliates (as defined in the Agreement) (the “ETP Unaffiliated Unitholders”), of the Exchange Ratio to be offered to such ETP Unaffiliated Unitholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of (i) any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Exchange Ratio in the Proposed Transaction or otherwise; (ii) the fairness of any portion or aspect of the Proposed Transaction to the holders of any class of securities, creditors or other constituencies of the Partnership or any other person, or to any other person, other than the fairness, from a financial point of view, of the Exchange Ratio to be offered to the ETP Unaffiliated Unitholders; or (iii) of any portion or aspect of the Proposed Transaction to any one class or group of the Partnership’s or any other person’s equity security holders vis a vis any other class or group of the Partnership’s or any other person’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders). Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Partnership might engage.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, dated as of November 20 2016, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Partnership and SXL that we believe to be relevant to our analysis, including the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and SXL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and SXL’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016; (3) financial and operating information with respect to the business, operations and prospects of the Partnership furnished to us by the Partnership, including financial projections of the Partnership, prepared by management of the Partnership (collectively, the “Partnership Projections”); (4) the Partnership’s expectations with respect to the potential impact of the Proposed Transaction on the Partnership’s credit ratings; (5) financial and operating information with respect to the business, operations and prospects of SXL furnished to us by the Partnership, including financial projections of SXL initially prepared by management of SXL and furnished by SXL to the management of the Partnership (the “SXL Projections,” and together with the Partnership Projections, the “Projections”); (6) a schedule of the incentive distribution rights subsidies provided by, and projected to be provided by, ETE to each of the Partnership and SXL and the expectation that following completion of the Proposed Transaction that ETE will maintain such incentive distribution rights subsidies at the projected levels (the “IDR Projected Subsidies”); (7) a comparison of the ratio of the trading price of SXL to the trading price of the Partnership from 5/18/2016 to 11/18/2016; (8) a comparison of the historical financial results and present financial condition of the Partnership and SXL with each other and with those of other companies that we deemed relevant; (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (10) certain estimates provided to us by the Partnership as to the amount and timing of cost savings and revenue enhancements (collectively, the “Expected Synergies”) anticipated by the management of the Partnership to result from the Proposed Transaction. In addition, we have had discussions with the managements of the Partnership and SXL concerning their respective businesses, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Partnership that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Partnership Projections, upon the advice of the Partnership, we have assumed that such Partnership Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Partnership as to the future financial performance of the Partnership and that the Partnership will perform substantially in accordance with such Partnership Projections. With respect to the Expected Synergies, upon the advice of the Partnership, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. In addition, upon the advice of the

Partnership, we have assumed that the IDR Projected Subsidies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Partnership, that, assuming the Proposed Transaction is consummated, the amounts and timing of the subsidies set forth in the IDR Projected Subsidies are reasonable, achievable and sustainable, and that such subsidies as set forth in the IDR Projected Subsidies will continue to inure to the benefit of each of the Partnership and SXL in the amounts and at the times contemplated by the IDR Projected Subsidies. We have assumed, upon the advice of the Partnership, that if the Proposed Transaction is not consummated, the Partnership would likely reduce the amount of its quarterly distributions to holders of Common Units by 15%-25% and that in light of the detrimental impact that such reduction would have on ETE’s credit profile, ETE would likely seek to negotiate a reduction in the incentive distribution rights subsidies that currently inure to the benefit of the Partnership. With respect to the financial projections of SXL, upon the advice of the Partnership, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of SXL, as confirmed to us by management of the Partnership, as to the future financial performance of SXL and that SXL will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of either the Partnership or SXL and have not made or obtained any evaluations or appraisals of the assets or liabilities of either the Partnership or SXL. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Partnership’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. We express no opinion as to the prices at which either the Partnership Units or the SXL Units would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the SXL Units to be held by the ETP Unaffiliated Unitholders after the consummation of the Proposed Transaction will be in excess of the market value of Partnership Units owned by such ETP Unaffiliated Unitholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Partnership, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Partnership has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be offered to the ETP Unaffiliated Unitholders in the Proposed Transaction is fair to such ETP Unaffiliated Unitholders.

We have acted as financial advisor to the Conflicts Committee in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Partnership has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Partnership, ETE and SXL in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services: (i) agent on the Partnership’s $1.5 billion 2016 ATM equity offering program; (ii) bookrunner on the Partnership’s approximately $3 billion senior notes offering; (iii) financial advisor to the Conflicts Committee on the Partnership’s acquisition of Regency Energy Partners L.P.; (iv) agent on the Partnership’s $1.5 billion 2015 ATM equity offering program; (v) financial advisor to the Conflicts Committee on the Partnership’s acquisition of the Bakken Pipeline project from ETE; (vi) financial advisor to the Conflicts Committee on the Partnership’s divestiture of Mid-Atlantic Convenience Stores, LLC to Sunoco L.P.; (vii) agent on the Partnership’s $1.5 billion 2014 ATM equity offering program; (viii) financial advisor to the Partnership on its acquisition of Susser Holdings Corp.; (ix) bookrunner for a $400 million term loan offering for ETE in 2014; (x) bookrunner on SXL’s 2015 approximately $560mm Overnight Follow-on equity offering; (xi) bookrunner on SXL’s 2016 approximately $650mm Block equity offering; (xii) placement agent on SXL’s $1.0 billion 2014 ATM Program; (xiii) bookrunner on SXL’s 2014 approximately $373mm equity offering; (xiv) bookrunner on SXL’s 2014 $1 billion notes offering; and (xv) we are currently a lender under the Partnership’s, ETE’s and SXL’s existing revolving credit facilities.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we, our subsidiaries and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Partnership, ETE, SXL or any of their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Conflicts Committee and is rendered to the Conflicts Committee in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to the ETP Unaffiliated Unitholders as to how such ETP Unaffiliated Unitholders should vote or act with respect to the Proposed Transaction.

Very truly yours,

BARCLAYS CAPITAL INC.

ANNEX C

FORM OF

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

[SUNOCO LOGISTICS PARTNERS L.P.]1

[1]	NTD: To be revised to the extent the Partnership’s name will be changed in connection with the ETP-SXL Merger.

FORM OF

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF [SUNOCO LOGISTICS PARTNERS L.P.]

THIS FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF [SUNOCO LOGISTICS PARTNERS L.P.], dated as of [            ] and effective as of the Effective Time, is entered into by and among Sunoco Partners LLC, a Pennsylvania limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

RECITALS

A. The General Partner, for itself and on behalf of the limited partners of the Partnership, previously entered into that certain Third Amended and Restated Agreement of the Limited Partnership of the Partnership, dated as of January 26, 2010, as amended by Amendment No. 1 thereto, dated as of July 1, 2011, Amendment No. 2 thereto dated as of November 21, 2011, Amendment No. 3 thereto dated as of June 12, 2014, Amendment No. 4 thereto dated as of July 30, 2014, Amendment No. 5 thereto dated as of August 28, 2015, Amendment No. 6 thereto dated as of October 8, 2015 and Amendment No. 7 thereto dated as of September 26, 2016 (as so amended, the “Previous Agreement”).

B. On the date hereof, pursuant to the ETP-SXL Merger Agreement, (a) SXL Acquisition Sub LP, a Delaware limited partnership (“SXL Acquisition Sub LP”), is merging with and into ETP, with ETP surviving as an indirect wholly owned subsidiary of the Partnership, and certain limited partner interests in ETP are converting into the right to receive Partnership Interests and (b) Sunoco Partners LLC is merging with Energy Transfer Partners GP, L.P., with Energy Transfer Partners GP, L.P. surviving as an indirect wholly owned subsidiary of ETE, in each case in accordance with, and with the terms specified in, the ETP-SXL Merger Agreement.

C. The General Partner, in its capacity as holder of the Incentive Distribution Rights, has and hereby ratifies the approval of the amendments set forth herein.

D. Pursuant to Section 13.1 of the Previous Agreement, the General Partner has the authority to adopt certain amendments to the Previous Agreement without the approval of any Partner or Assignee to reflect, among other things, (i) an amendment the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Previous Agreement, or (ii) a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

E. The General Partner has adopted this Agreement pursuant to Section 13.1 of the Previous Agreement after having determined that the changes to the Previous Agreement effected by the adoption of this Agreement (i) are necessary or appropriate in connection with the authorization of issuance of the classes of Partnership Securities under this Agreement in accordance with, and with the terms specified in, the ETP-SXL Merger Agreement, and (ii) to the extent not necessary or appropriate in connection with the authorization of issuance of such classes of Partnership Securities under this Agreement, do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, in consideration of the covenants and agreements made herein, the Previous Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“2011 Unit Split” means the three-for-one split of the Common Units effected on December 2, 2011 by way of a dividend and distribution of two Common Units for each Common Unit outstanding to Record Holders as of November 18, 2011.

“2014 Unit Split” means the two-for-one split of the Common Units effected on June 12, 2014 by way of a dividend and distribution of one Common Unit for each Common Unit outstanding to Record Holders as of June 5, 2014.

“2014 Unit Split Date” means June 12, 2014.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such transaction.

“Additional Book Basis” means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

(i) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

(ii) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704- 1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest (other than a Class J Unit) shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the revaluation event as described in Section 5.5(d)(i), in both cases as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall use such method as it determines to be reasonable and appropriate to allocate the aggregate Agreed Value of Adjusted Properties or Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each such property.

“Agreement” means this Fourth Amended and Restated Agreement of Limited Partnership of [Sunoco Logistics Partners L.P.], as it may be amended, supplemented or restated from time to time.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20%

or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“beneficial owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act, except that, in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “beneficially owns,” “beneficially owning” and “beneficially owned” have a corresponding meaning.

“Board of Directors” means with respect to the General Partner, its board of directors or board of managers if the General Partner is a corporation or limited liability company, or, if the General Partner is a limited partnership and its general partner is a corporation or limited liability company, the board of directors or board of managers of the general partner of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means an event that triggers a negative adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Event” means an event that triggers a positive adjustment to the Capital Accounts of the Partners pursuant to Section 5.5(d).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner (other than in respect of Class J Units) pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest (other than a Class J Unit) shall be the amount that such Capital Account would be if such Partnership Interest was the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or any payment made by the General Partner to the Partnership described in Section 5.2(c).

“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets (including, without limitation, pipeline systems, terminal storage facilities and related assets), in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenues of the Partnership Group from the operating capacity or revenues of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

“Capital Surplus” has the meaning assigned to such term in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” (as used in Section 7.12(c)) has the meaning assigned to such term in Section 7.12(c).

“Class E Percentage” with respect to the Class E Units for any date of determination shall equal the relative unit percentage of the Class E Units as determined based on their Share of Additional Book Basis Derivative Items and the number of Class E Units Outstanding divided by the total number of Units Outstanding (in each case, treating all Class E Units held by any Group Member as Outstanding, notwithstanding Section 7.11).

“Class E Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class E Units in this Agreement.

“Class G Percentage” with respect to the Class G Units for any date of determination, shall equal the percentage determined by multiplying (a) twenty-six percent (26%) by (b) the quotient obtained by dividing (A) the number of Class G Units Outstanding on such date, by (B) 90,706,000; provided that in the event the Partnership issues additional Class G Units in the future, the General Partner may increase the Class G Percentage to reflect the issuance of the additional Class G Units.

“Class G Issue Price” means $50.00.

“Class G Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class G Units in this Agreement.

“Class I Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class I Units in this Agreement.

“Class J Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class J Units in this Agreement.

“Class K Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Class K Units in this Agreement.

“Class K Unit Distribution Rate” means an amount per Class K Unit equal to [7.50]% per annum ([1.875]% per Quarter), of the Class K Unit Issue Price.

“Class K Unit Issuance Date” means [            ], 2017.

“Class K Unit Issue Price” means $[        ].

“Class K Unit Quarterly Distribution” has the meaning set forth in Section 5.15(b)(iii)(C).

“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors (other than members of the Board of Directors of the General Partner) or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed for trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution Agreement dated June 29, 2011 and effective July 1, 2011 among Sunoco R&M, the General Partner, the Partnership and certain subsidiaries of the Partnership.

“Contribution Agreement Closing Date” means July 1, 2011.

“Conversion Unit” has the meaning assigned to such term in Section 6.1(d)(xiv).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Disposed of Adjusted Property” has the meaning assigned to such term in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Time” means the Effective Time (as defined in the ETP-SXL Merger Agreement).

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“ETE” means Energy Transfer Equity, L.P., a Delaware limited partnership.

“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.

“ETP Class E Unit” means a limited partner interest issued by ETP and designated a “Class E Unit” under the ETP Partnership Agreement. The ETP Class E Units were cancelled in the transactions contemplated by the ETP-SXL Merger Agreement and the holders thereof were issued Class E Units.

“ETP Class F Unit” means a limited partner interest issued by ETP and designated a “Class F Unit” under the ETP Partnership Agreement. The ETP Class F Units were exchanged for ETP Class G Units pursuant to Amendment No. 3 to the ETP Partnership Agreement.

“ETP Class G Unit” means a limited partner interest issued by ETP and designated a “Class G Unit” under the ETP Partnership Agreement. The ETP Class G Units were cancelled in the transactions contemplated by the ETP-SXL Merger Agreement and the holders thereof were issued Class G Units.

“ETP Class I Unit” means a limited partner interest issued by ETP and designated a “Class I Unit” under the ETP Partnership Agreement. The ETP Class I Units were cancelled in the transactions contemplated by the ETP-SXL Merger Agreement and the holders thereof were issued Class I Units.

“ETP Class J Unit” means a limited partner interest issued by ETP and designated a “Class J Unit” under the ETP Partnership Agreement. The ETP Class J Units were cancelled in the transactions contemplated by the ETP-SXL Merger Agreement and the holders thereof were issued Class J Units.

“ETP Class K Unit” means a limited partner interest issued by ETP and designated a “Class K Unit” under the ETP Partnership Agreement. The ETP Class K Units were cancelled in the transactions contemplated by the ETP-SXL Merger Agreement and the holders thereof were issued Class K Units.

“ETP General Partner Interest” means the general partner interest in ETP that existed prior to the ETP-SXL Merger.

“ETP Holdco” means ETP Holdco Corporation, a Delaware corporation.

“ETP Holdco Distributions” has the meaning assigned to such term in Section 5.11(b)(iii)(A).

“ETP Holdco Items” has the meaning assigned to such term in Section 5.11(b)(ii)(A).

“ETP Incentive Distribution Right” means a limited partner interest issued by ETP and designated as “Incentive Distribution Rights” under the ETP Partnership Agreement.

“ETP Operating Surplus Amount” means an amount equal to the Operating Surplus (as defined in the ETP Partnership Agreement) of ETP immediately prior to the closing of the transactions contemplated by the ETP-SXL Merger Agreement.

“ETP Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., dated as of July 28, 2009, as amended by Amendments Nos. 1 through [15] thereto.

“ETP-SXL Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 20, 2016 among ETP, Energy Transfer Partners GP, L.P. (“ETP GP”), the Partnership, the General Partner, and, solely for purposes of Sections 1.1(a), 1.1(b) and Article VIII, ETE, as amended by those certain Joinder Agreements dated as of November 22, 2016 by each of ETP Acquisition Sub, LLC, a Delaware limited liability company, and SXL Acquisition Sub LLC, a Delaware limited liability company, as further amended by that certain Amendment No. 1 to the Agreement and Plan of Merger dated as of [    ] among ETP, ETP GP, the Partnership, Sunoco Partners LLC, SXL Acquisition Sub LLC, SXL Acquisition Sub LP, and, solely for purposes of Sections 1.1(b), 5.4(a), 5.16(a) and Article VIII, ETE.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units (before deduction for any underwriters’ discounts and commissions), or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Units other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Exchange and Repurchase Agreement” means that certain Exchange and Repurchase Agreement, dated as of December 23, 2014, by and among ETP, ETE Common Holdings, LLC and ETE.

“First Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(C).

“First Target Distribution” means $0.0833 per Unit per Quarter, subject to adjustment in accordance with Section 6.6 and Section 6.8.

“General Partner” means Sunoco Partners LLC, a Pennsylvania limited liability company, and its successors and permitted assigns as general partner of the Partnership. At the GP Merger Effective Time (as defined in the ETP-SXL Merger Agreement), ETP GP shall be admitted as the general partner of the Partnership, Sunoco Partners LLC shall cease to be the general partner of the Partnership, and the Partnership shall be continued without dissolution.

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which may be evidenced by Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“General Partner Quotient” has the meaning assigned to such term in Section 5.2(b).

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Holder” as used in Section 7.2, has the meaning assigned to such term in Section 7.12(a).

“Incentive Distribution Right” means, the class of non-voting Limited Partner Interest issued to the General Partner, which Partnership Interest confers upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law or except as may be permitted under Section 6.4(b).

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4(a)(iii), Section 6.4(a)(iv) and Section 6.4(a)(v).

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, fiduciary or trustee of any Group Member, the General Partner (including Sunoco Partners LLC prior to the closing of the transactions contemplated by the ETP-SXL Merger Agreement) or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person that the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Indenture” means that certain Indenture, dated as of February 7, 2002, among the Partnership, the Operating Partnership, Sun Partners Marketing & Terminals L.P., Sunoco Pipeline L.P. and First Union National Bank, as trustee.

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means the General Partner (with respect to the Incentive Distribution Rights and Common Units received by it pursuant to Section 5.2) and the Underwriters, in each case when they were admitted to the Partnership in accordance with Section 10.1.

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units; provided, (i) with respect to Common Units, upon the Split Date such price was reduced by two-thirds to give effect to the 2011 Unit Split and (ii) with respect to Common Units, upon the 2014 Unit Split Date such price was further reduced by half to give effect to the 2014 Unit Split.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Issue Price” means the price at which a Unit is purchased from the Partnership, after taking into account any sales commission or underwriting discount charged to the Partnership.

“Limited Partner” means, unless the context otherwise requires, (a) the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Class E Units, Class G Units, Class J Units, Class K Units and Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” means $0.075 per Unit per Quarter, subject to adjustment in accordance with Section 6.6 and Section 6.8.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act or the Nasdaq Stock Market or any successor thereto.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss)

for such taxable year over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xiii)).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (a) after the Liquidation Date or (b) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group). The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b)(i)(A), Section 6.2(b)(ii)(A) and Section 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among Sunoco, Inc., Sunoco R&M, the General Partner, the Partnership, the Operating Partnership and certain other parties.

“Operating Expenditures” means all Partnership Group expenditures, including, but not limited to, taxes, reimbursements of the General Partner, repayment of Working Capital Borrowings, debt service payments and capital expenditures, subject to the following:

(a) Payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

(b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Partners. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the General Partner shall determine the amounts to be allocated to each.

“Operating Partnership” means Sunoco Logistics Partners Operations L.P., a Delaware limited partnership, and any successors thereto.

“Operating Partnership Agreement” means the Amended and Restated Partnership Agreement of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $15.0 million, (ii) all cash and cash equivalents of the Partnership Group on hand as of the close of business on the Closing Date, (iii) all cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5), (iv) all cash receipts of the Partnership Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (v) the ETP Operating Surplus Amount, less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves established by the General Partner to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Option Closing Date” means the date or dates on which any Common Units were sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means Sun Pipe Line Company of Delaware in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i); provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means [Sunoco Logistics Partners L.P.], a Delaware limited partnership, and any successors thereto.

“Partnership Group” means the Partnership, the Operating Partnership and any Subsidiary of any such entity, treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Liabilities” means all liabilities or obligations of any nature, whether accrued, contingent or otherwise, of the Partnership.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership).

“Percentage Interest” means as of any date of determination (a) as to the General Partner (in its capacity as General Partner without reference to any Limited Partner Interests held by it), the product obtained by dividing (i) the Capital Account balance of the General Partner by (ii) the aggregate Capital Account balances of all Limited Partners and the General Partner, (b) as to any holder of a Common Unit or Assignee holding Common

Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraphs (a) and (c) by (ii) the quotient obtained by dividing (A) the number of Common Units held by such Unitholder or Assignee by (B) the total number of all Outstanding Common Units, and (c) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to an Incentive Distribution Right, a Class I Unit, a Class J Unit and a Class K Unit shall at all times be zero. The Percentage Interest for the Class E Units shall be the Class E Percentage and Percentage Interest for the Class G Units shall be the Class G Percentage.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Pipelines and Terminals Storage and Throughput Agreement” means that certain Pipelines and Terminals Storage and Throughput Agreement, dated as of the Closing Date, among Sunoco R&M and Sunoco Pipeline L.P.

“Previous Agreement” has the meaning assigned to such term in the Recitals.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all such designated Units in accordance with their relative Percentage Interests, (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests and (c) when modifying holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

“Qualified Owner” means ETE and its Affiliates that are organized by such Person (or any Person controlling such Person) primarily for making, or otherwise having as their primary activity holding or exercising control over, equity or debt investments in [Sunoco Logistics Partners, LP] or other publicly traded master limited partnerships.

“Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter after the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Partnership.

“Ratings Categories” means (a) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (b) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Ratings Decline” means a decrease in the rating as to the Partnership by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the Partnership has decreased by one or more gradations, gradations within Ratings Categories, namely + or – for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a ratings decline either from BB+ to BB or BB to BB- will constitute a decrease of one gradation.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-71968) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, the excess of (ii) the Net Positive Adjustments of the Unitholders holding Common Units as of the end of such period over (iii) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (iv) with respect to the General Partner (as holder of the General Partner Interest), the excess of (A) the Net Positive Adjustments of the General Partner as of the end of such period over (B) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (v) with respect to the holders of Incentive Distribution Rights, the excess of (A) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (B) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Repurchase Agreement” has the meaning assigned to such term in the Recitals.

“Required Allocations” means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or Section 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or Section 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

“Restricted Activities” has the meaning assigned to such term in the Omnibus Agreement.

“Retained Assets” means the pipeline, terminal and other logistics assets and investments owned by Sunoco, Inc. and its affiliates that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement, including, without limitation, Mid-Valley Pipeline Company, West Texas Gulf Pipeline Company, the Mesa pipeline and Inland Corporation; provided, however, that the term “Retained Assets” shall not include any pipeline, terminal or other logistics assets or investments that are sold, transferred or otherwise disposed of after the date of this Agreement to a Person that is not an Affiliate of Sunoco, Inc.

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).

“S&P” means Standards & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Second Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(D).

“Second Target Distribution” means $0.0958 per Unit per Quarter, subject to adjustment in accordance with Section 6.6 and Section 6.8.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Split Date” means December 2, 2011.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Sunoco R&M” means Sunoco (R&M), LLC, a Pennsylvania limited liability company (formerly Sunoco, Inc. (R&M), a Pennsylvania corporation).

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Tax Cost” means the quotient obtained by dividing sixty percent (60%) of the excess of (I) the highest marginal effective rate of federal, state and local income tax applicable to ordinary income of an individual resident in New York City, New York for the taxable year in which the conversion occurs over (II) the highest marginal effective rate of federal, state and local income tax applicable to long-term capital gain of an individual resident in New York City, New York for the taxable year in which the conversion occurs, by one (1.00) minus the highest marginal effective rate of federal, state and local income tax applicable to ordinary income of an individual resident in New York City, New York for the taxable year in which the conversion occurs.

“Third Liquidation Target Amount” has the meaning assigned to such term in Section 6.1(c)(i)(E).

“Third Target Distribution” means $0.2638 per Unit per Quarter, subject to adjustment in accordance with Section 6.6 and Section 6.8.

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Treasury Services Agreement” means the Treasury Services Agreement, dated as of the Closing Date, among Sunoco, Inc., the General Partner and the Partnership.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement, dated February 4, 2002, among the Underwriters, the Partnership, the General Partner, the Operating Partnership, the general partner of the Operating Partnership and Sunoco, Inc. providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class E Units, Class G Units and Class K Units, but shall not include (a) the General Partner Interest, (b) the Incentive Distribution Rights, (c) the Class I Units or (d) the Class J Units.

“Unitholders” means the holders of Units.

“Unitholder Net Income” has the meaning assigned to such term in Section 5.11(b)(ii)(C).

“Unitholder Net Losses” has the meaning assigned to such term in Section 5.11(b)(ii)(D).

“Unit Majority” means at least a majority of the Outstanding Units (excluding the Class E Units, Class G Units and Class K Units in respect of matters in which the holders of the Class E Units, Class G Units and Class K Units are not entitled to a vote), voting together as a single class.

“Unpaid MQD” has the meaning assigned to such term in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrecovered Capital” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units provided, (i) with respect to Common Units, upon the Split Date such value was reduced by two-thirds to give effect to the 2011 Unit Split and (ii) with respect to Common Units, upon the 2014 Unit Split Date such value was further reduced by half to give effect to the 2014 Unit Split.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Voting Stock” of any Person as of any date means, with respect to any Person (other than a general or limited partnership), the equity interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person (regardless of whether, at the time, equity interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

“VWAP Price” means, as of any date, the volume-weighted average trading price of the Common Units on the National Securities Exchange on which the Common Units are listed or admitted to trading, calculated over the trailing 20-Trading Day period.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

Sunoco Partners LLC and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and the General Partner hereby amends and restates the Previous Agreement in its entirety. This amendment and restatement shall become effective at the Effective Time. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2 Name.

The name of the Partnership shall be “[Sunoco Logistics Partners L.P.]” The Partnership’s business may be conducted under any other name or names determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 3807 West Chester Pike, Newtown Square, Pennsylvania 19073 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner shall determine. The address of the General Partner shall be 3807 West Chester Pike, Newtown Square, Pennsylvania 19073 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a partner of the Operating Partnership and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a partner of the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement or that its subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or a Subsidiary or a Partnership activity that generates qualifying income or (ii) enhances the operations of an activity of the Operating Partnership, and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation.

Section 2.5 Powers.

The Partnership shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Power of Attorney.

(a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article VIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7 Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article VII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8 Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability.

The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business.

No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3 Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4 Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; ISSUANCE AND TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates.

Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall, upon such Partner’s request, issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its interests in the Partnership and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may direct, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Partnership.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest, other than an Incentive Distribution Right, assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the membership interests of the General Partner.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

(f) The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) [Reserved]

(b) Subject to Section 4.6(c) below, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights.

The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.

Section 4.8 Restrictions on Transfers.

(a) Except as provided in Section 4.8(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Operating Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership or the Operating Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner determines would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Article VI, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

Section 4.9 Citizenship Certificates; Non-citizen Assignees.

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.10 Redemption of Partnership Interests of Non-citizen Assignees.

(a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions.

In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $20.00, for a certain interest in the Partnership and has been admitted as a General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $980.00. As of the Closing Date, the interest of the Organizational Limited Partner was redeemed as provided in the Contribution Agreement; the initial Capital Contributions of each Partner was thereupon refunded; and the Organizational Limited Partner ceased to be a Limited Partner of the Partnership. Ninety-eight percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions was allocated and distributed to the Organizational Limited Partner, and the balance thereof was allocated and distributed to the General Partner.

Section 5.2 Contributions by the General Partner and its Affiliates.

(a) [Reserved]

(b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the issuance of the Common Units issued in the Initial Offering and other than the issuance of the Common Units issued pursuant to the Over-Allotment Option and other than Common Units purchased by the General Partner to the extent the Over-Allotment Option is not exercised), the General Partner may make, but is not obligated to make, additional Capital Contributions up to an amount equal to (a) the product obtained by multiplying (i) the quotient (such quotient being referred to as the “General Partner Quotient”) determined by dividing (A) the General Partner’s Percentage Interest immediately prior to the issuance of any additional Limited Partner Interests by the Partnership by (B) the sum of 100% less the General Partner’s Percentage Interest immediately prior to the issuance of any additional Limited Partner Interests by the Partnership, times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests less (b) the General Partner Quotient of any amount so contributed by such Limited Partners that is used by the Partnership concurrently with such contribution to redeem or repurchase from any Person outstanding Limited Partner Interests of the same class as the Limited Partner Interests issued to such Limited Partners at a price per Limited Partner Interest equal to the net proceeds per Limited Partner Interest, before expenses, that the Partnership receives from such issuance. Notwithstanding the preceding sentence and except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

(c) Any payment made to the Partnership Group by the General Partner or its Affiliates pursuant to Article III or V of the Omnibus Agreement or payments made pursuant to Section 5.2, 5.4 or 5.5 of the Omnibus Agreement shall be treated for purposes of this Agreement as a Capital Contribution by the General Partner to the Partnership.

Section 5.3 [Reserved]

Section 5.4 Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

The Capital Account balance with respect to each Common Unit as of the Effective Time shall be the Closing Price of the Common Units on the day the Effective Time occurs. The Capital Account balance with respect to the General Partner Interest, the Incentive Distribution Right (including the Partners’ Class J Units), each Class G Unit, each Class I Unit, each Class E Unit and each Class K Unit as of the Effective Time shall be equal to the Capital Account balance maintained by ETP for the ETP General Partner Interest, the ETP Incentive Distribution Right (including the Partners’ ETP Class J Units), each ETP Class G Unit, each ETP Class I Unit, each ETP Class E Unit and each ETP Class K Unit as determined pursuant to the ETP Partnership Agreement immediately prior to the Effective Time, taking into account the revaluation of the assets of ETP pursuant to Section 5.5(d) of the ETP Partnership Agreement and the allocation of any Unrealized Gain and Unrealized Loss (each as defined in the ETP Partnership Agreement) resulting from such revaluation pursuant to Section 6.1 of the ETP Partnership Agreement.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by any other Group Member that is classified as a partnership for federal income tax purposes.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2). If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d) (i) Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance or after such conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth in Section 6.1(d)(xiv), the Capital Account of each Partner with respect to each Conversion Unit received upon such conversion of the Limited Partner Interest is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units) and Partners holding Conversion Units so as to cause the Capital Account of each Partner holding a Conversion Unit to equal, on a per Unit basis with respect to each such Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.6 Issuances of Additional Partnership Securities.

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the method for determining the Percentage Interest as to such Partnership Security and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.7 [Reserved]

Section 5.8 Limited Preemptive Right.

Except as provided in this Section 5.8 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.

Section 5.9 Splits and Combinations.

(a) Subject to Section 5.9(d) and Section 6.6 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders of Partnership Securities or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the date of formation of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10 Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

Section 5.11 Establishment of Class G Units.

(a) General. There is hereby created a series of Units to be designated as “Class G Units” and initially consisting of a total of 90,706,000 Class G Units. The ETP Class G Units were converted into the right to receive

Class G Units pursuant to the ETP-SXL Merger Agreement, and each Person that receives Class G Units pursuant to the ETP-SXL Merger Agreement is hereby admitted as a limited partner of the Partnership. The initial ETP Class G Units were issued to the holders of the 90,706,000 ETP Class F Units outstanding on April 15, 2013, Pro Rata, and such ETP Class F Units were cancelled upon the issuance of the ETP Class G Units. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class G Units in the future.

(b) Rights of Class G Units. The Class G Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Initial Capital Account. The initial capital account with respect to each Class G Unit will be determined in accordance with Section 5.5(a).

(ii) Allocations.

(A) The Class G Units shall not be entitled to receive any allocation of any item of Partnership income, gain, loss, deduction or credit attributable to the Partnership’s ownership of ETP Holdco or the Partnership’s ownership of any indebtedness of ETP Holdco or any of its subsidiaries (the “ETP Holdco Items”), and such ETP Holdco Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable period while any Class G Units remain Outstanding) shall instead be specially allocated to the General Partner in an amount equal to the General Partner’s Percentage Interest of such ETP Holdco Items and the remainder to the Unitholders (other than the holders of the Class E Units or the holders of the Class G Units) Pro Rata.

(B) Items of Partnership depreciation, amortization and cost recovery deductions for the taxable period shall be allocated to the Class G Units to the extent that such items would be allocated to the Class G Units if clauses (B) through (E) of this Section 5.11(b)(ii) were not part of this Agreement and, solely for purposes of applying Sections 6.1(a), 6.1(b) and the term “Pro Rata” in Section 6.1(d)(xii)(A)(2), the Class G Percentage were equal to the percentage obtained by dividing the aggregate Capital Accounts of the Class G Units Outstanding by the aggregate Capital Accounts of all Units Outstanding (including the Class G Units), determined based on the Capital Accounts of the Units Outstanding (including the Class G Units) as most recently adjusted pursuant to Section 5.5(d).

(C) If the Partnership would have had net income for the taxable period, computed in the same manner as Net Income but prior to the application of Section 6.1(d)(xii)(A)(2) and clauses (B) through (D) of this Section 5.11(b)(ii) (“Unitholder Net Income”), the Class G Units shall be allocated an amount of the remaining items of Partnership gross income or gain for the taxable period in a manner such that the Class G Units are allocated items that achieve the same result (taking into account federal income tax consequences) as if the Class G Units were allocated the Class G Percentage of the Unitholder Net Income for such taxable period; provided that the net amount allocated to each Class G Unit for each taxable period shall not exceed the product of (A) the aggregate cash amount distributed to such Class G Unit pursuant to Article VI for such taxable period, multiplied by (B) the quotient obtained by dividing (I) the Partnership’s Net Income that would be allocated to the Unitholders pursuant to Section 6.1(a) for such taxable period if clause (B) above and this clause (C) were not a part of this Agreement by (II) the aggregate cash amount distributed (excluding ETP Holdco Distributions) to the Unitholders (including the holders of the Class G Units) pursuant to Article VI for such taxable period.

(D) If the Partnership would have had net losses for the taxable period, computed in the same manner as Net Losses but prior to the application of Section 6.1(d)(xii)(A)(2) and clause (B) through (D) of this Section 5.11(b)(ii) (“Unitholder Net Losses”), the Class G Units shall be allocated an amount of the remaining items of Partnership gross income, gain, loss or deduction for the taxable period in a manner such that the Class G Units are allocated items that achieve the same result (taking into account federal income tax consequences) as if the Class G Units were allocated the Class G

Percentage of the Unitholder Net Losses for such taxable period; provided that items of Partnership gross deduction or loss shall not be allocated to the Class G Units pursuant to this clause (D) to the extent that such allocation would cause any holder of a Class G Unit to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account).

(E) No allocations of Net Income or Net Losses shall be made to the Class G Units pursuant to Section 6.1(a) or Section 6.1(b) following the allocations set forth above.

(F) For each taxable period, each Class G Unit shall be allocated Net Termination Gain pursuant to Section 6.1(c)(i)(B) until the Capital Account of each Class G Unit is equal to the Class G Issue Price. Such allocations will be made prior to any allocations being made to any other Unitholder pursuant to Section 6.1(c)(i)(B) and will be made prior to any allocations being made pursuant to Section 6.1(c)(i)(E). The Class G Units shall be allocated 1% of the remaining aggregate Net Termination Gain, if any, that is to be allocated pursuant to Section 6.1(c)(i) for such taxable period following the allocations made pursuant to Section 6.1(c)(i)(B). No other allocations of Net Termination Gain shall be made to the Class G Units for such taxable period. The Class G Units shall be allocated Net Termination Loss to the same extent as the Common Units. Notwithstanding the foregoing, if ETP Holdco is an asset of the Partnership in the year in which the Partnership is liquidated and the aggregate balance of the Capital Accounts of the Unitholders (other than the holders of the Class E Units, Class G Units and Class K Units) after the allocations under Section 6.1(c) of this Agreement would be less than the Carrying Value of ETP Holdco, then Net Termination Gain or Net Termination Loss, as the case may be, or if necessary items thereof, shall first be allocated to the Class E Units, Class G Units and Class K Units in proportion to their respective positive Capital Accounts, to the extent necessary to cause the aggregate balance of the Capital Accounts of the Unitholders (other than the holders of the Class E Units, Class G Units and Class K Units) to equal the Carrying Value of ETP Holdco after all allocations have been made.

(G) Section 6.1(d)(iii)(A) shall not apply to the Class G Units.

(H) Notwithstanding Section 6.2(b)(iii), the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(b) to eliminate Book-Tax Disparities in any Contributed Property received by ETP in exchange for the issuance of ETP Class F Units when applying Section 6.2(b)(i) with respect to such Contributed Property.

(I) All items of income, gain, loss, deduction or credit attributable to any public indebtedness of Sunoco, Inc. that was assumed, or that was treated as assumed, by ETP in connection with the issuance of the ETP Class F Units shall be specially allocated to the holders of the Class G Units.

(J) For the purposes of effectuating the intent of the foregoing allocation provisions, the General Partner shall make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable.

(iii) Distributions.

(A) For each taxable period, no portion of any Partnership cash distribution attributable to (i) any distribution or dividend received by the Partnership from ETP Holdco or the proceeds of any sale of the capital stock of ETP Holdco or (ii) any interest payments received by the Partnership with respect to indebtedness of ETP Holdco or its subsidiaries (such portion of any Partnership cash distributions, the “ETP Holdco Distributions”) shall be distributed to the Class G Units.

(B) For each Quarter in which distributions are made to the Class G Units, (i) for purposes of Sections 6.4 and 6.5, the Percentage Interest of the General Partner shall be computed without taking into account the Class G Units and (ii) any quarterly distributions to the General Partner pursuant to Section 6.4 or Section 6.5 or to the holders of the Incentive Distribution Rights pursuant to clauses (iii)(B), (iv)(B) and (v)(B) of Section 6.4(a) shall equal the amount that would have been distributed to such interests if the distributions to the Class G Units in such Quarter had been made prior to any distributions being made pursuant to Section 6.4 or Section 6.5.

(C) The Class G Units will be entitled to receive the Class G Percentage of the portion of any Partnership cash distributions (other than ETP Holdco Distributions) to be made to the Unitholders pursuant to Article VI and the remaining portion of the Available Cash to be distributed shall be made to the Unitholders (other than the holders of Class G Units) in proportion to their relative Percentage Interests; provided, that the aggregate Partnership distributions made to each Class G Unit for each fiscal year shall not exceed $3.75 (which may, at the General Partner’s discretion, be split equally among the four Quarters of each fiscal year).

(iv) Voting Rights. The Class G Units shall not have any voting rights, except to the extent the Delaware Act gives the Class G Units a vote as a class on any matter. With respect to any matter on which the Class G Units are entitled to vote, each Class G Unit will be entitled to one vote on such matter.

(v) Redemption and Conversion Rights. The Class G Units will be perpetual and shall not have any rights of redemption or conversion.

(vi) Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class G Units shall not be evidenced by certificates. Any Certificates relating to the Class G Units that may be issued will be in such form as the General Partner may approve. The Class G Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

(vii) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class G Units.

Section 5.12 [Intentionally Omitted].

Section 5.13 Establishment of Class I Units.

(a) General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class I Units.” The ETP Class I Units were converted into the right to receive Class I Units pursuant to the ETP-SXL Merger Agreement and each Person that receives Class I Units pursuant to the ETP-SXL Merger Agreement is hereby admitted as a limited partner of the Partnership. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class I Units in the future.

(b) Rights of Class I Units. The Class I Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) [Reserved].

(ii) Allocations.

(A) The Class I Units shall not be entitled to receive any (i) Net Income allocations pursuant to Section 6.1(a), (ii) Net Loss allocations pursuant to Section 6.1(b), (iii) Net Termination Gain or Net Termination Loss allocations pursuant to Section 6.1(c) or (iv) except as otherwise provided in this Section 5.13(b)(ii), special allocations pursuant to Section 6.1(d). Allocations pursuant to Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) (except as otherwise provided in this Section 5.13(b)(ii)) shall be made consistent with the fact that the Class I Units are not Units and the holders of the Class I Units are not Unitholders and have no Percentage Interests with respect to their Class I Units.

(B) For each taxable period, after the application of Section 6.1(d)(iii)(A) but before the application of Section 6.1(d)(iii)(B), the holders of the Class I Units shall be allocated, pro rata in proportion to the number of Class I Units of each such holder, depreciation, amortization, depletion or any other form of cost recovery equal to the cash consideration contributed by ETE to ETP pursuant to the Exchange and Repurchase Agreement. The allocation of items pursuant to this Section 5.13(b)(ii) shall be made proportionately over a period of ten years beginning on March 9, 2015.

(iii) Distributions. The Class I Units shall not be entitled to receive any distributions and, consistent with the fact that the Class I Units are not Units, and that the holders of the Class I Units are not Unitholders, and therefore have no Percentage Interests with respect to their Class I Units, shall not be entitled to receive distributions of Available Cash pursuant to Sections 6.4 or 6.5.5

(iv) Voting Rights. Except as set forth in this Section 5.13(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act gives the Class I Units a vote as a class on any matter, the Class I Units shall not have any voting rights. With respect to any matter on which the Class I Units are entitled to vote, each Class I Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class I Units then Outstanding, amend, alter, modify or change this Section 5.13 (or vote or consent or resolve to take such action).

(v) Redemption and Conversion Rights. The Class I Units will be perpetual and shall not have any rights of redemption or conversion.

(vi) Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class I Units shall not be evidenced by certificates. Any certificates relating to the Class I Units that may be issued will be in such form as the General Partner may approve. The Class I Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to and as if the Class I Units were Units in the Partnership.

(vii) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class I Units.

Section 5.14 Establishment of Class J Units.

(a) General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class J Units.” The Class J Units were issued to the former holders of the ETP Class J Units pursuant to the ETP-SXL Merger Agreement. The Partnership shall issue sixty (60) Class J Units to the General Partner in 2017. Additionally, in accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class J Units in the future.

(b) Rights of Class J Units. The Class J Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Capital Account. The Partnership shall not maintain a separate Capital Account for a Class J Unit. All allocations made pursuant to Section 5.14(b)(ii) shall adjust the existing Capital Account of the holder of the Class J Unit and, in the case of the General Partner, shall adjust solely the Capital Account maintained in respect of the General Partner’s Incentive Distribution Right.

(ii) Allocations.

(A) The Class J Units shall not be entitled to receive any (i) Net Income allocations pursuant to Section 6.1(a), (ii) Net Loss Allocations pursuant to Section 6.1(b), (iii) Net Termination Gain or Net Termination Loss allocations pursuant to Section 6.1(c) or (iv) except as otherwise provided in this Section 5.14(b)(ii), special allocations pursuant to Section 6.1(d). Allocations pursuant to Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) (except as otherwise provided in this Section 5.14(b)(ii)) shall be made consistent with the facts that the Class J Units are not Units, and that the holders of the Class J Units are not Unitholders and, therefore have no Percentage Interests with respect to their Class J Units.

(B) For each taxable period, after making (i) the allocations to the Class G Units pursuant to Sections 5.11(b)(ii)(B) through (D), with such allocations to the Class G Units being computed and

[5]	NTD: To be revised as necessary if the Effective Time occurs prior to payment of the distribution on the ETP Class I Units for the Quarter ending December 31, 2016.

made without regard to any allocations to the Class J Units pursuant to this Section 5.14(b)(ii)(B) and (ii) the allocations to the Class I Units pursuant to Section 5.13(b)(ii), each Class J Unit shall be allocated, to the extent available, depreciation, amortization, depletion, together with any other form of cost-recovery, equal to Ten Million ($10,000,000) per Class J Unit during the calendar year in which such Class J Unit was deemed issued. The allocation of items pursuant to this Section 5.14(b)(ii)(B) with respect to each Class J Unit shall be made proportionately over the calendar year or such portion thereof beginning on the effective date of the issuance of such Class J Unit and ending on December 31st of such calendar year.

(iii) Distributions. The Class J Units shall not be entitled to receive any distributions and, consistent with the facts that the Class J Units are not Units, and that the holders of the Class J Units are not Unitholders, and therefore have no Percentage Interests with respect to their Class J Units, shall not be entitled to receive distributions of Available Cash pursuant to Sections 6.4 or 6.5.

(iv) Voting Rights. Except as set forth in this Section 5.14(b)(iv) and Section 13.3(c), and except to the extent the Delaware Act gives the Class J Units a vote as a class on any matter, the Class J Units shall not have any voting rights. With respect to any matter on which the Class J Units are entitled to vote, each Class J Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class J Units then Outstanding, amend, alter, modify or change this Section 5.14 (or vote or consent to take such action).

(v) Expiration, Redemption and Conversion Rights. Each Class J Unit shall expire for no consideration on December 31st of the calendar year in which the effective date of the issuance of the Class J Unit occurred. The Class J Units shall not have any rights of redemption or conversion.

(vi) Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class J Units shall not be evidenced by certificates. Any certificates relating to the Class J Units that may be issued later will be in such form as the General Partner may approve. The Class J Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to, and as if the Class J Units were, Units in the Partnership.

(vii) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class J Units.

Section 5.15 Establishment of Class K Units.

(a) General. The General Partner hereby designates and creates a class of Partnership Securities to be designated as “Class K Units.” The Class K Units were issued to the former holders of the ETP Class K Units pursuant to the ETP-SXL Merger Agreement. In accordance with Section 5.6, the General Partner shall have the power and authority to issue additional Class K Units in the future.

(b) Rights of Class K Units. The Class K Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Initial Capital Account. The initial capital account with respect to each Class K Unit will be equal to the Class K Unit Issue Price.

(ii) Allocations.

(A) The holders of Class K Units shall not be entitled to receive (i) any allocations of ETP Holdco Items, and (ii) except as otherwise provided in this Section 5.15(b)(ii), allocations of (1) Net Income pursuant to Section 6.1(a), (2) Net Loss pursuant to Section 6.1(b), or (3) Net Termination Gains and Net Termination Losses pursuant to Section 6.1(c).

(B) For each taxable period, after the application of Section 6.1(d)(iii)(A) but before the application of Section 6.1(d)(iii)(B), the holders of the Class K Units shall be allocated, pro rata in proportion to the number of Class K Units of each such holder, items of Partnership income, gain, loss or deduction (other than from ETP Holdco Items and items of Partnership depreciation, amortization and cost recovery deductions) until the aggregate amount of such items allocated to the holders of the Class K Units pursuant to this Section 5.15(b)(ii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all distributions made to the holders of the Class K Units pursuant to Section 5.15(b)(iii).

(C) Items of Partnership depreciation, amortization and cost recovery deductions (other than from ETP Holdco Items) for the taxable period shall be allocated to the holders of Class K Units to the extent such items would be allocated to the holders of Class K Units as if each Class K Unit were treated as a Common Unit.

(D) For each taxable period, after the application of Section 6.1(c)(i)(A) but before the application of Section 6.1(c)(i)(B), Net Termination Gain (other than from ETP Holdco Items) shall be allocated to the holders of the Class K Units, pro rata in proportion to the number of Class K Units of each such holder, until the Capital Account of each Class K Unit is equal to the Class K Unit Issue Price.

(E) For each taxable period, after the application of Section 6.1(c)(i)(A) but before the application of Section 6.1(c)(i)(B), and after making the allocations provided for in Section 5.15(b)(ii)(D), the holders of the Class K Units shall be allocated, pro rata in proportion to the number of Class K Units of each such holder, 1% of the remaining aggregate Net Termination Gain (other than from ETP Holdco Items), if any, that is to be allocated pursuant to Sections 6.1(c)(i)(B)-(F); provided, however, that an allocation shall only be made to the holders of Class K Units pursuant to this Section 5.15(b)(ii)(E) if the Capital Account of each Common Unit is equal to or greater than the Class K Unit Issue Price immediately prior to making such allocation.

(F) For each taxable period, after the application of Section 6.1(c)(ii)(A), but before the application of Section 6.1(c)(ii)(B), the holders of the Class K Units shall be allocated Net Termination Loss (other than from ETP Holdco Items) until the Capital Account in respect of each Class K Unit has been reduced to zero.

(G) For the purposes of effectuating the intent of the foregoing allocation provisions, the General Partner shall have the sole discretion to make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable.

(iii) Distributions.

(A) For each taxable period, no portion of any Partnership cash distribution attributable to ETP Holdco Distributions shall be distributed to the Class K Units.

(B) Commencing with the Class K Issuance Date, the holders of the Class K Units as of an applicable Record Date shall be entitled to receive distributions (each, a “Class K Unit Quarterly Distribution”) prior to making any distributions pursuant to Section 5.11(b)(iii)(C), Section 6.3(e)(ii), Section 6.4 or Section 6.5, in cash in an amount equal to the Class K Unit Distribution Rate on all Outstanding Class K Units. Distributions shall be paid Quarterly, in arrears, within forty-five (45) days after the end of each Quarter, commencing with the Quarter ending [    ], 2017. Each Record Date established for paying a Class K Unit Quarterly Distribution in respect of any Quarter shall be the same Record Date established for any distribution to be made by the Partnership in respect of other Partnership Interests pursuant to Section 6.4 or Section 6.5. If the Partnership is unable to pay the Class K Unit Quarterly Distribution with respect to any Quarter, (A) the amount of such accrued and unpaid distributions will accumulate until paid in full in cash and (B) the balance of such accrued and unpaid distributions shall increase at a rate of 1.5% per annum, compounded quarterly, from the date such distribution was due until the date it is paid. For the avoidance of doubt, except as set forth in this Section 5.15(b)(iii)(B), the Class K Units will not be entitled to receive distributions, including distributions of Available Cash under Section 6.4 and Section 6.5.

(iv) Voting Rights. Except as set forth in this Section 5.15(b)(iv) and Section 13.3(c) and except to the extent the Delaware Act gives the Class K Units a vote as a class on any matter, the Class K Units shall not have any voting rights. With respect to any matter on which the Class K Units are entitled to vote, each Class K Unit will be entitled to one vote on such matter. The General Partner shall not, without the affirmative vote or written consent of holders of a majority of the Class K Units then Outstanding, amend, alter, modify or change this Section 5.15 (or vote or consent or resolve to take such action).

(v) Redemption and Conversion Rights. The Class K Units will be perpetual and shall not have any rights of redemption or conversion.

(vi) Certificates; Book-Entry. Unless the General Partner shall determine otherwise, the Class K Units shall not be evidenced by certificates. Any certificates relating to the Class K Units that may be issued will be in such form as the General Partner may approve. The Class K Units, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

(vii) Registrar and Transfer Agent. Unless and until the General Partner determines to assign the responsibility to another Person, the General Partner will act as the registrar and transfer agent for the Class K Units.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iii) for all previous taxable years;

(ii) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iii) Third, the balance, if any, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests. For purposes of allocating Net Income pursuant to this Section 6.1(a), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Income pursuant to this Section 6.1(a).

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account). For purposes of allocating Net Losses pursuant to this Section 6.1(b), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Losses pursuant to this Section 6.1(b); and

(iii) Third, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and as otherwise provided in Article V, all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Sections 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)) such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital plus (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”);

(C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, plus (2) the Unpaid MQD, plus (3) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Section 6.4(a)(iv) of the Previous Agreement and Section 6.4(a)(ii) of this Agreement (the sum of (1) plus (2) plus (3) is hereinafter defined as the “First Liquidation Target Amount”);

(D) Fourth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (x) and (y) of this clause (D), until the

Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Section 6.4(a)(v) of the Previous Agreement and Section 6.4(a)(iii) of this Agreement (the sum of (1) plus (2) is hereinafter defined as the “Second Liquidation Target Amount”);

(E) Fifth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (x) and (y) of this clause (E),until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Operating Surplus that was distributed pursuant to Section 6.4(a)(vi) of the Previous Agreement and Section 6.4(a)(iv) of this Agreement (the sum of (1) plus (2) is hereinafter defined as the “Third Liquidation Target Amount”); and

(F) Finally, any remaining amount (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (x) and (y) of this clause (F).

For purposes of allocating Net Termination Gain pursuant to this Section 6.1(c)(i), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Termination Gain pursuant to this Section 6.1(c)(i).

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if (i) the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event were equal to zero and (ii) the aggregate Carrying Value of all Partnership property equaled the aggregate amount of all Partnership Liabilities.

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, to the General Partner and all Unitholders in accordance with their Percentage Interests until the Capital Account in respect of each Unit then Outstanding has been reduced to zero; and

(B) Second, the balance, if any, 100% to the General Partner.

For purposes of allocating Net Termination Loss pursuant to this Section 6.1(c)(ii), notwithstanding the foregoing, the Class E Units shall not be allocated any Net Termination Loss pursuant to this Section 6.1(c)(ii).

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each

Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section l.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Sections 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income and gain in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above. This Section 6.1(d)(iii)(A) shall not apply to the Class E Units and the Class K Units.

(B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable year and all previous taxable years is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable year; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100 less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

(C) After the application of Section 6.1(d)(iii)(B), all or any portion of the remaining items of Partnership gross income or gain for the taxable year, if any, shall be allocated to the holders of Class E Units, Pro Rata, until the aggregate amount of such items allocated to the holders of the Class E Units pursuant to this Section 6.1(d)(iii)(C) for the current taxable year and all previous taxable years ending on or after January 1, 2013 is equal to the cumulative amount of all distributions made to the holders of

Class E Units pursuant to Section 6.3(e) from January 1, 2013 to a date 45 days after the end of the current taxable year.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

(v) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions, for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) [Reserved]

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each

Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

(A) Except as provided in Section 6.1(d)(xii)(B), in the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss treated as recognized under Section 5.5(d) hereof) with respect to any Partnership property, the General Partner shall allocate such Additional Book Basis Derivative Items (1) to (aa) the holders of Incentive Distribution Rights and (bb) the General Partner in the same manner that Unrealized Gain or Unrealized Loss attributable to such property would be allocated if treated as recognized pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii) and (2) to all Unitholders, Pro Rata, to the extent that the Unrealized Gain or Unrealized Loss attributable to such property would be allocated to any Unitholders if treated as recognized pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii).

(B) In the case of any allocation of Additional Book Basis Derivative Items (other than an allocation of Unrealized Gain or Unrealized Loss treated as recognized under Section 5.5(d) hereof or an allocation of Net Termination Gain or Net Termination Loss pursuant to Section 6.1(c) hereof) as a result of a sale or other taxable disposition of any Partnership asset that is an Adjusted Property including, for this purpose, any inventory (“Disposed of Adjusted Property”), the General Partner shall allocate (1) additional items of income and gain (aa) away from the holders of Incentive Distribution Rights and the General Partner and (bb) to the Unitholders, or (2) additional items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items allocated to the Unitholders exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For this purpose, the Unitholders shall be treated as being allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under this Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) In the case of any negative adjustments to the Capital Accounts of the Partners resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the General Partner, that to the extent possible the aggregate Capital Accounts of the Partners will equal the amount that would have been the Capital Account balance of the Partners if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

(D) In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).

(xiii) Class E and ETP Holdco Allocations.

(A) The Class E Units shall not be entitled to receive any allocation of any ETP Holdco Items, and such ETP Holdco Items (which shall not be included in the computation of Net Income, Net Loss, Net Termination Gain or Net Termination Loss for any taxable year while any Class E Units, Class G Units or Class K Units remain Outstanding) shall instead be specifically allocated to the General Partner in an amount equal to the General Partner’s Percentage Interest of such ETP Holdco Items and the remainder to the Unitholders (other than the holders of Class E Units, Class G Units or Class K Units) Pro Rata.

(B) For the purposes of effectuating the intent of Section 6.1(a)(iii), Section 6.1(c), and Section 6.1(d)(xiii), the General Partner may make special allocations of items of Partnership gross income, gain, loss or deductions among the General Partner and the Unitholders as it deems reasonable.

(xiv) Exercise of Noncompensatory Options. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) and as provided in Section 5.5(d)(i), immediately after the conversion of a Limited Partner Interest into Common Units (each such Common Unit a “Conversion Unit”) upon the exercise of a Noncompensatory Option, the Carrying Value of each Partnership property shall be adjusted to reflect its fair market value immediately after such conversion and any resulting Unrealized Gain (if the Capital Account of each such Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) will be allocated to each Partner holding Conversion Units in proportion to and to the extent of the amount necessary to cause the Capital Account of each such Conversion Unit to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit. Any remaining Unrealized Gain or Unrealized Loss will be allocated to the Partners pursuant to Section 6.1(c) and Section 6.1(d).

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners hi the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1.

(iii) The General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities.

(iv) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(c) For the proper administration of the Partnership and for the preservation of uniformity of the Units (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of Section 197 of the Code. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Units.

(e) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Partnership income, gain, loss and deduction, shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.

(b) In the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(e) Distributions to Class E Unitholders shall be made as follows:

(i) For each taxable year, no portion of any Partnership cash distributions that are ETP Holdco Distributions shall be distributed to the Class E Units.

(ii) The Class E Units shall be entitled to receive the Class E Percentage of the portion of any Partnership distributions (other than ETP Holdco Distributions) to be made to the Unitholders pursuant to this Article VI and the remaining portion of the Available Cash to be distributed shall be made to the Unitholders (other than the holders of Class E or Class G Units) in proportion to their relative Percentage

Interests; provided, that the aggregate Partnership distributions made pursuant to this Article VI to each Class E Unit in respect of each fiscal year shall not exceed $1.41 (which may, at the General Partner’s discretion, be split equally among the four Quarters of each fiscal year).

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

(i) First, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (A) of this clause (i) until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (A) of this clause (ii) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, (A) to the General Partner in accordance with its Percentage Interest, (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (iii) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, (A) to the General Partner in accordance with its Percentage Interest, (B) 35% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (iv) until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, (A) to the General Partner in accordance with its Percentage Interest, (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (C) to all Unitholders, Pro Rata, a percentage equal to 100% less the percentages applicable to subclauses (A) and (B) of this clause (v).

(b) Notwithstanding anything to the contrary in this Section 6.4, commencing with the [            ] Quarter of 2017,6 aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Section 6.4(a) shall be reduced as set forth on Schedule 6.4(b). In addition, notwithstanding anything to the contrary herein, the General Partner, may, if approved by Special Approval and the holders of the Incentive Distribution Rights, make any amendment to the amount and timing of the reduction in the quarterly distributions to the holders of the Incentive Distribution Rights set forth in this Section 6.4(b) (other than any reductions under the column “Former SXL IDR Reduction” on Schedule 6.4(b)) the General Partner deems necessary or advisable in connection with a proposed transaction approved by Special Approval.

Section 6.5 Distributions of Available Cash from Capital Surplus.

Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, to the General Partner in accordance with its Percentage Interest and to all Unitholders, Pro Rata, in accordance with a percentage equal to 100% less the Percentage Interest applicable to the General Partner, until a

[6]	NTD: To correspond to the first Quarter with respect to which quarterly distributions are paid following the ETP-SXL Merger.

hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

(b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 6.8.

Section 6.7 Special Provisions Relating to the Holders of Incentive Distribution Rights.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles III and VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than as provided in Section 6.4(a)(iii), Section 6.4(a)(iv), Section 6.4(a)(v) and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.

Section 6.8 Entity-Level Taxation.

If legislation is enacted or the interpretation of existing language is modified by the relevant governmental authority which causes a Group Member to be treated as an association taxable as a corporation or otherwise subjects a Group Member to entity-level taxation for federal, state or local income tax purposes, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted to equal the product obtained by multiplying (a) the amount thereof by (b) one minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Group Member for the taxable year of the Group Member in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Group Member for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Group Member is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Group Member had been subject to such state and local taxes during such preceding taxable year.

Section 6.9 [Intentionally Omitted]

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group and the Partners;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

(xiv) the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Pipelines and Terminals Storage and Throughput Agreement, the Indenture and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on the General Partner’s Authority.

(a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as a general partner of the Partnership.

(b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Operating Partnership and shall not apply to any forced sale of any or all of the assets of the Partnership or the Operating Partnership pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other expenses allocable to the Partnership or otherwise incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c) The General Partner, and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General

Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.5 Outside Activities.

(a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership or the Operating Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) except to the extent permitted in the Omnibus Agreement, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt or equity securities in any Group Member or (C) the operation, maintenance and administration of the Retained Assets and the businesses conducted by or related to them and (iii) except to the extent permitted in the Omnibus Agreement, shall not, and shall cause its Affiliates not to, engage in any Restricted Activities. Nothing contained in this Section 7.5(a) shall restrict the General Partner’s ability to sell, assign, gift, pledge, encumber, hypothecate, mortgage, exchange or any otherwise dispose of its Units by law or otherwise pursuant to, and in accordance with the terms and conditions set forth in Article IV of this Agreement.

(b) Sunoco, Inc. and certain of its Affiliates have entered into the Omnibus Agreement with the General Partner, the Partnership and the Operating Partnership, which agreement sets forth certain restrictions on the ability of Sunoco, Inc. and its Affiliates to engage in Restricted Activities.

(c) Except as specifically restricted by Section 7.5(a) and the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

(d) Subject to the terms of Section 7.5(a), Section 7.5(b), Section 7.5(c) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) except as set forth in the Omnibus Agreement, the General Partner and the Indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership.

(e) The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Securities acquired by them.

(f) The term “Affiliates” when used in Section 7.5(a) and Section 7.5(e) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

(g) Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member), otherwise than as provided in the Treasury Services Agreement.

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all partners.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement or the Repurchase Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interests of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors of the General Partner acted in good faith, and in any proceeding brought by any Limited Partner or Assignee or by or on behalf of such Limited Partner or Assignee or any other Limited Partner or Assignee or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliate causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership, unless the context otherwise requires.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee, and the General Partner, or such Affiliates causing it to do so, and shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(e) Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner or Assignee and the provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(f) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11 Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except (a) Partnership Securities held by Group Members that are not disregarded entities for U.S. federal income tax purposes shall be considered Outstanding for all purposes except that they shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement and (b) as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and the other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Initial Limited Partners.

Upon the issuance by the Partnership of Common Units and Incentive Distribution Rights to the General Partner and the Underwriters as described in Section 5.3 in connection with the Initial Offering, the General Partner admitted such parties to the Partnership as Initial Limited Partners in respect of the Common Units or Incentive Distribution Rights issued to them.

Section 10.2 Admission of Substituted Limited Partners.

By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate representing a Limited Partner Interest shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee. Such Assignee shall automatically be admitted to the Partnership as a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person at such time as such transfer is recorded in the books and records of the Partnership, and until so recorded, such transferee shall be an Assignee. The General Partner shall periodically, but no less frequently than on the first Business Day of each calendar quarter, cause any unrecorded transfers of Limited Partner Interests with respect to which a completed and duly executed Transfer Application has been received to be recorded in the books and records of the Partnership. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3 Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4 Admission of Additional Limited Partners.

(a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:

(i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

(ii) such other documents or instruments as may be required by the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

(c) Each Person receiving Common Units pursuant to the ETP-SXL Merger Agreement is hereby admitted as a limited partner of the Partnership.

Section 10.5 Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2011, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on December 31, 2011, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2 Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66  2⁄3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member.

If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3 Interest of Departing Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest) in the other Group Members and all of its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the Partnership is reconstituted pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner (or, in the event of a reconstituted Partnership, prior to the effective date of the reconstitution of the Partnership), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the

Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2 (or if the Partnership is reconstituted pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of the Percentage Interest of the Departing Partner as a general partner in the Partnership and the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions to which the Departing Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership Group.

Section 12.2 Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (A) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (B) neither the Partnership, the reconstituted limited partnership nor any other Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator.

Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

Section 12.9 [Intentionally Omitted]

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger or conveyance pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to propose an amendment, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings.

All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting.

The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(c) Notwithstanding any provision contained herein to the contrary, the Class E Units shall not have any voting rights except to the extent that the Delaware Act gives the Class E Units a vote as a class on any matter. With respect to any matter on which the Class E Units are entitled a vote, each Class E Unit will be entitled to one vote on such matter.

ARTICLE XIV

MERGER

Section 14.1 Authority.

The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation.

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or Assignee and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation.

If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c) the terms and conditions of the proposed merger or consolidation;

(d) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners of Merger or Consolidation.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

Section 14.4 Certificate of Merger.

Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (i) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (ii) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (A) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (B) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (C) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI, and XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the

United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10 Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

SUNOCO PARTNERS LLC

By:

Name:
Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of:

SUNOCO PARTNERS LLC

By:

Name:
Title:

SIGNATURE PAGE TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A

to the Fourth Amended and

Restated Agreement of Limited Partnership of

[Sunoco Logistics Partners L.P.]

Certificate Evidencing Common Units

Representing Limited Partner Interests in

[Sunoco Logistics Partners L.P.]

No.	Common Units

In accordance with Section 4.1 of the Fourth Amended and Restated Agreement of Limited Partnership of [Sunoco Logistics Partners L.P.], as amended, supplemented or restated from time to time (the “Partnership Agreement”), [Sunoco Logistics Partners L.P.], a Delaware limited partnership (the “Partnership”), hereby certifies that              (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at [            ]. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:

Countersigned and Registered by:

as Transfer Agent and Registrar

By:

Authorized Signature

[Sunoco Logistics Partners L.P.]

By: SUNOCO PARTNERS LLC, its general partner

By:

Name:

By:

Secretary

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM – as tenants in common TEN ENT – as tenants by the entireties	UNIF GIFT/TRANSFERS MIN ACT
Custodian
	(Cust)		(Minor)
JT TEN – as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address	(Please insert Social Security or other
of Assignee)	identifying number of Assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                      as its attorney-in-fact with full power of substitution to transfer the same on the books of [Sunoco Logistics Partners L.P.]

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED
(Signature)

(Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

APPLICATION FOR TRANSFER OF COMMON UNITS

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Fourth Amended and Restated Agreement of Limited Partnership of [Sunoco Logistics Partners L.P.] (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date:

Social Security or other identifying number	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee
Type of Entity (check one):

☐ Individual	☐ Partnership ☐ Corporation

☐ Trust	☐ Other (specify)

Nationality (check one):

☐ U.S. Citizen, Resident or Domestic Entity

☐ Foreign Corporation	☐ Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete	Either A or B:

A.	Individual Interestholder

1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is .

3.	My home address is .

B.	Partnership, Corporation or Other Interestholder

1.	is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The interestholder’s U.S. employer identification number is .

3.	The interestholder’s office address and place of incorporation (if applicable) is .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

Schedule 6.4(b)

IDR Reduction Schedule

Quarter Ending	Former ETP IDR Reduction	Former SXL IDR Reduction	Total IDR Reduction
December 31, 2016	$137,500,000	$7,500,000	$145,000,000
March 31, 2017	$149,500,000	$7,500,000	$157,000,000
June 30, 2017	$154,500,000	$7,500,000	$162,000,000
September 30, 2017	$155,750,000	$7,500,000	$163,250,000
December 31, 2017	$165,750,000	$7,500,000	$173,250,000
March 31, 2018	$34,500,000	$7,500,000	$42,000,000
June 30, 2018	$34,500,000	$7,500,000	$42,000,000
September 30, 2018	$34,500,000	—	$34,500,000
December 31, 2018	$34,500,000	—	$34,500,000
March 31, 2019	$32,000,000	—	$32,000,000
June 30, 2019	$32,000,000	—	$32,000,000
September 30, 2019	$32,000,000	—	$32,000,000
December 31, 2019	$32,000,000	—	$32,000,000
March 31, 2020 and Each Quarter Thereafter	$8,250,000	—	$8,250,000

Schedule 6.4(b)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors.

Sunoco Logistics Partners L.P.

Under the SXL partnership agreement, in most circumstances, SXL will indemnify the following persons (each an “indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee:

•	SXL’s general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, fiduciary or trustee of any member of the partnership group, SXL’s general partner or any departing partner or any affiliate of any member of the partnership group, SXL’s general partner or any departing partner;

•	any person who is or was serving at the request of SXL’s general partner or any departing partner or any affiliate of SXL’s general partner or any departing partner as an officer, director, member, partner, fiduciary or trustee of another person (provided, that a person will not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services); or

•	any person that SXL’s general partner designates as an “indemnitee” for purposes of SXL’s partnership agreement.

Any indemnification under these provisions will only be out of SXL’s assets. Unless it otherwise agrees in its sole discretion, SXL’s general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to SXL to enable SXL to effectuate, such indemnification. SXL may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether SXL would have the power to indemnify the person against liabilities under the SXL partnership agreement.

Under the SXL partnership agreement, an indemnitee will not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to SXL’s partnership agreement, the indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful.

In the opinion of the SEC, indemnification provisions that purport to include indemnification for liabilities arising under the Securities Act are contrary to public policy and are, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Reference is made to the Exhibit Index following the signature page hereof, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules.

Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in the proxy statement/prospectus that forms a part of this registration statement.

(c) Opinions.

The opinion of Barclays Capital Inc., financial advisor to the ETP Conflicts Committee, is attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8) That every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown Square, Commonwealth of Pennsylvania, on March 22, 2017.

SUNOCO LOGISTICS PARTNERS L.P.

By:	Sunoco Partners LLC, its general partner

By:	*
Peter J. Gvazdauskas
Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act, this registration statement, or amendment thereto, has been signed by the following persons in the capacities indicated which are with Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., on March 22, 2017.

Signature	Title

* Marshall S. McCrea, III	Chairman of the Board of Directors

* Steven R. Anderson	Director

* Scott A. Angelle	Director

* Basil Leon Bray	Director

/s/ Michael J. Hennigan Michael J. Hennigan	President and Chief Executive Officer and Director (Principal Executive Officer)

* Thomas P. Mason	Director

* Michael D. Galtman	Controller and Chief Accounting Officer (Principal Accounting Officer)

* Peter J. Gvazdauskas	Chief Financial Officer and Treasurer (Principal Financial Officer)

*By:	/s/ Michael J. Hennigan
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description of Exhibit

2.1*	—	Agreement and Plan of Merger, dated as of November 20, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners L.P., Sunoco Partners LLC and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P., as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of December 16, 2016, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Sunoco Logistics Partners L.P., Sunoco Partners LLC, SXL Acquisition Sub LP and, solely for purposes of certain provisions therein, Energy Transfer Equity, L.P. (composite copy included as Annex A to the proxy statement/prospectus included in this Registration Statement on Form S-4).

3.1	—	Certificate of Limited Partnership of Sunoco Logistics Partners L.P. (incorporated by reference to Exhibit 3.1 of Form S-1 Registration Statement filed October 22, 2001 (File No. 333-71968)).

3.1.1	—	Amendment to the Certificate of Limited Partnership of Sunoco Logistics Partners L.P. dated as of August 28, 2015 (incorporated by reference to Exhibit 3.1 of Form 8-K filed September 1, 2015 (File No. 1-31219)).

3.2	—	Certificate of Limited Partnership of Sunoco Logistics Partners Operations L.P. (incorporated by reference to Exhibit 3.1 of Amendment No. 1 to Form S-1 Registration Statement filed December 18, 2001 (File No. 333-71968)).

3.3	—	First Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners Operations L.P., dated as of February 8, 2002 (incorporated by reference to Exhibit 3.4 of Form 10-K filed April 1, 2002 (File No. 1-31219)).

3.4	—	Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of January 26, 2010 (incorporated by reference to Exhibit 3.1 of Form 8-K filed January 28, 2010 (File No. 1-31219)).

3.4.1	—	Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of July 1, 2011 (incorporated by reference to Exhibit 3.1 of Form 8-K filed July 5, 2011 (File No. 1-31219)).

3.4.2	—	Amendment No. 2 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of November 21, 2011 (incorporated by reference to Exhibit 3.1 of Form 8-K filed November 28, 2011 (File No. 1-31219)).

3.4.3	—	Amendment No. 3 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of June 12, 2014 (incorporated by reference to Exhibit 3.1 of Form 8-K filed June 17, 2014 (File No. 1-31219)).

3.4.4	—	Amendment No. 4 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of July 30, 2014 (incorporated by reference to Exhibit 3.1 of Form 8-K filed August 4, 2014 (File No. 1-31219)).

3.4.5	—	Amendment No. 5 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of August 28, 2015 (incorporated by reference to Exhibit 3.2 of Form 8-K filed September 1, 2015 (File No. 1-31219)).

3.4.6	—	Amendment No. 6 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P., dated as of October 8, 2015 (incorporated by reference to Exhibit 3.1 of Form 8-K filed October 15, 2015 (File No. 1-31219)).

3.4.7	—	Amendment No. 7 to Third Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P. dated as of September 26, 2016 (incorporated by reference to Exhibit 3.1 of Form 8-K filed September 26, 2016 (File No. 1-31219)).

3.4.8	—	Form of Fourth Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners L.P. (included as Annex C to the proxy statement/prospectus included in this Registration Statement on Form S-4).

Exhibit Number		Description of Exhibit

3.5	—	Fifth Amended and Restated Limited Liability Company Agreement of Sunoco Partners LLC, dated October 31, 2013 (incorporated by reference to Exhibit 3.1 of Form 8-K filed November 1, 2013 (File No. 1-31219)).

5.1†	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being offered.

8.1†	—	Opinion of Vinson & Elkins L.L.P. as to certain tax matters.

8.2†	—	Opinion of Latham & Watkins LLP as to certain tax matters.

21.1	—	List of subsidiaries of Sunoco Logistics Partners L.P. (incorporated by reference to SXL’s Annual Report on Form 10-K for the year ended December 31, 2016 (File No. 001-31219)).

23.1*	—	Consent of Grant Thornton LLP (Sunoco Logistics Partners L.P.).

23.2*	—	Consent of Grant Thornton LLP (Energy Transfer Partners, L.P.).

23.3†	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

23.4†	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

23.5†	—	Consent of Latham & Watkins LLP (included in Exhibit 8.2).

24.1†	—	Powers of attorney.

99.1*	—	Consent of Barclays Capital Inc.

99.2†	—	Form of Proxy Card for Energy Transfer Partners, L.P. Special Meeting.

*	Filed herewith.
†	Previously filed.